     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 2, 2004


                                                     REGISTRATION NO. 333-116990

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933

                             ---------------------

                        WHEELING-PITTSBURGH CORPORATION
             (Exact name of registrant as specified in its charter)

              DELAWARE                               3312                              55-0309927
  (State or other jurisdiction of        (Primary standard industrial               (I.R.S. employer
   incorporation or organization)        classification code number)              identification no.)

                               1134 MARKET STREET
                         WHEELING, WEST VIRGINIA 26003
                                 (304) 234-2400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JAMES G. BRADLEY
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        WHEELING-PITTSBURGH CORPORATION
                               1134 MARKET STREET
                         WHEELING, WEST VIRGINIA 26003
                                 (304) 234-2400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   COPIES TO:

                   ROBERT P. ZINN                                   WINTHROP B. CONRAD, JR.
               KRISTEN LARKIN STEWART                                DAVIS POLK & WARDWELL
             KIRKPATRICK & LOCKHART LLP                               450 LEXINGTON AVENUE
              HENRY W. OLIVER BUILDING                              NEW YORK, NEW YORK 10017
               535 SMITHFIELD STREET                               TELEPHONE: (212) 450-4000
        PITTSBURGH, PENNSYLVANIA 15222-2312                        FACSIMILE: (212) 450-3800
             TELEPHONE: (412) 355-6500
             FACSIMILE: (412) 355-6501

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS          Subject to Completion                     , 2004
--------------------------------------------------------------------------------

3,500,000 SHARES

[WPC LOGO]

COMMON STOCK
--------------------------------------------------------------------------------

We are offering 3,142,400 shares of our common stock and the selling stockholder identified in this prospectus is offering 357,600 shares of our common stock. We will not receive any proceeds from the sale of any shares by the selling stockholder.


Our common stock is quoted on the Nasdaq National Market under the symbol "WPSC." On July 30, 2004, the last reported sale price of our common stock was $24.78 per share.



INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE BUYING ANY OF THESE SHARES OF OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE         TOTAL
-------------------------------------------------------------------------------------
Public offering price                                          $          $
-------------------------------------------------------------------------------------
Underwriting discounts and commissions                         $          $
-------------------------------------------------------------------------------------
Proceeds, before expenses, to us                               $          $
-------------------------------------------------------------------------------------
Proceeds, before expenses, to the selling stockholder          $          $
-------------------------------------------------------------------------------------

The underwriters may also purchase up to an additional 525,000 shares of common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus to cover over-allotments, if any. If the underwriters exercise this option in full, the
total underwriting discounts and commissions will be $          , and the total
proceeds, before expenses, to us will be $          .

The underwriters are offering the common stock as set forth under
"Underwriting." Delivery of the shares will be made on or about            ,
2004.


                              UBS INVESTMENT BANK


                            ------------------------

                            KEYBANC CAPITAL MARKETS

   INSIDE PROSPECTUS COVER - MAP OF COMPANY LOCATIONS AND PICTURES OF COMPANY
                            PRODUCTS AND FACILITIES

--------------------------------------------------------------------------------

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with any information other than the information contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

TABLE OF CONTENTS
--------------------------------------------------------------------------------


Prospectus summary....................    1
Summary consolidated financial and
  operating data......................    6
Risk factors..........................    9
Special note regarding forward-looking
  statements..........................   20
Use of proceeds.......................   21
Capitalization........................   22
Dilution..............................   23
Price range of common stock...........   24
Dividend policy.......................   24
Selected historical consolidated
  financial data......................   25
Management's discussion and analysis
  of financial condition and results
  of operations.......................   28
Business..............................   49
Management............................   68
Related party transactions............   79
Principal and selling stockholders....   80
Description of capital stock..........   83
Shares eligible for future sale.......   87
Description of indebtedness and
  certain other obligations...........   88
US tax considerations to non-US
  holders.............................   95
Underwriting..........................   97
Legal matters.........................  100
Experts...............................  100
Where you can find additional
  information.........................  100
Index to financial statements.........  F-1


--------------------------------------------------------------------------------

Prospectus summary

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the risk factors, our audited and unaudited financial statements and related notes and other financial and operating data to understand this offering fully.

OUR COMPANY

OVERVIEW
Wheeling-Pittsburgh Corporation, or WPC, together with its subsidiaries, is the sixth largest integrated producer of steel and steel products in the US based on shipments of 2.2 million tons in 2003. We were established in 1920 and today produce and sell a wide range of flat rolled steel and steel products for a diverse range of end markets. In 2003, we produced approximately 2.4 million tons of steel slabs which were further processed in our manufacturing facilities located in Ohio, Pennsylvania and West Virginia. We produce substantially all of our own coke and operate four coke oven batteries. In 2003, we produced approximately 1.0 million tons of coke. We have long-term agreements to purchase most of our raw material and energy inputs, including iron ore, metallurgical coal and electricity, which we believe are on favorable terms to us based on current market conditions.


Additionally, we are in the process of constructing an electric arc furnace, or EAF, that, along with the idling of one of our two blast furnaces, will transform our operations from an integrated producer to a hybrid producer of steel with the characteristics of both an integrated producer and a mini-mill. This transformation will provide flexibility in our steel making process by enabling us to use the EAF on its own or in conjunction with our remaining blast furnace and basic oxygen furnace, or BOF. We believe that the EAF will have an annual production capacity of up to 2.5 million tons of liquid steel, depending on the mix of hot metal and scrap inputs. Construction and installation of the new EAF is projected to be completed in November 2004, and the EAF is expected to be operating at 75% capacity by May 2005 and at full capacity by the fourth quarter of 2005. Expected capital expenditures for the EAF are pre-funded through cash in our restricted cash account.


Our product offerings are focused predominantly on higher value-added finished steel products such as cold rolled products, tin and zinc coated products and fabricated products. Higher value-added products comprised more than 70% of our shipments in 2003. In addition, we produce semi-finished steel products and hot rolled steel products. We market a mix of products to a wide range of customers and end markets including the construction, container, and appliance industries, and to steel service centers, converters and processors.

Our principal operating subsidiary is Wheeling-Pittsburgh Steel Corporation, or WPSC. Wheeling Corrugating Company, or WCC, an operating division of WPSC, manufactures our fabricated steel products including construction and bridge decking, corrugated roofing and siding and painted coil for the construction, agricultural and highway industries. WCC products represented 22% of our steel tonnage shipped in 2003. WPSC also has ownership interests in two joint ventures, Wheeling-Nisshin, Inc. and Ohio Coatings Company, or OCC, that together consumed more than 30% of our steel tonnage shipped in 2003, representing 27.5% of our 2003 net sales. These joint ventures produce value-added steel products including aluminized and galvanized sheet, and tin coated products for the container, construction and service center markets. For the twelve months ended December 31, 2003, our shipments and net sales totaled
2.2 million tons and $967.3 million, respectively. For the three months ended March 31, 2004, our shipments and net sales totaled 538,701 tons and $274.2 million, respectively.

OUR COMPETITIVE STRENGTHS


COMPETITIVE COST STRUCTURE
We believe that we are competitive with other restructured integrated US steel producers based on our labor costs, reduced legacy liabilities and expenses, strategically located manufacturing facilities and raw materials and energy inputs position.


Reduced Labor Costs. We have significantly reduced our labor costs by reducing total headcount and increasing workplace efficiencies.



Reduced Legacy Liabilities. We have lowered our post-employment benefits, or OPEB, liabilities and reduced our combined expense for pension and OPEB liabilities from historical levels.



Strategically Located Manufacturing Facilities. The location of our manufacturing facilities in the Ohio River Valley improves our cost competitiveness. The proximity of our facilities to raw material suppliers and to our customers lowers our costs.


RAW MATERIALS AND ENERGY INPUTS POSITION

We believe that our long-term raw material supply agreements and our ability to produce coke enhance our competitive cost position and our reputation with customers as a reliable supplier of steel products.



FLEXIBLE OPERATING STRATEGY


We expect that the construction of the EAF will provide us with a flexible operating model that can capitalize on the economic and operating advantages of both integrated and mini-mill production relating to raw materials inputs and the ability to adapt to changes in market conditions.


SIGNIFICANT SALES TO CAPTIVE DOWNSTREAM CUSTOMERS AND LONG-TERM CUSTOMER RELATIONSHIPS

We believe that our large captive customer base increases our stability, especially in adverse market conditions. In addition, we have maintained long standing relationships with our customers and have been a supplier for at least 10 years to eight of our top 10 customers.


FOCUS ON FABRICATED PRODUCTS AND DIVERSE VALUE-ADDED PRODUCT OFFERINGS

We manufacture a diverse mix of value-added products including cold rolled, coated, tin mill and fabricated products. We are among the leading providers of certain fabricated products, such as steel construction products, bridge deck forms, building products and HVAC sheet.


EXPERIENCED MANAGEMENT TEAM
Members of our senior management team have 241 cumulative years of experience in the steel industry, with an average of 27 years of experience. Our senior management is experienced in all aspects of steel production, including integrated and EAF production.

OUR STRATEGY

Our business strategy is focused on making our cost structure more variable, reducing our ongoing maintenance and capital expenditure requirements, providing flexibility to react to changing economic conditions, and expanding our participation in markets for higher value-added products.

TRANSITIONING TO ELECTRIC ARC FURNACE PRODUCTION

Our strategy to construct an EAF will transform our operations from conventional integrated steel production to those of a hybrid steel producer. Our EAF will be differentiated from most mini-mills by its ability to use both a continuous scrap feed and liquid iron as an alternative metallic input. We believe that the EAF will have an annual capacity of up to 2.5 million tons of liquid steel and, in conjunction with our BOF, will enable us to produce 2.8 million tons of steel slab annually, which is the practical steel making limit under our current environmental permits. After completion of the EAF, we currently expect to idle one of our two blast furnace operations that is otherwise expected to require a major rebuild at an estimated cost of $140 million.


Compared to integrated steel production, the EAF has several advantages including lower capital expenditures for construction of facilities, a more variable cost structure, lower energy requirements, and limited ongoing maintenance and capital expenditure requirements to sustain operations. We believe that the more variable cost structure of the EAF and flexibility in raw material input utilization will enable our costs to more closely track market conditions and will support our margins in market downturns.


STRATEGIC CAPITAL PROJECTS TO IMPROVE PRODUCTIVITY AND COST POSITION

We are planning a number of strategic capital projects over the next three years that are intended to upgrade and eliminate bottlenecks in our rolling and finishing facilities and to increase our productivity and improve our cost position.


CAPITALIZE ON OUR ANTICIPATED EXCESS COKE CAPACITY

We expect to have excess coke capacity following the construction of our EAF and idling of one of our two blast furnaces. We expect to have excess coke production capacity of approximately 0.3 million tons in 2005 after the closing of one of our two blast furnaces and excess capacity of approximately 0.5 to 0.6 million tons of coke in 2007 after the rebuild of our No. 8 coke battery. Excess capacity amounts assume our remaining three coke batteries continue operations.


ACHIEVE BALANCED EXPOSURE TO SPOT AND CONTRACT BUSINESS

We aim to achieve a balanced mix between spot and contract business. Currently, our relatively high exposure to the spot market, comprising 75% of our sales, is enabling us to benefit from increased steel prices.


OPTIMIZE THE SALE OF DOWNSTREAM VALUE-ADDED PRODUCTS

We continue to seek a product mix that offers high returns and increases our stability. Our long-term strategy focuses on higher value-added products with higher engineering content.


INCREASE FINANCIAL FLEXIBILITY
We expect to reduce leverage and strengthen our balance sheet through this offering and by following a disciplined financial strategy.


REORGANIZATION



On November 16, 2000, WPC and eight of our then-existing wholly-owned subsidiaries, which represented substantially all of our business, filed voluntary petitions for relief under Chapter 11 of the US Bankruptcy Code. Pursuant to the Third Amended Plan of Reorganization, we emerged from bankruptcy effective on August 1, 2003. Our reorganization plan allowed us to shed a large portion of legacy liabilities as well as to cancel a significant amount of debt. In addition, we entered into an agreement with our unionized employees represented by the United Steel Workers of America, or USWA, which modified our existing labor agreement to provide for, among other things, pension arrangements with the USWA, reductions in our employee related costs and a reduction of our headcount by 650.



Since emerging from bankruptcy, for the three months ended March 31, 2004 and for the five months ended December 31, 2003, we reported a net loss of $6.6 million and $38.9 million, respectively.

RISK FACTORS

Investing in our common stock involves a degree of risk. Before you invest in our common stock, you should carefully consider the matters discussed under the heading "Risk factors" and "Special note regarding forward-looking statements" and all other information contained in this prospectus.

PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 1134 Market Street, Wheeling, West Virginia 26003. Our telephone number is (304) 234-2400. We were incorporated in June 1920 under Delaware law.


INDUSTRY AND MARKET DATA



The market and industry data presented in this prospectus are generally estimates and are based upon third-party data, including the American Iron and Steel Institute, or AISI, Purchasing Magazine(TM) and American Metal Market, information made public by other steel makers and our own internal estimates. While we believe that these data are reasonable, in some cases these data are based on our or others' estimates and cannot be independently verified by us. In addition, Consteel(R) is a registered trademark of Techint Compagnia Tecnica Internazionale S.p.A. Except as otherwise indicated, all references in this prospectus to "tons" refer to short tons.

The offering

Common stock offered by us..........     3,142,400 shares

Common stock offered by the selling
  stockholder.......................     357,600 shares

Common stock to be outstanding after
this offering.......................     13,142,400 shares

Nasdaq National Market symbol.......     WPSC


Use of Proceeds.....................     We estimate that the net proceeds to us
                                         from this offering will be
                                         approximately $72.5 million, assuming
                                         an offering price of $24.78 per share.
                                         We will not receive any proceeds from
                                         the sale of shares by the selling
                                         stockholder. We intend to use the net
                                         proceeds of this offering to repay
                                         indebtedness and for ongoing capital
                                         expenditures to maintain our
                                         operations. See "Use of proceeds."


Over-allotment option...............     We have granted the underwriters a 30
                                         day option to purchase up to 525,000
                                         additional shares of our common stock
                                         to cover over-allotments.

The number of shares of our common stock to be outstanding after this offering is based on the number of shares of our common stock outstanding as of the date of this prospectus and does not include:

- options to acquire an aggregate of 22,187 shares outstanding as of March 31, 2004; and

- 525,000 shares that may be purchased by the underwriters to cover over-allotments, if any.

Unless we indicate otherwise, the share information in this prospectus assumes the underwriters' over-allotment option is not exercised. See "Underwriting."

Summary consolidated
financial and operating data

The following summary consolidated data for each of the five-month period ended December 31, 2003, the seven-month period ended July 31, 2003 and the years ended December 31, 2002 and 2001 have been derived from our audited consolidated financial statements included in this prospectus. Such financial statements have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, whose reports are included in this prospectus. The financial data for the three months ended March 31, 2004 and the three months ended March 31, 2003 are derived from our unaudited financial statements for those periods. The unaudited financial statements include, in our opinion, all adjustments, consisting of only normal recurring adjustments, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004.

The summary financial data presented below under the captions "Consolidated Statement of Operations Data," "Consolidated Operating and Other Data" and "Consolidated Balance Sheet Data" should be read in conjunction with, and is qualified in its entirety by reference to, "Selected historical consolidated financial data," "Management's discussion and analysis of financial condition and results of operations," and our audited financial statements, including introductory paragraphs and related notes to those financial statements appearing elsewhere in this prospectus. The information presented under the caption "As Adjusted" includes consolidated balance sheet data as of March 31, 2004 giving effect to (i) the sale by us of the shares of common stock in this offering, and (ii) the application of the estimated net proceeds as described under "Use of proceeds" as if these transactions had occurred on March 31, 2004.

We adopted fresh-start accounting effective as of July 31, 2003, at the time our plan of reorganization became effective. As a result of this change in accounting, our historical financial statements will not be comparable to our future financial statements and therefore have been separated by a black line.


                                     REORGANIZED COMPANY                        PREDECESSOR COMPANY
                                -----------------------------   ---------------------------------------------------
                                                                                  SEVEN
                                     QUARTER      FIVE MONTHS     QUARTER        MONTHS
                                       ENDED            ENDED       ENDED         ENDED
                                   MARCH 31,     DECEMBER 31,   MARCH 31,      JULY 31,    YEARS ENDED DECEMBER 31,
CONSOLIDATED STATEMENT OF       ------------   --------------   ---------    ----------    ------------------------
OPERATIONS DATA:                        2004             2003        2003          2003          2002          2001
-------------------------------------------------------------------------------------------------------------------
                                (DOLLARS IN THOUSANDS EXCEPT             (DOLLARS IN THOUSANDS EXCEPT PER
                                 PER SHARE AND PER TON DATA)                  SHARE AND PER TON DATA)
Net sales, including sales to
  affiliates of $65,340,
  $101,501, $67,544, $164,273,
  $258,681 and $204,537.......   $  274,206      $  396,902     $238,672     $  570,439    $  979,993    $  835,640
Cost of products sold,
  excluding depreciation,
  including cost of products
  sold to affiliates of
  $52,279, $91,262, $58,537,
  $143,840, $238,927 and
  $204,107....................      256,069         395,950      247,253        563,832       894,449       866,065
Depreciation..................        7,689          10,473       17,445         39,889        74,194        72,551
Selling, administrative and
  general expense.............       14,946          23,564       13,864         29,906        46,993        47,173
Reorganization and
  professional fee expense
  (income)....................           --             (35)       3,300          8,140        11,755        14,200
                                 ----------      ----------     --------     ----------    ----------    ----------
Operating income (loss).......       (4,498)        (33,050)     (43,190)       (71,328)      (47,398)     (164,349)
Reorganization income
  (expense):
  Fair value adjustments......           --              --           --       (152,708)           --            --
  Gain on discharge of debt...           --              --           --        557,541            --            --
  Other reorganization income
    (expense).................           --              --           (9)        (4,758)        1,262         9,249
Interest expense on debt......       (5,219)        (10,215)      (3,651)        (9,185)      (15,987)      (17,448)
Other income..................        3,012           4,350        1,234          3,228         4,567           351
                                 ----------      ----------     --------     ----------    ----------    ----------

                                     REORGANIZED COMPANY                        PREDECESSOR COMPANY
                                -----------------------------   ---------------------------------------------------
                                                                                  SEVEN
                                     QUARTER      FIVE MONTHS     QUARTER        MONTHS
                                       ENDED            ENDED       ENDED         ENDED
                                   MARCH 31,     DECEMBER 31,   MARCH 31,      JULY 31,    YEARS ENDED DECEMBER 31,
CONSOLIDATED STATEMENT OF       ------------   --------------   ---------    ----------    ------------------------
OPERATIONS DATA:                        2004             2003        2003          2003          2002          2001
-------------------------------------------------------------------------------------------------------------------
                                (DOLLARS IN THOUSANDS EXCEPT             (DOLLARS IN THOUSANDS EXCEPT PER
                                 PER SHARE AND PER TON DATA)                  SHARE AND PER TON DATA)
Income (loss) before taxes....       (6,705)        (38,915)     (45,616)       322,790       (57,556)     (172,197)
Tax provision (benefit).......          (79)             15            9           (641)           11            17
                                 ----------      ----------     --------     ----------    ----------    ----------
Net income (loss).............   $   (6,626)     $  (38,930)    $(45,625)    $  323,431    $  (57,567)   $ (172,214)
                                 ==========      ==========     ========     ==========    ==========    ==========
Basic earnings (loss) per
  share.......................   $    (0.70)     $    (4.10)          NM(1)          NM(1)         NM(1)         NM(1)
Diluted earnings (loss) per
  share.......................        (0.70)          (4.10)          NM(1)          NM(1)         NM(1)         NM(1)
Average basic shares
  outstanding.................    9,500,000       9,500,000           NM(1)          NM(1)         NM(1)         NM(1)
Average diluted shares
  outstanding.................    9,500,000       9,500,000           NM(1)          NM(1)         NM(1)         NM(1)
CONSOLIDATED OPERATING AND
  OTHER DATA:
Employment costs..............   $   54,946      $   94,651     $ 67,887     $  143,265    $  248,829    $  253,529
Number of employees at end of
  period......................        3,177           3,137        3,715          3,513         3,943         3,488
Production and Shipments:
Raw steel production --
  tons........................      589,337         958,816      614,710      1,399,853     2,527,826     2,266,605
Shipments of steel products --
  tons........................      538,701         912,937      548,857      1,305,046     2,213,506     2,027,037
Average sales price per ton...   $      509      $      435     $    435     $      437    $      443    $      412
OTHER:
Operating income (loss) per
  ton shipped.................   $       (8)     $      (36)    $    (79)    $      (55)   $      (21)   $      (81)
EBITDA (2)....................   $    6,203      $  (18,227)    $(24,520)    $  371,864    $   32,625    $  (82,198)
EBITDA per ton shipped........   $       12      $      (20)    $    (45)    $      285    $       15    $      (41)



                                                                 REORGANIZED COMPANY
                                                                 AS OF MARCH 31, 2004
                                                              --------------------------
CONSOLIDATED BALANCE SHEET DATA (AT END OF PERIOD):             ACTUAL    AS ADJUSTED(4)
----------------------------------------------------------------------------------------
                                                                (DOLLARS IN THOUSANDS)
Cash, cash equivalents and short term investments...........  $  3,346      $  3,980
Working capital.............................................     2,613        75,145
Restricted cash.............................................    71,176        71,176
Property, plant and equipment -- net........................   405,210       405,210
Total assets................................................  $862,680      $863,314
Total debt, including capitalized leases and revolving
  credit facility(3)........................................   414,132       342,234
Stockholders' equity........................................    98,611       171,143


------------
(1) Not meaningful because prior to reorganization and for the periods indicated, we were a wholly-owned subsidiary of WHX Corporation and did not report share data.

(2) EBITDA consists of net income (loss) plus interest expense, plus income tax provision or minus income tax benefit and plus depreciation and amortization.


EBITDA is not a measure of performance under generally accepted accounting principles, or GAAP, and has been presented because we believe that investors use EBITDA to analyze operating performance, which includes our ability to incur additional indebtedness and to service existing indebtedness. EBITDA should not be considered in isolation or as a substitute for net earnings, net cash from operating activities or cash flow statement data prepared in accordance with GAAP. In addition, comparison to other companies using similarly titled measures is not recommended due to differences in the definitions and methods of calculation used by various companies.


                                           footnotes continued on following page

The following table provides a reconciliation of net income (loss) to EBITDA:

                                          REORGANIZED COMPANY               PREDECESSOR COMPANY
                                     ------------------------   -------------------------------------------
                                                                               SEVEN
                                       QUARTER    FIVE MONTHS     QUARTER     MONTHS
                                         ENDED          ENDED       ENDED      ENDED            YEARS ENDED
                                     MARCH 31,   DECEMBER 31,   MARCH 31,   JULY 31,           DECEMBER 31,
                                     ---------   ------------   ---------   --------   --------------------
                                          2004           2003        2003       2003       2002        2001
-----------------------------------------------------------------------------------------------------------
                                      (UNAUDITED; DOLLARS IN         (UNAUDITED; DOLLARS IN THOUSANDS)
                                            THOUSANDS)
Net income (loss)..................   $(6,626)     $(38,930)    $(45,625)   $323,431   $(57,567)  $(172,214)
Income tax provision (benefit).....       (79)           15            9        (641)        11          17
Interest expense...................     5,219        10,215        3,651       9,185     15,987      17,448
Depreciation and amortization......     7,689        10,473       17,445      39,889     74,194      72,551
                                      -------      --------     --------    --------   --------   ---------
EBITDA(A)..........................   $ 6,203      $(18,227)    $(24,520)   $371,864   $ 32,625   $ (82,198)
                                      =======      ========     ========    ========   ========   =========

EBITDA should not be considered as a substitute for net loss, net cash provided by or used in operations or other financial data prepared in accordance with GAAP, or as a measure of liquidity.

(A) EBITDA includes reorganization adjustment income (expense) of $0, $(9,000), $(4.8) million, $1.3 million and $9.2 million and reorganization and professional fee expense (income) of $(35,000), $3.3 million, $8.1 million, $11.8 million and $14.2 million in the five months ended December 31, 2003, quarter ended March 31, 2003, seven months ended July 31, 2003 and years ended December 31, 2002 and 2001, respectively.

(3) Amount includes $112 million of our term loan that was originally placed in a restricted cash account for construction of an EAF. As of March 31, 2004, $71.2 million of restricted funds remained available in the restricted cash account for construction of the EAF.


(4) As adjusted amounts give effect to (i) the sale by us of 3,142,400 shares of common stock at an assumed public offering price of $24.78 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and (ii) the application of the estimated net proceeds, as described under "Use of proceeds."

--------------------------------------------------------------------------------

Risk factors

You should carefully consider each of the risks described below and all of the other information contained in this prospectus before deciding to invest in our common stock. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In such an event, the trading price of our common stock could decline, and you may lose all or part of your investment. See "Special note regarding forward-looking statements."

RISKS RELATING TO OUR BUSINESS

WE RECENTLY EMERGED FROM A CHAPTER 11 BANKRUPTCY REORGANIZATION, HAVE A HISTORY OF LOSSES, AND MAY NOT ACHIEVE AND MAINTAIN PROFITABILITY.

Because we recently emerged from bankruptcy and have a history of losses, we cannot assure you that we will achieve and maintain profitability in the future. We have sought protection under Chapter 11 of the Bankruptcy Code twice since 1985, most recently in November 2000. We emerged from our more recent Chapter 11 bankruptcy reorganization as a new reporting entity on August 1, 2003. Prior to and during this reorganization, we incurred substantial net losses. Since we emerged from our bankruptcy reorganization, we have continued to incur net losses, including net losses of $38.9 million for the five-month period ended December 31, 2003, and a $6.6 million loss for the period ended March 31, 2004. If we cannot achieve and maintain profitability, the value of your investment in our company may decline.

YOU MAY NOT BE ABLE TO COMPARE OUR HISTORICAL FINANCIAL INFORMATION TO OUR CURRENT FINANCIAL INFORMATION, WHICH WILL MAKE IT MORE DIFFICULT TO EVALUATE AN INVESTMENT IN OUR COMPANY.

As a result of the completion of our reorganization plan, we are operating our business under a new capital structure. In addition, we adopted fresh-start reporting in accordance with Statement of Position, or SOP, 90-7, as of July 31, 2003. Because SOP 90-7 required us to account for our assets and liabilities at their then current fair values, our financial condition and results of operations after our reorganization are not comparable in some material respects to the financial condition or results of operations reflected in our historical financial statements for periods prior to August 1, 2003 included elsewhere in this prospectus. This may make it difficult to assess our future prospects based on historical performance.

INTENSE COMPETITION IN THE STEEL INDUSTRY AND SUBSTITUTE MATERIALS COULD ADVERSELY AFFECT OUR PROFITABILITY.

Competition within the steel industry, both domestic and worldwide, is intense and is expected to remain so in the future. We are the sixth largest integrated steel producer in the US. We compete with domestic steel producers, steel processors, mini-mills and foreign importers. In particular, domestic integrated steel producers like us have lost market share in recent years to domestic mini-mill producers. Mini-mills typically enjoy certain competitive advantages over integrated steel producers, such as more variable raw material costs that tend to rise and fall in tandem with steel selling prices, non-unionized work forces with lower employment costs and more flexible work rules, and lower ongoing maintenance and capital expenditure needs for construction and operation of their steel making facilities. Additionally, the domestic mini-mills have increased the quality of their steel products in recent years, which has provided a competitive alternative to most of the steel products that we produce. Furthermore, many of our competitors have superior financial resources or more favorable cost structures, and we may be at a competitive disadvantage in competing with them. In addition, some of our competitors are in bankruptcy and may emerge with more favorable cost

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                                                                               9

RISK FACTORS
--------------------------------------------------------------------------------


structures than we have. Moreover, steel products may be replaced to a certain extent by other substitute materials, such as plastic, aluminum, graphite, composites, ceramics, glass, wood and concrete. Our competitors may be successful in capturing our market share and we may be required to reduce selling prices in order to compete with them.


INCREASED IMPORTS COULD LOWER DOMESTIC STEEL PRICES AND ADVERSELY AFFECT OUR PROFITABILITY.


We sell steel almost exclusively in the US market. The domestic steel market is affected by factors influencing world-wide supply and demand, with excess production generally seeking the most lucrative markets. During the last several years, favorable conditions in the US market compared to the global markets resulted in significant imports of steel and substantially reduced sales, margins and profitability of domestic steel producers, leading to imposition of import quotas and tariffs under Section 201 of the US Trade Act of 1974, as amended. In recent months, the convergence of the weakened US dollar, increased demand for steel and raw materials in China and other developing countries, and higher raw material and ocean freight costs, have led to substantial increases in steel selling prices, even though the Section 201 tariffs were lifted in December 2003. However, import levels could increase thereby lowering the prices for our products if the US dollar exchange rate improves or demand for foreign steel in China or certain other developing countries decreases as a result of weakening economies or improved domestic steel production in those countries. In addition, lower ocean freight costs and other factors may lead to increased imports resulting in excess domestic steel capacity and lower prices for our products which could adversely affect our profitability.



BECAUSE WE ARE HIGHLY LEVERAGED, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN, SERVICE OUR DEBT OBLIGATIONS OR REFINANCE OUR INDEBTEDNESS.



We are highly leveraged. Because we are highly leveraged and we will continue to be significantly leveraged after this offering, it may be more difficult for us to successfully implement our business plan. In addition, we may not be able to meet our debt service obligations if we do not generate sufficient operating cash flow. As of March 31, 2004, our current assets totaled $262.7 million, including $130.0 million of inventory, and our current liabilities totaled $260.1 million. As of March 31, 2004, our total indebtedness was $414.1 million and total shareholders' equity was $98.6 million. After the offering, and based on our total indebtedness as of March 31, 2004, we expect that our total debt service obligations (including scheduled principal and interest payments) remaining in 2004 will be $24.5 million (assuming a blended interest rate of 4.1% per annum) and $45.5 million in 2005 (assuming a blended interest rate of 4.6% per annum) and that our debt service obligations will increase $2.5 million for the 12 months ending March 31, 2005 for each 1.0% increase in interest rates. We may not be able to generate sufficient operating cash flow to pay interest on all of our outstanding debt as those payments become due.



Our ability to meet our ongoing debt service obligations will depend on our ability to implement our business plan, including the successful construction, start up and operation of our EAF, and a number of other factors, including factors beyond our control. We may not be able to generate sufficient operating cash flow to repay, when due, the principal amounts outstanding under our credit agreements at final maturity, which may be as early as 2008 in the case of our term loan agreement and will be 2006 in the case of our revolving credit facility, or the other indebtedness described herein. We expect that we will be required to refinance such amounts as they become due and payable; however, we may not be able to consummate such refinancing to repay our obligations or to secure a refinancing on terms satisfactory to us. If we are unable to refinance all or any significant portion of our indebtedness, we may be required to sell assets or equity interests in our company. However, we may not be able to sell assets or equity interests in an amount sufficient to repay our obligations or on


--------------------------------------------------------------------------------
 10

RISK FACTORS
--------------------------------------------------------------------------------


terms satisfactory to us. Our leverage, together with the restrictions that have been placed on us under our credit agreements, may limit our ability to obtain additional financing and to take advantage of business opportunities that may arise. In addition, this leverage increases our vulnerability to adverse general economic and steel industry conditions.



WE MAY NOT BE ABLE TO COMPLY WITH OUR FINANCIAL COVENANTS, WHICH MAY RESULT IN A DEFAULT UNDER THE CREDIT AGREEMENTS.


We are subject to certain financial covenants contained in our credit agreements, and we are required to maintain borrowing availability under our asset-based revolving credit facility of at least $50 million through December 31, 2004. After December 31, 2004, we will be required to maintain borrowing availability of at least $25 million. As of March 31, 2004, our net excess availability over the current required minimum $50 million net borrowing availability was $29.9 million. If our borrowing availability falls below $50 million prior to January 1, 2005, we will be subject to a fixed charge coverage ratio, which we currently would not meet by a significant margin.


For any quarterly period ending on or after March 31, 2005, our credit agreements require us to maintain specified leverage, interest coverage and fixed charge coverage ratios. If these specified ratios were currently applicable to us, we would be unable to meet these financial ratios by a significant margin due to our operating losses since reorganization through the first quarter of 2004. Our ability to comply with these financial covenants will depend on our future performance, which may be subject to prevailing economic conditions and other factors beyond our control. Our failure to comply with these covenants would result in a default or an event of default, permitting the lenders to accelerate the maturity of our indebtedness under the credit agreements and to foreclose upon any collateral securing our indebtedness. Any default, event of default or acceleration would also result in the acceleration of substantially all of our other indebtedness because certain documents governing our other indebtedness contain cross-default or cross-acceleration provisions.



RESTRICTIVE COVENANTS IN OUR DEBT INSTRUMENTS LIMIT OUR FLEXIBILITY AND OUR ABILITY TO IMPLEMENT OUR BUSINESS PLAN.


Our credit agreements contain restrictive financial and operating covenants, including but not limited to provisions that limit our ability to make capital expenditures, incur additional indebtedness, create liens, make investments, sell assets and enter into transaction with affiliates. For example, with respect to the construction of the EAF, the rebuild of our No. 8 coke battery, the installation of an automatic roll changer system at our Mingo Junction facility, and improvements to the Allenport cold mill, we are permitted only to incur capital expenditures up to specified maximum amounts. In addition, we are subject to annual aggregate limitations ranging from $33.9 million to $44 million on capital expenditures relating to any other capital projects, including any potential rebuild of Nos. 1, 2 and 3 coke batteries.


Our debt instruments may not provide us with sufficient flexibility to permit us to make all necessary capital expenditures and take other measures that we believe are necessary to run our business effectively and to achieve our business plan. If we are unable to make necessary capital expenditures as a result of these covenants, our competitive position could be adversely affected.



WE MAY BE UNSUCCESSFUL IN THE CONSTRUCTION, START UP AND OPERATION OF OUR ELECTRIC ARC FURNACE, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS PROSPECTS AND COMPETITIVE POSITION IN THE INDUSTRY.


Our business plan depends, in part, upon the successful construction, start up and operation of an EAF in order to increase productivity and profitability. We have not previously constructed an electric arc furnace. This process of constructing a new facility, especially at a scale that we believe is larger

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------


than any currently in use, is a considerable undertaking, requiring substantial expense and time, as well as the coordination of numerous contractors and other third parties. Many factors beyond our control, such as obtaining required permits, including environmental permits, compliance with environmental regulations and permits, technical or mechanical problems, lack of availability of capital and other factors, may prevent or hinder our completing this project or completing it within our projected budget and time schedule. Failure to successfully manage the construction of the facility, to successfully meet timing and cost projections, or to successfully start up operation of the EAF would adversely affect our business prospects and competitive position in the industry.


In addition, electric arc furnaces occasionally experience quality control issues due to the large percentage of scrap used. If we experience significant quality control problems, our competitive position in the industry may be adversely affected.


ANY DECREASE IN THE AVAILABILITY, OR INCREASE IN THE COST, OF RAW MATERIALS AND ENERGY COULD MATERIALLY INCREASE OUR COSTS AND LOWER OUR EARNINGS.


Our operations depend heavily on various raw materials and energy resources, including iron ore, coal used in our coke production, scrap, electricity and certain gases. The availability of raw materials and energy resources could decrease and their prices may be volatile as a result of, among other things, changes in overall supply and demand levels and new laws or regulations. Any disruption in the supply of our raw materials or energy resources may impair, at least temporarily, our ability to manufacture some of our products, or require us to pay higher prices in order to obtain these raw materials from other sources. In the event our raw material and energy costs increase, we may not be able to pass these higher costs on to our customers in full or at all. Any increases in the prices for raw materials or energy resources may materially increase our costs and lower our earnings.


Additionally, certain of our supply contracts are for fixed prices. Although we currently benefit from some of these supply contracts because spot prices exceed contractually specified prices, if market prices for these raw materials decline, we may not be able to take advantage of decreasing market prices and our profit margins may be adversely affected.



We also rely on a limited number of suppliers for a substantial portion of our raw material needs, such as iron ore and coal. Any inability of these suppliers to meet our needs for any reason could have an adverse effect on our financial results. For example, during the fourth quarter of 2003 and the first quarter of 2004, we experienced disruption in the supply of coal from our two largest suppliers, which led to depleted coal inventory levels, and increased costs to purchase coal from alternative sources, which adversely affected our operating results for those quarters. The lower coal supplies caused us to reduce coke production and, in turn, blast furnace and steel production from planned levels. In addition, our reduced coke production has required us from time to time, including as recently as the second quarter of 2004, to purchase additional coke in the spot market at higher costs from third parties to enable us to meet our coke requirements. Our suppliers may not be able to supply our raw materials requirements in acceptable quantities, or at acceptable prices.


WE RELY ON A CORE GROUP OF SIGNIFICANT CUSTOMERS FOR A SUBSTANTIAL PORTION OF OUR NET SALES, AND A REDUCTION IN DEMAND, OR INABILITY TO PAY, FROM THIS GROUP COULD ADVERSELY AFFECT OUR TOTAL REVENUE.


Although we have a large number of customers, sales to our two largest customers, our Wheeling-Nisshin and OCC joint ventures, accounted for approximately 27.5% of our net sales in 2003. Sales to our 10 largest customers, including to Wheeling-Nisshin and OCC, accounted for 42.5% of our net sales during the same period. We are likely to continue to depend upon a core group of customers for a material percentage of our net sales in the future. Our significant customers may not order steel


--------------------------------------------------------------------------------
 12

RISK FACTORS
--------------------------------------------------------------------------------


products from us in the future or may reduce or delay the amount of steel products ordered. Any reduction or delay in orders could negatively impact our revenues. If one or more of our significant customers were to become insolvent or otherwise were unable to pay us for the services provided, our results of operations would be adversely affected.



THE CYCLICAL NATURE OF THE INDUSTRIES WE SERVE MAY CAUSE SIGNIFICANT FLUCTUATIONS IN THE DEMAND FOR OUR PRODUCTS AND LEAD TO PERIODS OF DECREASED DEMAND.



Demand for most of our products is cyclical in nature and sensitive to general economic conditions. Our business supports cyclical industries such as the appliance and construction industries. In addition, approximately 75% of our sales are made on the basis of purchase orders rather than long-term agreements, which we define as contracts exceeding three months. As a result, downturns in the US or global economies or in any of the industries we support could adversely affect the demand for and selling prices of steel, which could have an adverse affect on our results of operations and cash flows. We may not be able to sustain our level of total revenue or rate of revenue growth, if any, on a quarterly or annual basis. It is likely that, in some future quarters, our operating results may fall below our targets and the expectations of stock market analysts and investors. In such event, the price of our common stock could decline significantly.



WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN BECAUSE WE MAY BE UNABLE TO FUND THE SUBSTANTIAL ON-GOING CAPITAL AND MAINTENANCE EXPENDITURES THAT OUR OPERATIONS REQUIRE.


Our operations are capital intensive. We require capital for, among other purposes, acquiring new equipment, maintaining the condition of our existing equipment and maintaining compliance with environmental laws and regulations. Our business plan provides that capital expenditures for the three-year period ending December 31, 2006 will aggregate approximately $272.3 million, of which approximately $24.1 million had been expended as of March 31, 2004. This amount includes $88.0 million remaining for construction of the EAF, scheduled for completion in late 2004, of which approximately $71.2 million remained to be spent at March 31, 2004 and which is fully funded through a restricted cash account; $76.0 million toward substantial completion of a rebuild of the No. 8 coke battery, which is targeted for completion in late 2006, at an aggregate cost of approximately $85.0 million; $12.5 million for installation of hot strip mill automatic roll changers at our Mingo Junction facility, expected to occur in 2006; and $10.4 million for cold mill improvements at our Allenport facility, expected to occur in 2005 and 2006, but does not include an aggregate $47 million that we believe would be needed in 2008 and 2009 if we decide to rebuild the Nos. 1, 2 and 3 coke batteries.


We may not be able to fund our capital expenditures from operating cash flow and from the proceeds of borrowings available for capital expenditures under the credit agreements, although our business plan assumes we will. If we are unable to fund our capital requirements, we may be unable to implement our business plan.



A SIGNIFICANT INTERRUPTION OR CASUALTY LOSS AT ANY OF OUR FACILITIES COULD INCREASE OUR PRODUCTION COSTS AND REDUCE OUR SALES AND EARNINGS.


Our steel making facilities may experience interruptions or major accidents and may be subject to unplanned events such as explosions, fires, inclement weather, acts of God, terrorism, accidents and transportation interruptions. Any shutdown or interruption of a facility would reduce the production from that facility, which would substantially impair our business. Interruptions in production capabilities will inevitably increase production costs and reduce our sales and earnings. In addition to the revenue losses, longer term business disruption could result in a loss of customers. To the extent

--------------------------------------------------------------------------------
                                                                              13
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RISK FACTORS
--------------------------------------------------------------------------------

these events are not covered by insurance, our cash flows may be adversely impacted by events of this type.


OUR PRODUCTION COSTS MAY INCREASE AND WE MAY NOT BE ABLE TO SUSTAIN OUR SALES AND EARNINGS IF WE FAIL TO MAINTAIN SATISFACTORY LABOR RELATIONS.


The majority of our hourly employees are covered by a collective bargaining agreement with the USWA that expires on September 1, 2008. Of our total employees, approximately 81.7% are unionized, including 79.2% of whom are members of the USWA. We have experienced work stoppages in the past including a 10-month work stoppage that ended in August 1997. Any potential strikes or work stoppages in the future, and the resulting adverse impact on our relationships with our customers, could have a material adverse effect on our business, financial condition or results of operations. Additionally, other steel producers may have or may be able to negotiate labor agreements that provide them with a competitive advantage. In addition, many mini-mill producers and certain foreign competitors and producers of comparable products do not have unionized work forces. This may place us at a competitive disadvantage.

ENVIRONMENTAL COMPLIANCE AND REMEDIATION COSTS COULD DECREASE OUR NET CASH FLOW, REDUCE OUR RESULTS OF OPERATIONS AND IMPAIR OUR FINANCIAL CONDITION.

Our business and our ownership of real property are subject to numerous federal, state and local laws and regulations relating to the protection of the environment. These laws are constantly evolving and have become increasingly stringent. The ultimate impact of complying with environmental laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision. We incur substantial capital expenditures and other costs to comply with these environmental laws and regulations, particularly the federal Clean Air Act, or CAA, and the federal Resource Conservation and Recovery Act, or RCRA, and future developments under these or other laws could result in substantially increased capital, operating and compliance costs. Additionally, future decisions to terminate operations at any of our facilities may result in facility closure and cleanup costs. In addition, if we are unable to comply with environmental regulations, we may incur fines or penalties or may be required to cease some operations.

In 2004, we expect to incur approximately $1.6 million in managing our environmental programs. Additional operational costs of complying with environmental laws are included in costs of goods sold. In addition, environmental capital expenditures were $1.0 million in 2003, $1.7 million in 2002, and $0.8 million in 2001 and are expected to be approximately $21 million in the aggregate for the years 2004-2006. If any of these costs exceed our projections, our business, financial condition and results of operations could suffer materially.

We are involved in a number of environmental remediation projects relating to our facilities and operations, and may in the future become involved in more remediation projects. While we reserve for costs relating to such projects when the costs are probable and estimable, those reserves may need to be adjusted as new information becomes available, whether from third parties, new environmental laws or otherwise. Accrued environmental liabilities totaled approximately $14.8 million as of March 31, 2004.


WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN AND OUR OPERATIONS MAY BE LIMITED IF WE ARE UNABLE TO SECURE THE APPROPRIATE ENVIRONMENTAL PERMITS.


Our business plan includes the construction and operation of an EAF as well as the potential rebuild and subsequent operation of certain of our coke batteries. We must obtain environmental permits to implement these aspects of our business plan. If we fail to obtain these environmental permits, or

--------------------------------------------------------------------------------
 14

RISK FACTORS
--------------------------------------------------------------------------------

experience delays in obtaining these permits, or if these permits place significant restrictions on our operations, it may adversely affect our business plan.


Under our business plan, we currently anticipate that our No. 8 coke battery will be rebuilt in 2006. We are also evaluating whether to rebuild each of our other three coke batteries so that we may sell excess coke to third parties. Prior to rebuilding any of our coke batteries, we must obtain environmental permits that allow us to undertake the rebuild. In addition, we will need to obtain environmental permits to operate the coke batteries after any potential rebuild. We may not be able to obtain these permits.



If we decide to operate our Nos. 1, 2 and 3 coke batteries after we meet certain EAF production levels, which we anticipate will occur around May 2005, we must also modify an existing EAF permit. As part of the EAF permitting process, we agreed to decrease our current air emission levels at the Nos. 1, 2 and 3 coke batteries. However, we are currently evaluating whether to rebuild these three coke batteries, and if the batteries are rebuilt, we will not achieve these decreased air emission levels. The applicable government agencies may not agree to modify the current EAF permit to allow us to maintain the current air emission levels at the Nos. 1, 2 and 3 coke batteries. If the current EAF permit is not modified, we will be able to produce approximately 85% of our own coke requirements during the rebuild of the No. 8 coke battery and will not have excess coke available for sale to third parties.



INCREASES IN OUR HEALTHCARE COSTS FOR ACTIVE EMPLOYEES AND FUTURE RETIREES MAY LOWER OUR EARNINGS AND NEGATIVELY AFFECT OUR COMPETITIVE POSITION IN THE INDUSTRY.


We maintain defined benefit retiree healthcare plans covering all active union represented employees upon their retirement. We also provide medical benefits for retired salaried employees until they reach the age of 65. Healthcare benefits for active employees and future retirees are provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, both the subject of various cost-sharing features. These benefits are provided for the most part based on fixed amounts negotiated in labor contracts with the appropriate unions. If our costs under our benefit programs for active employees and future retirees exceed our projections, our business, financial condition and results of operations could be materially adversely affected. Additionally, mini-mills, foreign competitors and many producers of products that compete with steel typically provide lesser benefits to their employees and retirees, and this difference in cost could adversely impact our competitive position.


WE MAY BE SUBJECT TO REGULATORY SCRUTINY AND MAY SUSTAIN A LOSS OF PUBLIC CONFIDENCE, IF WE ARE UNABLE TO SATISFY REGULATORY REQUIREMENTS RELATING TO INTERNAL CONTROLS OVER FINANCIAL REPORTING.



Section 404 of the Sarbanes-Oxley Act of 2002 requires us to perform an evaluation of our internal controls over financial reporting and have our auditor attest to such evaluation. Although we have prepared an internal plan of action for compliance, we have not prepared the evaluation as of the date of this filing. Compliance with these requirements is expected to be expensive and time-consuming and we may not be able to meet the required deadlines. If we fail to timely complete this evaluation, or if our auditors cannot timely attest to our evaluation, we may be subject to regulatory scrutiny and a loss of public confidence in our internal controls.


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                                                                              15
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RISK FACTORS
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CERTAIN US FEDERAL INCOME TAX CONSIDERATIONS MAY INCREASE THE AMOUNT OF TAXES WE
PAY WHICH COULD ADVERSELY AFFECT OUR LIQUIDITY AND REDUCE PROFITABILITY.


We believe that as a result of the issuance of our stock to certain debtors pursuant to our plan of reorganization, effective as of August 1, 2003, we underwent an "ownership change" for purposes of section 382 of the Internal Revenue Code of 1986, as amended (the "Code").


Generally, subject to certain exceptions, section 382 of the Code does not limit the net operating loss ("NOL") carryovers of a company that has an ownership change as a result of a Chapter 11 bankruptcy reorganization; however, if a company undergoes a subsequent ownership change within two years following the bankruptcy reorganization, the company loses the ability to use any NOL carryovers for all losses generated before the second ownership change. Alternatively, a company may elect to be subject to limitations under section 382, in which case its NOL carryovers will not be eliminated upon the second ownership change. Our pre-organization NOLs are estimated at approximately $270 million and our post-reorganization NOLs are estimated at approximately $56 million. Because this offering, alone or in conjunction with other post-offering transactions, may result in a second ownership change within the two year period, in order to avoid the possibility of the complete elimination of our NOL carryovers, we may make this election. In that case, our ability to utilize NOL carryovers in the future generally will be subject to an annual limitation, which we believe would limit our use of our pre-reorganization NOL carryovers to approximately $6.525 million each year until expiration in 2022.



If we undergo a second ownership change within two years after August 1, 2003 and we make the election described above, our ability to utilize our pre-August 1, 2003 NOL carryovers and NOL carryovers for losses generated between that date and the date of the second ownership change generally will be further limited. In this case, our pre-August 1, 2003 NOL carryovers generally would be limited to the lesser of (i) $6.525 million annually until expiration or (ii) the new annual limitation amount; and our NOL carryovers for losses generated between August 1, 2003 and the date of the second ownership change would be limited to the new annual limitation amount. In any case, subject to certain adjustments, our overall utilization of NOL carryovers in any year for losses generated prior to the offering may not exceed the new annual limitation amount. Any reduction or elimination of our ability to use our NOL carryovers may increase the amount of taxes we may pay in the future which could adversely affect our liquidity and reduce profitability.


RISKS RELATING TO THIS OFFERING

FUTURE SALES OF OUR COMMON STOCK BY OUR EXISTING STOCKHOLDERS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

Sales of our common stock in the public market could adversely affect the market price of our common stock. Our 10 million shares of common stock outstanding are freely tradable subject only to volume limitations under the Securities Act on sales by affiliates, the vesting requirements for 500,000 shares subject to the terms and conditions of our 2003 Restricted Stock Plan, the transfer restrictions on 500,000 shares contributed to the 401(k) savings plan for certain salaried employees pursuant to our plan of reorganization, and the transfer restrictions contained in our agreement with the VEBA trust, as described below. If one or more of our stockholders sells or offers to sell a significant number of shares of common stock, the market price of our stock could decline substantially. In this regard, subject to certain contractual restrictions on sales by the VEBA trust of our common stock, the VEBA trust, which beneficially owned approximately 39.6% of our common stock immediately prior to the offering, is likely to sell its shares of our common stock over time so that it can fulfill its purpose of paying health and welfare benefits to certain retirees and their dependents. Pursuant to our authorization, the VEBA trust sold an aggregate of 42,400 shares of our common stock in March and April 2004, and the VEBA trust is selling 357,600 shares of our common stock in the offering.

--------------------------------------------------------------------------------
 16

RISK FACTORS
--------------------------------------------------------------------------------

Additionally, we are seeking an exemption from the Department of Labor, or DOL, from the prohibited transaction requirements under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, limiting the amount of our common stock that the VEBA trust is permitted to hold to the lesser of 10% of the value of the trust's assets and 25% of the issued and outstanding stock at the time the stock is contributed. If the DOL does not grant this exemption request, it may be necessary to distribute the common stock held by the trust to the trust beneficiaries who, in turn, may sell some or all of the shares. Any resulting increase to the selling volume of shares of our common stock relating to such an occurrence may adversely affect the trading price of our common stock.

In addition, pursuant to the exercise of demand registration rights by two of our stockholders, we filed a registration statement which was declared effective by the Securities and Exchange Commission in February 2004, covering the resale from time to time of up to approximately 1.2 million shares of our common stock, or approximately 12.2% of our outstanding common stock at March 31, 2004.


OUR QUARTERLY NET SALES, OPERATING RESULTS AND PROFITABILITY MAY VARY FROM QUARTER TO QUARTER, WHICH MAY LEAD TO VOLATILITY IN THE TRADING PRICE OF OUR STOCK.


Our quarterly net sales, operating results and profitability have varied in the past and are likely to vary significantly from quarter to quarter in the future. This may lead to volatility in our share price. Factors that are likely to cause these variations include but are not limited to:

- volatility in spot market prices for our steel products or raw materials and energy costs;

-  global economic conditions;

-  unanticipated interruptions of our operations for any reason;

- variations in the maintenance needs for our facilities and steel making operations;

-  unanticipated changes in our labor relations; and

-  seasonal aspects impacting demand for our steel products.

Due to the foregoing factors and other factors beyond our control, it is possible that our financial and operating results may be significantly below the expectations of public market analysts and investors. In such an event, the price of our common stock would likely decline.


OUR COMMON STOCK HAS A LIMITED TRADING HISTORY AND THE TRADING PRICE HAS BEEN VOLATILE IN THE PAST, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.



Our common stock commenced trading in the public markets on October 28, 2003, and has been subject to wide volatility in trading price. Between October 28, 2003 and July 30, 2004, the price of our common stock ranged from a high of $26.47 to a low of $5.40.


The market price of our common stock could continue to be subject to wide price fluctuation in response to numerous factors, many of which are beyond our control. These factors include, among other things, quarterly variations in our financial results, the nature and content of our earnings releases and our competitors' earnings releases, developments in the steel industry, including those impacting world-wide supply of, and demand for, steel products, such as government regulation and market conditions affecting the demand for steel in China, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for similar stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, government legislation or regulation, as well as general economic and market conditions. As a result, you could lose all or part of your investment.

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------


BECAUSE WE DO NOT EXPECT TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE, INVESTORS MUST RELY ON SALES OF OUR COMMON STOCK TO POTENTIALLY REALIZE A RETURN ON THEIR INVESTMENT.



Because all cash flow will be used in the foreseeable future to make payments under our credit agreements and because our credit agreements restrict or prohibit the payment of dividends, we do not anticipate paying any dividends on our common stock until at least the indebtedness outstanding under our credit agreements is repaid in full. Accordingly, investors must rely on sales of the common stock that they hold after price appreciation, which may never occur, as the only way to potentially realize a return on their investment.


THE LARGEST BENEFICIAL OWNER OF OUR SHARES, THE VEBA TRUST, WILL HAVE THE ABILITY TO EXERCISE SIGNIFICANT INFLUENCE OVER OUR AFFAIRS, AND THE INTERESTS OF THE VEBA TRUST MAY DIFFER FROM OUR INTERESTS OR THE INTERESTS OF OTHER STOCKHOLDERS.

Prior to the offering, our largest stockholder, the VEBA trust, beneficially owned 3,957,600 shares or 39.6% of our common stock outstanding. Although it has agreed to abstain from voting 1.3 million shares in any election of directors, the VEBA trust, whether acting alone, or together with other holders of substantial portions of our common stock, has sufficient voting power to control the outcome of matters requiring shareholder approval. These matters may include:

- the composition of our board of directors, which has the authority to direct our business and to appoint and remove our officers;

-  approving or rejecting a merger, consolidation or other business combination;

-  raising future capital; and

- amending our certificate of incorporation, which governs the rights associated with our common stock.

This concentration of ownership of our common stock could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of our common stock that might otherwise give you the opportunity to realize a premium over the then-prevailing market price of our common stock. The independent trustee of the VEBA trust has a fiduciary obligation to maximize the assets of the trust and as a result, the interests of the VEBA trust may be different from our interests or the interests of other holders of our common stock, including investors who purchase common stock in this offering.

IF WE ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK TO SATISFY ANY PROFIT SHARING OBLIGATIONS THAT WE MAY HAVE IN THE FUTURE, IT WOULD BE DILUTIVE TO EXISTING STOCKHOLDERS AND COULD ADVERSELY AFFECT THE TRADING PRICE OF SHARES OF OUR COMMON STOCK.

In addition to our obligations to make contributions to the VEBA trust based on our profitability as described under "VEBA trust" elsewhere in this prospectus, we maintain separate profit sharing plans for our USWA-represented and certain salaried employees. We are obligated to make quarterly payments subject to and based on the level of our profitability, in accordance with the terms of these plans. These plans permit us, at our discretion, to make any required payments in cash or in shares of our common stock. If we determine to satisfy our obligations under either or both of these profit sharing plans through the issuance of additional shares of our common stock, it would be dilutive to existing stockholders and could adversely affect the trading price of shares of our common stock.

--------------------------------------------------------------------------------
 18

RISK FACTORS
--------------------------------------------------------------------------------


PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW COULD DISCOURAGE ACQUISITION PROPOSALS OR DELAY A CHANGE IN CONTROL INVOLVING US, EVEN IF THAT CHANGE OF CONTROL WOULD BE BENEFICIAL.


Our certificate of incorporation and by-laws contain anti-takeover provisions, including those listed below, that could make it more difficult for a third party to acquire control of us, even if that change in control would be beneficial to stockholders:

- our board of directors has the authority to issue common stock and preferred stock and to determine the price, rights and preferences of any new series of preferred stock without stockholder approval;

- our board of directors is initially divided into three classes, serving staggered terms of one year, two years and three years, respectively, until the 2006 annual meeting of the stockholders, at which time all directors will be elected annually;

- our bylaws provide that until the 2006 annual meeting of stockholders, any director or the entire board may be removed only for cause and only by the holders of at least a majority of the shares of common stock;

-  limitations on who can call special meetings of stockholders;

-  stockholders may not take action by written consent; and

- provisions of Delaware law may discourage, delay or prevent a change of control of WPC or unsolicited acquisition proposals.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Special note regarding forward-looking statements

This prospectus contains statements that are "forward-looking statements." These statements often include words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "will," "would" or similar expressions and the negative thereof, and may contain projections or other statements regarding future events or our future financial performance that involve risks and uncertainties. These statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations with respect to, among other things:

-  domestic and international economic and market conditions;

- trends affecting our financial condition, results of operations or future prospects including those impacting our orders, pricing and shipments;

-  our business and growth strategies;

-  our financing plans and forecasts; and

-  capital expenditure needs in our business.

You are cautioned that these forward-looking statements are based on current expectations and projections about future events, and are subject to various risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. You are referred to the discussion in this prospectus under the heading "Risk factors," which identifies certain risk factors that could cause actual results to differ materially from those contained in any forward-looking statements. These risk factors include the risks enumerated under "Risk factors."

Forward-looking statements represent our views only as of the date of this prospectus and should not be relied upon as representing our views as of any subsequent date. While we may elect to update these forward-looking statements from time to time, we specifically disclaim any obligation to do so.

--------------------------------------------------------------------------------
 20

--------------------------------------------------------------------------------

Use of proceeds


We estimate that the net proceeds from the sale of 3,142,400 shares of common stock will be approximately $72.5 million or approximately $84.9 million if the underwriters exercise their over-allotment option in full, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of 357,600 shares by the selling stockholder.


We intend to use the net proceeds of this offering in the following manner and priority:

- to repay the outstanding indebtedness as of the closing of this offering under our revolving credit facility. As of March 31, 2004, borrowings of $71.9 million were outstanding under the revolver; and


- to the extent of any excess (approximating $0.6 million), to fund ongoing capital expenditures to maintain our operations.


Pending our use of the net proceeds, we intend to invest such proceeds of this offering in short-term, interest-bearing investment grade or government securities.

In connection with this offering, the lenders under our term loan agreement agreed to waive, until January 31, 2005, a provision that requires us to prepay an amount equal to 50% of the net cash proceeds from any issuance or sale of our capital stock. In addition, the lenders agreed to waive, until January 31, 2005, a provision that requires us to apply the net cash proceeds of any issuance or sale of our capital stock to remaining installments in inverse order of maturity.

Interest on borrowings under the revolving credit facility is based on either LIBOR or the prime rate using spreads as set forth in the agreement. The blended rate of interest on borrowings under the revolving credit facility was approximately 4.7% at March 31, 2004. The maturity date for the revolving credit facility is August 1, 2006. We entered into the revolving credit facility on August 1, 2003 in connection with our emergence from bankruptcy pursuant to our plan of reorganization. Proceeds from the revolving credit facility were used primarily to implement our plan of reorganization, including the repayment of the debtor-in-possession facilities, payments to creditors and for certain fees and expenses.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Capitalization

The following table sets forth our cash and capitalization as of March 31, 2004:

-  on an actual basis; and


- on an as adjusted basis to give effect to (i) the sale by us of 3,142,400 shares of common stock at an assumed public offering price of $24.78 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and (ii) the application of the estimated net proceeds as described under "Use of proceeds."


You should read this table together with "Selected historical consolidated financial data," "Management's discussion and analysis of financial condition and results of operations," "Description of indebtedness and certain other obligations" and our audited financial statements and related notes, each included elsewhere in this prospectus.


                                                               AS OF MARCH 31, 2004
                                                              ----------------------
                                                                ACTUAL   AS ADJUSTED
------------------------------------------------------------------------------------
                                                               (DOLLARS IN THOUSANDS
Cash and cash equivalents...................................  $  3,346    $  3,980
                                                              ========    ========
Debt and capital lease obligations, including current
  maturities:
  Revolving credit facility.................................  $ 71,898    $     --
  Term loan(1)..............................................   250,000     250,000
  Series A notes............................................    40,705      40,705
  Series B notes............................................    20,397      20,397
  Industrial revenue bonds..................................     7,795       7,795
  State loans...............................................    11,524      11,524
  WHX loan..................................................    10,224      10,224
  Other debt and capital lease obligations..................     1,589       1,589
                                                              --------    --------
     Total debt.............................................   414,132     342,234
                                                              --------    --------
Stockholders' equity:
  Common stock, $0.01 par value; 80,000,000 shares
     authorized, 10,000,000 shares issued and outstanding
     actual and 13,142,400 shares issued and outstanding as
     adjusted...............................................       100         131
  Preferred stock, $0.001 par value; 20,000,000 shares
     authorized, no shares issued and outstanding actual and
     as adjusted............................................        --          --
  Additional paid-in capital................................   149,901     222,402
  Deferred compensation.....................................    (5,833)     (5,833)
  Accumulated deficit.......................................   (45,557)    (45,557)
                                                              --------    --------
     Total stockholders' equity.............................    98,611     171,143
                                                              --------    --------
       Total capitalization.................................  $512,743    $513,377
                                                              ========    ========


------------

(1) Amount includes $112 million of our term loan that was placed in a restricted cash account for construction of the EAF.


The table above does not include 525,000 shares that may be purchased by the underwriters to cover over-allotments, if any, and assumes no exercise of options to purchase 22,187 shares of common stock outstanding as of March 31, 2004.

--------------------------------------------------------------------------------
 22

--------------------------------------------------------------------------------

Dilution

Dilution is the amount by which the offering price paid by the purchasers of the common stock offered hereby will exceed the net tangible book value per share of common stock after the offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.


Our net tangible book value as of March 31, 2004 was $59.7 million or $5.97 per share. After giving effect to the receipt of approximately $72.5 million of estimated net proceeds from the sale of 3,142,400 shares of common stock in the offering, our net tangible book value at March 31, 2004 would have been approximately $132.2 million or $10.06 per share. Net tangible book value per share after the offering gives effect to the issuance of 3,142,400 shares in the offering at an assumed offering price of $24.78 per share. This amount represents an immediate increase in net tangible book value of $4.09 per share to existing stockholders and an immediate dilution of $14.72 per share to new investors purchasing shares of common stock in the offering. The following table illustrates the substantial and immediate per share dilution to new investors.



Public offering price per share.............................          $24.78

  Net tangible book value per share before the offering.....  $5.97
  Increase per share attributable to the offering...........  $4.09
                                                              -----
Net tangible book value per share after the offering........          $10.06
                                                                      ------
Dilution per share to new investors.........................          $14.72
                                                                      ======



The following table summarizes, as of March 31, 2004, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing common stock in this offering, after adjustment for our sale of 3,142,400 shares of common stock at the assumed initial public offering price of $24.78 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.



                                        TOTAL SHARES        TOTAL CONSIDERATION
                                    --------------------   ----------------------   AVERAGE PRICE
                                        NUMBER         %         AMOUNT         %       PER SHARE
-------------------------------------------------------------------------------------------------
Existing stockholders.............  10,022,187     76.1%   $150,183,265     65.9%      $ 14.99
New investors.....................   3,142,400     23.9%     77,868,672     34.1%      $ 24.78
                                    ----------    -----    ------------    -----       -------
  Total...........................  13,164,587    100.0%    228,051,937    100.0%      $ 17.32
                                    ==========    =====    ============    =====       =======



The above table assumes the exercise of options to purchase 22,187 shares of common stock outstanding as of March 31, 2004 at a weighted average exercise price of $8.26 per share, and further assumes no exercise by the underwriters of the over-allotment option. To the extent that the over-allotment option is exercised by the underwriters, there will be further dilution to new investors.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Price range of common stock

Wheeling-Pittsburgh Corporation common stock is traded on the Nasdaq National Market under the symbol "WPSC."

The following table presents, for the periods indicated, the high and low closing sales prices of our common stock as reported by Nasdaq:


                                                                HIGH      LOW
-----------------------------------------------------------------------------
YEAR ENDING DECEMBER 31, 2004
  Third Quarter (through July 30, 2004).....................  $24.78   $19.75
  Second Quarter............................................  $22.85   $12.93
  First Quarter.............................................  $24.82   $18.56
YEAR ENDED DECEMBER 31, 2003
  Fourth Quarter (from October 28, 2003)(1).................  $26.47   $ 5.40


------------
(1) Shares of our common stock began trading on the Nasdaq National Market on October 28, 2003.


On July 30, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $24.78 per share.


As of May 31, 2004, we had 10 million shares of common stock outstanding and 2,268 stockholders of record.

Dividend policy

We currently intend to retain earnings for the continued development and expansion of our business. In addition, the terms of our credit agreements and indentures impose restrictions and limitations on the payment of dividends and the making of other distributions in respect of WPC's common stock. Pursuant to the terms of our credit agreements, WPC is prohibited from directly or indirectly declaring or paying any dividend or making any other distribution on its common stock (other than dividends payable solely in its common stock). Similarly, pursuant to the terms of the indentures governing its Series A and Series B notes, WPSC is prohibited from declaring or paying any dividend or making any other distribution on its common stock (other than dividends and distributions payable in its common stock). In the absence of such restrictions or limitations, the payment of any dividends will be at the discretion of our board of directors.

--------------------------------------------------------------------------------
 24

--------------------------------------------------------------------------------

Selected historical consolidated financial data

The following selected historical consolidated financial data for each of the five month period ended December 31, 2003, the seven month period ended July 31, 2003, and the years ended December 31, 2002 and 2001 have been derived from our audited consolidated financial statements included in this prospectus. Such financial statements have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, whose reports are included in this prospectus. The financial data for the years ended December 31, 2000 and 1999 have been derived from our audited financial statements that are not included in this prospectus. The financial data for the three months ended March 31, 2004 and the three months ended March 31, 2003 are derived from our unaudited financial statements for those periods. The unaudited financial statements include, in our opinion, all adjustments, consisting of only normal recurring adjustments, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004.

The information below should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our audited consolidated financial statements, including introductory paragraphs and related notes to those financial statements appearing elsewhere in this prospectus.

We adopted fresh-start accounting effective as of July 31, 2003, at the time our plan of reorganization became effective. As a result of this change in accounting, our historical financial statements will not be comparable to our future financial statements and therefore have been separated by a black line.

                                      REORGANIZED
                                        COMPANY                                   PREDECESSOR COMPANY
                             -----------------------------   -------------------------------------------------------------
                                                                              SEVEN
                                  QUARTER      FIVE MONTHS     QUARTER       MONTHS
                                    ENDED            ENDED       ENDED        ENDED
                                MARCH 31,     DECEMBER 31,   MARCH 31,     JULY 31,         YEARS ENDED DECEMBER 31,
CONSOLIDATED STATEMENT OF    ------------   --------------   ---------   ----------   ------------------------------------
OPERATIONS DATA:                     2004             2003        2003         2003         2002         2001         2000
--------------------------------------------------------------------------------------------------------------------------
                             (DOLLARS IN THOUSANDS EXCEPT      (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND PER TON DATA)
                              PER SHARE AND PER TON DATA)
Net sales, including sales
 to affiliates of $65,340,
 $101,501, $67,544,
 $164,273, $258,681,
 $204,537, $225,441 and
 $275,016..................   $  274,206      $  396,902     $238,672    $  570,439   $  979,993   $  835,640   $1,119,031
Cost of products sold,
 excluding depreciation,
 including cost of products
 sold to affiliates of
 $52,279, $91,262, $58,537,
 $143,840, $238,927,
 $204,107, $192,514 and
 $229,505..................      256,069         395,950      247,253       563,832      894,449      866,065    1,054,386
Depreciation...............        7,689          10,473       17,445        39,889       74,194       72,551       78,859
Selling, administrative and
 general expense...........       14,946          23,564       13,864        29,906       46,993       47,173       68,165
Reorganization and
 professional fee expense
 (income)..................           --             (35)       3,300         8,140       11,755       14,200        4,140
                              ----------      ----------     --------    ----------   ----------   ----------   ----------
Operating income (loss)....       (4,498)        (33,050)     (43,190)      (71,328)     (47,398)    (164,349)     (86,519)
Reorganization income
 (expense):
Fair value adjustments.....           --              --           --      (152,708)          --           --           --
Gain on discharge of
 debt......................           --              --           --       557,541           --           --           --
Other reorganization income
 (expense).................           --              --           (9)       (4,758)       1,262        9,249       (2,592)
Interest expense on debt...       (5,219)        (10,215)      (3,651)       (9,185)     (15,987)     (17,448)     (35,969)
Other income (expense).....        3,012           4,350        1,234         3,228        4,567          351       (3,015)
                              ----------      ----------     --------    ----------   ----------   ----------   ----------


                             PREDECESSOR COMPANY
                             ----------

                             YEARS ENDED DECEMBER 31,
CONSOLIDATED STATEMENT OF    ----------
OPERATIONS DATA:                   1999
---------------------------  ----------
                             (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND PER TON DATA)

Net sales, including sales
 to affiliates of $65,340,
 $101,501, $67,544,
 $164,273, $258,681,
 $204,537, $225,441 and
 $275,016..................  $1,117,744
Cost of products sold,
 excluding depreciation,
 including cost of products
 sold to affiliates of
 $52,279, $91,262, $58,537,
 $143,840, $238,927,
 $204,107, $192,514 and
 $229,505..................     994,273
Depreciation...............      77,724
Selling, administrative and
 general expense...........      63,342
Reorganization and
 professional fee expense
 (income)..................          --
                             ----------
Operating income (loss)....     (17,595)
Reorganization income
 (expense):
Fair value adjustments.....          --
Gain on discharge of
 debt......................          --
Other reorganization income
 (expense).................          --
Interest expense on debt...     (37,931)
Other income (expense).....         318
                             ----------


--------------------------------------------------------------------------------

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------

                                      REORGANIZED
                                        COMPANY                                   PREDECESSOR COMPANY
                             -----------------------------   -------------------------------------------------------------
                                                                              SEVEN
                                  QUARTER      FIVE MONTHS     QUARTER       MONTHS
                                    ENDED            ENDED       ENDED        ENDED
                                MARCH 31,     DECEMBER 31,   MARCH 31,     JULY 31,         YEARS ENDED DECEMBER 31,
CONSOLIDATED STATEMENT OF    ------------   --------------   ---------   ----------   ------------------------------------
OPERATIONS DATA:                     2004             2003        2003         2003         2002         2001         2000
--------------------------------------------------------------------------------------------------------------------------
                             (DOLLARS IN THOUSANDS EXCEPT      (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND PER TON DATA)
                              PER SHARE AND PER TON DATA)
Income (loss) before
 taxes.....................       (6,705)        (38,915)     (45,616)      322,790      (57,556)    (172,197)    (128,095)
Tax provision (benefit)....          (79)             15            9          (641)          11           17       90,092
                              ----------      ----------     --------    ----------   ----------   ----------   ----------
Net income (loss)..........   $   (6,626)     $  (38,930)    $(45,625)   $  323,431   $  (57,567)  $ (172,214)  $ (218,187)
                              ==========      ==========     ========    ==========   ==========   ==========   ==========
Basic earnings (loss) per
 share.....................   $    (0.70)     $    (4.10)          NM(1)         NM(1)         NM(1)         NM(1)         NM(1)
Diluted earnings (loss) per
 share.....................        (0.70)          (4.10)          NM(1)         NM(1)         NM(1)         NM(1)         NM(1)
Average basic shares
 outstanding...............    9,500,000       9,500,000           NM(1)         NM(1)         NM(1)         NM(1)         NM(1)
Average diluted shares
 outstanding...............    9,500,000       9,500,000           NM(1)         NM(1)         NM(1)         NM(1)         NM(1)
CONSOLIDATED OPERATING AND
 OTHER DATA:
Employment:
Employment costs...........   $   54,946      $   94,651     $ 67,887    $  143,265   $  248,829   $  253,529   $  297,011
Number of employees at end
 of period.................        3,177           3,137        3,715         3,513        3,943        3,488        3,935
Production and Shipments:
Raw steel
 production -- tons........      589,337         958,816      614,710     1,399,853    2,527,826    2,266,605    2,344,649
Shipments of steel
 products -- tons..........      538,701         912,937      548,857     1,305,046    2,213,506    2,027,037    2,354,308
Average sales price per
 ton.......................   $      509      $      435     $    435    $      437   $      443   $      412   $      475
OTHER:
Operating income (loss) per
 ton shipped...............   $       (8)     $      (36)    $    (79)   $      (55)  $      (21)  $      (81)  $      (37)
EBITDA (2).................   $    6,203      $  (18,227)    $(24,520)   $  371,864   $   32,625   $  (82,198)  $  (13,267)
EBITDA per ton shipped.....   $       12      $      (20)    $    (45)   $      285   $       15   $      (41)  $       (6)


                             PREDECESSOR COMPANY
                             ----------

                             YEARS ENDED DECEMBER 31,
CONSOLIDATED STATEMENT OF    ----------
OPERATIONS DATA:                   1999
---------------------------  ----------
                             (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND PER TON DATA)

Income (loss) before
 taxes.....................     (55,208)
Tax provision (benefit)....     (20,723)
                             ----------
Net income (loss)..........  $  (34,485)
                             ==========
Basic earnings (loss) per
 share.....................          NM(1)
Diluted earnings (loss) per
 share.....................          NM(1)
Average basic shares
 outstanding...............          NM(1)
Average diluted shares
 outstanding...............          NM(1)
CONSOLIDATED OPERATING AND
 OTHER DATA:
Employment:
Employment costs...........  $  297,170
Number of employees at end
 of period.................       4,436
Production and Shipments:
Raw steel
 production -- tons........   2,435,586
Shipments of steel
 products -- tons..........   2,426,262
Average sales price per
 ton.......................  $      461
OTHER:
Operating income (loss) per
 ton shipped...............  $       (7)
EBITDA (2).................  $   60,447
EBITDA per ton shipped.....  $       25

                                     REORGANIZED COMPANY                                 PREDECESSOR COMPANY
                             -----------------------------------     -----------------------------------------------------------
                               QUARTER                                 QUARTER
                                 ENDED          AS OF      AS OF         ENDED
                             MARCH 31,   DECEMBER 31,   JULY 31,     MARCH 31,                 AS OF DECEMBER 31,
CONSOLIDATED BALANCE SHEET   ---------   ------------   --------     ---------   -----------------------------------------------
DATA (AT END OF PERIOD):          2004           2003       2003          2003        2002        2001         2000         1999
--------------------------------------------------------------------------------------------------------------------------------
                                   (DOLLARS IN THOUSANDS)                              (DOLLARS IN THOUSANDS)
Cash, cash equivalents and
 short term investments....  $  3,346    $      4,767   $  7,382     $   6,470   $   8,543   $   7,586   $   15,534   $       --
Working capital
 (deficit).................     2,613           7,765     47,100       (30,472)       (255)       (187)     121,406      (11,170)
Restricted cash............    71,176          87,138    112,000            --          --          --           --           --
Property, plant and
 equipment -- net..........   405,210         387,765    360,213       514,924     530,568     593,888      666,454      653,234
Total assets...............   862,680         868,886    878,769       939,132     959,116     990,865    1,170,436    1,278,022
Total debt, including
 capitalized leases and
 revolving credit
 facility..................   414,132(3)      422,645(3)  380,518(3)   203,580     192,242     167,548      159,002      434,293
Liabilities subject to
 compromise................        --              --         --       889,459     890,301     915,118      942,182           --
Stockholders' equity
 (deficit).................    98,611         104,613    142,500      (356,796)   (311,171)   (253,604)     (81,390)     136,797

------------
(1) Not meaningful because prior to reorganization and for the periods indicated, we were a wholly-owned subsidiary of WHX Corporation, and did not report share data.

(2) EBITDA consists of net income (loss) plus interest expense, plus income tax provision or minus income tax benefit and plus depreciation and amortization.

                                           footnotes continued on following page

--------------------------------------------------------------------------------
 26

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------


EBITDA is not a measure of performance under generally accepted accounting principles, or GAAP, and has been presented because we believe that investors use EBITDA to analyze operating performance, which includes our ability to incur additional indebtedness and to service existing indebtedness. EBITDA should not be considered in isolation or as a substitute for net earnings, net cash from operating activities or cash flow statement data prepared in accordance with GAAP. In addition, comparison to other companies using similarly titled measures is not recommended due to differences in the definitions and methods of calculation used by various companies.


The following table provides a reconciliation of net income (loss) to EBITDA:

                               REORGANIZED COMPANY                  PREDECESSOR COMPANY
                             ------------------------   -------------------------------------------
                                                                       SEVEN
                               QUARTER    FIVE MONTHS     QUARTER     MONTHS
                                 ENDED          ENDED       ENDED      ENDED       YEARS ENDED
                             MARCH 31,   DECEMBER 31,   MARCH 31,   JULY 31,       DECEMBER 31,
                             ---------   ------------   ---------   --------   --------------------
                                  2004           2003        2003       2003       2002        2001
---------------------------------------------------------------------------------------------------
                               (UNAUDITED; DOLLARS
                                  IN THOUSANDS)              (UNAUDITED; DOLLARS IN THOUSANDS)
Net income (loss)..........  $  (6,626)  $    (38,930)  $(45,625)   $323,431   $(57,567)  $(172,214)
Income tax provision
  (benefit)................        (79)            15          9        (641)        11          17
Interest expense...........      5,219         10,215      3,651       9,185     15,987      17,448
Depreciation and
  amortization.............      7,689         10,473     17,445      39,889     74,194      72,551
                             ---------   ------------   --------    --------   --------   ---------
EBITDA(A)..................  $   6,203   $    (18,227)  $(24,520)   $371,864   $ 32,625   $ (82,198)
                             =========   ============   ========    ========   ========   =========

     EBITDA should not be considered as a substitute for net loss, net cash provided by or used in operations or other financial data prepared in accordance with GAAP, or as a measure of liquidity.

     (A) EBITDA includes reorganization adjustment income (expense) of $0, $(9,000), $(4.8) million, $1.3 million and $9.2 million and reorganization and professional fee expense (income) of $(35,000), $3.3 million, $8.1 million, $11.8 million and $14.2 million in the five months ended December 31, 2003, quarter ended March 31, 2003, seven months ended July 31, 2003 and years ended December 31, 2002 and 2001, respectively.

(3) Amount includes $112 million of our term loan that was originally placed in a restricted cash account for construction of an EAF. As of March 31, 2004, $71.2 million of restricted funds remained available in the restricted cash account for construction of the EAF.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes included in this prospectus. This discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of various factors, including those set forth in this prospectus under "Special note regarding forward-looking statements" and under "Risk factors."

OVERVIEW

We produce flat rolled steel products for the construction industry, steel service centers, converters, processors, and the container and appliance industries. Our product offerings are focused predominately on higher value-added finished steel products such as cold rolled products, tin and zinc coated products and fabricated products. In addition, we produce semi-finished steel products and hot rolled steel products, which represent the least processed of our finished goods.

An operating division of WPSC, WCC manufactures our fabricated steel products for the construction, agricultural and highway industries. WPSC also has ownership interests in two joint ventures, Wheeling-Nisshin and OCC, that together consumed more than 30% of our steel tonnage shipped in 2003, representing 27.5% of our 2003 net sales. These joint ventures produce value-added steel products from materials and products supplied by us.

The steel industry is cyclical and highly competitive and is affected by excess world capacity, which has restricted price increases during periods of economic growth and led to price decreases during economic contraction. Beginning in 1998 and continuing through 2000, record high levels of foreign steel imports as well as a general overcapacity in worldwide steel production caused a marked deterioration of steel prices, resulting in huge losses and substantial harm to the domestic steel industry. This record high level of foreign steel imports over a three year period, coupled with the indebtedness we incurred as a result of a ten-month work stoppage which ended in August 1997, and approximately $200 million of capital expenditures used to modernize our facilities to increase quality, efficiency, safety and environmental conditions, resulted in substantial losses and the severe erosion of our financial position and liquidity. These losses and erosion of liquidity continued to occur notwithstanding increases in operating efficiencies resulting from the modernization of our facilities, various cost saving measures and the elimination of 20% of our hourly workforce negotiated in 1997, ultimately resulting in us filing for relief under Chapter 11 of the US Bankruptcy Code, as described below in further detail under the heading "Reorganization."

In recent months, several factors, including the weakened US dollar, increased demand for steel and raw materials in China and other developing countries, and higher raw material input and ocean freight costs, have resulted in substantial increases in steel selling prices. While our operating performance significantly improved from our net loss of $23.7 million for the three months ended December 31, 2003, certain factors limited our ability to fully realize these favorable market conditions, resulting in our net loss of $6.6 million for the three months ended March 31, 2004. For example, in anticipation of higher demand and a more favorable steel pricing environment, we accelerated a scheduled two week blast furnace outage from 2004 to November 2003. This, together with temporary effects of significant manpower reductions that occurred in 2003, caused us to have reduced levels of steel shipments in November and December 2003, and resulted in a backlog of lower priced orders that were shipped in January and February 2004. In addition, we also experienced disruption in our supply of coal during the fourth quarter of 2003 and first quarter of 2004 which caused us to reduce coke production and, in turn, blast furnace and steel production from planned

--------------------------------------------------------------------------------
 28

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

levels and resulted in increased costs to purchase coal from alternative sources, which adversely affected our operating results for those quarters.

REORGANIZATION

On November 16, 2000, WPC and eight of our then-existing wholly-owned subsidiaries, which represented substantially all of our business, filed voluntary petitions for relief under Chapter 11 of the US Bankruptcy Code in the US Bankruptcy Court for the Northern District of Ohio, referred to herein as the Bankruptcy Court. We commenced the Chapter 11 proceedings in order to restructure our outstanding debts and to improve our access to the additional funding that we needed to continue our operations. Throughout the Chapter 11 proceedings, we remained in possession of our properties and assets and continued to operate and manage our businesses with the then-existing directors and officers as debtors-in-possession subject to the supervision of the Bankruptcy Court.


As part of our Chapter 11 proceedings, we filed our original Joint Plan of Reorganization on December 20, 2002, our First Amended Joint Plan of Reorganization on January 9, 2003, our Second Amended Joint Plan of Reorganization on May 5, 2003 and our Third Amended Joint Plan of Reorganization on May 19, 2003, reflecting the final negotiations with pre-petition note holders, pre-petition trade creditors and unionized employees. Our Third Amended Joint Plan of Reorganization was confirmed by order of the Bankruptcy Court on June 18, 2003, and became effective on August 1, 2003. We realized approximately $558 million in cancellation of debt income as a result of our reorganization.

Following is a summary of some of the significant transactions consummated on or about the effective date of our plan of reorganization.

- WPC amended and restated its by-laws and filed a second amended and restated certificate of incorporation with the Delaware Secretary of State authorizing the issuance of up to an aggregate of 80 million shares of common stock, par value $0.01 per share, and 20 million shares of undesignated preferred stock, par value $0.001 per share.

- WPC exchanged, on a pro rata basis, $275 million in senior notes and $75 million in term notes that existed prior to its bankruptcy filing for an aggregate of $20 million in cash, $40 million in Series A secured notes issued by WPSC, which are collateralized by a second lien on our tangible and intangible assets (other than our accounts receivable and inventory), our equity interests in our joint ventures, mortgaged real property and pledged stock of our subsidiaries and a third lien on our accounts receivable and inventory, $20 million in new Series B secured notes issued by WPSC, which are collateralized by a fifth lien on our tangible and intangible assets, our equity interests in our joint ventures, and our accounts receivable and inventory, and 3,410,000 shares of common stock of WPC constituting 34.1% thereof.

- WPC cancelled its then-existing senior notes and related indenture and its then-existing term notes and the related term loan agreement.

- WPC cancelled all shares of its common stock that existed prior to the implementation of our plan of reorganization, at which point we ceased to be a subsidiary of WHX Corporation.

- WPSC entered into a new $250 million senior secured term loan agreement, which is guaranteed in part by the Emergency Steel Loan Guarantee Board, the West Virginia Housing Development Fund, WPC and WP Steel Venture Corporation, a wholly-owned subsidiary of WPC, and is collateralized by a first lien on our tangible and intangible assets (other than accounts receivable and inventory), our equity interests in our joint ventures, mortgaged real property and pledged stock of our subsidiaries and a second lien on our accounts receivable and inventory. WPSC also entered into a new $225 million senior secured revolving credit facility, which is guaranteed by WPC and WP

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

   Steel Venture Corporation and is collateralized by a first lien on our accounts receivable and inventory and a third lien on our other tangible and intangible assets, our equity interests in our joint ventures, mortgaged real property and pledged stock of our subsidiaries.

- All of our obligations under our $195 million debtor-in-possession credit facility were satisfied in full and discharged.

- WPC and WPSC entered into agreements with WHX Corporation providing for, among other things, a $10 million capital contribution by WHX Corporation, the capitalization of approximately $40 million in debt owed by us to WHX Corporation, a $10 million unsecured loan from WHX Corporation and an agreement with WHX Corporation, the Pension Benefit Guaranty Corporation, or PBGC, and the USWA with respect to our separation from WHX Corporation's employee pension plan.

- WPC and WPSC entered into an agreement with our unionized employees represented by the United Steelworkers of America, or USWA, which modified our existing labor agreement to provide for, among other things, future pension arrangements with USWA and reductions in our employee-related costs.

- WPC issued 4 million shares of its new common stock constituting 40% thereof for the benefit of USWA retirees in satisfaction of certain claims under our prior labor agreement and an additional 1 million shares of its common stock constituting 10% thereof to or for the benefit of our salaried employees.

- WPC issued 1,590,000 shares of its new common stock constituting 15.9% thereof to certain of our creditors in satisfaction of various unsecured claims, including claims relating to trade debt.

There are still several matters pending in the Bankruptcy Court, including the resolution of disputed unsecured and administrative claims and certain preference actions and other litigation where we are seeking to recover monies. As of June 15, 2004, approximately 85,811 shares of common stock issued pursuant to the plan of reorganization were reserved for distribution to creditors pending resolution of certain disputed claims. If those claims are ultimately allowed in whole or in part by the Bankruptcy Court, the appropriate amount of stock will be distributed to those claimants; if the claims are disallowed, the stock will be distributed to other creditors of the same class, pro rata. To the extent that certain administrative and secured claims are allowed by the Bankruptcy Court, those claims will be paid in cash, in an amount which we expect will not exceed $100,000 and for which there are sufficient reserves held by the distribution agent. If and to the extent those claims are allowed as pre-petition unsecured claims, then those creditors will receive stock, which has been reserved as described above. In addition, we are the plaintiffs in a number of preference actions, where we are seeking to recover monies from creditors. We do not believe that any of these remaining bankruptcy proceedings, individually or in the aggregate, will have a material effect on us.

The accompanying financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the ordinary course of business.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the US requires management to make judgments, estimates and assumptions that affect reported amounts of assets and liabilities at the balance sheet date and the reported revenues and expenses for the period. Our judgments and estimates are based on both historical experience and our expectations for the future. As a result, actual results may differ materially from current expectations.

--------------------------------------------------------------------------------
 30

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

We believe that the following are the more significant judgments and estimates used in the preparation of the financial statements.

FRESH START REPORTING

In accordance with SOP 90-7, effective as of July 31, 2003, we adopted "Fresh Start Reporting" for our reorganized company and recorded assets and liabilities at their fair values. Enterprise value was estimated using discounted cash flow methodologies and analysis of comparable steel companies.


OTHER POSTEMPLOYMENT BENEFITS (OPEB)

The traditional medical and life insurance benefits that were provided to past retirees were terminated effective October 1, 2003. Pursuant to our labor agreement, which we entered into in connection with our plan of reorganization, past retirees will receive medical and life insurance benefits under a VEBA trust. Future retirees under the new labor agreement will be covered by a medical and life insurance program similar to that of active employees. All retirees and their surviving spouses shall be required to make monthly contributions for medical and prescription drug coverage, which, in the case of those covered under the VEBA trust, are made directly to the trust. Because these benefits provided by us will be paid in the future over what could be many years, we estimate the accrued liability at each year-end balance sheet date using actuarial methods. The two most significant assumptions used in determining the liability are the projected medical cost trend rate and the discount rate.



We estimate the escalation trend in medical costs based on historical rate experience in our plans and through consultation with health care specialists. We have assumed an initial escalation rate of 8.25% in 2003. This rate is assumed to decrease gradually to an ultimate rate of 4.75% in 2008 and remain at that level for all future years. The health care cost trend rate assumption has a significant effect on the costs and obligation reported. A 1% increase in the health care cost trend rate would result in an increase in the accumulated postretirement benefit obligation of approximately $19.2 million. A 1% decrease in the health care cost trend rate would result in a decrease in the accumulated postretirement benefit obligation of approximately $16.7 million. A 1% increase in the health care cost trend rate would result in an increase in post-retirement benefit expenses of approximately $1.8 million annually. A 1% decrease in the health care cost trend rate would result in a decrease in post-retirement benefit expenses of approximately $1.5 million annually.



The discount rate applied to our OPEB obligations is based on high quality bond rates and the expected payout period of our OPEB obligations. The discount rate used to measure our OPEB obligation at December 31, 2003 was 6.0%. A 1% increase in the discount rate would result in a decrease in the accumulated postretirement benefit obligation of approximately $16.8 million. A 1% decrease in the discount rate would result in an increase in the accumulated postretirement benefit obligation of approximately $20.5 million. A 1% increase in the discount rate would result in a decrease in post-retirement benefit expenses of approximately $1.5 million. A 1% decrease in the discount rate would result in an increase in post-retirement benefit expenses of approximately $2.0 million.


ASSET IMPAIRMENTS

We periodically evaluate property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Asset impairments are recognized when the carrying value of productive assets exceeds the net projected undiscounted cash flows from those assets. Given our integrated operations, asset impairment evaluations are generally done on a group basis. Undiscounted cash flows are based on longer-term projections that consider projected market conditions and the performance and ultimate use of the assets. If future demand and market conditions are less favorable than those projected by management, or if the probability of disposition of the assets differs from that previously estimated by management, asset impairments may


--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


be required. The fair values as of August 1, 2003 used for fresh start reporting and the subsequent depreciation rates reflected our intention to idle one of our blast furnaces.


DEFERRED TAXES
Full realization of net deferred tax assets is dependent on our ability to generate future taxable income and maintain substantially our existing ownership. An "ownership change," as defined in Section 382 of the Internal Revenue Code of 1986, could impose annual limits, or completely eliminate net operating loss carryovers. We record a valuation allowance to reduce deferred tax assets to an amount that is more likely than not to be realized. During 2000, our company recorded a full valuation allowance against our net deferred tax assets due to the uncertainties surrounding realization as a result of the bankruptcy proceedings. Deferred tax assets that have arisen since that time, which principally consist of net operating losses, have also been fully reserved. However, as our operations continue, we will be required to periodically reevaluate the tax treatment of these deferred tax assets in light of actual operating results.

ENVIRONMENTAL AND LEGAL CONTINGENCIES
We provide for remediation costs, environmental penalties and legal contingencies when the liability is probable and the amount of the associated costs is reasonably determinable. We regularly monitor the progress of environmental remediation and legal contingencies, and revise the amounts recorded in the period in which changes in estimate occur. Conclusions regarding exposure are developed in consultation with legal and environmental counsel.

RESULTS OF OPERATIONS

The consolidated financial statements from and after the effective date of our plan of reorganization, August 1, 2003, are those of a new reporting entity (the "Reorganized Company") and are not comparable to the pre-confirmation periods of the old reporting entity (the "Predecessor Company").

THREE MONTHS ENDED MARCH 31, 2004 - "REORGANIZED COMPANY"
Net sales for the quarter ended March 31, 2004 totaled $274.2 million on shipments of steel products totaling 538,701 tons. Steel prices averaged $509 per ton, which included an average of $39 per ton relating to surcharges. Steel prices increased 16.1% over the prior quarter, of which 8.9% related to surcharges. Steel prices were up due to excess demand caused by raw material shortages and low imports. The average steel price per ton reflected a mix of products that includes 28.2% hot rolled.

Cost of goods sold totaled $256.1 million for the period. Cost of goods sold averaged $475 per ton shipped. Raw material costs and fuel costs were impacted by market prices that were higher than in recent years. The raw steel production-operating rate during the period was 91.9%. The cost of purchased scrap increased 56.7% over the prior quarter. The cost of other raw materials, including iron ore, coal, coke and alloys, increased by an average of 14.1%. The cost of natural gas increased 38.5% over the prior quarter.

Depreciation and amortization expense totaled $7.7 million for the period on fixed assets totaling $405.2 million. Fixed assets were recorded at fair value based on independent appraisals as part of the reorganization.

Selling, administrative and general expense totaled $14.9 million for the quarter.

Interest expense totaled $5.2 million for the period. Long-term debt totaled $340.3 million and borrowings under the revolving credit facility ranged between $71.9 million and $84.1 million. Interest expense also includes amortization of capitalized finance costs.

--------------------------------------------------------------------------------
 32

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Miscellaneous income totaled $3.0 million for the period and primarily reflected equity earnings of our joint ventures.

Net loss for the three months ended March 31, 2004 totaled $6.6 million, or a $0.70 loss per basic and diluted share.

THREE MONTHS ENDED MARCH 31, 2003 - "PREDECESSOR COMPANY"
Net sales for the quarter ended March 31, 2003 totaled $238.7 million on shipments of steel products totaling 548,857 tons. Steel prices averaged $435 per ton. The average steel price per ton reflected a mix of products that includes 26.1% hot rolled.


Cost of goods sold totaled $247.3 million for the period. Cost of goods sold averaged $450 per ton shipped. The raw steel production-operating rate during the period was 96.9%.


Depreciation expense totaled $17.4 million for the period on fixed assets totaling $514.9 million.

Selling, administrative and general expense totaled $13.9 million for quarter.

Reorganization and professional fees related to the bankruptcy totaled $3.3 million.

Interest expense totaled $3.7 million for the period. Long-term debt totaled $340.7 million and the revolving credit facility ranged between $139.3 million and $152.4 million. Interest expense also included amortization of capitalized finance costs.

Miscellaneous income totaled $1.2 million for the period and primarily reflected equity earnings of our joint ventures.

Net loss for the three months ended March 31, 2003 totaled $45.6 million. Prior to reorganization, we were a wholly-owned subsidiary of WHX Corporation.

FIVE MONTHS ENDED DECEMBER 31, 2003 - "REORGANIZED COMPANY"
Net sales for the five-month reorganized period ended December 31, 2003 totaled $396.9 million on shipments of steel products totaling 912,937 tons. Steel prices averaged $435 per ton. The average steel price per ton reflected a mix of products that included 30.2% hot rolled.

Cost of goods sold totaled $396 million for the five-month reorganized period. Cost of goods sold averaged $434 per ton shipped. Raw material costs and fuel costs were impacted by market prices that were higher than in recent years. The raw steel production operating rate during the five-month period, which included a 15 day planned outage in November, was 89.1%.

Depreciation expense totaled $10.5 million for the five-month period on fixed assets totaling $387.8 million. Fixed assets were recorded at fair value based on independent appraisals as part of the reorganization.

Selling, administrative and general expense totaled $23.6 million for the five-month period.

Interest expense totaled $10.2 million for the five-month period. Long-term debt totaled $340.7 million and the revolving credit facility ranged between $36.9 million and $79.3 million. Interest expense also included amortization of capitalized finance costs.

Miscellaneous income totaled $4.4 million for the five-month period and primarily reflected equity earnings of our joint ventures.

Net loss for the five-month period ended December 31, 2003 totaled $38.9 million, or a $4.10 loss per basic and diluted share.

--------------------------------------------------------------------------------
                                                                              33
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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
--------------------------------------------------------------------------------

SEVEN MONTHS ENDED JULY 31, 2003 - "PREDECESSOR COMPANY"
Net sales for the seven-month pre-reorganization period ended July 31, 2003 totaled $570.4 million on shipments of steel products totaling 1,305,046 tons. Steel prices averaged $437 per ton. The average steel price per ton decreased from $443 per ton in 2002. The decrease in average steel price per ton reflected a lower valued mix of products, including 28.2% hot rolled. Cost of goods sold for the seven-month period totaled $563.8 million. Cost of goods sold averaged $432 per ton shipped, compared to $404 per ton in 2002. The increase in cost per ton primarily reflected increased costs of raw materials and fuels.

The raw steel production operating rate during the seven-month period was 93.7% of capacity, down from the 98.3% rate in 2002.

Depreciation expense for the seven-month period totaled $39.9 million, reflecting lower monthly depreciation expense than in 2002 due to lower production volumes under the modified units of production method and increased levels of fully depreciated assets.

Selling, administrative and general expense for the seven-month period totaled $29.9 million, a slight increase from the monthly average expense in 2002 due to higher employment costs, higher property taxes and property insurance costs.

Reorganization and professional fee expense totaled $8.1 million for the seven-month pre-reorganization period. Non-recurring gains totaled $400.1 million for the seven-month period as a result of our emergence from bankruptcy as of August 1, 2003. The $557.5 million gain on discharge of debt reflected pre-petition liabilities in excess of distributions made pursuant to our plan of reorganization. The $152.7 million fair value adjustment primarily reflected the revaluation of fixed assets. Other reorganization entries amounted to a loss of $4.8 million.

Interest expense for the seven-month period totaled $9.2 million, which primarily reflected interest on the revolving credit facility.

Net income for the seven-month pre-organization period ended July 31, 2003 totaled $323.4 million.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001
Net sales for 2002 totaled $980.0 million on shipments of 2.2 million tons of steel products, compared to $835.6 million on shipments of 2.0 million tons in 2001. The increase in revenues was due primarily to an 8.2% increase in prices and a 9.4% increase in volume of steel products shipped. The increase in tons shipped was primarily attributable to increased shipments to joint ventures. Average sales prices increased from $412 per ton shipped to $443 per ton shipped primarily due to import tariffs imposed in March 2002 and reduced domestic supply resulting from temporary closures of steel making capacity. Average steel price per ton reflected a mix of products that included 26.4% hot rolled in 2002, compared to 31.0% hot rolled in 2001.

Cost of goods sold decreased to $403 per ton shipped in 2002 from $427 per ton shipped in 2001. The decrease in operating cost per ton was due primarily to a decrease of $3 per ton for labor, a decrease of $15 per ton for raw materials, and a decrease of $10 per ton for fuels, partially offset by an increase of $4 per ton of various other manufacturing costs. The operating rates for 2002 and 2001 were 98.3% and 88.2%, respectively.

Depreciation expense increased to $74.2 million in 2002, compared to $72.6 million in 2001, due primarily to increased levels of raw steel production and its effect on our units of production depreciation method ($0.8 million increase), as well as an increase in the level of depreciable assets.

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Selling, administrative and general expense decreased to $47.0 million in 2002 from $47.2 million in 2001. The decrease was due primarily to a decrease of $3.2 million in labor costs, partially offset by an increase of $1.6 million in sales commissions and an increase of $1.0 million in property taxes.

Reorganization and professional fee expense decreased to $11.8 million in 2002 from $14.2 million in 2001 due to less professional services required as the reorganization process evolved. Legal expense related to the reorganization decreased to $4.9 million in 2002 as compared to $5.3 million in 2001. Accounting and reorganization advisory expense related to the reorganization decreased to $3.5 million in 2002 as compared to $4.4 million in 2001 and other professional services expense decreased to $3.3 million in 2002 from $4.4 million in 2001.

Reorganization income for 2002 decreased to $1.3 million from $9.2 million in 2001. The income in 2001 was primarily related to the sale of Pittsburgh-Canfield Corporation (subsequently known as PCC Survivor Corporation) assets. A gain of $9.8 million was recorded as a result of the sale. Interest expense decreased to $16.0 million in 2002 from $17.4 million in 2001. Interest expense decreased due primarily to a decrease of $4.5 million in interest expense on the debtor-in-possession credit facility in 2002, partially offset by the increase in interest expense on $16.0 million in additional indebtedness in 2002.

Other income increased to $4.6 million in 2002 from $0.4 million in 2001. The increase was a result of higher equity income on joint venture investments and the absence of a royalty receivable write down of $1.8 million in 2001. Equity income totaled $3.9 million in 2002 and $1.3 million in 2001.

Net loss totaled $57.6 million in 2002, compared to a net loss of $172.2 million in 2001.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000
Net sales for 2001 totaled $835.6 million on shipments of 2.0 million tons of steel products, compared to $1.1 billion on shipments of 2.4 million tons in 2000. The decrease in revenues was due to a 13.9% decrease in shipments and a 12.0% decrease in prices. The decrease in tons shipped was primarily attributable to a slow economic environment, reduced demand for flat rolled steel products and high levels of imported steel. Average sales prices decreased to $412 per ton shipped from $475 per ton shipped primarily due to severe pressure on steel prices due to the significant increase in low-priced steel imports in a depressed economy. Average steel price per ton reflected a mix of products that included 31.0% hot rolled in 2001, compared to 30.9% in 2000.

Cost of goods sold decreased to $427 per ton shipped in 2001 from $448 per ton shipped in 2000. The decrease in operating cost per ton was due primarily to a decrease of $14 per ton for labor, a decrease of $10 per ton for raw materials, and a decrease in maintenance spending of $7 per ton, partially offset by an increase of $5 per ton for fuel costs and an increase of $5 per ton for other operating supplies. The operating rates for 2001 and 2000 were 88.2% and 88.7%, respectively. Raw steel production was 100% continuous cast.

Depreciation expense decreased to $72.6 million in 2001, compared to $78.9 million in 2000 due primarily to reduced levels of raw steel production and its effect on our units of production depreciation method ($1.5 million decrease), and a decrease in the level of depreciable assets.

Selling, administrative and general expense decreased to $47.2 million in 2001 from $68.2 million in 2000. The decrease was due primarily to a decrease of $7.8 million in labor costs, a reduction of $4.8 million in general professional services, and a decrease of $4.9 million in property taxes.

Reorganization and professional fee expense increased to $14.2 million in 2001 from $4.1 million in 2000. Due to the bankruptcy filing in November 2000, the expense was less in 2000 as compared to 2001, in which a full year of expense was incurred. In the first full year into the reorganization, legal expense related to the reorganization increased to $5.3 million in 2001 from $2.9 million in 2000.

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Accounting and reorganization advisory expense related to the reorganization increased to $4.4 million in 2001 from $0.6 million in 2000 and other professional services expense increased to $4.4 million in 2001 from $0.7 million in 2000.

Reorganization income was $9.2 million in 2001 as compared to the $2.6 million expense in 2000. The income in 2001 was primarily related to the sale of Pittsburgh-Canfield Corporation (subsequently known as PCC Survivor Corporation) assets, which resulted in a gain of $9.8 million, as compared to the expense in 2000 of $2.6 million related to the write off of deferred financing costs related to pre-petition credit and securitization agreements.

Interest expense decreased to $17.4 million in 2001 from $36.0 million in 2000. The decrease was due primarily to the bankruptcy filing in the fourth quarter of 2000 and the avoidance of interest charges and payment related to pre-petition debt.

Other income was $0.4 million in 2001 as compared to an expense of $3.0 million in 2000. The increase was primarily the result of the elimination of securitization fees in 2001. The fees totaled $6.9 million in 2000.

The tax provisions for 2001 and 2000 were $17,000 and $90.1 million, respectively. The year 2000 tax provision reflects a change in valuation allowance of $149.7 million as we considered it more likely than not that deferred tax assets would not be realized. Also, a $23.9 million reserve was released to income upon settlement of prior year taxes.

Net loss totaled $172.2 million in 2001, compared to a net loss of $218.2 million in 2000.

LIQUIDITY AND CAPITAL RESOURCES


Since our emergence from Chapter 11 bankruptcy proceedings on August 1, 2003, our primary sources of liquidity have been borrowings under our $250 million senior secured term loan agreement, borrowings under our $225 million senior secured revolving credit facility, and a $10 million unsecured loan from WHX Corporation which was subsequently sold by WHX to a third party. We have used approximately $199.7 million of the proceeds of the foregoing debt financings to pay our obligations under our plan of reorganization, including paying off our debtor-in-possession credit facility and paying other cash claims under our plan of reorganization. We expect to use the remainder of the proceeds to fund our ongoing operations, to service debt, to fund working capital, to make capital expenditures on our existing facilities, including the construction of an EAF, and for general corporate purposes.



As of March 31, 2004, we had the following amounts available for our working capital and planned capital expenditures: cash and cash equivalents of approximately $3.3 million; $71.2 million of restricted cash from borrowings under our term loan facility for construction of the EAF; and $29.9 million of availability under our new revolving credit facility, after giving effect to the current $50 million minimum availability requirement discussed more fully below. We expect that the effects of a new labor agreement and improved business conditions will produce positive operating cash flows through 2004. For the three months ended March 31, 2004, we generated cash flow from operating activities of $14.4 million. Considering our liquidity position as of March 31, 2004 noted above and provided that business conditions continue at similar levels, we anticipate being able to fund our debt service obligations and other contractual obligations without the need for additional funding. In addition, the net proceeds of this offering will be applied to reduce our outstanding borrowings under our revolving credit facility, which will provide us with additional borrowing capacity under this facility.


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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
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As of May 31, 2004, we had cash and cash equivalents of $6.1 million; $55.7 million of restricted cash for construction of the EAF; and $28.8 million of availability under our revolving credit facility, in excess of the current $50 million minimum availability requirement.

Our credit agreements require us to maintain borrowing availability of at least $50 million under our revolving credit facility through December 31, 2004. After December 31, 2004, we will be required to maintain borrowing availability of at least $25 million. Under the terms of our amended term loan agreement, we are also limited to a maximum of $150 million in borrowings, including outstanding letters of credit, under our revolving credit facility. We currently expect that we should be able to maintain borrowing availability of at least $50 million through December 31, 2004. This expectation is based on our present belief that, among other things, current market conditions with respect to orders, pricing and shipments, and our operating performance will continue to be consistent with that of recent months. However, it is possible that our borrowing availability could fall below the current $50 million requirement, in the event of any adverse changes to those market conditions or our operating results, in which case we will be subject to a fixed charge coverage ratio covenant under our term loan agreement and revolving credit facility which we currently do not meet by a significant margin.

The following table summarizes the categories of collateral that we have pledged to secure our current debt obligations and the ranking of our debt obligations with respect to all of the security interests that we have granted to date.

                                                                   COLLATERAL TYPE
                                        ----------------------------------------------------------------------
                                        TANGIBLE AND INTANGIBLE ASSETS AND
                                          JOINT VENTURE EQUITY INTEREST      ACCOUNTS RECEIVABLE AND INVENTORY
--------------------------------------------------------------------------------------------------------------
Debt obligation Secured by First
  Security Interest...................  $250 Million Term Loan               $225 Million Revolving Credit
                                                                             Facility
Debt Obligation Secured by Second
  Security Interest...................  $40 Million Series A Notes           $250 Million Term Loan
Debt Obligation Secured by Third
  Security Interest...................  $225 Million Revolving Credit        $40 Million Series A Notes
                                        Facility
Debt Obligation Secured by Fourth
  Security Interest...................  Deferred payment obligations in      Deferred payment obligations in
                                        respect of iron ore sales            respect of iron ore sales
                                        agreement with Itabira Rio Doce      agreement with Itabira Rio Doce
Debt Obligation Secured by Fifth
  Security Interest...................  $20 Million Series B Notes           $20 Million Series B Notes

In the event that we are unable to satisfy our payment and other obligations under our secured debt, the lenders of our secured debt have various rights and remedies, including the right to force the sale of our assets and to apply the proceeds thereof to repay amounts owed by us. If such a foreclosure were to occur, then we may be unable to maintain our operations, and our business, financial condition and results of operations could materially suffer and our shareholders may lose all or part of their investment. The discussion below provides a summary of the terms of our indebtedness. For a more detailed discussion, please see the section entitled "Description of indebtedness and certain other obligations" elsewhere in this prospectus.

$250 MILLION TERM LOAN AGREEMENT
In connection with our plan of reorganization, WPSC entered into a $250 million senior secured term loan agreement due August 1, 2014 with a bank group led by Royal Bank of Canada as administrative agent, which is guaranteed in part by the Emergency Steel Loan Guarantee Board, or the Steel Board, and the West Virginia Housing Development Fund as described below and in "Description of

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indebtedness and certain other obligations." However, if the agent for the term loan lenders is unable or unwilling, in its sole discretion, to reoffer certain tranches of the term loan as of November 1, 2008, the maturity date for each tranche of the term loan will be November 1, 2008. The agent is required to provide us notice on or before May 1, 2008 as to whether it will undertake to reoffer certain tranches of the term loan. If the agent does not reoffer such tranches, we must pay the agent an amount equal to all outstanding amounts under the term loan agreement on August 1, 2008. Interest on borrowings is calculated based on either LIBOR or the prime rate using varying spreads as defined for each of the three tranches in the agreement. The blended rate of interest was approximately 3.8% at March 31, 2004. The term loan is to be repaid beginning in the fourth quarter of 2004 in quarterly installments of $6.25 million with a final payment to the agent of $150 million due on August 1, 2008 if such loan is not reoffered.


Under the original terms of our term loan agreement, we were required to prepay an amount equal to 50% of the net cash proceeds (as defined in the term loan agreement) from any issuance or sale of our capital stock and to apply such net cash proceeds to remaining installments in inverse order of maturity. In June 2004, we entered into an amendment and waiver to our term loan agreement to eliminate these prepayment requirements with respect to any issuance or sale of our capital stock on or before January 31, 2005. Specifically, the amendment and waiver provides that the net cash proceeds from the sale of our common stock in any offering on or before January 31, 2005 will be applied first to repay any outstanding principal borrowing under our revolving credit facility without reducing the commitment amount (excluding any letters of credit then outstanding), second, to the extent of any excess, to fund up to $35 million in capital expenditures (other than for the EAF and the No. 8 coke battery) and third, to the extent of any then-remaining excess, to repay principal amounts outstanding under our term loan agreement, with such repayments applied pro rata across all three term loan tranches and pro rata against each scheduled maturity within each tranche. All proceeds up to $35 million that are allocated for capital expenditures will be held in a segregated cash account. Additionally, the terms of the amendment and waiver exclude from our restrictive covenants applicable to capital expenditures up to $85 million relating to future capital improvement needs for our No. 8 coke battery. The $85 million for the No. 8 coke battery and up to $35 million to be held in the segregated cash account for capital expenditures are also excluded from the computation of our consolidated fixed charge coverage ratio. The amendment and waiver also limits us from having borrowings, including outstanding letters of credit, in excess of $150 million under our revolving credit facility. The amendment and waiver also provides for a 75 basis point reduction in the interest rate spread for the loans in which the interest rate is based upon the prime rate and a 120 basis point reduction in the interest rate spread for the loans in which the interest rate is based upon the LIBOR rate with respect to tranche B of the term loan, under which $209.2 million in principal amount is outstanding.

Pursuant to the provisions of our term loan agreement, we are subject to, and are currently in compliance with, various covenants, including compliance with the terms and conditions of the guarantee of the Steel Board and the related guarantee of the West Virginia Housing Development Fund, limitations on indebtedness, guaranty obligations, liens, sale of subsidiary stock, dividends, distributions and investments. We will be subject to additional financial covenants, including a maximum leverage ratio, minimum interest coverage ratio and minimum fixed charge coverage ratio as described in "Description of indebtedness and certain other obligations." Although we are not currently required to comply with any of these ratios (provided that we maintain at least $50 million borrowing availability under our revolving credit facility through December 31, 2004), we would not be able to meet them at this time by a significant margin due to our operating losses since reorganization through the first quarter of 2004. However, if current market conditions with respect to orders, pricing and shipments continue and if our performance is consistent with that of recent months as we currently contemplate, we expect to satisfy these ratios when they become applicable to us.

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Our term loan agreement also limits our ability to incur certain capital expenditures, including obligations under capital leases and capitalized repairs and replacements. Under our term loan agreement, we are permitted to incur capital expenditures with respect to certain specified projects up to specified maximum amounts, including the EAF, an automatic roll changer system at our Mingo Junction facility, and Allenport cold mill improvements. In addition, the amendment and waiver permits us to incur capital expenditures with respect to the rebuild of the No. 8 coke battery in an amount not to exceed $85 million. We are further permitted to incur additional expenses for capital improvements for other projects in amounts not to exceed in the aggregate specified maximums for each calendar year, ranging from $33.9 million to $44 million.

$225 MILLION REVOLVING CREDIT FACILITY

In connection with our plan of reorganization, WPSC entered into a three-year $225 million senior secured revolving credit facility with a bank group arranged by Royal Bank of Canada and General Electric Capital Corporation. Interest on borrowings is calculated based on either LIBOR or the prime rate using spreads based on facility borrowing availability as defined in the agreement. The facility matures on August 1, 2006. The blended rate of interest was approximately 4.7% at March 31, 2004. At March 31, 2004, we had borrowed approximately $71.9 million under the revolving credit facility and had $29.9 million of net excess availability over the current required minimum availability of $50 million. We are subject to, and are currently in compliance with, various covenants set forth in the revolving credit agreement, which are substantially similar to those contained in the term loan agreement, as amended, as described above. Under the terms of our amended term loan agreement, we are limited to a maximum of $150 million in borrowings, including outstanding letters of credit, under our revolving credit facility.


Similar to the term loan agreement, we negotiated an amendment to our revolving credit facility. Under the amendment, all proceeds up to $35 million that are allocated for capital expenditures will be held in a segregated cash account. The amendment also permits us to incur an additional $85 million in capital expenditures toward the rebuild of the No. 8 coke battery. Of the $85 million available for the No. 8 coke battery, only $18 million may be expended prior to January 1, 2006. The $85 million for the No. 8 coke battery and up to $35 million to be held in a segregated cash account for capital expenditures are also excluded from the computation of our consolidated fixed charge coverage ratio.

$40 MILLION SERIES A NOTES
On August 1, 2003, pursuant to our plan of reorganization, WPSC issued Series A secured notes in the aggregate principal amount of $40 million in settlement of claims under our bankruptcy proceedings. The Series A notes were issued under an indenture among WPSC, WPC, WP Steel Venture Corporation and Bank One, N.A., as trustee. The Series A notes mature on August 1, 2011 and have no fixed amortization, meaning that except for mandatory prepayments, based on excess cash flow or proceeds from the sale of joint venture interests, no payment of principal shall be required until such notes become due. The Series A notes bear interest at a rate of 5% per annum until July 1, 2008. Thereafter, such notes bear interest at a rate of 8% per annum. In the event that at any time the distributions from Wheeling-Nisshin and OCC to WPSC are not adequate to pay all the interest then due under the Series A notes or WPSC is not in compliance with the terms of the term loan agreement or revolving credit facility, WPSC must pay both cash interest and payment-in-kind interest at rates set forth in the Series A notes. OCC is restricted from declaring dividends under the terms of its credit agreement with Bank of America, N.A. However, OCC is permitted to make distributions of interest and principal in respect of its indebtedness to WPC, subject to certain limitations set forth in the credit agreement and the subordination agreement described elsewhere in this prospectus under "Business -- Joint Ventures-Ohio Coatings Company." We are subject to, and are currently in compliance with, various covenants

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set forth in the Series A note indenture, including payment of principal and interest on the Series A notes and limitations on additional indebtedness, creation of liens, disposition of interests in Wheeling-Nisshin or OCC, and payments of dividends and distributions.

$20 MILLION SERIES B NOTES
On August 1, 2003, pursuant to our plan of reorganization, WPSC issued Series B secured notes in the aggregate principal amount of $20 million in settlement of claims under our bankruptcy proceedings. The Series B notes were issued under an indenture among WPSC, WPC, WP Steel Venture Corporation and Bank One, N.A., as trustee. The Series B notes mature on August 1, 2010 and have no fixed amortization, meaning that no payment of principal shall be required until such notes become due. The Series B notes bear interest at a rate of 6% per annum to the extent interest is paid in cash. In the event that WPSC is not in compliance with the terms of the term loan agreement, the revolving credit facility or the Series A notes or WPSC's excess cash flow (as defined in the Series B indenture) is insufficient to cover any or all interest payments then due under the Series B notes, WPSC must pay both cash interest and payment-in-kind interest at rates set forth in the Series B notes. We are subject to, and are currently in compliance with, various covenants under the Series B note indenture, which are substantially similar to many of those contained in the Series A note indenture.

$10 MILLION UNSECURED NOTE

On August 1, 2003, pursuant to our plan of reorganization, WPSC issued an unsecured note in the aggregate principal amount of $10 million to WHX Corporation, referred to as the WHX note. The WHX note matures in 2011 and has no fixed amortization, meaning that no payment of principal shall be required until such note becomes due. The WHX note bears interest at a rate of 6% per annum. If cash interest is not paid, WPSC must pay payment-in-kind interest. Such note is subordinated in right of payment to our credit agreements, the Series A notes and the Series B notes. In July 2004, the WHX note was sold by WHX to a third party.


OFF-BALANCE SHEET ARRANGEMENTS

As of the date of this prospectus we have no off-balance sheet transactions, arrangements, or other relationships with unconsolidated entities or persons that are reasonably likely to adversely affect liquidity, availability of capital resources, financial position or results of operations. We have investments in three joint ventures, Wheeling-Nisshin, OCC and Feralloy-Wheeling Specialty Processing Co., that are each accounted for under the equity method. Pursuant to agreements with OCC and Wheeling-Nisshin, we have an obligation to support their working capital requirements. However, we believe it is unlikely that those joint ventures will require our working capital support in the foreseeable future based upon the present financial condition, capital resource needs and/or operations of these entities.

CERTAIN OTHER OBLIGATIONS

In connection with the implementation of our plan of reorganization, we reached agreements with various parties to defer payments of indebtedness and reduce costs in order to preserve liquidity upon emergence from bankruptcy. These agreements include:

Modification and assumption agreement between WPSC and Danieli Corporation. This agreement modifies an agreement between WPSC and Danieli Corporation, dated July 6, 2000, pursuant to which WPSC agreed to purchase from Danieli Corporation certain roll-changing equipment. Under the original agreement, WPSC owed approximately $7.36 million to Danieli Corporation. Pursuant to the modified agreement, WPSC paid Danieli Corporation approximately $2.36 million. Approximately $3.8 million of the balance of the amount owed to Danieli Corporation was converted into a portion

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
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of the secured term loans under our term loan agreement that is not guaranteed by the Steel Board. The balance of the amount owed to Danieli Corporation was converted into a promissory note. In addition, WPSC agreed to pay Danieli Corporation approximately $2.58 million (of which approximately $96,000 has been paid and the balance of which is to be paid in progress payments as work on the automatic roll changers project is completed, expected in 2006) to complete the roll-changing project and for rehabilitation, storage and other costs of Danieli Corporation.

Loan modification agreement between WPSC and the Ohio Department of Development. Under this agreement, we made a $2.0 million partial prepayment of the $6.985 million owed by WPSC to the Ohio Department of Development pursuant to a loan, dated as of January 18, 2002, from the Ohio Department of Development and we were granted a two-year deferral from the effective date of the plan of reorganization of $4.985 million of such loan at an interest rate of 3% per annum.

Loan agreement between WPSC and the State of West Virginia. In connection with WPSC's repayment of a $5 million loan from the West Virginia Development Office, WPSC has entered into a $6.5 million loan agreement with the State of West Virginia. The loan has a five-year term due September 1, 2008, and bears interest at a rate of approximately 4.564% per annum.

Agreement among WPSC, Itabira Rio Doce Company, Ltd. and Rio Doce Limited. This agreement provides for repayment, in equal monthly installments over a period not to exceed eighteen months from May 1, 2003, of WPSC's $5.1 million deferred payment obligation under a certain iron ore sales agreement dated October 1, 2001. As of March 31, 2004, $2.0 million remained outstanding on this obligation.

In addition, we have ongoing funding obligations under our labor agreement with the USWA. Effective May 31, 2004, USWA wage rates increased by approximately 5.8%. In addition, a 12% temporary wage reduction that had been in effect since May 2003 was eliminated. We also increased wages for our salaried employees by 5% effective June 1, 2004. We expect that these adjustments to our wage rates will increase our labor costs by approximately $4.3 million, in the aggregate, per quarter. All of the obligations referenced in this section, except for the anticipated increase in wage rates, are included in the table of contractual commitments set forth below.

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CONTRACTUAL COMMITMENTS

As of March 31, 2004, the total of our future contractual obligations, including the repayment of debt obligations, is summarized below.

                                                                         CONTRACTUAL PAYMENTS DUE
                                        ---------------------------------------------------------
                                                   2004 (FROM    2005 TO    2007 TO
                                         TOTAL      MARCH 31)       2006       2008    THEREAFTER
-------------------------------------------------------------------------------------------------
                                                          (DOLLARS IN MILLIONS)
Long-Term Debt (1)....................  $411.7       $ 17.8(2)   $ 85.3(3)  $225.2(4)    $ 83.4(5)
Capital Leases........................    11.0          1.3         2.4        1.8          5.5
Operating Leases:
  Long Term...........................    10.2          1.3         3.6        3.6          1.7
  Month to Month......................    49.0          6.4        17.0       17.0          8.5
Other Long Term Liabilities:
  OPEB................................   100.1(6)       4.3         7.6        9.4        475.7
  Severance...........................    27.7(7)      12.3        12.6        2.3           .5
  Coal Miner Retiree Medical..........     2.9          0.1         0.4        0.4          2.0
  Worker's Compensation...............    20.9(8)       3.8        10.1       10.1          5.1
  Purchase Commitments:
     Oxygen Supply....................    76.8(9)       5.4        14.4       14.4         42.6
     Electricity......................   120.7(10)      6.8        19.6       22.1         72.3
     Coal.............................    73.7(11)     14.3        39.6       19.8           --
     Other............................     2.0          2.0          --         --           --
     Capital Commitments..............    67.5(12)     65.1         2.4         --           --
                                        ------       ------      ------     ------       ------
Total Contractual Obligations.........  $974.2       $140.9      $215.0     $326.1       $697.3
                                        ======       ======      ======     ======       ======

------------
 (1) The interest rate associated with the term loan is a floating rate. Interest payment projections in respect of the term loan assume that the interest rate for 2004 will be 4% per annum and will increase by 0.5% each year during the projection period and does not reflect the reduction in interest rate as a result of the term loan amendment.


 (2) Includes interest payment obligations for the remainder of 2004 of approximately: $7.5 million in respect of the term loan; $2.4 million in respect of the Series A notes and the Series B notes; $460,000 in respect of the WHX note; $305,000 in respect of the loan agreement with the State of West Virginia; $112,000 in respect of the loan modification agreement with the Ohio Department of Development; $73,000 in respect of the modification and assumption agreement with Danieli Corporation; and $3,000 in respect of the notes issued to Fata Hunter.


 (3) Includes aggregate interest payment obligations for years 2005 and 2006 of approximately: $21.0 million in respect of the term loan; $6.5 million in respect of the Series A notes and the Series B notes; $1.2 million in respect of the WHX note; $611,000 in respect of the loan agreement with the State of West Virginia; $100,000 in respect of the loan modification agreement with the Ohio Department of Development; and $107,000 in respect of the modification and assumption agreement with Danieli Corporation.

 (4) Includes aggregate interest payment obligations for years 2007 and 2008 of approximately: $15.9 million in respect of the term loan; $7.0 million in respect of the Series A notes and the Series B notes; $1.2 million in respect of the WHX note; $611,000 in respect of the loan agreement with the State of West Virginia; and $5,000 in respect of the modification and assumption agreement with Danieli Corporation.

 (5) Includes aggregate interest payment obligations of approximately: $10.5 million in respect of the Series A notes and the Series B notes; and $1.6 million in respect of the WHX note.

 (6) Represents the estimated present value of our liability as of March 31, 2004. Amounts included for 2004 through 2008 and thereafter reflect our current estimate of corporate cash outflows and include the impact of assumed mortality, medical inflation and the aging of the population.

 (7) Amount represents payments under buyout program. 650 bargaining employees elected buyouts that extend through 2010.


                                           footnotes continued on following page


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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
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 (8)  Amount represents the present value of our liability as of March 31, 2004.
      Amounts included for 2004 through 2008 and thereafter reflect our current estimate of corporate cash outflows and exclude the impact of interest and mortality. The forecast of cash outflows is estimated based on historical cash payment information and anticipates payment of approximately $5.1 million per year.

 (9) We entered into a 15-year take-or-pay contract in 1999 that was amended in 2003. The contract requires us to purchase oxygen, nitrogen and argon each month with a minimum monthly charge of approximately $0.6 million, subject to escalation clauses. Payments for deliveries of oxygen totaled $9.3 million in 2003, $7.0 million in 2002 and $7.5 million in 2001.

(10) We entered into a 20-year take-or-pay contract in 1999, which was amended in 2003. The contract requires us to purchase steam and electricity each month or pay a minimum monthly charge of approximately $0.4 million. A variable portion of the contract is calculated as $3.75 times the number of tons of iron produced each month with an agreed to minimum of 3,000 tons per day. Payments for deliveries of steam and electricity totaled $8.8 million in 2003, $13.8 million in 2002 and $14.6 million in 2001. If we elect to terminate the contract early, as of December 31, 2003, a maximum termination payment of $37.0 million would be required.

(11) In 2004, we amended our take-or-pay contract to purchase coal each month to a minimum monthly charge of approximately $1.6 million. The term of the contract expires on December 31, 2007, however, we have the sole option to terminate the contract on or after January 1, 2006. After such date, the pricing will be subject to market conditions with a cap collar. Payments for deliveries of coal totaled $11.8 million in 2003, $16.4 million in 2002 and $7.3 million in 2001. If we elect to terminate the contract, a maximum termination payment of $37.4 million would be required.

(12) In June 2003, we entered into an agreement for the supply of equipment and services with Junction Industries, Inc., pursuant to which Junction Industries has agreed to provide equipment and services to design, engineer, procure, fabricate, and assist us in the installation, commissioning, start-up and testing of the EAF, one Consteel(R) scrap conveyor system, ladle metallurgy furnace, baghouse and certain other associated equipment for incorporation into the EAF melt shop. The total cost of the EAF is expected to be $114.9 million. As of March 31, 2004, capital commitments remaining under the project totaled $65.1 million.

PLANNED CAPITAL EXPENDITURES
Our planned capital expenditures for the three-year period 2004 through 2006 total approximately $272.3 million, and include, but are not limited to, the following capital expenditure projects:

- $88.0 million remaining for construction of the EAF, scheduled for completion in November 2004. At March 31, 2004, $71.2 million remained to be spent and is fully funded through a restricted cash account;

- $76.0 million toward substantial completion of a rebuild of the No. 8 coke battery, which is expected to extend the service life by 12 to 15 years, and is expected to begin in late 2005 and to be completed in late 2006, at an aggregate cost estimated at approximately $85.0 million (including $9 million which is expected to be paid in 2007);

- $12.5 million for installation of hot strip mill automatic roll changers at our Mingo Junction facility, expected to occur in 2006; and

- $10.4 million for cold mill improvements at our Allenport facility, expected to occur in 2005 and 2006.

In addition to the planned capital expenditure amounts identified above, we are also contemplating, at our option, and subject to receipt of all necessary environmental permitting requirements, a rebuild of the Nos. 1, 2 and 3 coke batteries in 2008 and 2009, at an estimated aggregate cost of approximately $47.0 million. Our decision to rebuild these coke batteries will depend, in part, on whether we believe potential revenues from the sale of resulting excess coke production attributable to the continued operation of these three batteries justifies these expenditures.

Under our credit agreements, we are permitted to undertake the EAF construction, No. 8 coke battery rebuild, hot strip mill automatic roll changer installation and cold mill improvements, subject to pre-established spending limits provided in our restrictive covenants. These covenants also limit the

--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------

amounts that we can spend on any other capital expenditure projects undertaken in 2004, 2005, and 2006 to $33.9 million, $44.0 million, and $37.1 million, respectively, subject to adjustment for permitted carryover of a portion of any unexpended amounts in these years.

In the three months ended March 31, 2004, we incurred approximately $24.1 million of the planned capital expenditure amounts included in our business plan.

VEBA TRUST AND PROFIT SHARING PLANS


Below are summaries of our contribution obligations under the VEBA trust and our two profit sharing plans, one for our USWA-represented employees and the other for our salaried employees, excluding our officers. Our future obligations, if any, under the VEBA trust and these plans are subject to and based on the level of our profitability (as described below) for each completed quarter. In addition, we have discretion, to the extent provided by the terms of the agreement establishing the VEBA trust and the terms of the profit sharing plans, to satisfy some or all of our funding obligations with shares of our common stock or cash.


Through the quarter ended March 31, 2004, we have not incurred any contribution obligations based on profitability due to our operating losses for each quarter since our emergence from bankruptcy on August 1, 2003. We believe, however, that we are likely to have contribution obligations under the VEBA trust and our profit sharing plans for the quarter ending June 30, 2004. We are unable to determine our contribution obligations for the second quarter and subsequent quarters until such time as the financial results for such periods become available.

VEBA TRUST

In connection with our plan of reorganization and our collective bargaining agreement with the USWA, we established a plan to provide health care and life insurance benefits to certain retirees and their dependents. The collective bargaining agreement also required us to create and make contributions to a trust to fund the payment of these retiree benefits. The trust, which we refer to in this prospectus as, the VEBA trust, is designed to constitute a tax-exempt voluntary employee beneficiary association under Section 501(c)(9) of the Internal Revenue Code. Pursuant to our plan of reorganization, we issued 4,000,000 shares of WPC common stock to the VEBA trust (the "Initial Shares"). Due to certain restrictions on the VEBA trust's ability to sell stock held by the trust to fund benefit payments (which are described in more detail below), the agreement with the USWA provided for monthly cash contributions by us of $1.5 million, beginning in October 2003 and continuing through February 2004, and $0.3 million from April 2004 through September 2004 for a total of $9.3 million (collectively, the "Initial Funding Obligation"). In addition, the agreement provides for ongoing contributions based on our profitability, payable within 45 days of the end of each fiscal quarter, under the following formula (collectively, the "Variable Contributions"):


     (i) 40% of operating cash flow, between $16 and $24 of operating cash flow per ton of steel products sold to third parties, payable in cash;

     (ii) 12% of operating cash flow, between $24 and $65 of operating cash flow per ton of steel products sold to third parties, payable at our discretion in cash or common stock of WPC;

     (iii) 25% of operating cash flow, above $65 of operating cash flow per ton of steel products sold to third parties, payable in cash; and


     (iv) 15% of operating cash flow below $30 of operating cash flow per ton of steel products sold to third parties, payable at our discretion in cash or common stock of WPC, subject to compliance with dilution limitations.


Through the quarter ended March 31, 2004, no Variable Contributions had been made or incurred.

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--------------------------------------------------------------------------------


"Operating cash flow," for purposes of determining Variable Contributions, is defined as our earnings before interest and taxes, adjusted for certain amounts as set forth in the agreement with the USWA (primarily unusual, extraordinary or non-recurring items).


As of March 31, 2004, we had contributed $3.0 million, in cash, to the VEBA trust toward satisfaction of the Initial Funding Obligation. In March 2004, we agreed with the USWA to satisfy the Initial Funding Obligation, as follows:

- the trustee was authorized to sell up to 400,000 of the Initial Shares, at its discretion (of which 42,400 shares were previously sold by the VEBA trust and the remaining 357,600 shares are being sold in the offering);

- the proceeds of the sale of 400,000 of the Initial Shares, not to exceed $6.3 million, and the $3.0 million cash contribution previously made will be credited, over a limited period of time, against future Variable Contributions due under (i), (ii) and (iii) of the Variable Contribution formula described above, if any, in accordance with the terms of the agreement with the USWA;


- the proceeds of the sale of 400,000 of the Initial Shares in excess of $6.3 million, if any, will be creditable, at our discretion against future Variable Contributions, if any are required under (i), (ii) and (iii) of the Variable Contribution formula described above; and


- no later than February 14, 2008, we are required to contribute 400,000 additional shares of our common stock to the trust, minus any shares of our common stock contributed prior to that date under (ii) of the Variable Contribution formula described above.

To the extent that contributions become due under (ii) of the Variable Contribution formula described above and we decide to make such contributions in stock, we have discretion to apply up to 1.6 million of the Initial Shares as a credit, share for share, against future stock contribution amounts to the trust. Shares of WPC common stock contributed to the trust in satisfaction of, or in the case of Initial Shares applied as a credit against, our obligations, are valued based on the closing price of WPC common stock for the 10 trading days immediately preceding the date of contribution.


Pursuant to a Stock Transfer Restriction and Voting Agreement, the trustee of the VEBA trust has agreed to limit the number of shares of WPC common stock that it may sell during the four years following the effective date of our plan of reorganization. During the first two years, the VEBA trust is not permitted to sell any of the Initial Shares without our authorization unless it holds, at the time of such sale, fewer than five percent of our outstanding shares of common stock. During each of the following two years, the VEBA trust has agreed not to sell more than 50% of the remaining Initial Shares within any consecutive 12-month period. These restrictions will not apply to any additional shares that we may contribute to the VEBA trust in satisfaction of our Variable Contribution obligation, if any. As described above, we authorized the disposition of 400,000 shares of our common stock held by the VEBA trust in satisfaction of certain funding obligations with respect to the trust. The VEBA trust previously sold 42,400 shares pursuant to this authorization and we have agreed to permit the VEBA trust to sell the remaining 357,600 shares in the offering. In connection with the stock transfer restrictions, the VEBA trust has also agreed that it will abstain from voting 1.3 million shares of common stock, or such lesser number of shares as it may hold from time to time, for the election of directors of WPC. We also entered into a registration rights agreement with the VEBA trust to comply with applicable securities laws. The terms of the registration rights agreement, as well as additional terms of the Stock Transfer Restriction and Voting Agreement are discussed further under the heading "Description of capital stock -- Registration rights."



In connection with the offering, the VEBA trust has agreed that for a period of 90 days after the date of this prospectus, the VEBA trust will not sell any shares of our common stock.


--------------------------------------------------------------------------------
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PROFIT SHARING PLANS

Pursuant to the collective bargaining agreement with the USWA, and in addition to our obligations to make contributions to the VEBA trust based on our profitability as described under "VEBA Trust" above, we have an obligation to make quarterly profit sharing payments to or for the benefit of our active USWA employees in an amount equal to 15% of our profits for the quarter, if any, in excess of $30 profit per ton of steel shipped to third parties. For this purpose, profits are defined as earnings before interest and taxes, calculated on a consolidated basis, excluding effects of certain amounts as set forth in the collective bargaining agreement. The profit sharing pool will be divided among all employees on the basis of hours attributed to each employee within each quarter. No profit sharing obligations have been incurred to date. We have the discretion to make future payments, if any, in cash or in WPC common stock. Under the terms of the plan, we must satisfy any profit sharing obligation with respect to the first, second and third fiscal quarters within 45 days after the end of the quarter, while any obligation with respect to the fourth fiscal quarter must be satisfied within 15 days after the date of the opinion of our independent registered public accounting firm with respect to our annual audited financial statements. All payments in stock will be contributed to the participant's 401(k) account, while payments in cash, if any, will be made directly to plan participants. To the extent that contributions of stock under this plan in any fiscal year, together with stock contributions to the VEBA trust under (iv) of the Variable Contribution formula described under "VEBA trust" above, exceed 10% of our common stock, on a fully diluted basis, we may satisfy our contribution obligation in the form of profit sharing notes. All profit sharing payments that become due are considered 100% vested when made.



In addition, we have adopted a profit sharing plan for salaried employees under which we have an obligation to make quarterly profit sharing payments to or for the benefit of our salaried employees in an amount equal to 4.19% of our profits for the quarter, if any, in excess of $30 profit per ton of steel shipped to third parties. For this purpose, profits are defined as earnings before interest and taxes, calculated on a consolidated basis, excluding effects of certain amounts. The profit sharing pool will be divided among all salaried employees, excluding officers. No profit sharing obligations have been incurred to date. We have the discretion to make future payments, if any, in cash or in WPC common stock. We must satisfy any profit sharing obligation with respect to the first, second and third fiscal quarters within 45 days after the end of the quarter, while any obligation with respect to the fourth fiscal quarter must be satisfied within 15 days after the date of the opinion of our independent registered public accounting firm with respect to our annual audited financial statements. All payments in stock will be contributed to the company stock fund (as defined in our salaried 401(k) savings plan) under our salaried 401(k) savings plan. All profit sharing payments that become due are considered 100% vested when made.


RECENT ACCOUNTING STANDARDS

As part of the provisions of SOP 90-7, we were required to adopt on July 31, 2003 all accounting guidance that was going to be effective within a twelve-month period.

In January 2004, the FASB issued FASB Staff Position (FSP) No. FAS 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." The FSP addresses disclosure requirements which permit a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). Signed into law on December 8, 2003, the Act introduces a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. However, certain accounting issues raised by the Act, in particular, how to account for the federal subsidy, are not

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
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--------------------------------------------------------------------------------


explicitly addressed by SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pension." Therefore, a plan sponsor may elect to defer recognizing the effects of the Act in accounting for its plan under SFAS 106 until further guidance is provided. We have elected to defer the recognition of the Act and are currently reviewing the financial statement impact of adopting the final provisions of the Act when issued.


We adopted (SFAS) 132-R (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits an amendment of FASB Statements No. 87, 88, and 106." SFAS 132-R revises employers' disclosures about pension plans and other postretirement benefit plans. It requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. Additionally, under the SFAS 132-R, public companies are required to make certain disclosures in their interim financial statements with respect to net periodic pension expense and contributions paid. We have provided the required interim disclosures in Note 8 to the interim consolidated financial statements for their postretirement benefit plan. Due to the immaterial amounts related to our defined benefit pension plan, disclosure has not been provided.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our quantitative and qualitative disclosures about market risk include forward-looking statements with respect to management's opinion about the risk associated with our financial instruments. These statements are based on certain assumptions with respect to market prices, interest rates and other industry-specific risk factors. To the extent these assumptions prove to be inaccurate, future outcomes may differ materially from those discussed herein.

COMMODITY PRICE RISK AND RELATED RISKS
In the normal course of business, we are exposed to market risk or price fluctuation related to the purchase, production or sale of steel products. In addition, prices for our raw materials, natural gas and electricity requirements are subject to frequent market fluctuations. Our market risk strategy generally has been to obtain competitive prices for our products and services and to allow operating results to reflect market price movements dictated by supply and demand. Additionally, we periodically enter into contracts for the advance purchase of natural gas in an effort to hedge against market fluctuations. Due to "mark to market" provisions in these contracts, as our market exposure decreases, we can be required to make advance payments that ultimately are recovered upon delivery of the commodity, but which can temporarily reduce our liquidity until that time.

INTEREST RATE RISK
The fair value of cash and cash equivalents, receivables and accounts payable approximate their carrying values and are relatively insensitive to changes in interest rates due to their short-term maturity.

Under the Bankruptcy Code, interest is generally not allowable on unsecured pre-petition obligations. Pursuant to our plan of reorganization, substantially all of our pre-reorganization debt was repaid or otherwise satisfied and we entered into credit facilities. Under those credit facilities, at March 31, 2004, we had outstanding $92.2 million aggregate principal amount of debt under fixed-rate instruments and $321.9 million aggregate principal amount of debt under variable-rate instruments. Since our portfolio of debt is comprised primarily of variable-rate instruments, the fair value of the debt is relatively insensitive to the effects of interest rate fluctuations. However, our interest expense is sensitive to changes in the general level of interest rates. A 100 basis point increase in the average rate for the variable rate debt would have increased our first quarter 2004 interest expense by approximately $0.8 million.

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CREDIT RISK
Counterparties expose us to credit risk in the event of non-performance. We continually review the creditworthiness of our counterparties.

FOREIGN CURRENCY EXCHANGE RISK
We have limited exposure to foreign currency exchange risk as almost all of our transactions are denominated in US dollars.

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--------------------------------------------------------------------------------

Business

OVERVIEW

WPC, together with its subsidiaries, is the sixth largest integrated producer of steel and steel products in the US based on shipments of 2.2 million tons in 2003. We were established in 1920 and today produce and sell a wide range of flat rolled steel and steel products for a diverse range of end markets. In 2003, we produced approximately 2.4 million tons of steel slabs which were further processed in our manufacturing facilities located in Ohio, Pennsylvania and West Virginia. We produce substantially all of our own coke and operate four coke oven batteries and produced approximately 1.0 million tons of coke in 2003. We have long-term agreements to purchase most of our raw material and energy inputs, including iron ore, metallurgical coal and electricity, which we believe are on favorable terms to us based on current market conditions.


Additionally, we are in the process of constructing an EAF that, along with the idling of one of our two blast furnaces, will transform our operations from an integrated producer to a hybrid producer of steel with the characteristics of both an integrated producer and a mini-mill. This transformation will provide flexibility in our steel making process by enabling us to use the EAF on its own or in conjunction with our remaining blast furnace and BOF. The EAF will have a continuous scrap feed, or Consteel(R), and is differentiated from most mini-mills in that it will have the ability to receive liquid iron as an alternative metallic input to more conventional steel scrap charged materials, enabling us to optimize our raw material input costs. Consteel(R) is the process of continuously feeding and pre-heating the metallic scrap charge to the EAF. The EAF will also reduce our requirements for coke as a raw material input. Furthermore, we recently entered into a long-term scrap supply agreement designed to provide us with an adequate and reliable source of scrap for our EAF operations. The EAF has several additional advantages over integrated steel production including lower capital expenditures for construction of facilities, more flexible raw material costs and limited ongoing capital requirements to sustain operations. Further, we expect to be able to maintain existing quality levels across our full range of products while using the EAF in our steel making process. We believe that the EAF will have an annual production capacity of up to 2.5 million tons of liquid steel, depending on the mix of hot metal and scrap inputs. The flexibility of using various operating configurations of the EAF and BOF to maximize steel production is expected to enable us to produce 2.8 million tons of steel slabs annually and manage our cost structure more efficiently. Construction and installation of the new EAF is projected to be completed in November 2004, and the EAF is expected to be operating at 75% capacity by May 2005 and at full capacity by the fourth quarter of 2005.


Our product offerings are focused predominantly on higher value-added finished steel products such as cold rolled products, tin and zinc coated products and fabricated products. Higher value-added products comprised more than 70% of our shipments in 2003. In addition, we produce semi-finished steel products and hot rolled steel products. We market a mix of products to a wide range of customers and end markets including the construction, container, and appliance industries, and to steel service centers, converters and processors.

Our principal operating subsidiary is WPSC. WCC, an operating division of WPSC, manufactures our fabricated steel products including construction and bridge decking, corrugated roofing and siding, and painted coil for the construction, agricultural and highway industries. WCC products represented 22% of our steel tonnage shipped in 2003. WPSC also has ownership interests in two joint ventures, Wheeling-Nisshin and OCC, that consumed more than 30% of our steel tonnage shipped in 2003, representing 27.5% of our 2003 net sales. These joint ventures produce value-added steel products including aluminized and galvanized sheet, and tin coated products for the container, construction and service center markets. For the twelve months ended December 31, 2003, our shipments and net sales

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                                                                              49
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BUSINESS
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totaled 2.2 million tons and $967.3 million, respectively. For the three months ended March 31, 2004, our shipments and net sales totaled 538,701 tons and $274.2 million, respectively.

The following pie charts provide a breakdown of our products and markets:

                        PRODUCT DISTRIBUTION BY REVENUE
                          YEAR ENDED DECEMBER 31, 2003

                                  (PIE CHART)

Hot Rolled............................   20%

Cold Rolled...........................   40

Galvanized............................    5

Fabricated Products...................   33

Coke and coke by products.............    1

Conversion and other(1)...............    1

------------
(1)  Includes conversion, semi-finished and resale products

                              MARKETS BY SHIPMENTS
                          YEAR ENDED DECEMBER 31, 2003

                                  (PIE CHART)

Steel Service Centers.................   27%

Converters/Processors(1)..............   28

Construction..........................   20

Agriculture...........................    3

Containers(1).........................   16

Automotive............................    1

Appliances............................    1

Exports...............................    2

Other.................................    2
                                        ---

                                        100%

------------
(1) Products shipped to Wheeling-Nisshin and OCC are included primarily in the converters and processors and containers markets, respectively.

COMPETITIVE STRENGTHS

COMPETITIVE COST STRUCTURE
We believe that we are competitive with other restructured integrated US steel producers based on our labor costs, reduced legacy liabilities and expenses, strategically located manufacturing facilities and raw materials and energy inputs position.

Reduced Labor Costs. We have significantly reduced our labor costs by reducing total headcount and increasing workplace efficiencies. As of March 31, 2004, we employed 3,177 employees as compared to 3,943 employees as of December 31, 2002 and 4,578 employees as of November 1, 2000, when we filed for Chapter 11 bankruptcy protection. Our salaried employees were reduced from 926 to 533 and hourly employees from 3,666 to 2,644 between November 1, 2000 and March 31, 2004, respectively.

In addition, our new labor agreement with our unionized employees pursuant to our reorganization contains flexible work rules that we believe are comparable to the work rules contained in labor agreements of other restructured integrated steel producers. Job classifications in our work force have been reduced from 32 to 5, resulting in employees performing a much more expansive range of duties. Additionally, restrictive work practices have been significantly reduced to increase workplace efficiencies.

Reduced Legacy Liabilities. We have lowered our OPEB liabilities, and reduced our combined expense for pension and OPEB liabilities from historical levels. Pursuant to our new labor agreement with the USWA, past USWA retirees now receive medical and life insurance benefits exclusively under a VEBA trust that ties our funding obligation of the VEBA trust to our profitability. This has helped transform a portion of our costs that were traditionally fixed to a more variable cost structure. Additionally, as a result of changes to our pension plans, most of our USWA employees now participate in a multi-employer defined benefit pension plan that we fund based on hours worked at

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BUSINESS
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fixed rates, which are adjusted periodically as set forth in the labor agreement. Pre-reorganization pension liabilities were retained by WHX Corporation, our former parent company.


Strategically Located Manufacturing Facilities. The location of our manufacturing facilities in the Ohio River Valley improves our cost competitiveness. The proximity of our facilities to raw material suppliers, and our ability to use the Ohio River for the transportation of our raw material inputs lowers our costs. Our location on the Mississippi River system enables us to receive shipments of many of our raw materials by barge, on a cost-effective basis, including coal from West Virginia coal mines, iron ore from Brazil and scrap from producers in our region. Our steel making facilities are located in Ohio, which is the largest scrap producing state, which we believe enhances the availability of scrap and minimizes transportation costs. Furthermore, the majority of our customers are located within a 350-mile radius of the Ohio River Valley, one of the largest steel consuming regions in the US, which allows us to transport our products to those end customers on a cost-effective basis. In addition, we believe that our location also enables us to ship our steel products by barge to more distant locations such as the Houston, Texas and St. Louis, Missouri areas at lower costs than many of our competitors.


RAW MATERIALS AND ENERGY INPUTS POSITION
We believe that our long-term raw material supply agreements and our ability to produce coke enhances our competitive cost position and our reputation with customers as a reliable supplier of steel products. Our main raw material and energy inputs are iron ore, coal, electricity, scrap and natural gas. We have long-term supply agreements covering substantially all of our requirements for iron ore and metallurgical coal, which we believe are on favorable terms to us based on current market conditions. In addition, we have recently entered into a long-term scrap supply agreement designed to provide us with an adequate and reliable source of scrap, principally for our EAF operations. We also benefit from a low-cost electricity supply contract. In 2003, we produced 1.0 million tons of coke, meeting substantially all of our coke requirements. We anticipate that we will continue to meet substantially all of our coke requirements through internal production. In addition, we believe that we will have excess coke capacity as a result of the completion of the EAF and the closing of one of our two blast furnaces. We are currently evaluating alternatives to monetize our anticipated excess coke position.

FLEXIBLE OPERATING STRATEGY
We expect that the construction of the EAF will provide us with a flexible operating model that can capitalize on the economic and operating advantages of both integrated and mini-mill production relating to raw materials inputs and the ability to adapt to changes in market conditions. The EAF primarily uses scrap as a metallic input in its steel making process, although it has the flexibility to use liquid iron for up to 40% of its metallic input requirements instead of scrap. A significant advantage of our EAF strategy stems from the correlation of scrap prices with steel selling prices which has historically provided mini-mills with a relatively constant metal margin, which represents the difference between steel selling prices and scrap prices, over a business cycle. We expect to gain similar benefits from our EAF strategy. In addition, we expect that the EAF's ability to use liquid iron as a metallic input in addition to scrap will provide us with additional flexibility to maximize our steel production and optimize the cost of our metallic inputs in our steel production process. These advantages, as well as the variable cost structure of the EAF, are expected to allow us to quickly and economically adjust our steel production levels to suit end market conditions. Further, we believe that the EAF will require limited ongoing capital to maintain operations.

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SIGNIFICANT SALES TO CAPTIVE DOWNSTREAM CUSTOMERS AND LONG-TERM CUSTOMER
RELATIONSHIPS
We believe that our large captive customer base increases our stability, especially in adverse market conditions. Our joint ventures, Wheeling-Nisshin and OCC, together consumed more than 30% of our steel tonnage shipped in 2003, representing 27.5% of our 2003 net sales. In addition, our end markets and customer base are diverse and balanced by industry sectors. For the year ended December 31, 2003, our largest end markets were converters and processors, steel service centers and the construction and container industries.

We are a key supplier to many smaller steel consumers operating in niche end markets, such as specialty tubing, containers and lawn and garden markets. We have maintained long standing relationships with our customers and have been a supplier for at least 10 years to eight of our top 10 customers. We focus on being a major steel supplier to small niche consumers and on long-term customer relationships, which adds to the stability and reliability of our customer base.

FOCUS ON FABRICATED PRODUCTS AND DIVERSE VALUE-ADDED PRODUCT OFFERINGS
We manufacture a diverse mix of value-added products including cold rolled, coated, tin mill and fabricated products. Higher value-added products accounted for over 70% of our total shipments for the year ended December 31, 2003. Our WCC operating division produces a variety of fabricated products including corrugated roofing and siding, painted coils and structural and non-structural decking. WCC products represented 22% of our steel tonnage shipped in 2003. In addition, we are among the leading providers of certain fabricated products, such as steel construction products, bridge deck forms and building products. We are continuing to build on our market positions in corrugated products and to expand our penetration into the residential construction industry by actively marketing our residential roofing products through distribution centers directly to end users.

EXPERIENCED MANAGEMENT TEAM
Members of our senior management team have 241 cumulative years of experience in the steel industry, with an average of 27 years of experience. Our senior management is experienced in all aspects of steel production including integrated and EAF production. James G. Bradley, our Chairman, President and Chief Executive Officer, and Harry L. Page, our Vice President, Engineering, Technology and Metallurgy of WPSC, have six and five years experience, respectively, in EAF operations. The manager of our EAF has 20 years of experience with mini-mills. Our directors have 216 cumulative years of experience in the steel industry, with an average of 20 years of experience.

OUR STRATEGY

Our business strategy is focused on making our cost structure more variable, reducing our ongoing maintenance and capital expenditure requirements, providing flexibility to react to changing economic conditions, and expanding our participation in markets for higher value-added products.

TRANSITIONING TO ELECTRIC ARC FURNACE PRODUCTION
Our strategy to construct an EAF will transform our operations from conventional integrated steel production to those of a hybrid steel producer with the characteristics of both an integrated producer and a mini-mill. Our EAF will be differentiated from most mini-mills by its ability to use both a continuous scrap feed and liquid iron as an alternative metallic input. We expect that the EAF will have an annual capacity of up to 2.5 million tons of liquid steel and, in conjunction with our BOF, will enable us to produce 2.8 million tons of steel slab annually, which is the practical steel making limit under our current environmental permits. Construction and installation of the EAF is projected to be completed in November 2004, and the EAF is expected to be operating at 75% of capacity by May 2005 and at full capacity by the fourth quarter of 2005. As of March 31, 2004, remaining capital

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expenditures for completion of the EAF were approximately $71.2 million of an estimated total project cost of $114.9 million, and are pre-funded through cash held in a restricted cash account. After completion of the EAF, we currently expect to idle one of our two blast furnace operations that is otherwise expected to require a major rebuild at an estimated cost of $140 million.

Compared to integrated steel production, the EAF has several advantages including lower capital expenditures for construction of facilities, a more variable cost structure, lower energy requirements, and limited ongoing maintenance and capital expenditure requirements to sustain operations. Further, the construction of the EAF with the simultaneous idling of one of our two blast furnaces will significantly reduce our requirements for coke. The liquid iron that can be used as a metallic input for the EAF will be produced using our remaining blast furnace operations, providing us with additional flexibility relating to raw materials. We believe that the more variable cost structure of the EAF and flexibility in raw material input utilization will enable our costs to more closely track market conditions and will support our margins in market downturns.

STRATEGIC CAPITAL PROJECTS TO IMPROVE PRODUCTIVITY AND COST POSITION
We are planning a number of strategic capital projects over the next three years that are intended to upgrade and eliminate bottlenecks in our rolling and finishing facilities and to increase our productivity and improve our cost position. We plan to install new automatic roll changers on the finishing mills at our hot strip mill in December 2006 which are expected to expand our annual rolling capacity by 0.4 million tons to 3.2 million tons and optimize throughput, resulting in lower costs. In addition, we plan to upgrade our temper mill and install a final inspection line at our Allenport facility. These and other improvements are intended to increase our downstream capacity and improve the quality and market penetration of our value-added cold rolled products.

CAPITALIZE ON OUR ANTICIPATED EXCESS COKE CAPACITY

We expect to have excess coke capacity following the construction of our EAF and idling of one of our two blast furnaces. In 2003, we produced 1.0 million tons of coke in our four coke batteries meeting substantially all of our coke requirements. In 2005 and 2006, following the construction of the EAF and idling of one of our two blast furnaces, we expect to significantly lower our annual coke requirements to approximately 0.7 and 0.6 million tons, respectively, from approximately 1.0 million tons in 2003. To continue our self sufficiency in coke and to capitalize on favorable market conditions, we plan to rebuild our No. 8 coke battery beginning in late 2005. The construction is expected to be completed in late 2006 and is expected to require a capital investment of $85 million. The rebuild is expected to extend service life of the battery by 12-15 years. We expect to have excess coke production capacity of approximately 0.3 million tons in 2005 after the closing of one of our two blast furnaces and excess capacity of approximately 0.5 to 0.6 million tons of coke in 2007 after the rebuild of our No. 8 coke battery. Excess capacity amounts assume our remaining three coke batteries continue operations. If we do not continue to operate these remaining three coke batteries for any reason, we will be able to produce approximately 85% of our own coke requirements during the rebuild of the No. 8 coke battery. We are evaluating whether to rebuild these three coke batteries. We anticipate that the rebuild would cost approximately $47 million and would start in 2008. The rebuild of any of our coke batteries is subject to receipt of all required environmental permits. In addition, in order to continue to operate our Nos. 1, 2 and 3 coke batteries once the EAF reaches certain production levels, we will be required to obtain a modification to our existing environmental permits. The rebuild is expected to increase the annual production capacity of these batteries from 0.38 million tons to 0.40 million tons, further bolstering our long coke position. We currently are exploring various alternatives to monetize our anticipated excess coke capacity, including spot or long-term contractual arrangements or possible joint ventures with third parties.


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ACHIEVE BALANCED EXPOSURE TO SPOT AND CONTRACT BUSINESS
We aim to achieve a balanced mix between spot and contract business. We believe that contract business, which we define as agreements in excess of three months, offers insulation from the volatility of the spot market. However, contract type business also could limit upside potential in a tight market situation. A reasonable balance offers relatively predictable volumes, and an opportunity to enhance product mix as well as to enjoy spot opportunities. Currently, our relatively high exposure to the spot market, comprising 75% of our sales, is enabling us to benefit from increased steel prices. In the long-term, we seek to increase our mix of contract business to 40% by targeting sales to end use customers versus spot sales to service centers and processors. This mix is expected to provide enhanced stability in fluctuating market conditions and, at the same time, should allow us to take advantage of positive pricing in tighter markets. We will continue to target customers that purchase our products over prolonged periods of time and value consistency of supply.

OPTIMIZE THE SALE OF DOWNSTREAM VALUE-ADDED PRODUCTS
We continue to seek a product mix that offers high returns and increases our stability. Our long-term strategy focuses on higher value-added products with higher engineering content. Although we are seeking to capitalize on current favorable pricing conditions in the commodity and hot rolled markets to maximize our profitability, we will continue to identify products and markets that offer higher returns and increase stability. We believe that our new operating configuration will allow us to continue to produce a full range of products. We aim to increase our market penetration of cold rolled products through capital expenditures and changes in operating practices at our Allenport and Yorkville cold finishing mills, which are expected to result in higher quality cold rolled products. These initiatives are expected to help to further penetrate the desirable OEM marketplace and reduce reliance on service centers.

INCREASE FINANCIAL FLEXIBILITY

We expect to reduce leverage and strengthen our balance sheet through this offering and by following a disciplined financial strategy. As of March 31, 2004, we had total outstanding debt of $414.1 million and liquidity, consisting of cash and cash equivalents and availability under our revolving credit facility, of $33.2 million. The net proceeds of this offering will be used to repay the outstanding indebtedness on our revolving credit facility, and for ongoing capital expenditures to maintain our operations. After giving effect to the offering, and based on our total indebtedness as of March 31, 2004, we expect to have $342.2 million of debt outstanding and $105.7 million of liquidity, resulting in lower leverage and an improved overall capital structure immediately after the offering. We plan to apply cash flows from operating activities, to the extent available after planned capital expenditures, to reduce our indebtedness, thereby enhancing our liquidity.


INDUSTRY OVERVIEW

Steel making in the US is a highly competitive and capital intensive industry with approximately $32.2 billion in sales and 105.6 million tons of domestic shipments in 2003. Estimated domestic consumption was approximately 116 million tons in 2003 and is expected to increase to approximately 122 million tons in 2004. Total annual steel consumption in the US has fluctuated between 86 million and 132 million tons since 1991, and was approximately 132 million tons in 2000, 116 million tons in 2001, 117 million tons in 2002 and 116 million tons in 2003. Imports of finished steel totaled approximately 29 million tons in 2000 and declined to approximately 24 million tons in 2001 and 2002 and 18 million tons in 2003.

In the US, flat rolled steel is produced either by integrated steel facilities or mini-mills. Integrated steel makers typically produce flat rolled products by using blast furnaces to combine iron ore, limestone and coke (a refined carbon product derived from oven fired coal) into hot iron. Scrap metal is then

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added to the hot iron to produce liquid steel through a BOF which removes impurities. After the liquid steel is metallurgically refined, it is processed through a continuous caster to form slabs. These slabs are further shaped or rolled into flat sheets at a hot strip mill or a plate mill. Various finishing processes may follow whereby the steel is treated through pickling, cold-rolling, annealing, tempering or coating processes.

The quality of steel products produced through the integrated process is generally more suitable for a wider variety of high quality specialized uses than those produced through the mini-mill process because less scrap containing impurities is used. As a result, integrated steel products are typically used for more value-added applications. Integrated mills are also characterized by more production steps and man-hours and higher costs of building and maintaining operations. Current restructuring efforts by integrated steel mills have focused on reducing these costs through increased labor flexibility and efficiency and using automation to increase labor productivity.

A mini-mill utilizes an electric arc furnace to melt scrap and scrap substitutes and remove impurities, eliminating the need for iron ore and coke inputs. The liquid steel can be metallurgically refined before it is cast into thin slabs which are further processed in line to produce flat sheets similar to those produced by integrated steel makers. Similar finishing processes often follow.

The quality of mini-mill produced steel products are dependent on the limited quality of the scrap raw materials used. However, in recent years, domestic mini-mills have increased the quality of their steel products. Typically, mini-mills are more cost efficient than integrated producers because they require less capital to operate and maintain. The correlation of scrap prices with steel selling prices represents the main advantage of the mini-mill and EAF strategy. This correlation has historically provided a relatively constant metal margin, or the difference between the steel selling prices and scrap prices, to the mini-mills over the business cycle. This relatively constant metal margin ensures that mini-mills perform better in downturns than integrated producers.

CURRENT ENVIRONMENT
Industry Consolidation. In recent years, the fragmented US steel industry has experienced volatile market conditions, characterized by declining prices, fluctuating capacity, low demand growth and increased foreign imports. These conditions and additional constraints produced by significant underfunded pension and retiree health care obligations have led to widespread bankruptcies in the industry. Including us, over 40 companies have filed for Chapter 11 bankruptcy protection since January 1998, including Bethlehem, LTV and National Steel (formerly the second, third and fifth largest US integrated steel producers) in addition to Rouge Steel, Republic Engineered Products and Weirton Steel. A number of these steel producers were purchased out of bankruptcy, consolidation and rationalization of the industry.

As a result of industry consolidation, the top three steel producers in the US held approximately 44% market share in 2003 compared to 34% in 2002. The US steel industry has experienced more consolidation than the global industry, which is expected to lead to a more favorable pricing environment for US producers and has contributed to steel makers' recent ability to levy base rate price increases and raw material surcharges.

Imports. As the single largest steel consuming country in the western world, the US market has long been a focus of steel producers in Europe and Japan. Steel producers from Korea, Taiwan, Brazil and other large economies such as Russia and China recognized the US as a target market. The domestic steel market is affected by factors influencing world-wide supply and demand, with excess productivity generally seeking the most lucrative markets. During the last several years, favorable conditions in the US market resulted in significant imports of steel and substantially reduced sales, margins and profitability of domestic steel producers. Imports surged in 1998 due to severe economic conditions in

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Southeast Asia, Latin America, Japan and Russia, among others. Steel imports of flat rolled products as a percentage of domestic apparent consumption, excluding semi-finished steel, have been approximately 21% in 1999, 22% in 2000, and 20% in 2001 and 2002. Steel product prices reached historical cyclical lows in December 2001 as a result of low domestic demand and increased foreign imports.

As a result, the US government took various protective actions during 2001 and 2002, including the enactment of various steel import quotas and tariffs under
Section 201 of the US Trade Act of 1974, as amended, which contributed to a decrease of some US steel imports during 2003. However, these protective measures were only temporary and many foreign steel manufacturers were granted exemptions from applications of these measures. Following a November 2003 decision by the World Trade Organization Appellate Body declaring that the tariffs imposed by the US on steel imports violated global trade rules, the steel import quotas and Section 201 tariffs were lifted in December 2003. Import penetration fell to 16% for the full year 2003. The elimination of the protections offered by these trade remedies may lead to increased competition from foreign importers and could have an adverse effect on our business, financial condition or results of operations. A weaker US dollar, increased demand for steel in China and other developing countries, and higher raw material and ocean freight costs have discouraged imports and led to substantial increases in steel selling prices, however, imports of foreign steel increased significantly in March and April of 2004, compared to the same months in 2003. Recent actions to slow economic growth to sustainable levels by banking authorities and other policy makers in China have created uncertainty regarding China's ability to manage its rapid economic growth, which could adversely affect steel markets and the steel industry.

Pricing. Increased global demand, especially from mills in China, has put upward pressure on raw material prices and scrap prices in particular. Between the fourth quarter of 2003 and March 2004, No. 1 Heavy Metal Scrap prices increased substantially. Early in the second quarter of 2004, a correction occurred in scrap prices and recently published market prices reflect an increase of approximately 30% from December 2003. Shortages in coke have put pressure on integrated steel producers with certain coke spot prices rising approximately 150% since mid-2003 to $500 per metric tonne, or more than $450 per ton.

Faced with higher raw material costs and increasing world demand, domestic steel producers began to both increase base prices and implement raw material surcharges starting in January 2004. This combination of factors has resulted in historically high prices for steel products. For example, spot hot rolled coil prices rose to $580 per ton in April 2004, and $595 per ton in May. This represents an increase by more than 90% over the prices in the fourth quarter of 2003.

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PRODUCTS AND PRODUCT MIX

The table below reflects the historical product mix of our shipments, expressed as a percentage of tons shipped.

                                                           HISTORICAL PRODUCT MIX
                                                          YEARS ENDED DECEMBER 31,
                                                 ------------------------------------------
PRODUCT CATEGORY:                                  2003     2002     2001     2000     1999
-------------------------------------------------------------------------------------------
Higher value-added products:
  Cold rolled products -- trade................    11.0%    11.6%     9.2%    13.6%    10.6%
  Cold rolled products -- sales to
     Wheeling-Nisshin..........................    19.5     20.0     20.0     13.9     19.4
  Coated products..............................     4.9      6.1      3.3      5.4     10.1
  Tin mill products............................    13.1     13.0     10.8     10.0      9.8
  Fabricated products..........................    21.8     21.5     24.6     23.0     18.7
                                                 ------   ------   ------   ------   ------
Higher value-added products as a percentage of
  total shipments..............................    70.4%    72.2%    69.0%    68.6%    71.2%
Hot rolled products............................    28.6     26.4     31.0     30.9     28.8
Semi-finished products.........................     0.0      1.4      0.0      0.5      0.0
  Total........................................   100.0%   100.0%   100.0%   100.0%   100.0%
                                                 ======   ======   ======   ======   ======
Average net sales per ton......................  $  436   $  443   $  412   $  475   $  461

Hot Rolled Products. Hot rolled coils represent the least processed of our finished goods. Approximately 70.4% of our production of hot rolled coils during the year ended December 31, 2003 was further processed into value-added finished products. Hot rolled black or pickled (acid cleaned) coils are sold to a variety of consumers such as converters and processors, steel service centers and the appliance industries.

Cold Rolled Products. Cold rolled coils are manufactured from hot rolled coils by employing a variety of processing techniques, including pickling, cold reduction, annealing and temper rolling. Cold rolled processing is designed to reduce the thickness and improve the shape, surface characteristics and formability of the product.

Coated Products. We manufacture a number of corrosion-resistant, zinc-coated products, including hot-dipped galvanized sheets for resale to trade accounts. The coated products are manufactured from a steel substrate of cold rolled or hot rolled pickled coils by applying zinc to the surface of the material to enhance its corrosion protection. Our trade sales of galvanized products are heavily oriented to unexposed applications, principally in the appliance, construction, service center and automotive markets.

Tin Mill Products. Tin mill products consist of blackplate and tinplate. Blackplate is a cold rolled substrate (uncoated), the thickness of which is less than .0142 inches, and is utilized extensively in the manufacture of pails and shelving and sold to OCC for the manufacture of tinplate products. Tinplate is produced by the electro-deposition of tin to a blackplate substrate and is utilized principally in the manufacture of food, beverage, general line and aerosol containers. While the majority of our sales of these products are concentrated in container markets, we also market products for automotive applications, such as oil filters and gaskets. We produce all of our tin-coated products through OCC. OCC's tin coating mill has a nominal annual capacity of 250,000 net tons.

Fabricated Products. Fabricated products consist of cold rolled or coated products further processed mainly via sheeting and roll forming and are sold by the construction, agricultural and specialty products groups.

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Construction Products.  Construction products consist of roll-formed sheets, which are utilized in sectors of the non-residential building market such as commercial, institutional and manufacturing. They are classified into three basic categories: roof deck, form deck, and composite floor deck.

Agricultural Products. Agricultural products consist of roll-formed corrugated sheets that are used as roofing and siding in the construction of barns, farm machinery enclosures, light commercial buildings and certain residential roofing applications.

Specialty Products. Specialty products consist of coil and galvanized sheet steel supporting the culvert and heating, ventilation and air conditioning markets. The specialty products are produced by Wheeling-Nisshin and Feralloy-Wheeling Specialty Processing Co., of which we own a 49% equity interest, and by contract service providers.

Revenues from external customers by product line for the periods indicated below were as follows:

                                                         REVENUES BY PRODUCT
                          ---------------------------------------------------------------------------------
                              REORGANIZED COMPANY                       PREDECESSOR COMPANY
                          ----------------------------   --------------------------------------------------
                                                  FIVE                          SEVEN
                          QUARTER ENDED   MONTHS ENDED   QUARTER ENDED   MONTHS ENDED       YEARS ENDED
                              MARCH 31,   DECEMBER 31,       MARCH 31,       JULY 31,      DECEMBER 31,
                          -------------   ------------   -------------   ------------   -------------------
        PRODUCT:                   2004           2003            2003           2003       2002       2001
-----------------------------------------------------------------------------------------------------------
                                 (DOLLARS IN THOUSANDS                                (DOLLARS IN THOUSANDS
Hot rolled..............  $      66,843   $     85,305   $      48,319   $    106,545
                                                                                        $179,530   $152,787
Cold rolled.............        102,162        143,925         106,936        243,841
                                                                                         387,384    295,452
Galvanized..............         24,621         22,575          11,349         26,446
                                                                                          62,712     25,353
Fabricated products.....         76,495        137,137          64,958        179,083
                                                                                         306,254    337,693
Coke and coke by-
  products..............          2,224          5,752           4,036          9,155
                                                                                          15,408     15,245
Conversion and
  other(1)..............          1,861          2,208           3,074          5,369
                                                                                          28,705      9,110
                          -------------   ------------   -------------   ------------   --------   --------
                          $     274,206   $    396,902   $     238,672   $    570,439   $979,993   $835,640
                          =============   ============   =============   ============   ========   ========

------------
(1)  Includes conversion, semi-finished and resale products.

JOINT VENTURES

WHEELING-NISSHIN
WPSC owns a 35.7% equity interest in Wheeling-Nisshin, which is a joint venture between Nisshin Steel Co., Ltd. and WPSC. Wheeling-Nisshin owns a state-of-the-art processing facility located in Follansbee, West Virginia which has capacity to produce over 700,000 tons annually of coated steel and offers some of the lightest-gauge galvanized steel products manufactured in the US for construction, heating, ventilation and air-conditioning and after-market automotive applications. Wheeling-Nisshin products are marketed through trading companies, and its net sales are not consolidated into our net sales.

WPSC is a party to a supply agreement with Wheeling-Nisshin that expires in 2013. Wheeling-Nisshin may terminate this agreement at any time WPSC and its subsidiaries and parent, if any, in the aggregate own less than 20% of the common stock of Wheeling-Nisshin. Pursuant to that agreement, WPSC is required to provide not less than 75% of Wheeling-Nisshin's steel substrate requirements, up to an aggregate maximum of 9,000 tons per week, subject to product quality requirements and at negotiated prices based on prevailing actual market rates. Shipments of steel by WPSC to Wheeling-Nisshin were approximately 440,000 tons, or 19.8% of our total tons shipped, approximately 445,000 tons, or 20.1% of our total tons shipped and approximately 412,000 tons, or 20.3% of our total tons

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shipped, for the years ended December 31, 2003, 2002 and 2001, respectively. We derived approximately 16.3%, 15.6% and 14.6% of our net sales from sales of steel to Wheeling-Nisshin in 2003, 2002 and 2001, respectively. For the years ended December 31, 2003, 2002 and 2001, Wheeling-Nisshin had operating income of $6.1 million, $6.9 million and $3.5 million, respectively, and we received dividends of $2.5 million in each of those years from Wheeling-Nisshin. As of December 31, 2003, Wheeling-Nisshin had cash and investment securities totaling $58.3 million and had no outstanding indebtedness.

A shareholders agreement among WPSC and Nisshin Steel Co., Ltd. contains provisions that may directly or indirectly restrict the transfer of the shares of Wheeling-Nisshin owned by WPSC, including the following:

- WPSC may not sell its Wheeling-Nisshin shares at any time that it is in breach of the shareholders agreement or any other agreement with Wheeling-Nisshin, including the supply agreement.

- If WPSC seeks to sell some or all of its Wheeling-Nisshin shares, it must first offer to sell, transfer or assign the offered shares to the other Wheeling-Nisshin shareholder.

In addition, WPSC has pledged its shares in Wheeling-Nisshin to the lenders under our term loan agreement and revolving credit facility, to the holders of our Series A notes and Series B notes and to Itabira Rio Doce Company, Ltd., in connection with an iron ore supply agreement, in each case, to secure our obligations thereunder.

OHIO COATINGS COMPANY
WPSC owns a 50% voting interest and an approximate 44% equity interest in OCC, which is a joint venture among WPSC, Dong Yang Tinplate America Corp., a leading South Korea-based tin plate producer, and Nippon Steel Trading America, Inc., formerly known as Nittetsu Shoji America, Inc., a US-based tinplate importer. Dong Yang Tinplate America also holds a 50% voting interest and an approximate 44% equity interest in OCC. Additionally, Nippon Steel Trading America holds non-voting preferred stock in OCC, which represents an approximate 11% equity interest in OCC and is subject to repurchase by OCC. OCC commenced commercial operations in January 1997. The OCC tin-coating facility is the only domestic electro-tin plating facility constructed in the past 30 years. The tin coated products that we distribute are produced by OCC.

Pursuant to a raw material supply agreement between WPSC and OCC, WPSC has the right to supply up to 230,000 net tons in any calendar year of the black plate and cold rolled steel requirements of OCC through 2012, subject to quality requirements and at negotiated prices based on prevailing market rates. OCC may terminate this agreement if at any time WPSC owns less than 33% of the common stock of OCC. Shipments of steel by WPSC to OCC were approximately 239,000 tons, or 10.8% of our total tons shipped, approximately 245,000 tons, or 11.1% of our total tons shipped and approximately 184,000 tons, or 9.1% of our total tons shipped, for the years ended December 31, 2003, 2002 and 2001, respectively. We derived approximately 11.2%, 10.6% and 9.8% of our net sales from sales of steel to OCC in 2003, 2002 and 2001, respectively. Prior to July 2003, WPSC was the exclusive distributor for all of OCC's products and marketed approximately 70% of OCC's products through Nippon Steel Trading America. In July 2003, Nippon Steel Trading America became the exclusive distributor for approximately 70% of OCC's products and WPSC remained a distributor for the balance. In April 2004, OCC began selling to certain customers directly, which reduced WPSC's distributorship to approximately 20% of OCC's products. For the years ended December 31, 2003, 2002 and 2001, OCC had operating income of $8.7 million, $6.5 million and $3.9 million, respectively. OCC did not pay any dividends during those periods. As of December 31, 2003, OCC had $0.2 million in cash and $39.5 million in outstanding indebtedness.

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A shareholders' agreement among WPSC, Dong Yang Tinplate America, Nippon Steel
Trading America and OCC contains certain provisions that may restrict WPSC's ability to transfer its shares of OCC, including the following:

- Any pledge, transfer or other distribution of shares of OCC must be previously approved by shareholders holding at least 66 2/3% of the voting power of the common shares of OCC.

- For 45 days after a shareholder receives notice from the other party that a change of control of the other party has occurred, the party receiving notice has the option to purchase all, but not less than all, of the shares owned by the other party at a price equal to $10,000 per share plus 10% interest or fair market value, whichever is higher. For purposes of the shareholders' agreement, "change of control" for WPSC means, the transfer to persons (other than a holding company) of a majority of the capital stock of WPSC, or any transfer of substantially all of its assets.

WPSC has pledged its shares in OCC to the lenders under our term loan agreement and revolving credit facility, and to the holders of our Series A notes and Series B notes and to Itabira Rio Doce Company, Ltd., in connection with an iron ore supply agreement, in each case, to secure our obligations thereunder.

Pursuant to a loan agreement dated January 8, 1996, WPC loaned OCC $16.5 million. The loan had an eight year term and bore interest, as of March 31, 2004, at approximately 5.0% per annum. As of March 31, 2004, OCC owed approximately $11.1 million on the loan. The loan is to be repaid in November 2006.

In April 2003, OCC entered into a three-year credit agreement with Bank of America, N.A., providing for a revolving line of credit for loans and letters of credit in an amount of up to $18 million and a term loan in the aggregate principal amount of $4.3 million. OCC is restricted from declaring dividends under the terms of its credit agreement. However, OCC is permitted to make distributions of interest and principal in respect of its indebtedness to WPC, subject to certain limitations set forth in the credit agreement and in the subordination agreement described below. OCC has made principal payments in each of the most recent three quarters. In connection with the refinancing, WPC (i) entered into a subordination agreement, acknowledging that the $11.7 million owed by OCC to WPC pursuant to the loan agreement described in the previous paragraph, is subordinate to any indebtedness owed by OCC to Bank of America under OCC's term loan agreement; and (ii) WPSC entered into a no-offset agreement, agreeing that it will not offset against accounts payable to OCC any indebtedness of OCC to WPSC.

CUSTOMERS

We market an extensive mix of products to a wide range of manufacturers, converters and processors. Our 10 largest customers, including our Wheeling-Nisshin and OCC joint ventures, accounted for approximately 42.5%, 50.4%, and 43.9% of our net sales, respectively, in each of the three years ended December 31, 2003. Wheeling-Nisshin accounted for approximately 16.3% of our net sales during the year ended December 31, 2003, 15.6% of our net sales during the year ended December 31, 2002, and 14.6% of our net sales during the year ended December 31, 2001. OCC accounted for approximately 11.2% of our net sales in 2003, 10.6% of our net sales during the year ended December 31, 2002 and 9.8% of our net sales during the period ended December 31, 2001. Geographically, the majority of our customers are located within a 350-mile radius of the Ohio Valley. However, we have taken advantage of our river-oriented production facilities to market via barge into more distant locations such as the Houston, Texas and St. Louis, Missouri areas.

Shipments historically have been concentrated within seven major market segments: steel service centers, converters and processors, construction, agriculture, container, automotive and appliances.

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Our overall participation in the construction and the converters and processors markets substantially exceeds the industry average and our reliance on automotive shipments, as a percentage of total shipments, is substantially less than the industry average.

The table set forth below reflects the percentage of total net tons shipped to our market segments:

                                                              PERCENTAGE OF TOTAL NET TONS SHIPPED
                                                                    YEARS ENDED DECEMBER 31,
                                                              -------------------------------------
                                                               2003    2002    2001    2000    1999
---------------------------------------------------------------------------------------------------
Steel service centers.......................................    27%     29%     29%     33%     30%
Converters and processors(1)................................    28      27      27      24      27
Construction................................................    20      17      22      21      19
Agriculture.................................................     3       6       4       5       5
Containers(1)...............................................    16      15      11      11      11
Automotive..................................................     1       1       1       1       1
Appliances..................................................     1       2       2       2       3
Exports.....................................................     2      --       1      --       1
Other.......................................................     2       3       3       3       3
                                                               ---     ---     ---     ---     ---
  Total.....................................................   100%    100%    100%    100%    100%

------------
(1) Products shipped to Wheeling-Nisshin and OCC are included primarily in the converters and processors and containers markets, respectively.

Set forth below is a description of our major customer categories:

Steel Service Centers. The shipments to steel service centers are heavily concentrated in the areas of hot rolled and hot dipped galvanized coils. Due to increased internal costs to steel companies during the 1980's for processing services such as slitting, shearing and blanking, steel service centers have become a major factor in the distribution of hot rolled products to ultimate end users. In addition, steel service centers have become a significant factor in the sale of hot dipped galvanized products to a variety of small consumers such as mechanical contractors, who desire not to be burdened with large steel inventories.

Converters and Processors. Shipments to the converters and processors market are principally shipments of cold rolled products to Wheeling-Nisshin, which uses cold rolled coils as a substrate to manufacture a variety of coated products, including hot-dipped galvanized and aluminized coils for the automotive, appliance and construction markets. The converters and processors industry also represents a major outlet for our hot rolled products, which are converted into finished commodities such as pipe, tubing and cold rolled strip.

Construction. The shipments to the construction industry are heavily influenced by fabricated product sales. We service the non-residential and agricultural building and highway industries, principally through shipments of hot-dipped galvanized and painted cold rolled products. We have been able to market our products into broad geographical areas due to our numerous regional facilities.

Agriculture. The shipments to the agricultural market are principally sales of roll-formed, corrugated sheets, which are used as roofing and siding in the construction of barns, farm machinery enclosures and light commercial buildings.

Containers. The vast majority of shipments to the container market are concentrated in tin mill products, which are utilized extensively in the manufacture of food, aerosol, beverage and general line cans. The container industry has represented a stable market. The balance of shipments to this market consists of cold rolled products for pails and drums. As a result of our OCC joint venture, we phased

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out our existing tin mill production facilities but we continue to supply blackplate to OCC for tin coating. WPSC and Nippon Steel Trading America distribute tin products produced by OCC.

Appliances. The shipments to the appliance market are concentrated in hot-dipped galvanized and hot rolled coils. These products are furnished directly to appliance manufacturers as well as to blanking, drawing and stamping companies that supply original equipment manufacturers. We have concentrated on niche product applications primarily used in washer and dryer, refrigerator and freezer and range appliances.

Automotive. Unlike many of our competitors, we are not heavily dependent on shipments to the automotive industry. However, we have been suppliers of tin mill products for automotive applications, such as oil filters and gaskets.

COMPETITION


We believe that the main competitive factors in our market are:



-  quality;



-  reliability;



-  product market price;



-  product offerings;



-  location and shipping costs; and



-  raw material and operating costs.



We believe certain factors will enable us to compete favorably in the domestic steel industry including our competitive cost structure, long-term raw material supply agreements, ability to produce coke and our flexible operating strategy.



The steel industry is cyclical in nature and has been marked historically by overcapacity, resulting in intense competition which we expect to continue. Many of our competitors are larger and have superior financial resources. In 2003, the top three domestic steel producers held a 44% market share. We believe our major competitors include the following:


- domestic integrated steel producers, such as United States Steel Corporation, International Steel Group Inc., AK Steel Corporation, Ispat Inland Inc. and Severstal N.A.;

- mini-mills, such as Nucor Corporation, Steel Dynamics Inc. and Gallatin Steel Company;

- converters and fabricators, such as The Techs, Winner Steel, Inc., United Steel Deck and Metal Sales; and

-  steel producers from Europe, Asia and other regions.


Domestic integrated steel producers have lost market share in recent years to domestic mini-mill producers. Mini-mills are generally smaller-volume steel producers that melt ferrous scrap metals, their basic raw material, in electric furnaces. Although mini-mills generally produce a narrower range of steel products than integrated producers, mini-mills, which rely on less capital-intensive steel production methods, typically have certain advantages over integrated producers, such as lower capital expenditures for construction of facilities, a more variable operating cost structure, and limited ongoing capital needs to sustain operations. Additionally, since mini-mills typically are not unionized, they have more flexible work rules that have resulted in lower employment costs per net ton shipped. Since 1989, significant flat rolled mini-mill capacity has been constructed and these mini-mills now compete with integrated producers in product areas that traditionally have not faced significant


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competition from mini-mills. These mini-mills compete with us primarily in the commodity flat rolled steel market. In addition, domestic mini-mills have increased the quality of their steel products in recent years, which has provided a competitive alternative to most of the steel products that we produce. In the long-term, mini-mills may also compete with us in producing value-added products. Mini-mills produced approximately 50.4% of domestic raw steel production in 2002 and 48.9% in 2003.

We also face competition from domestic and foreign integrated producers. The increased competition in commodity product markets influence integrated producers to increase product offerings to compete with our custom products. Additionally, as the single largest steel consuming country in the western world, the US has long been a focus of steel producers in Europe and Japan. Steel producers from Korea, Taiwan, Brazil, and other large economies such as Russia and China have also recognized the US as a target market. See "Industry overview -- Current environment -- Imports" for further information regarding foreign steel imports, including recent factors having the effect of discouraging imports into the US steel market.

We also compete to some extent with producers of other materials that can be used in place of steel. A number of steel substitutes, including plastics, aluminum, composites and glass, have reduced the growth of domestic steel consumption.

SALES AND MARKETING

Our sales and marketing functions are principally located in our Wheeling, West Virginia, headquarters. Sales are handled by customer service employees and sales personnel. We advertise and promote our products and services at industry conventions and trade shows where we distribute brochures promoting all of our product lines.

Our sales force contacts existing and potential customers directly to promote our products and also collects field intelligence for the marketing group. Our marketing department analyzes the needs of our current customers and our product mix and identifies market opportunities. The marketing department also determines pricing, product mix, lead times, and freight equalization, performs order entry, and responds to requests for data from various trade organizations and governmental agencies. Our customer service personnel respond to price quotation requests and accept incoming orders from, and perform order entry and provide order status and shipping information to, our customers.

Our sales force consists of two distinct sales groups: our steel division and WCC, our corrugating division. Steel division products include, in ascending value order, hot rolled, cold rolled, galvanized steel products and tin mill products. Generally, there are improved margins within each category because selling prices increase and cost absorption is enhanced as steel is processed from hot rolled to cold rolled to galvanized. WCC is divided into three product groups, including construction products, agricultural products and specialty products. WCC's product groups are generally higher value added than those of our steel division.

We believe that we are a more attractive alternative than the larger steel producers. Serving customers of smaller volume is an important part of our culture. These customers are typically more loyal and less price sensitive than larger customers. There is a high degree of customer involvement at the most senior levels of our management. This access improves dialogue on market conditions, quality and any other issues deemed important by our customers. Our planned information technology development may enhance customer satisfaction and streamline customer service through improved delivery performance and reduction of invoicing errors and entry delays. These enhancements to our order entry, scheduling and invoicing systems are expected to cost approximately $1.6 million and be in place during the first quarter of 2005. Advanced information technology may enhance our marketplace image and functionality. Additional data analysis is expected to be added in the future for customer

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access and use, including order tracking and pricing inquiries. We believe that these service initiatives are a key factor in differentiating us from other steel producers.

MANUFACTURING PROCESS

In our primary steel making process, iron ore pellets, coke, limestone and other raw materials are consumed in the blast furnace to produce hot metal. Hot metal is further converted into liquid steel through our BOF process where impurities are removed, recycled scrap is added and metallurgical properties for end use are determined on a batch-by-batch (heat) basis. Our BOF has two vessels, each with a steel making capacity of 285 tons per heat. From the BOF, the heats of steel are sent to the ladle metallurgy facility, where the temperature and chemistry of the steel are adjusted to precise tolerances. Liquid steel from the ladle metallurgy facility then is formed into slabs through the process of continuous casting. After continuous casting, slabs are reheated, reduced and finished by extensive rolling, shaping, tempering and, in certain cases, by the application of coatings at our downstream operations. Finished products are normally shipped to customers in the form of coils or fabricated products. We have linked our steel making and rolling equipment with a computer based manufacturing control system to coordinate production tracking and status of customer orders.

We intend to transform our manufacturing operations with the construction of our EAF. Utilizing both electric energy and oxygen injection, the EAF melts recycled scrap and scrap substitutes, rather than iron ore and coke, to produce liquid steel. In addition, the EAF will be able to use liquid iron as a metallic input, which can be produced using our remaining blast furnace, providing us with additional flexibility relating to raw materials. The continuous process also includes a reliable scrap preheating system to reduce electric power requirements. We believe the higher portion of variable costs of the EAF and flexibility in raw material input utilization will produce a cost structure that more closely tracks market conditions and will support our margin in market downturns.

RAW MATERIALS

We recently entered into a long-term supply agreement for scrap based on prevailing market prices, with an initial term expiring in April 2009. The agreement is designed to provide us with an adequate and reliable source of scrap for our EAF operations. The supplier under the agreement is currently constructing a scrap handling facility to enable it to provide us with the scrap contemplated by the agreement. We are presently dependent on external steel scrap for approximately 14.7% of our steel melt. The introduction of our EAF will increase our dependence on external scrap.

We have a long-term contract to purchase our iron ore requirements through March 2010. The iron ore price is based upon prevailing world market prices less 3%. We generally consume approximately 3 million gross tons of iron ore pellets in our blast furnaces annually. We believe the introduction of our EAF will decrease our dependence on iron ore.

We have long-term supply agreements with third parties to provide us with a substantial portion of our metallurgical coal requirements at specified contract prices, which are subject to adjustment. Our coking operations require a substantial amount of metallurgical coal. We currently produce substantially all of our coke requirements and burn the resultant by-product coke oven gas in downstream operations instead of natural gas. In 2003, we consumed approximately
1.4 million tons of coking coal in our production of approximately 1.0 million tons of blast furnace coke.

Beginning in 2003 and continuing into 2004, coal, coke and scrap prices increased dramatically for purchases in the spot market. We are passing these costs through to the customer when possible.

Our operations require significant amounts of other raw materials, including limestone and natural gas. These raw materials are readily available and are purchased on the open market. The cost of these

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materials has been susceptible in the past to price fluctuations, but worldwide competition in the steel industry has frequently limited the ability of steel producers to raise finished product prices to recover higher material costs. However, the rapid economic expansion in China in 2003, among other factors, has affected the supply of steel in the US and allowed price increases to offset higher raw material costs. Certain of our raw material supply contracts provide for price adjustments in the event of increased commodity or energy prices. Natural gas prices have been volatile in the past, having increased 48% in 2000 and 24% in 2001 before declining 25% in 2002. Natural gas prices increased 62% in 2003 and remain higher than historical levels due to an unusually long and cold winter in 2003 followed by military action in Iraq and the increased use of natural gas by electric utilities. Limestone and oxygen prices have remained relatively stable in recent years.

ENERGY REQUIREMENTS

Many of our major facilities that use natural gas are equipped to use alternative fuels. During 2003, coal constituted approximately 71% of our total energy consumption, natural gas 24% and electricity 5%. In recent months, natural gas prices have fluctuated significantly. We continually monitor our operations regarding potential equipment conversion and fuel substitution to reduce energy costs.

BACKLOG

Our backlog was 454,369 tons at March 31, 2004. Most orders related to the backlog at March 31, 2004 are expected to be shipped during the second quarter of 2004, subject to delays at customers' request. The order backlog represents orders received but not yet completed or shipped. In times of strong demand, a higher order backlog may allow us to increase production runs, thereby enhancing production efficiencies.

EMPLOYEES

At March 31, 2004, we had 3,177 employees of whom 2,517 were represented by the USWA, 80 were represented by other unions, 533 were salaried employees and the remaining 47 were non-union operating employees. We have not experienced any work stoppages since 1997. In August 1997, WPSC and the USWA entered into a labor agreement, which was restated and modified in October 2001 and further modified in January 2002. Subsequently, WPC, WPSC and the USWA negotiated a new labor agreement, which became effective upon the date of reorganization and which expires on September 1, 2008. The labor agreement includes, among other things, provisions regarding wages, health care and pension benefits, profit sharing and employee security, and a retirement incentive program pursuant to which 650 hourly personnel accepted early retirement incentives in August 2003.

PRINCIPAL OPERATING FACILITIES

STEUBENVILLE COMPLEX
We have one raw steel producing plant and various other finishing and fabricating facilities. The Steubenville complex is an integrated steel producing facility located at Steubenville and Mingo Junction, Ohio and Follansbee, West Virginia. The Steubenville complex includes coke oven batteries that generally produce substantially all of our coke requirements, two operating blast furnaces, one BOF with two vessels, a two-strand continuous slab caster with an annual slab production capacity of approximately 2.8 million tons, an 80-inch hot strip mill and pickling and coil finishing facilities. A railroad bridge owned by us connects the Ohio and West Virginia locations, which are separated by the Ohio River. A pipeline is maintained for the transfer of coke oven gas for use as fuel from the coke plant to several other portions of the Steubenville complex. The Steubenville complex primarily produces hot rolled products, which are either sold to third parties or shipped to other of our facilities for further processing into value-added products.

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OTHER PLANTS
The following table lists our other principal plants and the annual capacity of the major products produced at each facility:

LOCATIONS AND OPERATIONS                CAPACITY TONS/YEAR   MAJOR PRODUCT
---------------------------------------------------------------------------------------------------
Allenport, Pennsylvania: continuous              1,120,000   Cold rolled sheets
  pickler, tandem mill, temper mill
  and annealing lines.................
Beech Bottom, West Virginia: paint                 308,000   Painted steel in coil form
  lines...............................
Martins Ferry, Ohio: temper mill, zinc             750,000   Hot dipped galvanized sheets and coils
  coating lines.......................
Yorkville, Ohio: continuous pickler,               660,000   Blackplate and cold rolled sheets
  tandem mill, temper mills and
  annealing lines.....................

All of the above facilities are currently owned by us and are regularly maintained in good operating condition. However, continuous and substantial capital and maintenance expenditures are required to maintain the operating facilities, to modernize finishing facilities in order to remain competitive and to meet environmental control requirements. We are currently considering a one to two week routine maintenance outage at our hot strip mill in the fourth quarter of 2004.

We also own or lease fabricated products facilities at Fort Payne, Alabama; Houston, Texas; Lenexa, Kansas; Louisville, Kentucky; Minneapolis, Minnesota; Warren, Ohio; Gary, Indiana; Emporia, Virginia; Grand Junction, Colorado; Palmetto, Florida; Fallon, Nevada; and Rankin, Pennsylvania.

We maintain regional sales offices in Chicago, Illinois and Pittsburgh, Pennsylvania and our corporate headquarters is located in Wheeling, West Virginia.

All of our property and equipment are subject to liens granted pursuant to our plan of reorganization, as described in "Management's discussion and analysis of financial condition and results of operations."

LEGAL PROCEEDINGS

We are defendants from time to time in routine lawsuits incidental to our business. We do not believe that any proceedings, individually or in the aggregate, will have a material adverse effect on us. See "Environmental Matters" below for a description of certain of our environmental matters and "Management's discussion and analysis of financial condition and results of operations" for a discussion of our bankruptcy proceedings.

ENVIRONMENTAL MATTERS

Prior to confirmation of our plan of reorganization effective August 1, 2003, we settled all pre-petition environmental liability claims made by environmental regulatory agencies arising out of pre-petition stipulated penalties related to consent decrees and other pre-petition regulatory enforcement actions. We also believe we have settled and/or discharged environmental liability for any known Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA or Superfund) sites arising out of pre-petition activity.


Currently, we estimate that demands for stipulated penalties and fines for post-petition events and activities through March 31, 2004 could total approximately $2.1 million. These claims arise from instances in which we exceeded post-petition consent decree terms, including: (a) $1.8 million related to a January 30, 1996 USEPA consent decree for our coke oven gas desulfurization facility; (b) $0.2 million related to a July 1991 USEPA consent decree for water discharges to the Ohio River;


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and (c) $0.1 million related to a September 20, 1999 Ohio EPA consent decree for our coke oven gas desulfurization facility.


In September 2000, we entered into a consent order with the West Virginia Department of Environmental Protection wherein we agreed to remove contaminated sediments from the bed of the Ohio River. We spent approximately $1.4 million on these activities in 2002 and an additional $0.4 million in 2003. During removal activities in 2003, we discovered a broader area of contaminated sediments. We identified the spatial limits of these contaminated sediments and estimate their removal costs at $4.0 million. We currently expect this work to be substantially complete by the end of 2004.



We are under a final administrative order issued by the USEPA in June 1998 to conduct a Resource Conservation and Recovery Act Facility Investigation to determine the nature and extent of soil and groundwater contamination at our Coke Plant in Follansbee, West Virginia. USEPA has approved our investigation workplan, and field activities are scheduled for 2004. Following our investigation we will perform a study to determine possible remedial measures. We expect some remediation measures will be necessary and could commence within the next three to five years. Based on a preliminary estimate of the possible cost to remediate, we have reserved approximately $5.2 million for such remediation measures. However, the field investigation is not completed and our remediation plan has yet to be submitted to the USEPA; therefore, the full extent and cost of remediation could be different from our current estimates.



The USEPA conducted a multimedia inspection of our Steubenville, Mingo Junction, Yorkville and Martins Ferry, Ohio and Follansbee, West Virginia facilities in March and June 1999. The inspection covered environmental regulations applicable to these plants including RCRA and the CAA. Many of the issues were settled prior to emergence from Chapter 11 bankruptcy. Based on current estimates, we have reserved $1.4 million for resolution of outstanding issues.


Capital expenditures for environmental projects totaled $0.3 million for the three months ended March 31, 2004 and $1.0 million for the year ended December 31, 2003. We estimate capital expenditures for environmental projects to be $4.0 million for 2004, $10.1 million for 2005 and $7.0 million for 2006. However, due to the possibility of unanticipated factual or regulatory developments, the amount and timing of future capital expenditures may vary substantially from such estimates.


Accrued environmental liabilities totaled $14.8 million as of March 31, 2004. These accruals were based on all information available to us. As new information becomes available, whether from third parties or otherwise, and as environmental regulations change, the liabilities are reviewed on a quarterly basis and the accruals are adjusted accordingly. Unless stated above, the time-frame over which the majority of these liabilities may be paid out is presently unknown. Further, we consider it reasonably possible that we could ultimately incur additional liabilities related to the above exposures of up to $5.0 million.


INTELLECTUAL PROPERTY

We own a number of US and foreign patents that relate to a wide variety of products and processes, have filed pending patent applications and are licensed under a number of patents. However, we believe no single patent or license or group or patents or licenses is of material importance to our overall business. We also own registered trademarks for certain of our products and service marks for certain of our services which, unlike patents and licenses, are renewable so long as they are continued in use and properly protected.

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Management

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth, as of June 30, 2004, the names and ages of our directors and executive officers, as well as the positions and offices held by those persons.

NAME                                       AGE    POSITION
--------------------------------------------------------------------------------------------------------------
James G. Bradley.......................     59    Chairman of the Board and Class 3 Director of WPC, President
                                                  and Chief Executive Officer of WPC and WPSC, Class 3
                                                  Director of WPC and Director of WPSC
Paul J. Mooney.........................     52    Executive Vice President and Chief Financial Officer of WPC
                                                  and WPSC, Class 1 Director of WPC and Director of WPSC
John W. Testa..........................     67    Vice President, Secretary and Treasurer of WPC, Senior Vice
                                                  President, Chief Restructuring Officer and Secretary of WPSC
                                                  and Director of WPSC
Daniel C. Keaton.......................     53    Senior Vice President, Human Resources and Public Relations
                                                  of WPSC
Donald E. Keaton.......................     45    Vice President, Steel Manufacturing and Procurement of WPSC
Harry L. Page..........................     57    Vice President, Engineering, Technology & Metallurgy of WPSC
James E. Muldoon.......................     60    Vice President, Business Development, of WPSC
Steven W. Sorvold......................     50    Vice President, Commercial, of WPSC and Chief Operating
                                                  Officer of Wheeling Corrugating Company
Michael P. DiClemente..................     50    Treasurer of WPSC
James L. Bowen.........................     68    Class 2 Director of WPC
Edward J. Curry, Jr. ..................     58    Class 3 Director of WPC
Michael D. Dingman, Jr. ...............     50    Class 2 Director of WPC
Robert E. Heaton.......................     74    Class 3 Director of WPC
Roland L. Hobbs........................     71    Class 2 Director of WPC and Director of WPSC
Alicia H. Munnell......................     61    Class 1 Director of WPC
D. Clark Ogle..........................     57    Class 2 Director of WPC
James B. Riley.........................     52    Class 3 Director of WPC
Lynn R. Williams.......................     79    Class 1 Director of WPC

James G. Bradley became a member of the Board of WPC in August 2003 and has been Chairman of the Board since September 2003 and the President and Chief Executive Officer of WPC and WPSC since April 1998. Mr. Bradley was an Executive Vice President of WHX Corporation from April 1998 to August 2003. Previously, he was the President and Chief Operating Officer of Koppel Steel Company from October 1997 to April 1998. From October 1995 to October 1997, Mr. Bradley served as Executive Vice President -- Operations of WPSC and as Vice President of WHX Corporation. Mr. Bradley has been a director of WPSC since November 2000.

Paul J. Mooney has been a director of WPC since August 2003 and an Executive Vice President and the Chief Financial Officer of WPC and WPSC since October 1997. Previously, he served as the Vice President of WHX Corporation from October 1997 to December 2001. From 1985 to November 1997, Mr. Mooney was a Client Service and Engagement Partner of PricewaterhouseCoopers LLP. He also served, from July 1996 to November 1997, as the National Director of Cross Border Filing Services with the Accounting, Auditing and SEC Services Department of PricewaterhouseCoopers LLP,

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and from 1988 to June 1996, as the Pittsburgh Site Leader of
PricewaterhouseCoopers LLP's Accounting and Business Advisory Services Department. Mr. Mooney has been a director of WPSC since July 2003.

John W. Testa has been a Vice President and the Secretary and Treasurer of WPC since July 2001. Additionally, since July 2001, Mr. Testa has been a Senior Vice President and the Chief Restructuring Officer and Corporate Secretary of WPSC. He served as a consultant from November 2000 to July 2001 and as Vice
President -- Office of the Chairman of WPC from February 1999 to November 2000. Additionally, Mr. Testa served as Vice President, Secretary and Treasurer of WPSC from February 1994 to February 1999 and as Vice President and Treasurer of WPSC from May 1980 to February 1994. Mr. Testa has been a director of WPSC since July 2003.

Daniel C. Keaton has been the Senior Vice President, Human Resources and Public Relations of WPSC since 1999, and he served as Vice President, Human Resources of WPSC from 1992 to 1999. Previously, Mr. Keaton, held various labor relations and human resources positions at WPSC from 1981 to 1992.

Donald E. Keaton has been the Vice President, Steel Manufacturing and Procurement of WPSC since February 2001. Previously, he served as the Vice President, Primary Operations of WPSC from October 1998 to February 2001, and as Division Manager -- Iron making of WPSC from September 1997 to October 1998. Prior to joining WPSC, Mr. Keaton was employed at AK Steel from June 1981 until September 1997.

Messrs. Daniel C. Keaton and Donald E. Keaton are not related.

Harry L. Page has been the Vice President, Engineering, Technology & Metallurgy of WPSC since January 1999. From March 1998 to January 1999, he served as Vice President, Engineering and Environmental Control of WPSC. Prior to joining WPSC, Mr. Page was the Senior Director, Engineering, Cleveland works of LTV Steel Company, Inc. from December 1997 to March 1998 and the General Manager of Engineering and Asset Management of LTV Steel from June 1993 to December 1997. Mr. Page held various engineering positions of increasing responsibility at LTV Steel from 1968 to 1998.

James E. Muldoon has been the Vice President of WPSC since October 1998 and Division President of Wheeling Corrugating Company, a division of WPSC, from August 2000 to October 2003. Mr. Muldoon served as Vice President of Purchasing, Traffic and Raw Materials of WPSC from October 1997 to October 1998. Prior to joining WPSC, Mr. Muldoon worked as the General Manager of Purchasing for the former steel business (now known as United States Steel Corporation) of USX Corporation (now known as Marathon Oil Corporation) from 1987 to 1997.

Steven W. Sorvold has been the Vice President, Commercial of WPSC since June 2003 and Chief Operating Officer of Wheeling Corrugation Company since November 2003. From January 2002 to May 2003, he served as the General Manager, Commercial, Steel Division of WPSC, with responsibility for all of WPSC's commercial operations. From March 2000 to January 2002, he was General Manager of Custom and Specialty Products for Wheeling Corrugating Company, a division of WPSC. Previously, he worked with Armco Steel Co. (now known as AK Steel Corporation) as General Manager, Sales and Marketing, Coated Products from January 1995 to January 2000. In addition, Mr. Sorvold was employed by National Steel Service Center and by United States Steel Corporation.

Michael P. DiClemente has been the Treasurer of WPSC since February 2004. Mr. DiClemente was previously employed as an Investment Advisor by Yanni Partners, a national investment consulting firm from 2002 to 2004. Previously, from 2001 to 2002, Mr. DiClemente served as Executive Financial Consultant of Mitsubishi Corporation, a global trading company. Prior to that he served Aristech Chemical Corporation for 14 years in a variety of finance positions, including most recently as

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Treasurer. Mr. DiClemente also served for nine years in a number of accounting and finance positions at USX Corporation (now known as United States Steel Corporation).

James L. Bowen became a director of WPC in August 2003. Since November 1997, Mr. Bowen has served as the President of the West Virginia AFL-CIO. Previously, Mr. Bowen served as Vice President for both the West Virginia and the Ohio AFL-CIO. Mr. Bowen was an active member of the United Steelworkers of America for forty-two years, and an International Representative for thirty-two years. He has been involved with the West Virginia AFL-CIO since 1965. Mr. Bowen has served as a director of WPSC from July 1998 to August 2003. Mr. Bowen is a designee of the United Steelworkers of America to the WPC Board of Directors pursuant to the terms of the collective bargaining agreement among the USWA, WPSC and WPC.

Edward J. Curry, Jr. became a director of WPC in August 2003. Mr. Curry has worked as a management consultant with Curry & Hurd LLC providing merger and acquisition, strategic planning and operations consulting since October 2000. From September 1995 to September 2000, Mr. Curry served as Executive Vice President and Chief Operating Officer of Moore Products Co. (acquired by Siemens Energy & Automation, Inc. in February 2000), an international developer and manufacturer of process measurement and control instrumentation, systems and dimensional measurement solutions. Mr. Curry formerly was a certified public accountant in the State of Pennsylvania.

Michael D. Dingman, Jr. became a director of WPC in August 2003. Since September 2000, Mr. Dingman has served as the Chief Financial Officer of Intrado, Inc., a provider of 9-1-1 information services and systems to telecommunications companies. Prior to joining Intrado, from March 1999 to August 2000, Mr. Dingman had been the Chief Financial Officer and Treasurer of Internet Commerce and Communications, Inc. (formerly RMI NET, Inc.), which entered Chapter 11 of the US Bankruptcy Code in July 2001 and was purchased by ICC Speed Cell, LLC in October 2001 pursuant to a bankruptcy court-approved asset purchase agreement. Mr. Dingman's prior work experience includes five years of banking in merger and acquisitions with Lazard Freres in New York during the late 1980's, three years as an independent consultant specializing in debt restructuring and workouts during the early 1990's and five years as an investment advisor specializing in corporate retirement plans and high-net-worth accounts.

Robert E. Heaton became a director of WPC in August 2003. Mr. Heaton has been a director of Blonder Tongue Laboratories, Inc. since March 1998. He also presently serves on the board of directors of Calstrip Steel Corp. From April 1993 through April 1995, Mr. Heaton served as Vice Chairman of the Stainless Steel Group of Lukens, Inc. From April 1981 through April 1993, Mr. Heaton was President and Chief Executive Officer of Washington Steel Corporation until it was acquired by Lukens, Inc. Mr. Heaton is a past Chairman of the Specialty Steel Industry of North America.

Roland L. Hobbs has been a director of WPC since 1998 and, from 2000 to August 2003, he was a director of WPSC. He was a director of WesBanco Inc., a multi-state bank holding company, from 1976 to April 2004 and Chairman of Oglebay Foundation, Inc. Mr. Hobbs is a member of the Wheeling Park Commission. Mr. Hobbs has been a director of WPSC since July 2003 and had been a director of WPSC for several years prior to our reorganization.

Alicia H. Munnell became a director of WPC in August 2003. Since 1997, Ms. Munnell has served as the Peter F. Drucker Professor in Management Sciences at Boston College's Carroll School of Management. Previously, Ms. Munnell was a member or the President's Council of Economic Advisers and Assistant Secretary of the US Treasury For Economic Policy. Ms. Munnell spent most of her career at the Federal Reserve Bank of Boston where she became Senior Vice President and Director of Research in 1984. Ms. Munnell's husband is a partner at Bingham McCutchen LLP, a law firm retained by us during the current and immediately prior fiscal year.

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D. Clark Ogle became a director of WPC in August 2003. Since May 2004, Mr. Ogle has served as Trustee of the Agway Liquidating Trust. Mr. Ogle served from August 2002 to June 2003 as the Chief Executive Officer of Nationsrent, Inc., a $500 million publicly traded company which emerged from Chapter 11 bankruptcy in June 2003. Previously, Mr. Ogle served as President and Chief Executive Officer of Samsonite Commercial Furniture, Inc. from February 2002 to August 2002; as President and Chief Executive Officer of Johnston Industries, a textile company, from March 1998 to July 2001; and as Managing Director of KPMG Peat Marwick LLP, leading the Recovery Practice of the retail and wholesale food industry, from October 1996 to March 1998. Prior to joining KPMG, he was President and Chief Executive Officer of Teamsports, Inc., a sportswear distributor. In addition, Mr. Ogle has held several other senior executive positions in the food and food distribution industry.

James B. Riley became a director of WPC in August 2003. Since January 2001, Mr. Riley has served as Senior Vice President and Chief Financial Officer of Chiquita Brands International, Inc., which entered Chapter 11 of the US Bankruptcy Code in November 2001 and completed a financial restructuring on March 19, 2002, when its pre-arranged plan of reorganization under Chapter 11 became effective. Previously, Mr. Riley served as Senior Vice President and Chief Financial Officer of the Elliott Company from May 1999 to January 2001; as Principal of James Burns Riley & Associates from September 1998 to May 1999; and as Executive Vice President and Chief Financial Officer of Republic Engineered Steels, Inc. from November 1989 to September 1998. Mr. Riley has also held various positions with LTV Steel Company, including Manager of Financial Analysis and Planning, Controller Coal Division, Manager of Seamless Pipe Operations, Assistant to the President and Assistant Controller Raw Materials and Assistant Controller and Controller, Bar Division.

Lynn R. Williams became a director of WPC in August 2003. From 1997 to 2003, Mr. Williams served as President of the Steelworkers Organization of Active Retirees. Previously, Mr. Williams was the President Emeritus of the United Steelworkers of America, serving from November 1983 to March 1994. Additionally, since March 1994, Mr. Williams has served as an arbitrator for the AFL-CIO under
Article XXI of its constitution. Mr. Williams has served on various boards of directors, including the board of WPSC from January 2001 to August 2003 and from July 1998 to November 2000, the board of WHX Corporation from December 1995 to December 1997, the board of Republic Engineered Products LLC since August 2002, and the board of Republic Technologies International from August 1999 to August 2002. Mr. Williams is a designee of the United Steelworkers of America to the WPC Board of Directors pursuant to the terms of the collective bargaining agreement among the USWA, WPSC and WPC.

Except for Messrs. Curry, DiClemente, Dingman, Heaton, Ogle and Riley and Ms. Munnell, each of the executive officers and directors identified above were officers or directors of WPC or WPSC, as indicated at the time of commencement of our Chapter 11 bankruptcy reorganization in November 2000.

COMPOSITION OF THE BOARD OF DIRECTORS

Our board of directors consists of eleven members, initially with staggered initial terms of office as follows: Paul J. Mooney, Alicia H. Munnell and Lynn
R. Williams will serve as directors until the date of the 2004 annual meeting of stockholders; James L. Bowen, Michael D. Dingman, Jr., Roland L. Hobbs and D. Clark Ogle will serve as directors until the date of the 2005 annual meeting of stockholders; and James G. Bradley, Edward J. Curry, Jr., Robert E. Heaton and James B. Riley will serve as directors until the date of the 2006 annual meeting of stockholders. Upon the expiration of their respective terms of office set forth above, the directors or their successors shall be elected as directors to serve only until the next annual meeting of the stockholders, which means that, beginning with the 2006 annual meeting of stockholders, all directors will be elected annually to serve until the next annual meeting of stockholders.

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Until the 2006 annual meeting of stockholders, any director or the entire board may be removed only for cause and only by the holders of at least a majority of the shares of common stock. Thereafter, any director or the entire board may be removed with or without cause by the holders of at least a majority of the shares of common stock.

Pursuant to the collective bargaining agreement among the USWA, WPSC and WPC, the USWA has the right to designate two individuals to serve on our board. The individuals identified to serve on our board by the International President of the USWA must be acceptable to the chairman of the board, whose acceptance must not be unreasonably withheld, and upon such acceptance, recommended by the chairman to our board's nominating committee which, absent compelling reasons, must promptly recommend such individual(s) to the full board for nomination to serve as a director. Once elected, a USWA nominee serves a regular term as director. Messrs. Bowen and Williams currently serve as the USWA designees to our board of directors.

COMMITTEES OF THE BOARD OF DIRECTORS

Our board of directors has established an audit committee, a compensation committee, a nominating/governance committee, an executive committee, a safety committee and a finance committee.

AUDIT COMMITTEE
Our audit committee currently consists of Edward J. Curry, Jr., Michael D. Dingman, Jr., Robert E. Heaton, Roland L. Hobbs and James B. Riley, each of whom is an independent director. The audit committee is responsible for selecting our independent auditors and approving the scope, fees and terms of all audit engagements and permissible non-audit services performed by the independent auditor, as well as assessing the independence of our independent auditor from management. The audit committee also assists the board in oversight of our financial reporting process and integrity of its financial statements, and also reviews other matters with respect to our accounting, auditing and financial reporting practices as it may find appropriate or may be brought to our attention.

COMPENSATION COMMITTEE
Our compensation committee currently consists of James L. Bowen, Edward J. Curry, Jr., Alicia H. Munnell and D. Clark Ogle, each of whom is an independent director. The compensation committee has authority over all compensation matters for senior executives. It reviews executive salaries, administers bonuses, incentive compensation and stock plans and approves the salaries and other benefits of our executive officers. In addition, the compensation committee consults with our management regarding our benefit plans and compensation policies and practices.

NOMINATING/GOVERNANCE COMMITTEE
Our nominating/governance committee currently consists of Michael D. Dingman, Jr., Roland L. Hobbs and D. Clark Ogle, each of whom is an independent director and is responsible for recommending to the board proposed nominees for election to the board of directors. Additionally, this committee conducts annual evaluations of our board of directors and its committees, and performs an annual review of our corporate governance guidelines and code of business conduct and ethics, and recommends changes as considered necessary and appropriate.

EXECUTIVE COMMITTEE
Our executive committee currently consists of James G. Bradley, Robert E. Heaton, Roland L. Hobbs and James B. Riley and is authorized to act on behalf of the full board of directors between regularly scheduled board meetings.

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SAFETY COMMITTEE
Our safety committee currently consists of James L. Bowen, James G. Bradley and Lynn R. Williams. Such committee assists the board of directors in promoting the safety of our employees and assuring compliance with applicable safety laws and regulations. In addition, the safety committee develops, recommends to our board of directors, and oversees the implementation of such safety guidelines, policies and procedures as it deems necessary.

FINANCE COMMITTEE
Our finance committee currently consists of Robert E. Heaton, Paul J. Mooney, Alicia H. Munnell and Lynn R. Williams. It oversees our financial objectives, policies, procedures and activities, and advises our board of directors and management with respect to all activities, plans and policies affecting our financial affairs.

DIRECTOR COMPENSATION

Our employees that serve on our board of directors do not receive any additional compensation for serving on our board or on any board committees. Non-employee directors receive an annual retainer in the amount of $25,000, of which one-half is payable in cash and one-half is payable in stock options. In addition, we pay annual retainers to committee chairpersons ranging in amount from $2,500 to $5,000, also payable one-half in cash and one-half in stock options. Each director is also compensated in the amount of $2,000, payable in cash, for attendance at each board and committee meeting. Each member of our board of directors also receives an initial stock option award valued at $1,000 upon becoming a director and an annual stock option award valued at $10,000. The actual number of shares underlying the stock options issued to a director is determined by dividing the dollar value of each award by one-half of the stock's market value for the five trading days immediately prior to the grant date. The exercise price of such options is equal to the average closing sales price of our common stock for the five trading days immediately prior to the date of grant. We also reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of our board of directors. Directors are also eligible to receive grants of stock options and awards under our management stock incentive plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPANTS

Our Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for our key executives. The Compensation Committee during fiscal 2003 consisted of James L. Bowen, Edward J. Curry, Jr., Alicia H. Munnell and D. Clark Ogle. No member of the compensation committee has ever been an officer or employee of ours or any of our subsidiaries. We do not have any compensation committee interlocks.

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EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation in each of the last three fiscal years for our chief executive officer and our four other most highly compensated executive officers.

SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                      ANNUAL COMPENSATION            RESTRICTED STOCK(8)
                                             -------------------------------------   -------------------
                                                                    OTHER ANNUAL                              ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR    SALARY    BONUS(9)   COMPENSATION(1)         AWARDS          COMPENSATION(2)
--------------------------------------------------------------------------------------------------------------------------
James G. Bradley....................  2003   $371,088   $    --      $        --         $   900,000           $34,500(3)(4)
  President and Chief                 2002    357,917        --               --                  --            34,500(3)(4)
  Executive Officer of WPC            2001    385,000        --               --                  --            26,350(4)
  and WPSC
Paul J. Mooney......................  2003    255,120    44,000               --             642,855            45,052(3)(5)
  Executive Vice President and        2002    246,068        --               --                  --            45,057(3)(5)(6)
  Chief Financial Officer of          2001    264,687        --               --                  --            35,296(7)
  WPC and WPSC
Donald E. Keaton....................  2003    171,808    28,800               --             642,855            14,900(3)
  Vice President, Steel               2002    160,053        --               --                  --            14,831(3)
  Manufacturing and                   2001    154,997        --               --                  --             8,594
  Procurement of WPSC
Harry L. Page.......................  2003    157,657    27,200               --             642,855            29,850(4)
  Vice President, Engineering,        2002    151,505        --               --                  --            29,719(4)
  Technology & Metallurgy of          2001    149,187        --               --                  --            14,433(4)
  WPSC
Daniel C. Keaton....................  2003    147,641    26,400               --             642,855            14,025
  Senior Vice President,              2002    147,641        --               --                  --            14,025
  Human Resources and                 2001    158,813        --               --                  --            13,281
  Public Relations of WPSC

------------
(1) Excludes perquisites and other personal benefits unless the aggregate amount of such compensation exceeds the lesser of either $50,000 or 10% of the total annual salary and bonus reported for such named executive officer.

(2) Amounts shown, unless otherwise noted, reflect company contributions to pension plans.

(3)  Includes a payment from OCC of $5,000 paid as a board member special bonus.

(4) Includes a payment of $12,000 as a member of the board of directors of Wheeling-Nisshin in 2003 and 2002. With respect to Mr. Bradley, includes a payment of $12,000 as a member of the board of Wheeling-Nisshin in 2001. With respect to Mr. Page, includes a payment of $1,000 as a member of the board of Wheeling-Nisshin in 2001.

(5) Includes a payment of $25,000 in lieu of insurance premium in 2003 and 2002.

(6) Excludes the cash surrender value of $75,005 for an insurance policy purchased for Mr. Mooney and transferred to him in 2002.

(7)  Includes insurance premiums paid by us.

(8) Represents the dollar value of stock awards issued August 1, 2003 pursuant to our restricted stock plan upon emergence from bankruptcy as an incentive to remain with us. The stock grants vest one-third each year over three years. James G. Bradley was awarded 60,000 shares. Paul J. Mooney received 42,858 shares, and Harry L. Page, Donald E. Keaton and Daniel C. Keaton each received 42,857 shares, which amounts were the aggregate restricted stock holdings for each such executive as of December 31, 2003. Based on the closing price of WPC common stock on December 31, 2003, the dollar value of such holdings was $1,464,000 with respect to Mr. Bradley's restricted stock holdings, $1,045,735 with respect to Mr. Mooney's restricted stock holdings, and $1,045,711 with respect to the restricted stock holdings for each of Messrs. Page, Donald E. Keaton and Daniel C. Keaton. Shares of restricted stock awarded under the restricted stock plan are entitled to receive dividends, if any, declared on the common stock, except where such restricted shares have been forfeited.
                                           footnotes continued on following page

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(9)  In lieu of payment for fiscal year 2003 under terms of each executive's employment agreement for supplemental pension or life insurance coverage or such similar arrangement, our board approved payment in cash in March 2004 to each applicable executive in the amounts shown in the table.

PENSION PLAN

All salaried employees are covered by a defined contribution pension plan with contributions based on age and salary. In 1998, we established a tax-qualified defined benefit plan (the "Salaried Pension Plan") covering salaried employees employed as of January 31, 1998, which provides a guaranteed minimum benefit based on years of service and compensation. The total retirement benefit payable from the Salaried Pension Plan is offset by (i) the annuitized value of the employee's defined contribution plan account balance, (ii) the employee's accrued benefit payable by the PBGC relating to a defined benefit pension plan terminated in 1985, and (iii) the employee's accrued benefit, as of July 31, 2003, under a WHX-sponsored pension plan (collectively the "Offset Amounts").

The following table shows (without giving effect to the Offset Amounts) the estimated annual retirement benefits in straight life annuity amounts payable to our salaried employees covered by the Salaried Pension Plan upon normal retirement at age 62.

                                                       ANNUAL ESTIMATED BENEFITS
                                                   YEARS OF CREDIT SERVICE AT AGE 62
                                            -----------------------------------------------
FINAL AVERAGE COMPENSATION                       15        20        25        30        35
-------------------------------------------------------------------------------------------
$125,000..................................  $24,375   $32,500   $40,625   $48,750   $56,875
 150,000..................................   29,250    39,000    48,750    58,500    68,250
 175,000..................................   34,125    45,500    56,875    68,250    79,625
 200,000..................................   39,000    52,000    65,000    78,000    91,000
 225,000..................................   39,000    52,000    65,000    78,000    91,000
 250,000..................................   39,000    52,000    65,000    78,000    91,000
 300,000..................................   39,000    52,000    65,000    78,000    91,000
 400,000..................................   39,000    52,000    65,000    78,000    91,000
 500,000..................................   39,000    52,000    65,000    78,000    91,000

Compensation for pension calculation purposes includes base salary and periodic bonuses. Items such as relocation allowance and leased automobile allowances are excluded. Compensation for all of the named executive officers does not substantially differ from that set forth above in the Summary Compensation Table except for the restrictions required by Internal Revenue Service statutory limits.

The years of credited service as of December 31, 2003 for each of the named executive officers were as follows: James G. Bradley -- 8 years; Paul J. Mooney -- 6 years; Donald E. Keaton -- 6 years; and Daniel C. Keaton -- 22 years.

Benefits for the Salaried Pension Plan are computed by multiplying the employee's final average compensation by 1.3% multiplied by the number of years of continuous service at termination. This amount is actuarially reduced for retirement prior to age 62 and is reduced by the Offset Amounts. For purposes of computing benefits under the Salaried Pension Plan, the term "final average compensation" means the highest consecutive 36 months of compensation in the final 120 months of employment.

EMPLOYEE BENEFIT PLANS

We currently provide certain benefits to our eligible employees (including executive officers) through the benefit plans described below.

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2003 MANAGEMENT STOCK INCENTIVE PLAN
Our management stock incentive plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to employees of WPC and its affiliates, including officers and employee directors. Non-qualified stock options and stock purchase rights, including restricted stock and stock grants, may also be granted to employees, including officers and directors and to non-employee directors and consultants. The board of directors or a designated committee administers our management stock incentive plan and determines the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the vesting and the form of consideration payable upon such exercise. The following table sets forth information regarding shares issued under equity compensation plans as of December 31, 2003.

EQUITY COMPENSATION PLAN INFORMATION

                                    NUMBER OF SECURITIES TO BE      WEIGHTED AVERAGE   NUMBER OF SECURITIES
                                       ISSUED UPON EXERCISE OF     EXERCISE PRICE OF    REMAINING AVAILABLE
EQUITY COMPENSATION PLANS                  OUTSTANDING OPTIONS   OUTSTANDING OPTIONS    FOR FUTURE ISSUANCE
-----------------------------------------------------------------------------------------------------------
Not approved by stockholders......              17,793               $      6.95               982,207
Approved by stockholders..........                  --                        --                    --
                                           -----------               -----------           -----------
                                                17,793               $      6.95               982,207
                                           ===========               ===========           ===========

------------
(1) Under the terms of the 2003 Management Stock Incentive Plan, we reserved 1 million shares of common stock for issuance. Additionally, we have a 2003 Restricted Stock Plan, described below, pursuant to which 500,000 shares of restricted common stock were awarded, effective August 1, 2003. No shares remain available for issuance under the 2003 Restricted Stock Plan.

SALARIED 401(k) PLAN
Pursuant to our plan of reorganization, we contributed 500,000 shares of our common stock to the company stock fund (as defined in the 401(k) plan) of certain salaried employees under our 401(k) plan. These 500,000 shares are subject to restrictions on their disposition out of our company stock fund for a period of 24 months following contributions other than distributions following termination of employment, or the death or disability of the participant.

2003 RESTRICTED STOCK PLAN
In accordance with our plan of reorganization, we established a restricted stock plan pursuant to which we have granted to selected key employees a total of 500,000 shares of our common stock. No additional shares are authorized for issuance under the restricted stock plan. All of the grants made under the plan will vest in increments of one-third of the total grant to each individual pro rata over three years; one-third of which will vest two business days after the earnings release for the second quarter in each of 2004, 2005 and 2006. The shares granted will not be transferable until they vest, and to the extent not vested at termination of employment will be forfeited and returned to us. Until vested or forfeited, the recipient of each grant under our restricted stock plan will be the owner of the shares granted, with the right to vote and receive any dividends paid in respect of the shares.

VEBA TRUST
For a discussion regarding the VEBA Trust established to provide health care and life insurance benefits for certain retirees and their dependents, see "Description of indebtedness and certain other obligations."

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PENSION PLANS
In conjunction with the implementation of our plan of reorganization, we became a participating employer in a USWA pension plan covering our USWA-represented employees. The USWA plan is a multi-employer plan as that term is defined by 29 USC Section 1301(a)(3) (a "Multi-employer Plan"). Concurrently, we ceased to be a participating employer under a defined benefit plan sponsored by our former parent, WHX Corporation, which we refer to as the WHX pension plan. An agreement with WHX Corporation and certain other parties entered into in connection with our emergence from bankruptcy, relieved us of any further obligation to fund any benefits under the WHX pension plan.

In addition, we continue to be a participating employer in the Central States, Southeast and Southwest Area Pension Fund, a Multi-employer Plan referred to herein as the Central States Plan. Our funding obligation to the Central States Plan was not affected or otherwise discharged in any way by our bankruptcy reorganization. For the year ended December 31, 2003, our contributions to the Central States Plan totaled approximately $127,000.

RETIREE BENEFITS
Pursuant to collective bargaining agreements and various benefit plans, we provide retiree benefits that cover both management and hourly retirees and dependents. The plans provide medical benefits, including hospital and physicians' services, major medical expense benefits and a life insurance benefit. We offer these benefits in accordance with the terms of these agreements and plans, subject to the right to amend, modify or terminate those benefits under the terms of the applicable agreement or plan or applicable law.

In addition, pursuant to the Coal Industry Retiree Health Benefit Act of 1992, we are obligated to provide health benefits to certain "orphaned" retirees of various mining companies that are no longer in existence through contributions to the UMWA Combined Benefit Fund.

PROFIT SHARING PLAN
For a discussion regarding the profit sharing plan established for the benefit of our USWA employees, see "Description of indebtedness and certain other obligations."

EMPLOYMENT ARRANGEMENTS

Pursuant to the plan of reorganization, we entered into employment agreements (each, an "Agreement," or collectively, the "Agreements") with our executive officers named in the Summary Compensation Table above, James G.
Bradley -- President and Chief Executive Officer of WPC and WPSC, Paul J.
Mooney -- Executive Vice President and Chief Financial Officer of WPC and WPSC, Donald E. Keaton -- Vice President, Steel Manufacturing and Procurement of WPSC, Harry L. Page -- Vice President, Engineering, Technology & Metallurgy of WPSC, and Daniel C. Keaton -- Senior Vice President, Human Resources and Public Relations of WPSC.

The Agreements provide that we will pay a base salary of $400,000 to Mr. Bradley, $275,000 to Mr. Mooney, $165,000 to Mr. Daniel Keaton, $180,000 to Mr. Donald Keaton, and $170,000 to Mr. Page. In addition, each of these executive officers will be eligible to receive annual bonuses and customary fringe benefits. In addition to annual bonuses, the Agreements provide for a special one-time bonus equal to one-half of the executive's annual salary payable upon delivery of the EAF (which is currently projected to occur at the end of the 2004 fiscal year). Further, in addition to customary fringe benefits, the Agreements (except Mr. Bradley's) provide for an annual contribution of not less than $25,000 for nonqualified supplemental pension or life insurance benefits for the benefit of each executive.

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MANAGEMENT
--------------------------------------------------------------------------------

The Agreements provide for non-compete, non-solicitation and confidentiality provisions to protect us. The employment term under each Agreement is for a period of three years, ending on August 1, 2006. Immediately prior to the expiration of the term, if the executive is still employed and has not entered into a new employment agreement or an extension of the existing employment agreement, the executive will receive a retention payment equal to monthly salary times the executive's number of years of service and fractional year of service, up to a maximum of one times annual salary. This payment will be reduced by any other cash severance payable to the executive.

We may terminate the executive's employment prior to the end of the term either with or without "cause" (as defined in each Agreement) and each executive may resign with or without "good reason" (as defined in each Agreement). No severance or other special termination payments will be made under the Agreements if we terminate the executive with cause or the executive resigns without good reason. If the executive is terminated without cause or resigns for good reason, the executive will receive a payment equal to the executive's annual salary. If the termination occurs within one year of a change in control (as defined in the Agreement) of us or WPSC, the executive will receive a payment equal to two times his salary. Under Mr. Bradley's Agreement, he will receive a payment equal to three times his salary upon any termination without cause or resignation for good reason. Mr. Bradley also is entitled to payment equal to three times his salary upon any resignation (whether with good reason or not) within six months of a change in control of us or WPSC.

In addition, the Agreements will terminate prior to their scheduled expiration date in the event of an executive's death or disability. Upon a termination of the executive's employment due to his disability, we will continue to pay his base salary and maintain his fringe benefits through the earlier of his death or the date that the executive becomes eligible for disability income under our existing long-term disability plan or workers' compensation plan.

Further, Mr. Bradley's Agreement provides for a supplemental pension benefit. Pursuant to his retention and employment agreement, Mr. Bradley is entitled to receive a supplemental pension benefit upon his retirement or other termination of his employment on or after the third anniversary of his employment agreement (August 1, 2006) in an annual amount equal to 25% of his then-current salary. That amount will be payable annually for the remainder of Mr. Bradley's life or ten years, whichever is longer. If Mr. Bradley retires or otherwise terminates employment prior to the third anniversary of his employment agreement, his annual supplemental pension payment will be reduced by two percentage points for each full or partial year by which his service from August 1, 2003 through his termination is less than three years. Mr. Bradley may elect to have his supplemental pension benefit paid in either a single lump sum (based on reasonable actuarial assumptions) or in a series of equal monthly installments.

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Related party transactions

Prior to the date before the effective date of the confirmation of our plan of reorganization by the Bankruptcy Court, we were a wholly-owned subsidiary of WHX Corporation. As part of our reorganization, all shares of common stock held by WHX Corporation were cancelled, and we were no longer a subsidiary of WHX Corporation. Additionally, Wheeling-Pittsburgh Corporation and its wholly-owned subsidiary, Wheeling-Pittsburgh Steel Corporation, entered into an agreement with WHX Corporation providing for a $10 million capital contribution by WHX Corporation, the capitalization of approximately $40 million in indebtedness that we owed to WHX Corporation, a $10 million unsecured loan by WHX Corporation to us, and an agreement with WHX Corporation, the PBGC, and the USWA with respect to our separation from WHX Corporation's employee pension plan. For more information about the terms of the $10 million unsecured note, please see the discussion under "Management's discussion and analysis of financial condition and results of operations" above.

We regularly sell steel product at prevailing market prices to Unimast Incorporated ("Unimast") and PCC Survivor Corporation (formerly known as Pittsburgh-Canfield Corporation), wholly-owned subsidiaries of WHX. During 2002 and 2001, we shipped $0.5 million and $2.2 million, respectively, of steel product to Unimast. We did not ship any product to Unimast in 2003. In August 2002, WHX sold its interest in Unimast to an unrelated party. During 2003, 2002 and 2001, we shipped $14.0 million, $20.8 million and $7.0 million, respectively of steel product to PCC. Amounts due from Unimast at December 31, 2002 and 2001 were $0.1 million and $0.1 million, respectively. There was no amount due from Unimast at December 31, 2003. Amounts due from PCC at December 31, 2003, 2002 and 2001 were $1.5 million, $2.0 million, and $0.5 million, respectively.

During 2003, 2002 and 2001, we shipped $157.7 million, $152.5 million, and $122.3 million, respectively, of steel product to Wheeling-Nisshin. During 2003, 2002 and 2001, we shipped $108.1 million, $104.0 million, and $82.2 million, respectively, of steel product to OCC. Amounts due from Wheeling-Nisshin at December 31, 2003, 2002 and 2001 were $5.6 million, $5.2 million, and $1.4 million, respectively. Amounts due from OCC for steel product at December 31, 2003, 2002 and 2001 were $10.1 million, $17.0 million, and $19.5 million, respectively. James G. Bradley serves on the board of directors of Wheeling-Nisshin and OCC. Harry L Page, Vice President of Engineering, Technology and Metallurgy for WPSC, serves on the board of directors of Wheeling-Nisshin. Paul J. Mooney, our Executive Vice President and Chief Financial Officer, and Donald E. Keaton, Vice President of Steel Manufacturing and Procurement for WPSC, serve on the board of directors of OCC. WPSC owns a 35.7% and 44% equity interest in Wheeling-Nisshin and OCC, respectively.

Pursuant to our plan of reorganization, we issued 4 million shares of common stock to a VEBA trust established under our collective bargaining agreement with the USWA. See "Management's discussion and analysis of financial condition and results of operations -- VEBA trust" for further information about the VEBA trust.

Pursuant to a loan agreement dated January 8, 1996, WPC loaned OCC $16.5 million. The loan had an eight year term and bore interest, as of March 31, 2004, at approximately 5.0% per annum. As of March 31, 2004, OCC owed approximately $11.1 million on the loan. The loan is to be repaid in November 2006.

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Principal and selling stockholders


The following table sets forth, as of July 30, 2004, certain information regarding beneficial ownership of our common stock by:


- each person known by us to beneficially own more than 5% of the outstanding shares of common stock;

-  each member of our board of directors;

- each of the executive officers listed in the Summary Compensation Table above;

-  all of our directors and executive officers as a group; and

-  the selling stockholder.


Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. A person is also considered to beneficially own shares that such person has the right to acquire within 60 days after July 30, 2004. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned. The percentage of beneficial ownership is based on 10,000,000 shares of common stock outstanding as of July 30, 2004 and shares of common stock outstanding after completion of this offering. Fractional shares have been rounded to the nearest whole number. A total of 357,600 shares of our common stock are being offered for sale by the selling stockholder listed below. We will not receive any of the proceeds from the sale of common stock by the selling stockholder. The table assumes no exercise of the underwriters' over-allotment option. If the underwriters' over-allotment option is exercised in full, we will sell up to an aggregate of 525,000 additional shares of common stock, and up to 13,667,400 shares of common stock will be outstanding after the completion of this offering.


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PRINCIPAL AND SELLING STOCKHOLDERS
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
                                                                  NUMBER OF
                                         COMMON SHARES         SHARES TO BE        COMMON SHARES
                                    BENEFICIALLY OWNED PRIOR   SOLD IN THIS   BENEFICIALLY OWNED AFTER
                                       TO THE OFFERING(1)       OFFERING BY         THE OFFERING
                                    ------------------------    THE SELLING   ------------------------
     NAME OF BENEFICIAL OWNER           NUMBER    PERCENTAGE    STOCKHOLDER       NUMBER    PERCENTAGE
------------------------------------------------------------------------------------------------------
US Trust Company, N.A., as
  independent fiduciary of the
  VEBA Trust(2)...................  3,957,600       39.6%        357,600      3,600,000       27.4%
John Motulsky, Chris Wilson and
  Wayne Teetsel(3)(4).............  1,017,308       10.1%             --      1,017,308        7.7%
Jeffrey L. Gendell(5).............    906,497        9.1%             --        906,497        6.9%
Wellington Management Company,
  LLP(6)..........................    700,997        7.0%             --        700,997        5.3%
James L. Bowen(7).................      2,491          *              --          2,491          *
Edward J. Curry, Jr.(7)...........      2,491          *              --          2,491          *
Michael D. Dingman, Jr.(7)........      2,375          *              --          2,375          *
Robert E. Heaton(7)...............      2,491          *              --          2,491          *
Roland L. Hobbs(7)................      2,491          *              --          2,491          *
Alicia H. Munnell(7)..............      2,491          *              --          2,491          *
D. Clark Ogle(7)..................      2,375          *              --          2,375          *
James B. Riley(7).................      2,607          *              --          2,607          *
Lynn R. Williams(7)...............      2,375          *              --          2,375          *
James G. Bradley(8)...............     60,000          *              --         60,000          *
Paul J. Mooney(8).................     42,858          *              --         42,858          *
Daniel C. Keaton(8)...............     42,857          *              --         42,857          *
Donald E. Keaton(8)...............     42,857          *              --         42,857          *
Harry L. Page(8)..................     42,857          *              --         42,857          *
All executive officers and
  directors as a group (18
  persons)........................    382,187        3.8%             --        382,187        2.9%


------------
 * Less than 1%.

(1) As of June 15, 2004, approximately 85,811 shares of our common stock have been reserved for issuance upon the resolution of certain disputed claims filed by our creditors. Shares of common stock reserved for this purpose that are not ultimately required to be issued to satisfy disputed claims will be distributed on a pro rata basis to the other members of that class of creditors. Accordingly, as we settle disputed claims, the number of shares and the corresponding percentage of common stock beneficially owned by certain persons listed in the table may increase slightly over time without further action on the part of such persons.

(2) Represents remaining shares issued to the VEBA trust. These shares are held of record by WesBanco Bank, Inc., as trustee of the VEBA trust, which is subject to the direction of US Trust Company, N.A. with respect to the disposition and voting of the shares. US Trust Company, N.A. disclaims beneficial ownership of the shares. The address of US Trust Company, N.A. is 600 14th Street, N.W. Washington, D.C. 20005-3314. The address of the VEBA trust is c/o WesBanco Bank, Inc., as trustee, One Bank Plaza, Wheeling, WV 26003.


(3) Represents 549,800 shares held by Stonehill Offshore Partners Limited and 467,508 shares held by Stonehill Institutional Partners, L.P. Stonehill Capital Management LLC is the investment adviser to Stonehill Institutional Partners, L.P., and Stonehill Advisers LLC is the investment adviser to Stonehill Offshore Partners Limited. Messrs. Motulsky, Wilson and Teetsel are the general partners of Stonehill Institutional Partners, L.P. and the managing members of Stonehill Capital Management LLC and Stonehill Advisers LLC. Messrs. Motulsky, Wilson and Teetsel have voting and investment power with respect to such shares. The foregoing management and ownership information is based upon disclosures reported in a Schedule 13G filed with the Securities Exchange Commission on October 30, 2003 and in a Form 4 Statement of Changes in Beneficial Ownership filed with the Securities and Exchange Commission on July 16, 2004 by the Reporting Persons, as defined in Note (4) below.


                                           footnotes continued on following page

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PRINCIPAL AND SELLING STOCKHOLDERS
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(4) The address for Messrs. Motulsky, Wilson and Teetsel, Stonehill Offshore
    Partners Limited, Stonehill Institutional Partners, L.P., Stonehill Advisers LLC and Stonehill Capital Management, LLC (collectively, the "Reporting Persons") is c/o Stonehill Capital Management, LLC, 885 Third Avenue, 30th Floor, New York, NY 10022, Attn: John Motulsky.


(5) Represents 498,113 shares held by Tontine Partners, L.P., 331,960 shares held by Tontine Overseas Associates, L.L.C., and 76,424 shares held by Tontine Capital Management, L.L.C. Tontine Management, L.L.C., the general partner of Tontine Partners, L.P., has the power to direct the affairs of Tontine Partners, L.P., including decisions with respect to the disposition of the proceeds from the sale of shares of common stock. Mr. Gendell is the managing member of Tontine Management, L.L.C. and as such directs their operations and may be deemed to beneficially own all 498,113 shares held by Tontine Partners, L.P. In addition, Mr. Gendell is the managing member of Tontine Overseas Associates, L.L.C., and Tontine Capital Management, L.L.C. and in that capacity directs their operations and may be deemed to beneficially own all 331,960 shares and 76,424 shares held by Tontine Overseas Associates, L.L.C. and Tontine Capital Management, L.L.C., respectively. The foregoing management and ownership information is based solely upon disclosures reported in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2004 by Mr. Gendell, individually, and as managing member of Tontine Management, L.L.C., general partner of Tontine Partners, L.P., managing member of Tontine Capital Management, L.L.C., and managing member of Tontine Overseas Associates, L.L.C.


(6) Based solely on information reported in a Form 13F Holdings Report filed with the Securities and Exchange Commission by Wellington Management Company, LLP on May 4, 2004 with respect to its holdings as of March 31, 2004. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(7) Represents shares issuable upon exercise of currently exercisable options to purchase shares of WPC common stock.

(8) Represents shares issued under restricted stock grants that vest one-third per year over three years.

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 82

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Description of capital stock

COMMON STOCK

As of the date of this prospectus, WPC is authorized to issue 80 million shares of common stock, $0.01 par value per share, and 20 million shares of undesignated preferred stock, $0.001 par value per share. We are registering 3,142,400 shares of WPC common stock in this offering, excluding up to 525,000 shares of WPC common stock that may be purchased by the underwriters to cover over-allotments. We issued 10 million shares of common stock on August 1, 2003 pursuant to our plan of reorganization. The number of shares of common stock issued and outstanding as of May 31, 2004 was 10 million. On that date, there were 2,268 holders of record of common stock.

We may not issue any nonvoting equity securities to the extent prohibited by
Section 1123 of Title 11 of the Bankruptcy Code; provided, however, that this restriction (a) will have no further force and effect beyond that required under
Section 1123 of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such section of the Bankruptcy Code is in effect and applicable to us, and (c) in all events may be amended or eliminated in accordance with such applicable law as from time to time may be in effect.

Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of WPC, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of our common stock have no cumulative voting rights, preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon closing of this offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

Except as described below, our board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, including but not limited to dividend rights, conversion rights, voting rights, redemption privileges and liquidation preferences, which may be greater than the rights of our common stock. It is not possible to state the actual effects of the issuance of any shares of preferred stock upon the rights of holders of the common stock until our board of directors determines the specific rights of the holders of such preferred stock. The effects, however, might include, among other things:

-  Restriction of dividends on our common stock;

-  Dilution of the voting power of our common stock;

-  Impairment of the liquidation rights of our common stock; or

- Delay and prevention of a change in control of WPC without further action by the stockholders, provided that any use of such shares to implement a shareholders rights plan or other "poison pill" plan must be approved by the stockholders or by at least two-thirds of all of the directors of WPC.

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DESCRIPTION OF CAPITAL STOCK
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We have no current plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

In connection with our plan of reorganization, we previously entered into a registration rights agreement providing the VEBA trust with certain rights to require us to register the resale of their shares of common stock. As of June 15, 2004, the VEBA trust held 3,957,600 shares of our common stock. Subject to the terms of the stock transfer restriction and voting agreement described more fully below, the VEBA trust is permitted to request one registration per year during the two-year period ending on the second anniversary date of the effective date of our plan of reorganization. Thereafter, the VEBA trust may request up to two registrations per year, no more than one of which in each year may be an underwritten offering. With respect to any registered resale of securities held by the VEBA trust in an underwritten offering pursuant to the agreement, we will pay all registration and qualification fees, printing costs, and the fees and expenses of our counsel, accountants and any experts retained, and we will also pay the reasonable fees, charges and disbursements of a single counsel to the VEBA trustee (not to exceed $25,000) and a single counsel to the independent fiduciary of the VEBA trust (not to exceed $50,000). The VEBA trust will, however, bear all underwriting discounts and commissions relating to the underwritten sale of the registrable securities, any resulting gains, income or transfer taxes, and, except as described above, all other expenses, costs and fees incurred by the trustee and the independent fiduciary in connection with the offering. The registration rights agreement also provides the VEBA trust with piggyback registration rights entitling the VEBA trust, in certain circumstances and subject to limitations imposed by the managing underwriter, to include its shares of common stock in registered offerings of securities by us.

Pursuant to the terms of the stock transfer restriction and voting agreement, except as we may authorize at our discretion, the trustee of the VEBA trust has agreed not to transfer or otherwise dispose of any shares of our common stock prior to August 1, 2005, the second anniversary date of the effective date of our plan of reorganization, unless at such time the shares held by the VEBA trust represent fewer than five percent of the then issued and outstanding shares of our common stock. The stock transfer restriction and voting agreement further provides that during the two year period commencing as of the first day following the second anniversary date of the effective date of our plan of reorganization, the trustee shall not transfer or dispose of more than one-half of the number of shares of our common stock held by the VEBA trust within any consecutive 12-month period. Additionally, the trustee has agreed that it will abstain from voting up to 1.3 million shares of common stock held by the VEBA trust for the election of our directors, for so long as it holds any of the 4 million shares of common stock initially contributed by us to the VEBA trust pursuant to the plan of reorganization.

We also entered into a registration rights agreement with two of our principal stockholders in connection with our plan of reorganization. That registration rights agreement provided the holders an aggregate of one demand registration right, which has already been exercised, in full, by the holders with respect to all of their common stock and Series B notes. In February 2004, the registration statement covering the resale of those securities was declared effective by the SEC, and we are required under the terms of the registration rights agreement to keep that registration statement effective for two years, or if earlier, until the date on which such securities are either disposed of, in full, or when all of the securities owned by such holder may be disposed of by the holder within a three month period pursuant to Rule 144.

ANTI-TAKEOVER EFFECTS OF INCORPORATION AND BYLAW PROVISIONS

Our certificate of incorporation and by-laws provide for the division of the initial terms of our board of directors into three classes, as nearly equal in size as possible, with one class serving until the date

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DESCRIPTION OF CAPITAL STOCK
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of the 2004 annual meeting of stockholders, one class serving until the date of the 2005 annual meeting of stockholders and one class serving until the date of the 2006 annual meeting of stockholders. Upon the expiration of their respective initial terms of office set forth above, the directors or their successors shall be elected as directors to serve only until the next annual meeting of the stockholders. Beginning with the 2006 annual meeting of stockholders, all directors will be elected annually to serve until the next annual meeting of stockholders. Our certificate of incorporation and by-laws also provide that vacancies on our board of directors during the interim period between our annual stockholder meetings or special meetings of our stockholders called for the election of directors or the removal and replacement of one or more of our directors may be filled by a vote of a majority of the board of directors then in office. Furthermore, until the 2006 annual meeting of stockholders, any director or the entire board may be removed only for cause and only by the holders of at least a majority of the shares of common stock. Thereafter, any director or the entire board may be removed with or without cause by the holders of at least a majority of the shares of common stock. These provisions of our certificate of incorporation and by-laws could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of WPC and therefore may limit the price that certain investors might be willing to pay in the future for shares of our common stock.

Our certificate of incorporation and by-laws further provide that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of the stockholders and not by written consent of stockholders. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next annual stockholders' meeting, particularly because special meetings of the stockholders may only be called by the chairman of our board of directors, our president or a majority of our board of directors. These provisions may also discourage another person or entity from making a tender offer for our stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting.

DELAWARE ANTI-TAKEOVER LAW

We are governed by Section 203 of the General Corporation Law of the State of Delaware. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

- prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

- upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

- at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

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DESCRIPTION OF CAPITAL STOCK
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In general, Section 203 defines "business combination" to include:

- any merger or consolidation involving the corporation and the interested stockholder;

- any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

- subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

- any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

- the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an "interested stockholder" as any person that is:

-  the owner of 15% or more of the outstanding voting stock of the corporation;

- an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

-  the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect not to be governed by this section, effective twelve months after adoption.

Our certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203. We anticipate that the provisions of
Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for our common stock is Equiserve Trust Company, N.A.

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Shares eligible for future sale

Upon completion of this offering, 13,142,400 shares of our common stock will be outstanding. The shares sold in this offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act or by a person who is subject to a lock-up agreement as described below. Of the 13,142,400 shares of common stock that will be outstanding upon completion of this offering, 3,960,000 of those shares will be restricted securities under Rule 144. Restricted securities may be sold in the public market only if the sale is registered or if qualifies for an exemption from registration, such as under Rule 144, which is summarized below.

LOCK-UP AGREEMENTS

We, our executive officers, directors and our largest stockholder, the VEBA trust, have agreed that, without prior written consent of UBS Securities LLC on behalf of the underwriters, neither they nor we will, during the period ended 90 days after the date of this prospectus, sell shares of common stock or any securities convertible into or exchangeable or exercisable into common stock.

In the event that we issue an earnings release or material news or a material event relating to us occurs 15 calendar days plus three business days prior to or within 15 calendar days after the expiration of the 90-day period, the restrictions imposed on us, our officers, our directors and our other stockholders listed above will continue to apply for 15 calendar days plus three business days after such earnings release is issued or such material news or the material news or material event occurs.

The lock-up agreements cover an aggregate of 3,960,000 shares.

RULE 144

In general, under Rule 144 as currently in effect, and beginning after the expiration of the lock-up agreements, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

- one percent of the number of shares of common stock then outstanding, which will equal 131,424 shares immediately after the offering; and

- the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice and availability of current public information about us. Rule 144 also provides that our affiliate who is selling shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.

RULE 144(K)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. No shares outstanding upon completion of the offering that are restricted securities under Rule 144 may be sold immediately under Rule 144(k) without so complying.

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Description of indebtedness and certain other obligations


The term loan agreement, the revolving credit facility, the Series A notes and indenture and the Series B notes and indenture are incorporated by reference as exhibits to this registration statement, of which this prospectus is a part.


$250 MILLION TERM LOAN AGREEMENT


In connection with our plan of reorganization, WPSC entered into a $250 million senior secured term loan agreement due August 1, 2014 with a bank group led by Royal Bank of Canada, as administrative agent, which is guaranteed in part by the Steel Board and the West Virginia Housing Development Fund as described below. However, if the agent for the term loan lenders is unable or unwilling, in its sole discretion, to reoffer certain tranches of the term loan as of November 1, 2008, the maturity date for each tranche of the term loan will be November 1, 2008. The agent is required to provide us notice on or before May 1, 2008 as to whether it will undertake to reoffer certain tranches of the term loan. If the agent does not reoffer such tranches, we must pay the agent an amount equal to all outstanding amounts under the term loan agreement on August 1, 2008. Interest on borrowings is calculated based on either LIBOR or the prime rate using varying spreads as defined for each of the three tranches in the agreement. The blended rate of interest was approximately 3.8% at March 31, 2004. The term loan is to be repaid beginning in the fourth quarter of 2004 in quarterly installments of $6.25 million with a final payment to the agent of $150 million due on August 1, 2008 if the term loan is not reoffered. We are required to make mandatory prepayments of the term loan in certain circumstances, including the application of proceeds of certain insurance casualty events, application of portions of the proceeds from issuances of equity and indebtedness and application of excess cash flow as defined in the agreement.


Under the original terms of our term loan agreement, we were required to prepay an amount equal to 50% of the net cash proceeds (as defined in the term loan agreement) from any issuance or sale of our capital stock and to apply such net cash proceeds to remaining installments in inverse order of maturity. In June 2004, we entered into an amendment and waiver to our term loan agreement to eliminate these prepayment requirements with respect to any issuance or sale of our capital stock on or before January 31, 2005. Specifically, the amendment and waiver provides that the net cash proceeds of the sale of our common stock in any offering on or before January 31, 2005 will be applied first to repay any outstanding principal borrowing under our revolving credit facility (excluding any letters of credit then outstanding), second, to the extent of any excess, to fund up to $35 million in capital expenditures (other than for the EAF and the No. 8 coke battery) and third, to the extent of any then-remaining excess, to repay principal amounts outstanding under our term loan agreement, with such repayments applied pro rata across all three term loan tranches and pro rata against each scheduled maturity within each tranche. All proceeds up to $35 million that are allocated for capital expenditures will be held in a segregated cash account. Additionally, the terms of the amendment and waiver exclude from our restrictive covenants applicable to capital expenditures up to $85 million relating to future capital improvement needs for our No. 8 coke battery. The $85 million for the No. 8 coke battery and up to $35 million to be held in the segregated cash account for capital expenditures are also excluded from the computation of our consolidated fixed charge coverage ratio. The amendment and waiver also limits us from having borrowings, including outstanding letters of credit, in excess of $150 million under our revolving credit facility. The amendment and waiver also provides for a 75 basis point reduction in the interest rate spread for the loans in which the interest rate is based upon the prime rate and a 120 basis point reduction in the interest rate spread for the loans in which the interest rate is based upon the LIBOR rate, with respect to tranche B of the term loan, under which $209.2 million in principal amount is outstanding.

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A federal government guarantee from the Steel Board covers 85% or $21.25 million of the $25 million first tranche of the term loan held by Royal Bank of Canada, and approximately 95% or $198.75 million of the $209.2 million second tranche of the term loan held by various lenders. The Steel Board guarantee is a guarantee of principal only. The Steel Board guarantee terminates if, among other things, the administrative agent fails to make a payment demand within 30 days from the date of any payment default or if any lender transfers its interest in the term loan agreement contrary to provisions of the appropriate sections of the guarantee. The remaining approximately 5% or $10.46 million of the second tranche of the term loan is backed by a guarantee from the West Virginia Housing Development Fund. Additionally, the term loan is guaranteed by WPC and WP Steel Venture Corporation. Of the approximately $15.8 million third tranche of the term loan, approximately $3.8 million is held by Danieli Corporation as a vendor/supplier to WPSC and $12 million is held by the State of Ohio through the Ohio Department of Development. The term loan is collateralized by a first lien on all of our tangible and intangible assets (other than accounts receivable and inventory) and our equity interests in our joint ventures, mortgaged real property and pledged stock in our subsidiaries, and a second lien on our accounts receivable and inventory.

A portion of the term loan was used to finance our plan of reorganization by paying off our debtor-in-possession credit facility and paying other cash claims under our plan of reorganization. In addition, $112 million of the term loan was placed in a restricted cash account relating to the construction of the EAF.

Pursuant to the provisions of our term loan agreement, we are subject to, and are currently in compliance with, various covenants, including compliance with the terms and conditions of the Steel Board guarantee and the West Virginia Housing Development Fund guarantee and limitations on indebtedness, guaranty obligations, liens, sale of subsidiary stock, dividends, distributions and investments.

Our term loan agreement also limits our ability to incur capital expenditures, including obligations under capital leases and capitalized repairs and replacements. Under our term loan agreement, we are permitted to incur capital expenditures with respect to certain specified projects up to specified maximum amounts, including the EAF, an automatic roll changer system and Allenport cold mill improvements. In addition, the amendment and waiver permits us to incur capital expenditures with respect to the rebuild of the No. 8 coke battery in an amount not to exceed $85 million. Of the $85 million available for the No. 8 coke battery, only $18 million may be expended prior to January 1, 2006. We are further permitted to incur additional expenses for capital improvements for other projects in amounts not to exceed in the aggregate specified maximums for each calendar year, ranging from $33.9 million to $44 million.

Our term loan agreement also specifies certain financial covenants with which we must comply in the future. Whether we will be able to meet such covenants will substantially depend on our performance and the market conditions in the steel industry at the time we are required to comply with such covenants. The following is a summary of such covenants:

- The consolidated leverage ratio (as defined in the term loan agreement) as at the last day of any period of four consecutive fiscal quarters shall not exceed the ratio of 4.0 to 1.0 for the periods ending on March 31, 2005 and June 30, 2005 and shall not exceed the ratio of 3.5 to 1.0 for the periods ending on September 30, 2005 and thereafter.

- The consolidated interest coverage ratio (as defined in the term loan agreement) for any period of four consecutive fiscal quarters ending on or after March 31, 2005 shall not be less that 3.0 to 1.0.

- The consolidated fixed charge coverage ratio (as defined in the term loan agreement) for any period of four consecutive fiscal quarters shall not be less that 1.2 to 1.0 for the periods ending on

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   March 31, 2005 through December 31, 2005 and shall not be less than 1.3 to
   1.0 for the periods ending on March 31, 2006 and thereafter.


Although we currently are not required to comply with these ratios, we would not be able to meet them at this time by a significant margin due to our operating losses since reorganization through the first quarter of 2004. Accordingly, at March 31, 2004, the consolidated leverage ratio was approximately (11.1) to 1.0, as compared to 4.0 to 1.0, which is the maximum ratio that will be permitted as of March 31, 2005. At March 31, 2004, the consolidated interest coverage ratio was approximately (1.4) to 1.0, as compared to the 3.0 to 1.0 ratio that we will be required to maintain as of March 31, 2005. At March 31, 2004, the consolidated fixed charge coverage ratio was approximately (1.7) to 1.0, as compared to the 1.0 to 1.0 ratio that we will be required to maintain if our borrowing availability under the revolving credit facility drops below $50 million through December 31, 2004. At March 31, 2005, the required consolidated fixed charge coverage ratio will be 1.2 to 1.0. However, if current market conditions with respect to orders, pricing and shipments continue and if our performance is consistent with that of recent months as we currently contemplate, we expect to satisfy these ratios when they are applicable to us. If we are unable to satisfy these ratios for any reason when required to do so, an event of default would occur, and the agent, with the consent of the other required lenders, could declare the loan to be immediately due and payable and could foreclose upon any collateral securing the debt. In addition, an event of default under our term loan agreement would trigger events of default under substantially all of our other debt instruments, including the revolving credit facility.


$225 MILLION REVOLVING CREDIT FACILITY

In connection with our plan of reorganization, WPSC entered into a three-year $225 million senior secured revolving credit facility due August 1, 2006 with a bank group arranged by Royal Bank of Canada and General Electric Capital Corporation. The revolving credit facility is guaranteed by WPC and WP Steel Venture Corporation. The revolving credit facility is collateralized by a first lien on our accounts receivable and inventory and a third lien on our other tangible and intangible assets, our equity interest in our joint ventures, mortgaged real property and pledged stock of our subsidiaries. The revolving credit facility is to be available at agreed advance rates, subject to the bank's audit and review of our accounts receivable and inventory borrowing base. Under the terms of our amended term loan agreement, we are limited to a maximum of $150 million in borrowings, including outstanding letters of credit, under our revolving credit facility.


The revolving credit facility currently requires the maintenance of a minimum $50 million borrowing availability through December 31, 2004. After December 31, 2004, we will be required to maintain borrowing availability of at least $25 million. Failure to maintain such minimum availability could result in a covenant violation. Interest on borrowings is calculated based on either LIBOR or the prime rate using spreads based on facility borrowing availability as defined in the agreement. The blended rate of interest was approximately 4.7% at March 31, 2004. At March 31, 2004, we had borrowed approximately $71.9 million under the revolving credit facility and had $29.9 million of net excess availability over the current required minimum availability of $50 million. Based on our projections of future availability under the revolving credit facility, we believe that we will remain in compliance with the required minimum $50 million availability.


Pursuant to the provisions of our revolving credit facility, we are subject to, and are currently in compliance with, various covenants, which are substantially similar to many of those contained in the term loan credit agreement, as amended, as described above. Similar to the term loan agreement, we negotiated an amendment to our revolving credit facility. Under the amendment, all proceeds up to $35 million that are allocated for capital expenditures will be held in a segregated cash account. The amendment also permits us to incur an additional $85 million in capital expenditures toward the

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rebuild of the No. 8 coke battery. Of the $85 million available for the No. 8 coke battery, only $18 million may be expended prior to January 1, 2006. The $85 million for the No. 8 coke battery and up to $35 million to be held in a segregated cash account for capital expenditures are also excluded from the computation of our consolidated fixed charge coverage ratio.

$40 MILLION SERIES A NOTES

On August 1, 2003, pursuant to our plan of reorganization, WPSC issued Series A secured notes in the aggregate principal amount of $40 million in settlement of claims under our bankruptcy proceedings. The Series A notes were issued under an indenture among WPSC, WPC, WP Steel Venture Corporation and Bank One, N.A., as trustee. The Series A notes mature on August 1, 2011 and have no fixed amortization, meaning that, except for certain mandatory prepayments, no payment of principal shall be required until such notes become due. However, payments of interest are made in semi-annual installments.

The Series A notes are collateralized by a second lien on our tangible and intangible assets (other than accounts receivable and inventory), our equity interests in our joint ventures, mortgaged real property and pledged stock of our subsidiaries, and a third lien on our accounts receivable and inventory. The Series A notes bear interest at a rate of 5% per annum until July 1, 2008. Thereafter, such notes bear interest at a rate of 8% per annum.

In the event that at any time the distributions from Wheeling-Nisshin and OCC to WPSC are not adequate to pay all the interest then due under the Series A notes or WPSC is not in compliance with the terms of the term loan agreement or the revolving credit facility, WPSC must pay both cash interest and payment-in-kind interest at rates set forth in the Series A notes. OCC is restricted from declaring dividends under the terms of its credit agreement with Bank of America, N.A., however, OCC is permitted to make distributions of interest and principal in respect of its indebtedness to WPC, subject to certain limitations set forth in the credit agreement with Bank of America, N.A. and the subordination agreement with WPC.

WPSC's payment obligations under the Series A notes are fully and unconditionally guaranteed on a joint and several basis by WPC and its present and future operating subsidiaries.

In addition, upon repayment in full of the term loan and any permitted refinancing thereof, the Series A notes are subrogated to the first lien and other rights of the term loan agreement and any refinancing of the scheduled amounts due thereunder to the extent of $14.2 million plus any funds received by WPSC from WPC, Wheeling-Nisshin and OCC subsequent to April 15, 2003 and not utilized to pay the Series A notes. We are subject to, and are currently in compliance with, various covenants set forth in the Series A note indenture, including payment of principal and interest on the Series A notes, payment of taxes, limitations on additional indebtedness, creation of liens, disposition of interests in Wheeling-Nisshin or OCC, and payments of dividends and distributions.

$20 MILLION SERIES B NOTES

On August 1, 2003, pursuant to our plan of reorganization, WPSC issued Series B secured notes in the aggregate principal amount of $20 million in settlement of claims under our bankruptcy proceedings. The Series B notes were issued under an indenture between WPSC, WPC, WP Steel Venture Corporation and Bank One, N.A., as trustee. The Series B notes mature on August 1, 2010 and have no fixed amortization, meaning that no payment of principal shall be required until such notes become due. The Series B Notes bear interest at a rate of 6% per annum to the extent interest is paid in cash.

In the event that WPSC is not in compliance with the terms of the term loan agreement, the revolving credit facility or the Series A notes or WPSC's excess cash flow (as defined in the Series B indenture) is

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insufficient to cover any or all interest payments then due under the Series B notes, WPSC must pay both cash interest and payment-in-kind interest at rates set forth in the Series B notes.

In addition, the Series B notes are collateralized by a fifth lien on our tangible and intangible assets, including our equity interests in our joint ventures and our accounts receivable and inventory.

We are subject to, and are currently in compliance with, various covenants under the Series B note indenture, which are substantially similar to those contained in the Series A note indenture described above.

$10 MILLION UNSECURED NOTE


On August 1, 2003, pursuant to our plan of reorganization, WPSC issued an unsecured note in the aggregate principal amount of $10 million to WHX Corporation. The WHX note matures in 2011 and has no fixed amortization, meaning that no payment of principal shall be required until such note becomes due. The WHX note bears interest at a rate of 6% per annum. If cash interest is not paid, WPSC must pay payment-in-kind interest. The note is subordinated in right of payment to our credit agreements, the Series A notes and the Series B notes. In July 2004, the WHX note was sold by WHX to a third party.


VEBA TRUST

In connection with our plan of reorganization and our collective bargaining agreement with the USWA, we established a plan to provide health care and life insurance benefits to certain retirees and their dependents. The collective bargaining agreement also required us to create and make contributions to a trust to fund the payment of these retiree benefits. The trust, which we refer to in this prospectus as, the VEBA trust, is designed to constitute a tax-exempt voluntary employee beneficiary association under Section 501(c)(9) of the Internal Revenue Code. Pursuant to our plan of reorganization, we issued 4,000,000 shares of WPC common stock to the VEBA trust (the "Initial Shares"). Due to certain restrictions on the VEBA trust's ability to sell stock held by the trust to fund benefit payments (which are described in more detail below), the agreement with the USWA provided for monthly cash contributions by us of $1.5 million, beginning in October 2003 and continuing through February 2004, and $0.3 million from April 2004 through September 2004 for a total of $9.3 million (collectively, the "Initial Funding Obligation"). In addition, the agreement provides for ongoing contributions based on our profitability, payable within 45 days of the end of each fiscal quarter, under the following formula (collectively, the "Variable Contributions"):


     (i) 40% of operating cash flow, between $16 and $24 of operating cash flow per ton of steel products sold to third parties, payable in cash;

     (ii) 12% of operating cash flow, between $24 and $65 of operating cash flow per ton of steel products sold to third parties, payable at our discretion in cash or common stock of WPC;

     (iii) 25% of operating cash flow, above $65 of operating cash flow per ton of steel products sold to third parties, payable in cash; and


     (iv) 15% of operating cash flow below $30 of operating cash flow per ton of steel products sold to third parties, payable at our discretion in cash or common stock of WPC, subject to compliance with dilution limitations.


Through the quarter ended March 31, 2004, no Variable Contributions had been made or incurred.


"Operating cash flow," for purposes of determining Variable Contributions, is defined as our earnings before interest and taxes, adjusted for certain amounts as set forth in the agreement with the USWA (primarily unusual, extraordinary or non-recurring items).


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As of March 31, 2004, we had contributed $3.0 million, in cash, to the VEBA trust toward satisfaction of the Initial Funding Obligation. In March 2004, we agreed with the USWA to satisfy the Initial Funding Obligation, as follows:

- the trustee was authorized to sell up to 400,000 of the Initial Shares, at its discretion (of which 42,400 shares were previously sold by the VEBA trust and the remaining 357,600 shares are being sold in the offering);

- the proceeds of the sale of 400,000 of the Initial Shares, not to exceed $6.3 million, and the $3.0 million cash contribution previously made will be credited, over a limited period of time, against future Variable Contributions due under (i), (ii) and (iii) of the Variable Contribution formula described above, if any, in accordance with the terms of the agreement with the USWA;


- the proceeds of the sale of 400,000 of the Initial Shares in excess of $6.3 million, if any, will be creditable, at our discretion against future Variable Contributions, if any are required under (i), (ii) and (iii) of the Variable Contribution formula described above; and


- no later than February 14, 2008, we are required to contribute 400,000 additional shares of our common stock to the trust, minus any shares of our common stock contributed prior to that date under (ii) of the Variable Contribution formula described above.

To the extent that contributions become due under (ii) of the Variable Contribution formula described above and we decide to make such contributions in stock, we have discretion to apply up to 1.6 million of the Initial Shares as a credit, share for share, against future stock contribution amounts to the trust. Shares of WPC common stock contributed to the trust in satisfaction of, or in the case of Initial Shares applied as a credit against, our obligations are valued based on the closing price of WPC common stock for the 10 trading days immediately preceding the date of contribution.

We filed a request with the DOL in September 2003 seeking an exemption from the DOL from the prohibited transaction requirements under ERISA, limiting the amount of our common stock that the VEBA trust is permitted to hold to the lesser of 10% of the value of the trust's assets and 25% of the issued and outstanding stock at the time the stock is contributed. While we have had ongoing discussions with the DOL and believe we will receive the waiver, if no waiver is granted, the WPC common stock held in the VEBA trust that exceeds the DOL restrictions would be distributed to the beneficiaries under the welfare benefits plan or otherwise used to provide them with benefits. Without the benefit of an exemption, a non-deductible excise tax equal to 5% of the amount involved per year could be imposed on us by the DOL.


Pursuant to a Stock Transfer Restriction and Voting Agreement, the trustee of the VEBA trust has agreed to limit the number of shares of WPC common stock that it may sell during the four years following the effective date of our plan of reorganization. During the first two years, the VEBA trust is not permitted to sell any of the Initial Shares without our authorization unless it holds, at the time of such sale, fewer than five percent of our outstanding shares of common stock. During each of the following two years, the VEBA trust has agreed not to sell more than 50% of the remaining Initial Shares within any consecutive 12-month period. These restrictions will not apply to any additional shares that we may contribute to the VEBA trust in satisfaction of our Variable Contribution obligation, if any. As described above, we authorized the disposition of 400,000 shares of our common stock held by the VEBA trust in satisfaction of certain funding obligations with respect to the trust. The VEBA trust previously sold 42,400 shares pursuant to this authorization and we have agreed to permit the VEBA trust to sell the remaining 357,600 shares in the offering. In connection with the stock transfer restrictions, the VEBA trust has also agreed that it will abstain from voting 1.3 million shares of common stock, or such lesser number of shares as it may hold from time to time, for the election of directors of WPC. We also entered into a registration rights agreement with the VEBA trust


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to comply with applicable securities laws. The terms of the registration rights agreement, as well as additional terms of the Stock Transfer Restriction and Voting Agreement are discussed further under the heading "Description of capital stock -- Registration rights."


In connection with the offering, the VEBA trust has agreed that for a period of 90 days after the date of this prospectus, the VEBA trust will not sell any shares of our common stock.


PROFIT SHARING PLANS

Pursuant to the collective bargaining agreement with the USWA, and in addition to our obligations to make contributions to the VEBA trust based on our profitability as described under "VEBA Trust" above, we have an obligation to make quarterly profit sharing payments to or for the benefit of our active USWA employees in an amount equal to 15% of our profits for the quarter, if any, in excess of $30 profit per ton of steel shipped to third parties. For this purpose, profits are defined as earnings before interest and taxes, calculated on a consolidated basis, excluding effects of certain amounts as set forth in the collective bargaining agreement. The profit sharing pool will be divided among all employees on the basis of hours attributed to each employee within each quarter. No profit sharing obligations have been incurred to date. We have the discretion to make future payments, if any, in cash or in WPC common stock. Under the terms of the plan, we must satisfy any profit sharing obligation with respect to the first, second and third fiscal quarters within 45 days after the end of the quarter, while any obligation with respect to the fourth fiscal quarter must be satisfied within 15 days after the date of the opinion of our independent registered public accounting firm with respect to our annual audited financial statements. All payments in stock will be contributed to the participant's 401(k) account, while payments in cash, if any, will be made directly to plan participants. To the extent that contributions of stock under this plan in any fiscal year, together with stock contributions to the VEBA trust under (iv) of the Variable Contribution formula described under "VEBA trust" above, exceed 10% of our common stock, on a fully diluted basis, we may satisfy our contribution obligation in the form of profit sharing notes. All profit sharing payments that become due are considered 100% vested when made.



In addition, we have adopted a profit sharing plan for salaried employees under which we have an obligation to make quarterly profit sharing payments to or for the benefit of our salaried employees in an amount equal to 4.19% of our profits for the quarter, if any, in excess of $30 profit per ton of steel shipped to third parties. For this purpose, profits are defined as earnings before interest and taxes, calculated on a consolidated basis, excluding effects of certain amounts. The profit sharing pool will be divided among all salaried employees, excluding officers. No profit sharing obligations have been incurred to date. We have the discretion to make future payments, if any, in cash or in WPC common stock. We must satisfy any profit sharing obligation with respect to the first, second and third fiscal quarters within 45 days after the end of the quarter, while any obligation with respect to the fourth fiscal quarter must be satisfied within 15 days after the date of the opinion of our independent registered public accounting firm with respect to our annual audited financial statements. All payments in stock will be contributed to the company stock fund (as defined in our salaried 401(k) savings plan) under our salaried 401(k) savings plan. All profit sharing payments that become due are considered 100% vested when made.


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US tax considerations to non-US holders

The following is a general discussion of the material US federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner that is a "non-US holder" and that does not own, and is not deemed to own, more than 5% of WPC's common stock. A "non-US holder" is a person or entity that, for US federal income tax purposes, is a:

- non-resident alien individual, other than certain former citizens and residents of the US subject to tax as expatriates,

-  foreign corporation, or

-  foreign estate or trust.

A "non-US holder" does not include an individual who is present in the US for 183 days or more in the taxable year of disposition and is not otherwise a resident of the US for US federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the US federal income tax consequences of the sale, exchange or other disposition of common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address all aspects of US federal income and estate taxation that may be relevant to non-US holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

DIVIDENDS

As discussed under "Dividend policy" above, WPC does not currently expect to pay dividends. In the event that WPC does pay dividends, dividends paid to a non-US holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-US holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a non-US holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-US holder's conduct of a trade or business within the US. Instead, the effectively connected dividends will be subject to regular US income tax as if the non-US holder were a US resident. A non-US corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate).

GAIN ON DISPOSITION OF COMMON STOCK

A non-US holder generally will not be subject to US federal income tax on gain realized on a sale or other disposition of common stock unless:

- the gain is effectively connected with a trade or business of the non-US holder in the US, subject to an applicable treaty providing otherwise, or

- WPC is or has been a US real property holding corporation, as defined below, at any time within the five-year period preceding the disposition or the non-US holder's holding period, whichever

--------------------------------------------------------------------------------

US TAX CONSIDERATIONS TO NON-US HOLDERS
--------------------------------------------------------------------------------

   period is shorter, and its common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

Generally, a corporation is a US real property holding corporation if the fair market value of its US real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. WPC has not made a determination as to its status as a US real property holding corporation. It may be, or may prior to a non-US holder's disposition of common stock become, a US real property holding corporation.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

Information returns will be filed with the Internal Revenue Service in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. You may have to comply with certification procedures to establish that you are not a US person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your US federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

FEDERAL ESTATE TAX

An individual non-US holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value of the stock in his gross estate for US federal estate tax purposes, and may be subject to US federal estate tax, unless an applicable estate tax treaty provides otherwise.

--------------------------------------------------------------------------------
 96

--------------------------------------------------------------------------------

Underwriting

We and the selling stockholder are offering the shares of our common stock described in this prospectus through the underwriters named below. UBS Securities LLC and KeyBanc Capital Markets are the representatives of the underwriters. UBS is the sole book-running manager of this offering. We and the selling stockholder have entered into an underwriting agreement with the representatives. Subject to terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated by its name in the following table.

                                                                 NUMBER
UNDERWRITERS                                                    OF SHARES
-------------------------------------------------------------------------
UBS Securities LLC..........................................
KeyBanc Capital Markets, a division of
  McDonald Investments Inc. ................................
                                                                ---------
Total.......................................................    3,500,000
                                                                =========

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

Our common stock and the common stock of the selling stockholder is offered subject to a number of conditions, including:

-  receipt and acceptance of our common stock by the underwriters; and

-  the underwriters' right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we and the selling stockholder are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to an aggregate of 525,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up
to $     per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $     per share from the initial
public offering price. Sales of shares made outside of the US may be made by affiliates of the underwriters. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the

--------------------------------------------------------------------------------

UNDERWRITING
--------------------------------------------------------------------------------

shares at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The selling stockholder will pay its offering expenses. We have agreed to pay the underwriting discounts and commissions applicable to the shares to be sold by the selling stockholder. The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 525,000 shares.

                                                              NO EXERCISE   FULL EXERCISE
-----------------------------------------------------------------------------------------
Per Share...................................................  $              $
Total.......................................................  $              $

We estimate that the total expenses of the offering payable by us, excluding
underwriting discounts and commissions, will be approximately $          .

NO SALES OF SIMILAR SECURITIES

We, our executive officers and directors, and the VEBA trust have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of UBS Securities LLC, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable or exercisable for our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus. At any time and without public notice, UBS Securities LLC may, in their sole discretion, release some or all the securities from these lock-up agreements.

The lock-up period will be extended for up to 21 additional days, in some circumstances, if, during the period beginning approximately 18 days before expiration of the 90-day lock-up period and ending on the expiration of the 90-day lock-up period, we announce earnings or material news or a material event relating to us occurs. The lock-up period will be extended for up to 37 additional days, in some circumstances, if, before the expiration of the 90-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period. However, the lock-up period will not be extended if, as of the expiration of the 90-day restricted period, our shares of common stock are "actively traded securities," as defined in Regulation M, 17 CFR 242.101(c)(1). This definition requires that our common stock have a public float of at least $150 million, excluding shares held by our affiliates, and a 60-day average daily trading volume of at least $1 million.

NASDAQ NATIONAL MARKET QUOTATION

Our common stock is quoted on the Nasdaq National Market under the trading symbol "WPSC."

PRICE STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

-  stabilizing transactions;

-  short sales;

-  purchases to cover positions created by short sales;

-  imposition of penalty bids; and

-  syndicate covering transactions.

--------------------------------------------------------------------------------
 98

UNDERWRITING
--------------------------------------------------------------------------------

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered short sales", which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked short sales", which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwrites are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering, certain of the underwriters (and selling group members) may engage in passive market making transactions in the common stock on the Nasdaq National Market prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.

The underwriters and their affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they receive customary fees. The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Legal matters

Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania will pass upon the validity of the issuance of the shares being sold in this offering. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

Experts

The financial statements of Wheeling-Pittsburgh Corporation -- Reorganized Company as of December 31, 2003 and for the period from August 1, 2003 to December 31, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Wheeling-Pittsburgh Corporation -- Predecessor Company as of December 31, 2002 and for the period from January 1, 2003 to July 31, 2003 and for each of the two years in the period ended December 31, 2002 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find additional information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock we are offering. This prospectus contains all information about WPC and our common stock that may be material to an investor. The registration statement includes exhibits and schedules to which you should refer for additional information about us.

You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on this web site.

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. We make many of these filings available on our website at http://www.wpsc.com. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC, or you can review these documents on the SEC's web site, as described above. In addition, we will provide electronic or paper copies of our filings free of charge upon request.

We intend to send our stockholders annual reports containing audited financial statements and to make available quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

--------------------------------------------------------------------------------
 100

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

Index to financial statements

The Company's financial statements from and after the effective date of the plan of reorganization, August 1, 2003, are those of a new reporting entity (Reorganized Company) and are not comparable to the pre-confirmation periods of the old reporting entity (Predecessor Company). As a result, the independent registered public accounting firm prepared two reports, one for the financial statements of the Reorganized Company and the other for the financial statements of the Predecessor Company.


                                                              PAGE
                                                              ----
AUDITED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31,
  2003
Report of Independent Registered Public Accounting Firm
  (Reorganized Company).....................................   F-2
Report of Independent Registered Public Accounting Firm
  (Predecessor Company).....................................   F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 2003, 2002 and 2001).........................   F-4
Consolidated Balance Sheet as of December 31, 2003 and
  2002......................................................   F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2003, 2002 and 2001..........................   F-6
Consolidated Statement of Changes in Stockholders' Equity
  for the Years Ended 2003, 2002 and 2001...................   F-7
Notes to Consolidated Financial Statements..................   F-8


UNAUDITED FINANCIAL STATEMENTS FOR THE QUARTERS ENDED MARCH
  31, 2004 AND 2003
Consolidated Statements of Operations (Unaudited) for the
  Quarters Ended March 31, 2004 and 2003....................  F-44
Consolidated Balance Sheet (Unaudited) as of March 31,
  2004......................................................  F-45
Consolidated Statements of Cash Flows (Unaudited) for the
  Quarters Ended March 31, 2004 and 2003....................  F-46
Consolidated Statement of Stockholders' Equity (Unaudited)
  for the Quarter Ended March 31, 2004......................  F-47
Notes to Consolidated Financial Statements (Unaudited)......  F-48
PRO FORMA STATEMENT OF OPERATIONS FOR THE YEAR ENDED
  DECEMBER 31, 2003 (UNAUDITED).............................  F-62


--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Wheeling-Pittsburgh Corporation:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, cash flows, and stockholders' equity present fairly, in all material respects, the financial position of Wheeling-Pittsburgh Corporation and its subsidiaries (Reorganized Company) at December 31, 2003 and the results of their operations and their cash flows for the period from August 1, 2003 to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note A to the consolidated financial statements, the United States Bankruptcy Court for the Northern District of Ohio confirmed the Company's Third Amended Joint Plan of Reorganization (the "plan") on June 18, 2003. Confirmation of the plan resulted in the discharge of all claims against the Company that arose before November 16, 2000 and substantially alters or terminates all rights and interests of equity security holders as provided for in the plan. The plan was substantially consummated on August 1, 2003 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh start accounting as of August 1, 2003.

/s/ PRICEWATERHOUSECOOPERS LLP

Pittsburgh, Pennsylvania
March 9, 2004

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Wheeling-Pittsburgh Corporation:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, cash flows, and changes in stockholders' equity present fairly, in all material respects, the financial position of Wheeling-Pittsburgh Corporation and its subsidiaries (Predecessor Company) at December 31, 2002 and the results of their operations and their cash flows for the period from January 1, 2003 to July 31, 2003, and for each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note A to the consolidated financial statements, the Company filed a petition on November 16, 2000 with the United States Bankruptcy Court for the Northern District of Ohio for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. The Company's Third Amended Joint Plan of Reorganization was substantially consummated on August 1, 2003 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh start accounting.

/s/ PRICEWATERHOUSECOOPERS LLP

Pittsburgh, Pennsylvania
March 9, 2004

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS


                                                        FOR THE YEAR ENDED DECEMBER 31
                                         -------------------------------------------------------------
                                          REORGANIZED                 PREDECESSOR COMPANY
                                            COMPANY       --------------------------------------------
                                          FIVE MONTHS     SEVEN MONTHS      YEAR ENDED     YEAR ENDED
                                             ENDED            ENDED        DECEMBER 31,   DECEMBER 31,
                                         DEC. 31, 2003    JULY 31, 2003        2002           2001
                                                 (dollars in thousands except per share data)
------------------------------------------------------------------------------------------------------
Revenues:
  Net sales, including sales to
     affiliates of $101,501, $164,273,
     $258,681 and $204,537..............   $ 396,902        $ 570,439      $   979,993      $ 835,640
Cost and expenses:
  Cost of products sold, excluding
     depreciation including cost of
     products sold to affiliates of
     $91,262, $143,840, $238,927 and
     $204,107...........................     395,950          563,832          894,449        866,065
  Depreciation..........................      10,473           39,889           74,194         72,551
  Selling, administrative and general
     expense............................      23,564           29,906           46,993         47,173
  Reorganization and professional fee
     expense............................         (35)           8,140           11,755         14,200
                                           ---------        ---------      -----------      ---------
                                             429,952          641,767        1,027,391        999,989
                                           ---------        ---------      -----------      ---------
Operating loss..........................     (33,050)         (71,328)         (47,398)      (164,349)
Reorganization income (expense)
  Fair value adjustments................          --         (152,708)              --             --
  Gain on discharge of debt.............          --          557,541               --             --
  Other reorganization income
     (expense)..........................          --           (4,758)           1,262          9,249
Interest expense on debt................     (10,215)          (9,185)         (15,987)       (17,448)
Other income (expense)..................       4,350            3,228            4,567            351
                                           ---------        ---------      -----------      ---------
Income (loss) before taxes..............     (38,915)         322,790          (57,556)      (172,197)
Tax provision (benefit).................          15             (641)              11             17
                                           ---------        ---------      -----------      ---------
Net income (loss).......................   $ (38,930)       $ 323,431      $   (57,567)     $(172,214)
                                           =========        =========      ===========      =========
Basic and diluted loss per share
  attributable to common stockholders...   $   (4.10)               *                *              *
                                           =========        =========      ===========      =========
Weighted average common shares
  outstanding basic and diluted.........   9,500,000                *                *              *
                                           =========        =========      ===========      =========


------------
* Prior to reorganization, the Company was a wholly-owned subsidiary of WHX Corporation

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET

                                                                  AS OF DECEMBER 31,
                                                              ---------------------------
                                                              REORGANIZED    PREDECESSOR
                                                                COMPANY        COMPANY
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2003           2002
-----------------------------------------------------------------------------------------
                                                                (dollars in thousands)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $  4,767      $    8,543
  Trade receivables, less allowance for doubtful accounts of
    $2,061, and $1,314......................................     104,025         130,593
  Inventories...............................................     146,895         184,091
  Prepaid expenses and deferred charges.....................      11,583           7,477
                                                                --------      ----------
    Total current assets....................................     267,270         330,704
Investment in associated companies..........................      42,857          60,767
Property, plant and equipment, at cost less accumulated
  depreciation..............................................     387,765         530,568
Deferred income tax benefits................................      23,170          27,342
Restricted cash.............................................      87,138              --
Deferred charges and other assets...........................      60,686           9,735
                                                                --------      ----------
                                                                $868,886      $  959,116
                                                                ========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Trade payables............................................    $ 76,108      $   71,048
  Short term debt...........................................      79,251         135,490
  Payroll and employee benefits payable.....................      57,862          36,339
  Accrued federal, state and local taxes....................      10,744           8,839
  Deferred income tax liabilities...........................      23,170          27,342
  Accrued interest and other liabilities....................       9,672           8,326
  Long-term debt due in one year............................       2,698          43,575
                                                                --------      ----------
    Total current liabilities...............................     259,505         330,959
Long-term debt..............................................     340,696          13,177
Other employee benefit liabilities..........................     142,433          15,514
Other liabilities...........................................      21,639          20,336
Liabilities subject to compromise...........................          --         890,301
                                                                --------      ----------
    Total liabilities.......................................     764,273       1,270,287
                                                                --------      ----------
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock -- $.01 Par value; 10 million shares issued and
  outstanding...............................................         100              --
Additional paid-in capital..................................     149,901         335,138
Deferred compensation.......................................      (6,458)             --
Accumulated deficit.........................................     (38,930)       (646,309)
                                                                --------      ----------
                                                                 104,613        (311,171)
                                                                --------      ----------
                                                                $868,886      $  959,116
                                                                ========      ==========

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             FOR THE YEAR ENDED DECEMBER 31
                                               -----------------------------------------------------------
                                                REORGANIZED                PREDECESSOR COMPANY
                                                  COMPANY      -------------------------------------------
                                                FIVE MONTHS    SEVEN MONTHS     YEAR ENDED     YEAR ENDED
                                                   ENDED           ENDED       DECEMBER 31,   DECEMBER 31,
                                               DEC. 31, 2003   JULY 31, 2003       2002           2001
                                                                 (dollars in thousands)
----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)............................   $   (38,930)    $   323,431    $   (57,567)   $  (172,214)
Items not affecting cash from operating
  activities:
  Depreciation...............................        10,473          39,889         74,194         72,551
  Other postretirement benefits..............        (4,608)         (1,565)       (10,708)        (9,025)
  Pension expense............................            --              --             --            860
  Equity income of affiliated companies......        (1,708)         (2,544)        (3,882)        (1,274)
  Stock based compensation...................         1,041              --             --             --
Reorganization items:
  Fair value adjustments.....................            --         152,708             --             --
  Gain on discharge of debt..................            --        (557,541)            --             --
  Other reorganization (income) expense......            --           4,758         (1,262)        (9,249)
Decrease (increase) from working capital
  elements:
  Trade receivables..........................         8,391          17,944        (24,131)        21,206
  Inventories................................         7,769          19,769        (10,974)        36,705
  Trade payables.............................        (6,990)          9,900          9,749          6,062
  Other current assets.......................        (5,012)            918          1,425          9,824
  Other current liabilities..................       (11,874)           (306)        12,483         (9,019)
  Other items--net...........................         6,190          (9,902)        (6,135)         2,732
                                                -----------     -----------    -----------    -----------
       Net cash used in operating
         activities..........................       (35,258)         (2,541)       (16,808)       (50,841)
                                                -----------     -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Plant additions and improvements...........       (37,828)         (2,866)       (10,971)        (5,033)
  Payments from affiliates...................           325             600             --          1,031
  Construction of equipment using restricted
    cash.....................................        24,862              --             --             --
  Proceeds from sales of assets due to
    Chapter 11 proceedings...................            --             201          1,320         16,808
  Dividends from affiliated companies........            --           2,728          1,765          3,750
                                                -----------     -----------    -----------    -----------
       Net cash provided by (used in)
         investing activities................       (12,641)            663         (7,886)        16,556
                                                -----------     -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term debt borrowings (payments).......          (209)         (1,334)        16,408          5,253
  Short term debt (DIP Facility)
    borrowings...............................            --           1,724          8,286          3,293
  Book overdraft.............................         3,157             327            957          1,189
  Short term debt borrowings (payments)......        42,336              --             --             --
  Receivables from affiliates................            --              --             --         16,602
                                                -----------     -----------    -----------    -----------
       Net cash provided by financing
         activities..........................        45,284             717         25,651         26,337
                                                -----------     -----------    -----------    -----------
(DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS................................        (2,615)         (1,161)           957         (7,948)
Cash and cash equivalents at beginning of
  period.....................................         7,382           8,543          7,586         15,534
                                                -----------     -----------    -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...   $     4,767     $     7,382    $     8,543    $     7,586
                                                ===========     ===========    ===========    ===========

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                       FOR THE YEAR ENDED DECEMBER 31,
                                -----------------------------------------------------------------------------
                                  SHARES      COMMON     ADDITIONAL        DEFERRED     RETAINED
                                OUTSTANDING   STOCK    PAID-IN CAPITAL   COMPENSATION   EARNINGS      TOTAL
-------------------------------------------------------------------------------------------------------------
                                                           (dollars in thousands)
PREDECESSOR COMPANY
Balance at December 31,
  2001........................         100     $  0       $ 335,138         $     0     $(588,742)  $(253,604)
Net loss......................          --       --              --              --       (57,567)    (57,567)
Balance at December 31,
  2002........................         100       --         335,138              --      (646,309)   (311,171)
Net income....................          --       --              --              --       323,431     323,431
Fresh start adjustment........        (100)      --        (335,138)             --       322,878     (12,260)
Balance at July 31, 2003
  (prior to issuance of stock
  at reorganization)..........          --       --              --              --            --          --
-------------------------------------------------------------------------------------------------------------
REORGANIZED COMPANY
Issuance of stock at
  reorganization at July 31,
  2003 (prior to restricted
  stock award)................   9,500,000     $ 95       $ 142,405         $     0     $       0   $ 142,500
Shares issued on July 31, 2003
  for restricted stock award
  plans.......................     500,000        5           7,495          (7,500)           --          --
Compensation expense
  recognized..................          --       --              --           1,042            --       1,042
Stock option grants...........          --       --               1              --            --           1
Net loss......................          --       --              --              --       (38,930)    (38,930)
                                ----------     ----       ---------         -------     ---------   ---------
Balance at December 31,
  2003........................  10,000,000     $100       $ 149,901         $(6,458)    $ (38,930)  $ 104,613
                                ==========     ====       =========         =======     =========   =========

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- BANKRUPTCY AND REORGANIZATION

OVERVIEW
Wheeling-Pittsburgh Corporation, or WPC, is a Delaware holding company that, together with its several subsidiaries and joint ventures, constitutes the sixth largest integrated producer of steel and steel products in the United States. Our principal operating subsidiary is Wheeling-Pittsburgh Steel Corporation, or WPSC, a Delaware corporation whose headquarters are located in Wheeling, West Virginia. WPC was organized as a Delaware corporation on June 27, 1920 under the name Wheeling Steel Corporation.

We produce flat rolled steel products for the construction industry, steel service centers, converters, processors, and the container, automotive and appliance industries. Our product offerings are focused predominately on higher value-added finished steel products such as cold rolled products, tin and zinc coated products and fabricated products. In addition, we produce semi-finished steel products and hot rolled steel products, which represent the least processed of our finished goods.

An operating division of WPSC, Wheeling Corrugating Company, also referred to as WCC, manufactures our fabricated steel products for the construction, agricultural and highway industries. WPSC also holds a percentage ownership interest in two joint ventures that, together with WCC, account for nearly half of our sales. These joint ventures, Wheeling-Nisshin, Inc. and Ohio Coatings Company, also referred to as OCC, produce value-added steel products from materials and products supplied by us.

BANKRUPTCY AND REORGANIZATION
On November 16, 2000, WPC and eight of our then existing wholly-owned subsidiaries, which represented substantially all of our business, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Ohio. We commenced the Chapter 11 proceedings in order to restructure our outstanding debts and to improve our access to the additional funding that we needed to continue our operations. Throughout the Chapter 11 proceedings, we remained in possession of our properties and assets and continued to operate and manage our businesses with the then existing directors and officers as debtors-in-possession subject to the supervision of the Bankruptcy Court.

As part of our Chapter 11 proceedings, we filed our original Joint Plan of Reorganization on December 20, 2002, our First Amended Joint Plan of Reorganization on January 9, 2003, our Second Amended Joint Plan of Reorganization on May 5, 2003 and our Third Amended Joint Plan of Reorganization on May 19, 2003, reflecting the final negotiations with pre-petition note holders, pre-petition trade creditors and unionized employees. Our plan of reorganization was confirmed on June 18, 2003 and became effective on August 1, 2003. We realized approximately $558 million in cancellation of debt income as a result of our reorganization.

Following is a summary of some of the significant transactions consummated on or about the effective date of our plan of reorganization:

- WPC amended and restated its by-laws and filed a second amended and restated certificate of incorporation with the Delaware Secretary of State authorizing the issuance of up to an aggregate of 80 million shares of common stock, par value $0.01 per share, and 20 million shares of undesignated preferred stock, par value $0.001 per share.

- WPC exchanged, on a pro rata basis, $275 million in senior notes and $75 million in term notes that existed prior to its bankruptcy filing for an aggregate of $20 million in cash, $40 million in

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   new Series A secured notes issued by WPSC, which are collateralized by a second lien on our tangible and intangible assets (other than our accounts receivable and inventory) and our equity interests in our joint ventures and a third lien on our accounts receivable and inventory, $20 million in new Series B secured notes issued by WPSC, which are collateralized by a fifth lien on our tangible and intangible assets, our equity interests in our joint ventures, and our accounts receivable and inventory, and 3,410,000 shares of new common stock of WPC constituting 34.1% thereof.

- WPC cancelled its then-existing senior notes and related indenture and its then-existing term notes and the related term loan agreement.

- WPC cancelled all shares of its common stock that existed prior to the implementation of our plan of reorganization, at which point we ceased to be a subsidiary of WHX Corporation.

- WPSC entered into a new $250 million senior secured term loan facility, which is guaranteed in part by the Emergency Steel Loan Guarantee Board, the State of West Virginia, WPC and WPSC's subsidiaries and is collateralized by a first lien on our tangible and intangible assets (other than accounts receivable and inventory) and our equity interests in our joint ventures and a second lien on our accounts receivable and inventory. We also entered into a new $225 million senior secured revolving credit facility, which is guaranteed by WPC and WPSC's subsidiaries and is collateralized by a first lien on our accounts receivable and inventory and a third lien on our other tangible and intangible assets and our equity interests in our joint ventures.

- All of our obligations under our $195 million debtor-in-possession credit facility were satisfied in full and discharged.

- WPC and WPSC entered into an agreement with WHX Corporation providing for, among other things, a $10 million capital contribution by WHX Corporation, the cancellation of approximately $40 million in debt owed by us to WHX Corporation, a $10 million unsecured loan from WHX Corporation and an agreement with respect to our separation from WHX Corporation's employee pension plan.

- WPC and WPSC entered into an agreement with our unionized employees represented by the United Steelworkers of America (USWA) which modified our existing labor agreement to provide for, among other things, future pension arrangements with the United Steelworkers of America and reductions in our employee-related costs.

- WPC issued 4 million shares of its new common stock constituting 40% thereof for the benefit of USWA retirees in satisfaction of certain claims under our labor agreement and an additional 1 million shares of its new common stock constituting 10% thereof to or for the benefit of our salaried employees.

- WPC issued 1,590,000 shares of its new common stock constituting 15.9% thereof to certain of our creditors in satisfaction of various unsecured claims, including claims relating to trade debt.

There are still several matters pending in the Bankruptcy Court, including the resolution of disputed unsecured and administrative claims and certain preference actions and other litigation where we are seeking to recover monies. Certain of the stock issued pursuant to the Plan of Reorganization has been reserved for distribution to creditors pending resolution of certain disputed claims. If those claims are ultimately allowed in whole or in part by the Bankruptcy Court, the appropriate amount of stock will be distributed to those claimants; if the claims are disallowed, the stock will be distributed to other creditors of the same class, pro rata. To the extent that certain administrative and secured claims are

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

allowed by the Bankruptcy Court, those claims will be paid in cash. If and to the extent those claims are allowed as pre-petition unsecured claims, then those creditors will receive stock, which has been reserved as described above. In addition, we are the plaintiffs in a number of preference actions, where we are seeking to recover monies from creditors. We do not believe that any of these remaining bankruptcy proceedings, individually or in the aggregate, will have a material effect on us.

FRESH-START REPORTING
In accordance with Statement of Position (SOP) 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, the Company adopted the provisions of fresh-start reporting as of July 31, 2003. In adopting the requirements of fresh-start reporting, the Company engaged an independent financial advisor to assist in the determination of the enterprise value of the entity. This value was based upon various valuation methods, including discounted cash flow methodologies, analysis of comparable steel companies, and other applicable ratios and economic industry information relevant to the operations of the Company. The estimated total equity value of the Reorganized Company aggregating approximately $150 million was determined after taking into account the values of the obligations assumed in connection with the Joint Plan of Reorganization.

The following reconciliation of the Predecessor Company's consolidated balance sheet as of July 31, 2003 to that of the Reorganized Company as of July 31, 2003 was prepared with the adjustments that give effect to the reorganization and fresh-start reporting. Since the December 31, 2003 financial statements have been prepared as if the Company is a new reporting entity, a black line has been shown on the financial statements to separate current results from prior-period information because they are not prepared on a comparable basis.

The adjustments entitled "Reorganization" reflect the consummation of the Joint Plan of Reorganization, including the elimination of existing liabilities subject to compromise, and consolidated shareholders' deficit, and to reflect the aforementioned $150 million equity value.

The adjustments entitled "Fair Value Adjustments" reflect the adoption of fresh-start reporting, including the adjustments to record property and equipment at its fair value.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A reconciliation of fresh-start accounting recorded as of July 31, 2003 follows:

REORGANIZED CONSOLIDATED BALANCE SHEET

                                             PRE-                                                     POST-
                                        REORGANIZATION   REORGANIZATION           FRESH START     REORGANIZATION
                                        JULY 31, 2003     ADJUSTMENTS             ADJUSTMENTS     JULY 31, 2003
                                                                 (dollars in thousands)
----------------------------------------------------------------------------------------------------------------
ASSETS
Current Assets:
  Cash and cash equivalents...........   $     7,382      $        --             $        --      $      7,382
  Trade receivables, less allowance
    for doubtful accounts of $1,916...       112,649             (233)                     --           112,416
  Inventories.........................       164,322               --                  (9,658)          154,664
  Prepaid expenses and deferred
    charges...........................         6,559               12                      --             6,571
                                         -----------      -----------             -----------      ------------
    Total current assets..............       290,912             (221)                 (9,658)          281,033
Investment in associated companies....        59,982               --                 (19,505)(d)        40,477
Property, plant and equipment, at cost
  less accumulated depreciation.......       493,514               --                (133,301)(d)       360,213
Deferred income tax benefits..........        27,342           (3,860)(b)                  --            23,482
Restricted cash.......................            --          112,000(a)                   --           112,000
Deferred charges and other assets.....         8,964           42,844(g)                9,756(g)         61,564
                                         -----------      -----------             -----------      ------------
                                         $   880,714      $   150,763             $  (152,708)     $    878,769
                                         ===========      ===========             ===========      ============
LIABILITIES & STOCKHOLDERS' EQUITY
  (DEFICIT)
Current Liabilities:
  Trade payables......................   $    81,275      $    (1,334)(a)         $        --      $     79,941
  Short term debt.....................       137,214         (100,299)(a)                  --            36,915
  Payroll and employee benefits
    payable...........................        35,118           32,795(c)                   --            67,913
  Accrued federal, state and local
    taxes.............................        10,054            1,200(a),(c)               --            11,254
  Deferred income tax liabilities.....        27,342           (3,860)(a),(c)              --            23,482
  Accrued interest and other
    liabilities.......................         8,026            2,647(a),(c)               --            10,673
  Long-term debt due in one year......        43,433          (39,678)(a),(c),(f)          --             3,755
                                         -----------      -----------             -----------      ------------
    Total current liabilities.........       342,462         (108,529)                     --           233,933
Long-term debt........................        11,985          327,863(a),(c)               --           339,848
Other employee benefit liabilities....        17,317          124,981(c)                   --           142,298
Other liabilities.....................        17,150            3,040(a),(c)               --            20,190
Liabilities subject to compromise.....       879,455         (879,455)(c)                  --                --
                                         -----------      -----------             -----------      ------------
    Total liabilities.................     1,268,369         (532,100)                     --           736,269
STOCKHOLDERS' EQUITY (DEFICIT)
Common stock -- $.01 Par value; 10
  million Shares issued and
  outstanding.........................            --              100(c)                   --               100
Additional paid-in capital............       335,138          149,900(c),(g)         (335,138)(d)       149,900
Deferred compensation.................            --           (7,500)(e)                  --            (7,500)
Accumulated earnings (deficit)........      (722,793)         540,363(b),(c),(f)      182,430(d)             --
                                         -----------      -----------             -----------      ------------
                                            (387,655)         682,863                (152,708)          142,500
                                         -----------      -----------             -----------      ------------
                                         $   880,714      $   150,763             $  (152,708)     $    878,769
                                         ===========      ===========             ===========      ============

------------

Footnotes:
(a) Reflects the borrowing of the $250 million term loan proceeds and amounts under the post-petition revolver and the payments necessary to effect the Plan of Reorganization, such as the repayment of DIP facilities, cash distributions to creditors and the payment of fees and expenses associated with the exit financing.

(b) Reflects the impact on retained earnings of reorganization expenses net of tax benefit.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(c) Reflects the settlement of liabilities subject to compromise, including the distribution of cash, notes and equity to the pre-petition creditors, the assumption of OPEB and other pre-petition liabilities (capital leases, employee benefits, taxes). Also, reflects the cancellation of debt income.

(d) Reflects the adjustments to reflect "Fresh Start" accounting. These entries include the write-down of property, plant and equipment and joint venture interests to their appraised values, elimination of retained earnings and additional paid-in capital.

(e) Reflects restricted stock awards for the distribution of employee equity into trust.

(f) Reflects the cancellation of debt as a result of WHX Corporation forgiving its portion of the DIP term loan.

(g) Reflects the pre-funding of VEBA obligations with 4,000,000 shares of the Company's common stock, intangible asset related to joint venture supply agreements, and goodwill.

SETTLEMENT AND RELEASE AGREEMENT WITH WHX
On May 29, 2001, WPC entered into a Settlement and Release Agreement with WHX as a compromise of disputed claims and issues, which was approved by the Bankruptcy Court. The principal terms of the agreement were that (i) WHX would pay $17 million to WPC; (ii) WHX agreed to purchase specified assets of Pittsburgh-Canfield Corporation (PCC) for an aggregate purchase price of $15 million plus the assumption of certain trade payables of PCC; (iii) the Tax Sharing Agreements between WHX and WPC would be terminated; (iv) WHX agreed not to charge WPC or any of its subsidiaries for any funding contributions or expense with respect to any defined benefit pension plans through and including the effective date of the Plan of Reorganization on July 31, 2003; and (v) WPC and/or any of its subsidiaries agreed to forego any claims then existing against WHX and its subsidiaries that were not part of WPC.

SALE OF PITTSBURGH-CANFIELD CORPORATION ASSETS
On June 29, 2001, the Company executed an Asset Purchase Agreement with PCC Acquisition Co. Inc. ("PCC Acquisition Co."), a wholly-owned subsidiary of WHX. The agreement provided for the sale of all assets to and the assumption of certain liabilities of PCC by PCC Acquisition Co. in exchange for $15 million. A Transition Services Agreement and a Steel Supply Agreement were also executed to facilitate the continuing operation of the business. PCC loaned the net proceeds to WPSC. An intercompany note receivable was recorded on PCC's books. As part of the agreement, PCC changed its name to PCC Survivor Corp.

NOTE B -- NEW LABOR AGREEMENT

The effective date of the new labor agreement with the USWA is August 1, 2003 and it expires on September 1, 2008. The new labor agreement provides for, among other things:

- A buyout program for up to 650 employees to voluntarily terminate their employment and receive up to $40,000 and, if pension eligible, credit for all years of pension service at $40 per month per year of service.

- Regular increases to bring wages up to parity with the pattern agreement by May 1, 2005.

- Termination of the current medical and life insurance program for past retirees and the establishment of a new VEBA trust, primarily funded by profit sharing contributions and 40% of WPC's common stock post-reorganization.

- The establishment of a new medical and life insurance program for future retirees similar to that of active employees.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

- A new profit sharing plan based on operating profit. The Company has the right to pay profit sharing payments in either stock or notes.

- Termination of accrual of service under the WHX pension plan as of July 1, 2003. All USWA represented employees will now be covered under the Steelworkers Pension Trust, a multi-employer defined benefit pension plan.

NOTE C -- ACCOUNTING POLICIES

The accounting policies presented below have been followed in preparing the accompanying consolidated financial statements.

BASIS OF PRESENTATION
As a result of the Company's emergence from Chapter 11 bankruptcy and the application of fresh start reporting, consolidated financial statements for the Company for the periods subsequent to July 31, 2003, the effective date of the Company's plan of reorganization, are referred to as the "Reorganized Company." Such financial statements are not comparable to those for the periods prior to July 31, 2003, which are referred to as the "Predecessor Company." A black line has been drawn in the consolidated financial statements to distinguish, for accounting purposes, the periods associated with the Reorganized Company and the Predecessor Company. Aside from the effects of fresh start reporting and new accounting pronouncements, adopted as of the effective date of the plan of reorganization, the Reorganized Company follows the same accounting policies as the Predecessor Company with the exception of depreciation accounting (see below).

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of all subsidiary companies. All significant intercompany accounts and transactions are eliminated in consolidation. The Company uses the equity method of accounting for investments in unconsolidated companies owned 20% or more. Unrealized profit or loss on sales to equity affiliates is eliminated.


LOSS PER SHARE
Basic loss per share is calculated by dividing net loss attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is calculated by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding adjusted for potentially dilutive securities.

Pursuant to the plan of reorganization, WPC cancelled all shares of its common stock that existed prior to the reorganization, at which point we ceased to be a subsidiary of WHX Corporation. WPC issued ten million shares of its new common stock in satisfaction of certain claims. The ten million shares issued included 500,000 shares issued as restricted stock awards which vest over three years, one-third on each anniversary date. The restricted stock awards are excluded from the weighted

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

average shares outstanding until such time as the restrictions lapse. Outstanding stock options and stock grants are anti-dilutive and excluded from the calculation.

                                                                          LOSS PER SHARE
                                                             -----------------------------------------
                                                                FIVE MONTHS ENDED DECEMBER 31, 2003
                                                             -----------------------------------------
                                                                LOSS          SHARES        PER SHARE
                                                             (NUMERATOR)   (DENOMINATOR)     AMOUNT
                                                             -----------------------------------------
BASIC EPS AND DILUTED EPS LOSS AVAILABLE TO COMMON
  SHAREHOLDERS.............................................   $(38,930)       9,500,000    $     (4.10)

BUSINESS SEGMENT
The Company is primarily engaged in one line of business and has one industry segment, which is the making, processing and fabricating of steel and steel products. The Company's products include hot rolled and cold rolled sheet, and coated products such as galvanized, prepainted and tin mill sheet. The Company also manufactures a variety of fabricated steel products including roll formed corrugated roofing, roof deck, form deck, floor deck, culvert, bridge form and other products used primarily by the construction, highway and agricultural markets.

Through an extensive mix of products, the Company markets to a wide range of manufacturers, converters and processors. The Company's 10 largest customers (including Wheeling-Nisshin, an affiliate in which the Company has a 35.7% ownership interest and Ohio Coatings Company ("OCC"), an affiliate in which the Company has a 50% ownership interest) accounted for approximately 42.5% of its net sales in 2003, 50.4% in 2002 and 43.9% in 2001. Wheeling-Nisshin and OCC were the only customers to account for more than 10% of net sales in 2003. Wheeling-Nisshin accounted for 16.3% of net sales in 2003, 15.6% in 2002 and 14.6% in 2001. OCC accounted for 11.2% of net sales in 2003 and 10.6% of net sales in 2002. Nittetsu Shoji America accounted for 10.3% of net sales in 2002. Geographically, the majority of the Company's customers are located within a 350-mile radius of the Ohio Valley. However, the Company has taken advantage of its river-oriented production facilities to market via barge into more distant locations such as the Houston, Texas and St. Louis, Missouri areas. The Company has acquired regional facilities to service an even broader geographical area.

REVENUE RECOGNITION

Revenue from the sale of products is recognized when both risk of loss and title have transferred to the customer, which coincides with the time such products are shipped. Shipping charges billed to customers are recorded as revenues.


CASH AND CASH EQUIVALENTS
Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with original maturities of three months or less.

INVENTORIES
Inventories are stated at the lower of cost or market. Cost is determined by the last-in first-out ("LIFO") method for substantially all inventories. In 2003 and 2002, approximately 98% and 92%, respectively, of inventories are valued using the LIFO method.

PROPERTY, PLANT AND EQUIPMENT
With the adoption of fresh start reporting, property, plant and equipment carrying values were stated at fair value as of August 1, 2003. Property, plant and equipment purchased subsequent to the

--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

adoption of fresh start accounting are stated at cost. Prior to July 31, 2003, property, plant and equipment was stated at cost less accumulated depreciation. The Company periodically evaluates property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Given the Company's integrated operations, asset impairment evaluations are generally done on a group basis as that is the lowest level at which cash flows can be separately identified.

Depreciation is computed on the straight-line method over the estimated useful life for financial statement purposes and accelerated methods for income tax purposes. The estimated useful lives range from 3 to 40 years. Interest cost is capitalized as required on qualifying assets during the assets' acquisition period. Capitalized interest cost is amortized over the estimated useful life of the underlying asset.

Prior to August 1, 2003, the Company computed depreciation on the straight-line or a modified units of production method. Under the modified units of production method, the straight-line method was adjusted based upon an activity factor for operating assets. Adjusted annual depreciation was not less than 60% nor more than 110% of straight-line depreciation. Accumulated depreciation after adjustment was not less than 75% nor more than 110% of straight-line depreciation.

The Company plans for major repair and maintenance costs. Such costs that extend the useful life of the asset are separately capitalized in property, plant and equipment and depreciated over the estimated useful life. All other repair and maintenance costs are expensed as incurred.

SOFTWARE CAPITALIZATION
Costs incurred for the development or purchase of internal use software are capitalized and are amortized over the useful lives of such software, which is generally five years or less.

PENSIONS
The Company maintains both tax qualified defined benefit and defined contribution pension plans. The defined benefit pension obligations for USWA represented employees are accounted for by the steelworkers pension trust as a multi-employer plan. As such, the Company records pension expense based on allocations from the steelworkers pension trust. Defined benefit pension obligations for salaried employees are recorded on our books. Costs for the defined contribution plans are being funded currently, with expense being recorded at the time of funding.

INCOME TAXES
The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Recognition is given in the accounts for the income tax effect of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities using the liability method. A valuation allowance is provided against deferred tax assets where it is considered more likely than not that the Company will not realize the benefit of such assets.

ENVIRONMENTAL MATTERS
The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study.

--------------------------------------------------------------------------------
                                                                            F-15
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WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

GOODWILL
Goodwill totaling $30.0 million is included in "Deferred Charges and Other Assets" as of December 31, 2003. The goodwill was recorded as part of "Fresh Start" reporting on July 31, 2003, upon emergence from bankruptcy. As part of the provisions of SOP 90-7, we were required to adopt on July 31, 2003 all accounting guidance that was going to be effective within a twelve-month period. Management will evaluate the goodwill annually for impairment to its carrying value.

RESTRICTED CASH
An escrow account was funded with $112 million of the term loan proceeds upon emergence from bankruptcy for the exclusive use of the electric arc furnace project. As of December 31, 2003, the restricted cash account totaled $87.1 million.

NEW ACCOUNTING STANDARDS
As part of the provisions of SOP 90-7, we were required to adopt on July 31, 2003 all accounting guidance that was going to be effective within a twelve-month period.

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 143 "Accounting for Asset Retirement Obligations", effective January 1, 2003. SFAS 143 requires that entities record the fair value of an asset retirement obligation in the period in which it was incurred. SFAS No. 143 requires that an asset retirement cost be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. The adoption did not have a material impact on the Company.

In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Under EITF Issue 94-3, a liability for an exit activity was recognized at the date of an entity's commitment to an exit plan. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. SFAS 146 will impact the timing of the recognition of costs associated with an exit or disposal activity, The Company has adopted SFAS 146 but has not experienced any activity since its reorganization that would require application of SFAS 146.

In January 2003, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." SFAS 148 amends current disclosure requirements and requires prominent disclosures on both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted SFAS 148 which was effective for financial reports containing financial statements for interim periods beginning after December 15, 2002.

In May 2003 the FASB issued SFAS 150 "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This Statement establishes standards for how an issuer

--------------------------------------------------------------------------------
 F-16
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WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as liability or an asset in some circumstances. In most cases these instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this standard did not have an impact on the Company's financial statements.

In November 2002, the FASB issued FASB Interpretation No. (FIN) 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The recognition and measurement provisions are effective on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption did not have a material impact on the Company.

In January 2003, the FASB issued FIN 46 (revised December 2003), "Consolidation of Variable Interest Entities", an interpretation of ARB No. 51, which addresses consolidation by business enterprises of variable interest entities that do not have sufficient equity investment to permit the entity to finance its activities without additional subordinated financial support from other parties or whose equity investors lack characteristics of a controlling financial interest. The Interpretation provides guidance related to identifying variable interest entities and determining whether such entities should be consolidated. It also provides guidance related to the initial and subsequent measurement of assets, liabilities and non-controlling interests in newly consolidated variable interest entities and requires disclosures for both the primary beneficiary of a variable interest entity and other beneficiaries of the entity. FIN 46 must be applied to all entities subject to this Interpretation as of March 31, 2004. However, prior to the required application of this Interpretation, FIN 46 must be applied to those entities that are considered to be special-purpose entities as of December 31, 2003. There was no financial statement impact from the application of this Interpretation at December 31, 2003.

NOTE D -- PENSIONS, OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

PENSION PROGRAMS
The Company provides defined contribution pension programs for both hourly and salaried employees, and prior to August 12, 1997, also provided a defined contribution pension program for USWA-represented employees. These tax qualified defined contribution plans provide, in the case of hourly employees, an increasing Company contribution per hour worked based on the age of its employees. A similar tax qualified plan for salaried employees provides defined Company contributions based on a percentage of compensation dependent upon age and in certain cases age and service of its employees. The Company also established a supplemental defined benefit pension plan for its salaried employees.

As of December 31, 2003, $1.0 million of fully vested funds are held in trust for benefits earned under the WCC hourly defined contribution pension plans and $36.9 million of fully vested funds are held in trust for benefits earned under the salaried employees defined contribution plan. Approximately 42.1% of the assets are invested in equities, 16.1% are in fixed income investments, and 41.2% in other (hedge funds). The balance is in cash and cash equivalents. All plan assets are invested by professional investment managers.

--------------------------------------------------------------------------------
                                                                            F-17
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WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

All pension provisions charged against income totaled $3.3 million, $1.9 million, $3.8 million and $4.9 million in the five months ended December 31, 2003, the 7 months ended July 31, 2003, in 2002 and 2001, respectively.

DEFINED BENEFIT PLANS
The Company established a defined benefit pension plan for USWA-represented employees pursuant to a labor agreement ratified in August 1997. The plan includes individual participant accounts of USWA-represented employees from the hourly-defined contribution plan and merges the assets of those accounts into the defined benefit plan. Prior to that date, benefits were provided through a defined contribution plan, the WPSC Retirement Security Plan ("Retirement Security Plan").

The defined benefit pension plan covers employees represented by the USWA. The plan also includes individual participant accounts from the Retirement Security Plan. The assets of the Retirement Security Plan were merged into the Defined Benefit Pension Plan. Since the plan includes the account balances from the Retirement Security Plan, the plan includes both defined benefit and defined contribution features. The gross benefit, before offsets, is calculated based on years of service and the current benefit multiplier under the plan. This gross amount is then offset for benefits payable from the Retirement Security Plan and benefits payable by the Pension Benefit Guaranty Corporation ("PBGC") from previously terminated plans. Individual employee accounts established under the Retirement Security Plan are maintained until retirement. Upon retirement, the account balances are converted into monthly benefits that serve as an offset to the gross benefit, as described above. Aggregate account balances held in trust in individual employee accounts which will be available upon retirement to offset the gross benefit at December 31, 2003 totaled $141.3 million.

In 1998 the Company established a supplemental defined benefit plan covering its salaried employees employed as of January 31, 1998, which provides a guaranteed minimum benefit based on years of service and compensation. The gross benefit from this plan is offset by the annuitized value of the defined contribution plan account balance and any benefits payable from the Pension Benefit Guaranty Corporation from the previously terminated defined benefit pension plan.

As a result of the reorganization as of August 1, 2003 and per agreement with the PBGC and the USWA, all of the Company's pension plans which were a part of the WHX Pension Plan were "frozen". As a result of this action, the Company adopted a supplemental defined benefit pension plan to cover its salaried employees. This plan replicates the benefits provided by the WHX Pension Plan and is offset by benefits accrued under the WHX Pension Plan as of July 31, 2003.

In addition, per the agreement with the USWA, the Company's USWA represented employees became participants in the Steelworker Pension Trust (SPT) as of August 1, 2003. The SPT is a multi-employer pension plan with monthly Company contributions based on hours worked by employees. The Company contributions as defined in the labor agreement provide for $.925 for hours worked from August 1, 2003 through February 9, 2004. Beginning on February 10, 2004 through June 9, 2005 the hourly contribution will be $1.17 and beginning on June 10, 2005 and continuing through the balance of the term of the labor agreement the hourly contribution will be $2.08. The labor agreement also provides for 2 lump sum payments to be made. The first, due as of August 1, 2003, was $1,500 times the number of USWA employees as of August 1, 2003 and the second, due as of July 1, 2004 is $1,300 times the same number of employees.

In 1998, WHX merged WPC's defined benefit pension plan with those of its wholly-owned Handy & Harman subsidiary. The merger eliminated WPC cash funding obligations estimated in excess of $135.0 million. WPC pension expense was allocated by the common parent and totaled $0.9 million in

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2001. No pension expense was allocated by WHX to WPC in 2003 or 2002. Effective May 29, 2001, the Company entered into an agreement with WHX, whereby WHX agreed not to charge the Company for any pension expense through and including the effective date of the plan of reorganization. See Note A -- Bankruptcy and Reorganization.

OTHER POSTRETIREMENT BENEFITS

The traditional medical and life insurance benefits that were provided to past retirees was terminated on October 1, 2003. Pursuant to the new labor agreement, which we entered into in connection with our plan of reorganization, past retirees now receive medical and life insurance benefits under a VEBA trust. Future retirees under the new labor agreement will be covered by a medical and life insurance program similar to that of active employees. Eligible pensioners and surviving spouses shall be required to make monthly contributions for medical and prescription drug coverage. Because these benefits provided by us will be paid in the future over what could be many years, we estimate the accrued liability at each year-end balance sheet date using actuarial results. The two most significant assumptions used in determining the liability are the projected medical cost trend rate and the discount rate.


We estimate the escalation trend in medical costs based on historical rate experience in our plans and through consultation with health care specialists. We have assumed an initial escalation rate of 8.25% in calculating the 2003 obligation. This rate is assumed to decrease gradually to an ultimate rate of 4.75% in 2008 and remain at that level for all future years.

The discount rate applied to our OPEB obligations is based on an estimate of the current interest rate at which our OPEB obligations could be settled at the balance sheet date. In estimating this rate, we consider high quality bond rates and the expected payout period of our OPEB obligations. Based on this evaluation, we lowered the discount rate used to measure our OPEB obligation at December 31, 2003 from 6.5% to 6%. The amounts accrued at December 31, included the following components.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                                                    POSTRETIREMENT BENEFITS
                                       PENSION BENEFITS                               OTHER THAN PENSIONS
                         ---------------------------------------------   ---------------------------------------------
                          REORGANIZED                                     REORGANIZED
                            COMPANY           PREDECESSOR COMPANY           COMPANY           PREDECESSOR COMPANY
                         -------------   -----------------------------   -------------   -----------------------------
                         FOR THE FIVE    FOR THE SEVEN      FOR THE      FOR THE FIVE    FOR THE SEVEN      FOR THE
                         MONTHS ENDED    MONTHS ENDED     YEAR ENDED     MONTHS ENDED    MONTHS ENDED     YEAR ENDED
                         DEC. 31, 2003   JULY 31, 2003   DEC. 31, 2002   DEC. 31, 2003   JULY 31, 2003   DEC. 31, 2002
                                                            (dollars in thousands)
----------------------------------------------------------------------------------------------------------------------
Change in benefit
  obligation:
  Benefit obligation at
    beg. of year.......     $    --          $  --           $  --         $ 102,108       $ 314,053       $ 307,080
  Service cost.........          29             --              --             1,042           1,701           2,431
  Interest cost........          48             --              --             2,965          11,586          19,080
  Actuarial (gain)
    loss...............       1,624             --              --            25,786                           9,404
  Benefits paid........         153             --              --            (6,696)         (9,311)        (23,942)
  Decrease due to
    Collective
    Bargaining
    Agreement..........          --             --              --                          (215,921)             --
                            -------          -----           -----         ---------       ---------       ---------
  Benefit obligation at
    end of period......     $ 1,854          $  --           $  --         $ 125,205       $ 102,108       $ 314,053
                            -------          -----           -----         ---------       ---------       ---------
Fair value of plan
  assets at end of
  period...............     $    --          $  --           $  --         $      --       $      --       $      --
                            -------          -----           -----         ---------       ---------       ---------
  Benefit obligation in
    excess of plan
    assets.............     $(1,854)         $  --           $  --         $(125,205)      $(102,108)      $(314,053)
  Unrecognized prior
    service credit.....       1,571             --              --                --              --         (11,252)
  Unrecognized net
    actuarial (gain)
    loss...............         153             --              --            24,877              --         (38,298)
                            -------          -----           -----         ---------       ---------       ---------
  Net amount recognized
    at end of period...     $  (130)         $  --           $  --         $(100,328)      $(102,108)      $(363,603)
                            -------          -----           -----         ---------       ---------       ---------
  Amounts recognized in
    the statement of
    financial position
    consist of:
  Liabilities subject
    to compromise......     $    --          $  --           $  --         $      --       $      --       $(360,518)
  Accrued benefit
    liability..........        (130)            --              --          (100,328)       (102,108)         (3,085)
                            -------          -----           -----         ---------       ---------       ---------
  Net amount
    recognized.........     $  (130)         $  --           $  --         $(100,328)      $(102,108)      $(363,603)
                            =======          =====           =====         =========       =========       =========

Net periodic costs for postretirement benefits other than pensions (principally health care and life insurance) for employees and covered dependents.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                     POSTRETIREMENT BENEFITS
                                                       OTHER THAN PENSIONS
                                       ---------------------------------------------------
                                                               PREDECESSOR COMPANY
                                        REORGANIZED    -----------------------------------
                                          COMPANY                      FOR THE YEARS ENDED
                                        FIVE MONTHS    SEVEN MONTHS       DECEMBER 31,
                                           ENDED           ENDED       -------------------
                                       DEC. 31, 2003   JULY 31, 2003     2002       2001
                                                     (dollars in thousands)
------------------------------------------------------------------------------------------
Components of net periodic cost:
  Service cost.......................     $1,042          $1,701       $ 2,431    $ 2,180
  Interest cost......................      2,965          11,586        19,080     20,561
  Amortization of prior service
     credit..........................         --          (1,582)       (2,712)    (3,918)
  Recognized actuarial (gain)/loss...         --          (1,770)       (5,767)    (4,885)
                                          ------          ------       -------    -------
  Total..............................     $4,007          $9,935       $13,032    $13,938
                                          ======          ======       =======    =======

The discount rate and rate of medical cost increases used in determining the benefit obligations were as follows.

                                                                        POSTRETIREMENT
                                                           PENSION      BENEFITS OTHER
                                                          BENEFITS       THAN PENSIONS
                                                        DISCOUNT RATE    DISCOUNT RATE
                                                        -------------   ---------------
                                                        2003     2002   2003      2002
---------------------------------------------------------------------------------------
Discount rate.........................................  6.0%     0.0%    6.0%      6.5%
Medical care cost trend rate..........................                  8.25%      9.0%

For measurement purposes, medical costs are assumed to increase at annual rates as stated above and decline gradually to 4.75% in 2008 and beyond. The health care cost trend rate assumption has a significant effect on the costs and obligation reported. A 1% increase in the health care cost trend rate would result in approximate increases in the accumulated postretirement benefit obligation of $19.2 million. A 1% decrease in the health care cost trend rate would result in approximate decreases in the accumulated postretirement benefit obligation of $16.7 million. A 1% increase in the health care cost trend rate would result in approximate increases in postretirement benefit expenses of $1.8 million. A 1% decrease in the health care cost trend rate would result in approximate decreases in postretirement benefit expenses of $1.5 million.

401(K) PLAN
Effective January 1, 1994, the Company began matching salaried employee contributions to the 401(k) plan with shares of WHX's Common Stock. Until November 30, 2000, the Company matched 50% of the employee's contributions. The employer contribution was limited to a maximum of 3% of an employee's salary. As of November 30, 2000, the Company terminated the employer matching contribution benefit. On August 1, 2003, the Company contributed 500,000 shares to its salaried employees through its 401(k) plan, pursuant to its plan of reorganization. At December 31, 2003, 2002 and 2001, the 401(k) plan held 124,195 shares, 165,645 shares and 542,695 shares of WHX Common Stock, respectively.

--------------------------------------------------------------------------------
                                                                            F-21
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WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

POSTEMPLOYMENT BENEFITS
The Company provides benefits to former or inactive employees after employment but before retirement. Those benefits include, among others, disability, severance and workers' compensation. The assumed discount rate used to measure the benefit liability was 6.0% at December 31, 2003 and 6.5% at December 31, 2002. At December 31, 2003, Other Employee Benefit Liabilities totaled $31.1 million. At December 31, 2002, liabilities of $1.1 million and $16.7 million were included in Other Employee Benefit Liabilities and Liabilities Subject to Compromise -- Other Liabilities, respectively.

COAL INDUSTRY RETIREE HEALTH BENEFIT ACT
The Coal Industry Retiree Health Benefit Act of 1992 ("the Act") created a new United Mine Workers of America postretirement medical and death benefit plan to replace two existing plans which had developed significant deficits. The Act assigns companies the remaining benefit obligations for former employees and beneficiaries, and a pro rata allocation of benefits related to unassigned beneficiaries (orphans). The Company's obligation under the Act relates to its previous ownership of coal mining operations.

In 2003 the courts determined that certain retirees and dependents were not the responsibility of WPSC. In the fourth quarter of 2003, WPSC received net cash proceeds of $7.2 million for premiums previously paid which was recorded as income at that time.

At December 31, 2003, the actuarially determined liability discounted at 6.0%, covering 40 assigned retirees and dependents and 25 orphans, totaled $2.9 million. At December 31, 2002, the actuarially determined liability discounted at 6.5%, covering 348 assigned retirees and dependents and 157 orphans, totaled $10.4 million.

NOTE E -- INCOME TAXES

The provision for income taxes consisted of the following:

                                                                          INCOME TAXES
                                                   ----------------------------------------------------------
                                                                              PREDECESSOR COMPANY
                                                                   ------------------------------------------
                                                                                          FOR THE YEAR
                                                    REORGANIZED                              ENDED
                                                   FOR THE FIVE    FOR THE SEVEN          DECEMBER 31,
                                                   MONTHS ENDED    MONTHS ENDED    --------------------------
                                                   DEC. 31, 2003   JULY 31, 2003      2002           2001
                                                                     (dollars in thousands)
-------------------------------------------------------------------------------------------------------------
Current
  Federal tax provision (benefit)................   $         8     $      (659)   $        --    $        --
  State tax provision............................             6              18             11             17
                                                    -----------     -----------    -----------    -----------
Total income taxes current.......................            14            (641)            11             17
Deferred
  Federal tax provision (benefit)................             1              --             --             --
                                                    -----------     -----------    -----------    -----------
Income tax provision (benefit)...................   $        15     $      (641)   $        11    $        17
                                                    ===========     ===========    ===========    ===========

Total federal and state income taxes paid in 2003, 2002 and 2001 were $0.0 million, $0.0 million and $0.1 million, respectively. The Company received a federal tax refund of $0.6 million in the predecessor period ended July 31, 2003 due to a ten year carry-back of certain provisions included in the 2002 tax act.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The provision for income taxes differs from the amount of income tax determined by applying the applicable US statutory federal income tax rate of 35% to pretax income as follows:

                                                                TAX PROVISION
                                             ----------------------------------------------------
                                              REORGANIZED            PREDECESSOR COMPANY
                                              COMPANY FOR    ------------------------------------
                                               THE FIVE                       FOR THE YEAR ENDED
                                                MONTHS       FOR THE SEVEN       DECEMBER 31,
                                                 ENDED       MONTHS ENDED    --------------------
                                             DEC. 31, 2003   JULY 31, 2003     2002       2001
                                                            (dollars in thousands)
-------------------------------------------------------------------------------------------------
Loss before taxes..........................    $(38,915)       $ 322,790     $(57,556)  $(172,197)
                                               ========        =========     ========   =========
Tax provision (benefit) at statutory
  rate.....................................    $(13,621)       $ 112,977     $(20,145)  $ (60,269)
Increase (reduction) in tax due to:
  Equity earnings..........................        (757)            (712)      (1,086)       (388)
  State income tax net of federal effect...           4               12            7          11
  Change in valuation allowance............      14,364           27,941       21,158      60,588
  Fresh start adjustment...................          --         (140,205)          --          --
  Other....................................          25             (654)          77          75
                                               --------        ---------     --------   ---------
Tax provision (benefit)....................    $     15        $    (641)    $     11   $      17
                                               ========        =========     ========   =========

--------------------------------------------------------------------------------
                                                                            F-23
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WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Deferred income taxes result from temporary differences in the financial basis and tax basis of assets and liabilities. The type of differences that give rise to deferred income tax liabilities or assets are shown in the following table:

                                                                DEFERRED INCOME TAXES
                                                              -------------------------
                                                              REORGANIZED   PREDECESSOR
                                                                COMPANY       COMPANY
                                                                 AS OF DECEMBER 31,
                                                              -------------------------
                                                                 2003          2002
                                                                (dollars in millions)
---------------------------------------------------------------------------------------
Deferred Income Tax Sources:
ASSETS
Postretirement and postemployment employee benefits.........  $      35.4   $     130.0
Operating loss carryforward (expiring in 2011 to 2023)......        116.8         220.2
Minimum tax credit carryforwards (indefinite
  carryforward).............................................           --          18.2
Pension and employee benefits...............................         23.4            --
Provision for expenses and losses...........................         20.6          24.8
Leasing activities..........................................          8.8          12.4
State income taxes (net of federal benefit).................         11.7           1.1
Miscellaneous other.........................................         10.6           0.5
                                                              -----------   -----------
  Deferred tax assets.......................................  $     227.3   $     407.2
                                                              ===========   ===========
LIABILITIES
Property, plant and equipment...............................  $     (54.2)  $    (112.7)
Inventory...................................................        (31.2)        (31.2)
State income taxes (net of federal benefit).................        (11.8)         (0.7)
Miscellaneous other.........................................         (0.6)         (0.4)
                                                              -----------   -----------
  Deferred tax liability....................................        (97.8)       (145.0)
Valuation allowance.........................................       (129.8)       (262.2)
                                                              -----------   -----------
Deferred income tax liability -- net........................  $      (0.3)  $        --
                                                              ===========   ===========

As a result of the implementation of the Company's plan of reorganization, various differences giving rise to deferred income tax liabilities or assets were revalued. Additionally, in conjunction with the Company's emergence from bankruptcy during 2003, certain tax attributes including net operating losses and tax credits were reduced or eliminated in exchange for tax-free treatment of cancellation of indebtedness income. The revaluation and/or reduction of deferred tax asset and liability components amounted to a net reduction of tax benefit amounting to approximately $190.7 million for which a valuation allowance had been previously established.

Subject to certain rules relating to the use of tax attributes upon emergence from bankruptcy, the Company has the ability to use such attributes -- namely net operating losses -- without restriction. However, due to uncertainties surrounding future realization of these benefits, a full valuation allowance remains in place against the Company's net deferred tax asset. To the extent that such a benefit is capable of being utilized in the future, the recognition of the benefit will first go to reduce intangible assets, if any, and then as a direct addition to equity. During the post-emergence period of 2003, the Company's valuation allowance increased $29.9 million largely due to the increase in net operating losses for which uncertainty exists as to their realizability.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The statute of limitations has expired for years through 1999. Federal tax returns have been examined by the Internal Revenue Service through 1997. Additionally, while the Company is no longer affiliated with WHX Corporation, the Company's former parent, the Company's tax attributes could be impacted by an audit of WHX for those years in which the Company was still a part of the WHX affiliated group. Management believes it has adequately provided for all taxes on income.

NOTE F -- INVENTORIES

                                                                     INVENTORIES
                                                              -------------------------
                                                              REORGANIZED   PREDECESSOR
                                                                COMPANY       COMPANY
                                                                 AS OF DECEMBER 31,
                                                              -------------------------
                                                                 2003          2002
                                                               (dollars in thousands)
---------------------------------------------------------------------------------------
Finished products...........................................  $    31,227   $    31,705
In-process..................................................       90,170       112,319
Raw materials...............................................       26,808        22,544
Other materials and supplies................................          378        17,054
                                                              -----------   -----------
                                                                  148,583       183,622
LIFO reserve................................................       (1,688)          469
                                                              -----------   -----------
                                                              $   146,895   $   184,091
                                                              ===========   ===========

During 2003, 2002 and 2001, certain inventory quantities were reduced, resulting in liquidations of LIFO inventories, the effect of which increased income by $2.2 million in 2003, decreased income by approximately $0.8 million in 2002, and increased income by $4.8 million in 2001.

NOTE G -- PROPERTY, PLANT AND EQUIPMENT

                                                                 PROPERTY, PLANT AND
                                                                      EQUIPMENT
                                                              -------------------------
                                                              REORGANIZED   PREDECESSOR
                                                                COMPANY       COMPANY
                                                                 AS OF DECEMBER 31,
                                                              -------------------------
                                                                 2003          2002
                                                               (dollars in thousands)
---------------------------------------------------------------------------------------
Land and mineral properties.................................   $  8,529     $   39,480
Buildings, machinery and equipment..........................    318,681      1,175,053
Construction in progress....................................     70,606         32,390
                                                               --------     ----------
                                                                397,816      1,246,923
Less accumulated depreciation and amortization..............     10,051        716,355
                                                               --------     ----------
                                                               $387,765     $  530,568
                                                               ========     ==========

The basis of property, plant and equipment was revalued to fair market value in accordance with SOP 90-7. The overall write-down of property, plant and equipment was approximately $133.3 million at July 31, 2003.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Depreciation expense calculated using the straight-line method amounted to $10.1 million at December 31, 2003. Prior to reorganization, the Company utilized the modified units of production method of depreciation which correlated a time factor to the physical wear and tear of the equipment based upon the level of raw steel production. For the periods ended July 31, 2003, December 31, 2002 and December 31, 2001, depreciation adjustments under the modified units of production method reduced straight-line depreciation by $2.3 million, $0.9 million and $1.8 million respectively.

As of December 31, 2003 and December 31, 2002, the Company had two capital leases in the amount of $8.1 million and $7.1 million respectively. These capital leases were classified as long-term debt in 2003 and as Debt in Liabilities Subject to Compromise in 2002.

NOTE H -- LIABILITIES SUBJECT TO COMPROMISE AND PRE-PETITION LONG-TERM DEBT

The principal categories of claims that were classified as liabilities subject to compromise under the Company's reorganization proceedings are identified below. These liabilities included substantially all the current and non-current liabilities of the Company as of November 16, 2000, the date the Chapter 11 petition was filed.

                                                               LIABILITIES SUBJECT TO COMPROMISE
                                                               ---------------------------------
                                                                      PREDECESSOR COMPANY
                                                                    AS OF DECEMBER 31, 2002
                                                                    (dollars in thousands)
------------------------------------------------------------------------------------------------
Other federal, state and local taxes........................              $     1,717
Debt, see table below.......................................                  356,384
Interest accrued through November 16, 2000..................                   13,738
Unfunded provisions related to retiree medical benefits (see
  Note D)...................................................                  360,518
Trade payables..............................................                  117,020
Other liabilities...........................................                   40,924
                                                                          -----------
  Total liabilities subject to compromise recorded at
     December 31:...........................................              $   890,301
                                                                          ===========

Debt included in liabilities subject to compromise at December 31, 2002 is summarized below:

                                                               PRE-PETITION LONG-TERM DEBT
                                                               ---------------------------
                                                                   PREDECESSOR COMPANY
                                                                 AS OF DECEMBER 31, 2002
                                                                    (dollars in thousands)
------------------------------------------------------------------------------------------
Senior Unsecured Notes due 2007, 9 1/4%.....................           $   274,266
Term Loan Agreement due 2006, floating rate.................                75,000
Other.......................................................                 7,118
                                                                       -----------
  Total Long-Term Debt(1)...................................           $   356,384
                                                                       ===========

------------

(1)  No estimate of fair value was available for December 31, 2002.

As a result of the bankruptcy filing, principal and interest payments may not be made on pre-petition debt without Bankruptcy Court approval or until reorganization plan defining the repayment terms has been confirmed. For the seven months ended July 31, 2003 and the years ended December 31, 2002 and 2001, interest not paid or charged to earnings totaled $16.9 million, $29.9 million and $31.6 million, respectively. Such interest was not being accrued since it was not probable that it would be treated as an allowed claim.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9 1/4% SENIOR NOTES DUE 2007 AND TERM LOAN
On November 26, 1997 the Company issued $275 million principal amount of 9 1/4% Senior Notes. Interest on the 9 1/4% Senior Notes was payable semi-annually on May 15 and November 15 of each year. The Senior Notes were to mature on November 15, 2007. The 9 1/4% Senior Notes were fully and unconditionally guaranteed on a joint and several and senior basis by the guarantors, which consisted of the Company's present and future operating subsidiaries.

On November 26, 1997 the Company entered into a Term Loan Agreement with DLJ Capital Funding Inc., as syndication agent pursuant to which it borrowed $75 million. The Company's obligations under the Term Loan Agreement were guaranteed by its present and future operating subsidiaries.

All of the pre-petition liabilities disclosed above were settled as part of our plan of reorganization, which was approved by the court and became effective August 1, 2003

NOTE I -- LONG-TERM DEBT

$250 MILLION TERM LOAN
In connection with our plan of reorganization, WPSC entered into a five-year $250 million senior secured term loan facility with a bank group led by Royal Bank of Canada as administrative agent. The term loan is arranged in three tranches with varying degrees of risk and interest rates. Interest on borrowings is calculated based on either LIBOR or the prime rate using spreads as defined for each tranche in the agreement. The blended rate of interest was approximately 3.8% at December 31, 2003. The term loan is to be repaid beginning in the third quarter of 2004 through the first quarter of 2008 in quarterly installments of $6.25 million with a final payment of $156.25 million due at maturity.

A federal government guarantee from the Emergency Steel Loan Guarantee Board, also referred to as the Steel Board, covers 85% or $21.25 million of the $25 million first tranche of the term loan held by Royal Bank of Canada, and 95% or approximately $198.75 million of the approximately $209 million second tranche of the term loan held by various lenders. The Steel Board guarantee is a guarantee of principal only. The Steel Board guarantee terminates only if the administrative agent fails to make a payment demand within thirty days from the date of any payment default or if any lender transfers its interest in the term loan facility contrary to provisions of the appropriate sections of the guarantee. The Steel Board guarantee expires thirteen years after the closing of the term loan facility, or eight years after scheduled maturity. The remaining 5% of the second tranche of the term loan is backed by an unconditional guarantee from the State of West Virginia. Additionally, the term loan is guaranteed by WPC and WPSC's subsidiaries. Of the approximately $15.8 million third tranche of the term loan, approximately $3.8 million is held by Danieli Corporation as a vendor/supplier to WPSC and approximately $12 million is held by the State of Ohio through the Ohio Department of Development. The term loan is collateralized by a first lien on all of our tangible and intangible assets (other than accounts receivable and inventory) and our equity interests in our joint ventures, and a second lien on our accounts receivable and inventory.

A portion of the term loan was used to finance our plan of reorganization by paying off our debtor-in-possession credit facility and paying other cash claims under our plan of reorganization. In addition, $112 million of the term loan has been placed in a restricted cash account relating to the construction of an electric arc furnace. Pursuant to the provisions of the term loan credit agreement, we are subject to, and are currently in compliance with, various affirmative covenants customary for a debt financing of this type, including provision of financial reports, compliance with payment and contractual obligations and requirements of law, maintenance of existence and property, maintenance of insurance, and compliance with the terms and conditions of the Steel Board guarantee and the State of West

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Virginia guarantee. In addition, we are subject to, and are currently in compliance with, various negative covenants.

$225 MILLION REVOLVING CREDIT FACILITY
In connection with our plan of reorganization, WPSC entered into a three-year $225 million senior secured revolving credit facility with a bank group arranged by Royal Bank of Canada and General Electric Capital Corporation Capital Markets Group. The revolving credit facility is guaranteed by WPC and WPSC's subsidiaries. The revolving credit facility is collateralized by a first lien on our accounts receivable and inventory and a third lien on our other tangible and intangible assets and our equity interest in our joint ventures. The revolving credit facility is to be available at agreed advance rates, subject to our audited accounts receivable and inventory borrowing base. The revolving credit facility requires the maintenance of a minimum $50 million borrowing availability. Failure to maintain such minimum availability could result in a covenant violation. Interest on borrowings is calculated based on either LIBOR or the prime rate using spreads based on facility borrowing availability as defined in the agreement. The blended rate of interest was approximately 4.9% at December 31, 2003. At December 31, 2003, we had borrowed approximately $79.3 million under the revolving credit facility. At December 31, 2003 the Company had $6.7 million of net excess availability over the required minimum $50 million availability. Based on its projections of future availability under the revolving credit facility, the Company believes that it will remain in compliance with the required minimum $50 million availability.

Pursuant to the provisions of the revolving loan agreement, we are subject to, and are currently in compliance with, various affirmative covenants and negative covenants, including financial condition covenants, which are substantially similar to many of those contained in the term loan credit agreement as described above.

$40 MILLION SERIES A NOTES
On August 1, 2003, pursuant to our plan of reorganization, WPSC issued new Series A secured notes in the aggregate principal amount of $40 million in settlement of claims under our bankruptcy proceedings. The Series A notes were issued under an indenture between WPSC and Bank One, N.A., as trustee. The Series A notes mature on August 1, 2011 and they have no fixed amortization, meaning that no payment of principal shall be required until such notes become due. The Series A notes bear interest at a rate of 5% per annum until July 1, 2008. Thereafter, such notes bear interest at a rate of 8% per annum.

The Series A notes are collateralized by a second lien on our tangible and intangible assets (other than accounts receivable and inventory) and our equity interests in our joint ventures and a third lien on our accounts receivable and inventory. Until August 1, 2008, fifty percent of the payments to WPSC from the Wheeling-Nisshin and OCC joint ventures, in respect of loans to, or equity interest in, such joint ventures, will be applied to payments on the Series A notes. Thereafter, one hundred percent of such payments from the joint ventures to WPSC will be applied to the Series A notes. However, WPSC must pay cash interest of at least 2% per annum. In the event that at any time the payments from the joint ventures are not adequate to pay all interest then owing, or if WPSC is not in compliance with the terms of the term loan facility and/or the revolving credit facility, the remaining portion of the principal upon which cash interest has not been paid will receive payment-in-kind interest at a rate of 8% per annum during the first five years of the term of the Series A notes, and at a rate of 10% per annum thereafter.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In addition, the Series A notes are subrogated to the first lien and other rights of the term loan facility and any refinancing of the scheduled amounts due hereunder to the extent of $14.2 million plus any funds received by WPSC from WPC, Wheeling-Nisshin and OCC subsequent to April 15, 2003 and not utilized to pay the Series A notes.

We are subject to, and are currently in compliance with, various affirmative covenants and negative covenants set forth in the Series A note indenture.

$20 MILLION SERIES B NOTES
On August 1, 2003, pursuant to our plan of reorganization, WPSC issued new Series B secured notes in the aggregate principal amount of $20 million in settlement of claims under our bankruptcy proceedings. The Series B notes were issued under an indenture between WPSC and Bank One, N.A., as trustee. The Series B notes mature on August 1, 2010 and they have no fixed amortization, meaning that no payment of principal shall be required until such notes become due. The Series B notes bear interest at a rate of 6% per annum to the extent interest is paid in cash. WPSC must pay cash interest of at least 2% per annum. Payment of cash interest in excess of 2% per annum is dependent upon our remaining in compliance with our new credit agreements and the Series A notes. In the event that we are not in compliance with the terms of the term loan facility, the revolving credit facility and/or the Series A notes, or our cash flow is insufficient to cover any or all of the interest, the remaining portion of the principal upon which cash interest has not been paid will receive payment-in-kind interest at a rate of 8% per annum.

In addition, the Series B notes are collateralized by a fifth lien on our tangible and intangible assets, including our equity interests in our joint ventures and our accounts receivable and inventory.

We are subject to, and are currently in compliance with, various affirmative and negative covenants under the Series B note indenture, which are substantially similar to many of those contained in the Series A note indenture.

$10 MILLION UNSECURED NOTE
On August 1, 2003, pursuant to our plan of reorganization, WPSC issued an unsecured note in the aggregate principal amount of $10 million to WHX Corporation, referred to as the WHX note. The WHX note matures in 8 years and has no fixed amortization, meaning that no payment of principal shall be required until such note becomes due. The WHX note bears interest at a rate of 6% per annum. Such note is subordinated in right of payment to our credit agreements, the Series A notes and the Series B notes.

CERTAIN OTHER OBLIGATIONS
In connection with the implementation of our plan of reorganization, we reached agreements with various parties to defer payments of indebtedness and reduce costs in order to preserve liquidity upon emergence from bankruptcy. These agreements include:

-  Modification and assumption agreement between WPSC and Danieli
   Corporation -- This agreement modifies an agreement between WPSC and Danieli Corporation, dated July 6, 2000, pursuant to which WPSC agreed to purchase from Danieli Corporation certain roll-changing equipment. Under the original agreement, WPSC owed approximately $7.36 million to Danieli Corporation. Pursuant to the modified agreement, WPSC paid Danieli Corporation approximately $2.36 million. Approximately $3.8 million of the balance of the amount owed to Danieli Corporation has been converted into a portion of the secured term loans under our term loan

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   facility that is not secured by the Steel Board. The balance of the amount owed to Danieli Corporation has been converted into a promissory note. In addition, WPSC agreed to pay Danieli Corporation approximately $2.58 million (of which approximately $96 thousand has been paid and the balance of which is to be paid in progress payments as work is completed in 2004) to complete the roll-changing project and for rehabilitation, storage and other costs of Danieli Corporation.

- Loan modification agreement between WPSC and the Ohio Department of Development -- Under this agreement we made a $2.0 million partial prepayment of the $6.985 million owed by WPSC to the Ohio Department of Development pursuant to a loan, dated as of January 18, 2002, from the Ohio Department of Development and we were granted a two-year deferral of $4.985 million of such loan at an interest rate of 3% per annum.

- Loan agreement between WPSC and the State of West Virginia -- In connection with WPSC's repayment of a $5 million loan from the West Virginia Development Office, WPSC has entered into a $6.5 million loan agreement with the State of West Virginia. The loan has a five-year term and bears interest at a rate of approximately 4.4% per annum.

-  Agreement amongst WPSC, Itabira Rio Doce Company, Ltd. and Rio Doce
   Limited -- This agreement provides for repayment, in equal monthly installments over a period not to exceed eighteen months from May 1, 2003, of WPSC's $5.1 million deferred payment obligation under a certain iron ore sales agreement, dated October 1, 2001.

Shown below are the long-term debt obligations as of December 31, 2003 and 2002:

                                                                   LONG-TERM DEBT
                                                              -------------------------
                                                              REORGANIZED   PREDECESSOR
                                                                COMPANY       COMPANY
                                                              -----------   -----------
                                                                 AS OF DECEMBER 31,
                                                              -------------------------
                                                                 2003          2002
                                                               (dollars in thousands)
---------------------------------------------------------------------------------------
Term Loan...................................................   $250,000       $    --
DIP Credit Facility.........................................         --        35,222
State Loans.................................................     11,524        11,985
WHX Loan....................................................     10,224         5,000
Series A Note...............................................     40,705            --
Series B Note...............................................     20,397            --
Virginia Industrial Revenue Bond............................      4,598            --
Nevada Industrial Revenue Bond..............................      3,497            --
Other.......................................................      2,449         4,545
                                                               --------       -------
                                                                343,394        56,752
Less portion due within one year............................      2,698        43,575
                                                               --------       -------
Long-Term Debt..............................................   $340,696       $13,177
                                                               ========       =======

Pursuant to a Memorandum of Understanding ("MOU"), WHX provided $5.0 million in secured loans to the Company during the fourth quarter of 2001 to increase liquidity and sustain continued operations. The loans bear interest at the rate of 6% per annum and will mature on the earlier of the (a) substantial consummation of a Plan of Reorganization, (b) termination of the MOU, or

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(c) December 31, 2002. Payment was not made on December 31, 2002, but the loan became part of the reorganization cancellation of debt. Pursuant to a negotiated agreement among the USWA, WHX and the Company in January 2002, the Company received loans in the amount of $7.0 million and $5.0 million from the states of Ohio and West Virginia, respectively. The West Virginia loan was paid off in reorganization. The Ohio loan was paid down to $5.0 million in reorganization and the balance is due August 1, 2005.

Principal amounts of long-term debt (in thousands) maturing in each of the next five years is as follows: 2004, $15,197; 2005, $31,058; 2006, $26,133; 2007,
$25,730; and 2008, $169,599.

INTEREST COST
Aggregate interest costs on debt and amounts capitalized during the three years ended December 31, 2003, are as follows:

                                                                INTEREST COST
                                             ----------------------------------------------------
                                                                     PREDECESSOR COMPANY
                                              REORGANIZED    ------------------------------------
                                                COMPANY                       FOR THE YEAR ENDED
                                             FOR THE FIVE    FOR THE SEVEN       DECEMBER 31,
                                             MONTHS ENDED     MONTHS ENDED    -------------------
                                             DEC. 31, 2003   JULY 31, 2003      2002       2001
                                                            (dollars in thousands)
-------------------------------------------------------------------------------------------------
Aggregate interest expense on long-term
  debt.....................................     $10,457         $10,023       $17,761    $21,611
Less: Capitalized interest.................         243             838         1,774      4,163
                                                -------         -------       -------    -------
Interest expense...........................     $10,214         $ 9,185       $15,987    $17,448
                                                =======         =======       =======    =======
Interest Paid..............................     $ 6,393         $ 6,966       $11,618    $15,905
                                                =======         =======       =======    =======

NOTE J -- RELATED PARTY TRANSACTIONS

The Company regularly sells steel product at prevailing market prices to Unimast Incorporated ("Unimast") and PCC, wholly-owned subsidiaries of WHX. During 2003, 2002 and 2001, the Company shipped $0.0 million, $0.5 million and $2.2 million, respectively of steel product to Unimast. In August 2002, WHX sold its interest in Unimast to an unrelated party. During 2003, 2002 and 2001, the Company shipped $14.0 million, $20.8 million and $7.0 million, respectively of steel product to PCC. Amounts due the Company from Unimast at December 31, 2003 and 2002 were $0.0 million and $0.1 million, respectively. Amounts due the Company from PCC at December 31, 2003 and 2002 were $1.5 million and $2.0 million, respectively. WHX provided funds for the purchase of natural gas during 2001. At December 31, 2003 the Company did not owe WHX any money for gas purchased.

Pursuant to our plan of reorganization which became effective August 1, 2003 the Company ceased to be a subsidiary of WHX. WHX has no ownership interest in WPC after the effective date.

NOTE K -- COMMITMENTS AND CONTINGENCIES

ENVIRONMENTAL MATTERS
Prior to confirmation of our plan of reorganization effective August 1, 2003, we settled all pre-petition environmental liability claims made by state (Ohio, West Virginia, Pennsylvania) and federal (USEPA) environmental regulatory agencies. Consequently, we believe we have settled and/or discharged environmental liability for any CERCLA (Superfund) sites, pre-petition stipulated penalties related to active consent decrees, or other pre-petition regulatory enforcement actions.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Currently, we estimate that stipulated penalties and fines for post-petition events and activities through December 31, 2003 total $1,931,500. These claims arise from instances in which we exceeded post-petition consent decree terms, including: (a) $234,500 related to a July 1991 USEPA consent decree for water discharges to the Ohio River; (b) $75,000 related to a September 20, 1999 Ohio EPA consent decree for our coke oven gas desulfurization facility; and (c) $1,622,000 related to a January 30, 1996 USEPA consent decree for our coke oven gas desulfurization facility.

In September 2000, we entered into a consent order with the West Virginia Department of Environmental Protection wherein we agreed to remove contaminated sediments from the bed of the Ohio River. We spent approximately $1.4 million on these activities in 2002 and an additional $400,000 in 2003. During removal activities in 2003, we discovered a broader area of contaminated sediments. We identified the spatial limits of these contaminated sediments and estimate their removal costs at $4.0 million.

We are under a final administrative order issued by the USEPA in June 1998 to conduct a Resource Conservation and Recovery Act Facility Investigation to determine the nature and extent of soil and groundwater contamination at our Coke Plant in Follansbee, WV. USEPA has approved our investigation Work plan, and field activities are scheduled for 2004. Following our investigation we will to perform a Corrective Measures Study to determine possible remedial measures. We expect some remediation measures will be necessary and could commence within the next three to five years. We have reserved approximately $5.2 million for such remediation measures. However, until the field investigation is completed and the EPA approves our remediation plan, the full extent and cost of remediation cannot be ascertained.

The USEPA conducted a multimedia inspection of our Steubenville, Mingo Junction, Yorkville and Martins Ferry, Ohio and Follansbee, West Virginia facilities in March and June 1999. The inspection covered all environmental regulations applicable to these plants. Many of the issues have been resolved and settled prior to emergence from Chapter 11 bankruptcy. We have reserved $1.4 million for resolution of outstanding issues.

Capital expenditures for environmental projects totaled $1.7 million in 2002 and $1.0 in 2003. We estimate capital expenditures for environmental projects to be $3.6 for 2004, $9.3 for 2005 and $7.0 for 2006. However, due to the possibility of unanticipated factual or regulatory developments, the amount and timing of future capital expenditures may vary substantially from such estimates.

Non-current accrued environmental liabilities totaled $18.1 million in 2002 and $14.7 million in 2003. These accruals were based on all available information to the Company. As new information becomes available, including information provided by third parties and new or changing environmental regulations, the liabilities are reviewed and the accruals are adjusted accordingly on a quarterly basis. We believe we have adequately provided for our present environmental liabilities using our best judgment of known issues.

COMMITMENTS
The Company entered into a 15-year take-or-pay contract in 1999 that was amended in 2003 that requires the Company to purchase oxygen, nitrogen and argon each month with a minimum monthly charge of approximately $0.6 million, subject to escalation clauses. Payments for deliveries of oxygen totaled $9.3 million in 2003, $7.0 million in 2002 and $7.5 million in 2001.

The Company entered into a 20-year take-or-pay contract in 1999, that was amended in 2003 that requires the Company to purchase steam and electricity each month or pay a minimum monthly

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

charge of approximately $0.4 million. A variable portion of the contract is calculated as $3.75 times the number of tons of iron produced each month with an agreed to minimum of 3,000 tons per day. Payments for deliveries of steam and electricity totaled $8.8 million in 2003, $13.8 million in 2002 and $14.6 million in 2001. If the Company elects to terminate the contract early, as of December 31, 2003, a maximum termination payment of $37.0 million would be required.

In 2004, the Company entered into a take-or-pay contract to purchase coal each month with a minimum monthly charge of approximately $1.6 million. The term of the contract expires on December 31, 2007, while the Company has the sole option to terminate the contract on or after January 1, 2006. After such date, the pricing will be subject to market conditions with a cap collar. Payments for deliveries of coal totaled $11.8 million in 2003, $16.4 million in 2002 and $7.3 million in 2001. As of December 31, 2003, if the Company elects to terminate the contract, a maximum termination payment of $37.4 million would be required.

NOTE L -- OTHER INCOME

                                                                   OTHER INCOME
                                                --------------------------------------------------
                                                                       PREDECESSOR COMPANY
                                                 REORGANIZED    ----------------------------------
                                                   COMPANY                      FOR THE YEAR ENDED
                                                FOR THE FIVE    FOR THE SEVEN      DECEMBER 31,
                                                MONTHS ENDED    MONTHS ENDED    ------------------
                                                DEC. 31, 2003   JULY 31, 2003    2002       2001
                                                              (dollars in thousands)
--------------------------------------------------------------------------------------------------
Interest and investment income................     $  638          $  360       $  764    $   973
Equity income.................................      2,705           2,544        3,882      1,274
Other, net....................................      1,007             324          (79)    (1,896)
                                                   ------          ------       ------    -------
                                                   $4,350          $3,228       $4,567    $   351
                                                   ======          ======       ======    =======

NOTE M -- REORGANIZATION ITEMS

Reorganization expenses are comprised of items of income, expense and loss that were realized or incurred by the Company as a result of its decision to reorganize under Chapter 11 of the Bankruptcy Code. Reorganization and professional fee expense and cash payments related to continuing operations during 2003, 2002 and 2001 were $8.1 million and $12.4 million in 2003, $11.8 million and $10.6 million for 2002, and $14.2 million and $13.9 million for 2001, respectively.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Other reorganization income (expense) items are summarized below:

                                                                     REORGANIZATION ITEMS
                                                              -----------------------------------
                                                                      PREDECESSOR COMPANY
                                                              -----------------------------------
                                                                              FOR THE YEAR ENDED
                                                              FOR THE SEVEN      DECEMBER 31,
                                                              MONTHS ENDED    -------------------
                                                              JULY 31, 2003     2002       2001
                                                                    (dollars in thousands)
-------------------------------------------------------------------------------------------------
Gain (loss) on sale or disposal of assets...................    $     --       $1,258     $ (936)
Fresh start adjustments.....................................    (152,708)
Gain on discharge of debt...................................     557,541
Gain from sale of PCC assets................................          --           --      9,818
Gain on settlement of intercompany accounts.................          --           --        367
Other.......................................................      (4,758)           4         --
                                                                --------       ------     ------
                                                                $400,075       $1,262     $9,249
                                                                ========       ======     ======

NOTE N -- INFORMATION ON SIGNIFICANT JOINT VENTURES

The Company owns 35.7% of Wheeling-Nisshin. Wheeling-Nisshin had no debt outstanding at December 31, 2003 and December 31, 2002. The Company derived approximately 16.3% and 15.6% of its revenues from sale of steel to Wheeling-Nisshin in 2003 and 2002, respectively. The Company received dividends of $2.5 million from Wheeling-Nisshin for the seven months ended July 31, 2003 and $1.25 million in 2002. Accounts Receivable due the Company at December 31, 2003 totaled $5.6 million.

The Company owns 50% of OCC. OCC had total debt outstanding at December 31, 2003 and 2002 of approximately $33.9 million and $44.3 million, respectively. The Company derived approximately 11.2% and 10.6% of its revenues from sale of steel to OCC in 2003 and 2002, respectively. Accounts Receivable due the Company at December 31, 2003 totaled $10.1 million.


NOTE O -- SUMMARIZED COMBINED FINANCIAL INFORMATION



REORGANIZED COMPANY:


The WPSC $40 million Series A notes and $20 million Series B notes are each a registered class of securities under the Securities Exchange Act of 1934 and are guaranteed by WPC and its present and future significant subsidiaries. As discussed in Note A, these notes were issued in partial satisfaction for pre-bankruptcy debt. In addition, WPSC entered into a $250 million senior secured term loan facility, which is guaranteed in part by the Emergency Steel Loan Guarantee Board, the State of West Virginia, WPC and WPSC's subsidiaries and is collateralized by a first lien on the Company's tangible and intangible assets (other than accounts receivable and inventory) and the Company's equity interests in our joint ventures and a second lien on our accounts receivable and inventory. The Company also entered into a $225 million senior secured revolving credit facility, which is guaranteed by WPC and WPSC's subsidiaries and is collateralized by a first lien on our accounts receivable and inventory and a third lien on our other tangible and intangible assets and our equity interests in our joint ventures.



PREDECESSOR COMPANY:


Prior to our reorganization, WPC had issued $275 million principal amount 9 1/4% senior notes which were a registered class of securities under the Securities Exchange Act of 1934. Such notes were fully and unconditionally guaranteed by WPC's present and future operating subsidiaries.


--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


SUMMARIZED FINANCIAL INFORMATION:


Condensed consolidating financial information for the Company and its subsidiaries is set forth below. The subsidiaries column for the "Reorganized Company" table set forth below includes WPSC, the issuer of the Series A and Series B notes, and WP Steel Venture Corporation, a wholly-owned subsidiary of WPC.


CONDENSED CONSOLIDATING BALANCE SHEETS


                                                                 DECEMBER 31, 2003
                                              --------------------------------------------------------
                                                                         CONSOLIDATING
                                                                        AND ELIMINATING       WPC
                                                WPC      SUBSIDIARIES       ENTRIES       CONSOLIDATED
REORGANIZED COMPANY                                            (dollars in thousands)
------------------------------------------------------------------------------------------------------
ASSETS
  Cash and cash equivalents.................  $     --     $  4,767       $        --     $     4,767
  Trade accounts receivables................        --      104,025                --         104,025
  Inventories...............................        --      146,895                --         146,895
  Other current assets......................        12       11,571                --          11,583
     Total current assets...................        12      267,258                --         267,270
  Intercompany receivables..................        --          495              (495)             --
  Property, plant and equipment -- net......        --      387,765                --         387,765
  Investments and advances in affiliates....   104,593       42,857          (104,593)         42,857
  Other non-current assets..................       896      170,098                --         170,994
                                              --------     --------       -----------     -----------
Total Assets................................  $105,501     $868,473       $  (105,088)    $   868,886
                                              ========     ========       ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable..........................  $     --     $ 76,108       $        --     $    76,108
  Other current liabilities.................        33      183,364                --         183,397
     Total current liabilities..............        33      259,472                --         259,505
  Intercompany payable......................       495           --              (495)             --
  Long-term debt............................        --      340,696                --         340,696
  Other non-current liabilities.............       360      163,712                --         164,072
  Stockholders' equity......................   104,613      104,593          (104,593)        104,613
                                              --------     --------       -----------     -----------
Total Liabilities and Stockholders'
  Equity....................................  $105,501     $868,473       $  (105,088)    $   868,886
                                              ========     ========       ===========     ===========


--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                                               DECEMBER 31, 2002
                                             ------------------------------------------------------
                                                                      CONSOLIDATING
                                                        SUBSIDIARY   AND ELIMINATING       WPC
                                               WPC      GUARANTORS       ENTRIES       CONSOLIDATED
PREDECESSOR COMPANY                                          (dollars in thousands)
---------------------------------------------------------------------------------------------------
ASSETS
  Cash and cash equivalents................  $     37   $   8,506      $        --      $   8,543
  Trade accounts receivables...............        --     130,593               --        130,593
  Inventories..............................        --     184,091               --        184,091
  Other current assets.....................       225       7,252               --          7,477
     Total current assets..................       262     330,442               --        330,704
  Intercompany receivables.................   189,984     235,161         (425,145)            --
  Property, plant and equipment -- net.....    11,842     518,726               --        530,568
  Investments and advances in affiliates...   (50,602)        664          110,705         60,767
  Other non-current assets.................   251,224    (214,147)              --         37,077
                                             --------   ---------      -----------      ---------
Total Assets...............................  $402,710   $ 870,846      $  (314,440)     $ 959,116
                                             ========   =========      ===========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable.........................  $     --   $  71,048      $        --      $  71,048
  Other current liabilities................        30     259,881               --        259,911
     Total current liabilities.............        30     330,929               --        330,959
  Liabilities subject to compromise........   376,077     514,224               --        890,301
  Intercompany notes payable...............   102,485     322,660         (425,145)            --
  Long-term debt...........................        --      13,177               --         13,177
  Other non-current liabilities............        --      35,850               --         35,850
  Stockholders' equity.....................   (75,882)   (345,994)         110,705       (311,171)
                                             --------   ---------      -----------      ---------
Total Liabilities and Stockholders'
  Equity...................................  $402,710   $ 870,846      $  (314,440)     $ 959,116
                                             ========   =========      ===========      =========


--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS


                                                   FOR FIVE MONTHS ENDED DECEMBER 31, 2003
                                           --------------------------------------------------------
                                                                   CONSOLIDATING AND
                                                      SUBSIDIARY         ELIMINATING            WPC
                                                WPC   GUARANTORS             ENTRIES   CONSOLIDATED
REORGANIZED COMPANY                                         (dollars in thousands)
---------------------------------------------------------------------------------------------------
INCOME DATA
  Net sales..............................  $     --   $  396,902   $              --   $    396,902
  Cost of products sold, excluding
     depreciation........................        --      395,950                  --        395,950
  Depreciation...........................        --       10,473                  --         10,473
  Selling, administrative and general
     expense.............................       389       23,175                  --         23,564
  Reorganization and professional fee
     expense.............................       (35)          --                  --            (35)
                                           --------   ----------   -----------------   ------------
  Operating loss.........................      (354)     (32,696)                 --        (33,050)
  Reorganization income (expense)........        --           --                  --             --
  Interest expense.......................        --      (10,215)                 --        (10,215)
  Other income including equity earnings
     (losses) of affiliates..............   (38,576)       3,971              38,955          4,350
                                           --------   ----------   -----------------   ------------
  Loss before tax........................   (38,930)     (38,940)             38,955        (38,915)
  Tax provision (benefit)................        --           15                  --             15
                                           --------   ----------   -----------------   ------------
  Net loss...............................  $(38,930)  $  (38,955)  $          38,955   $    (38,930)
                                           ========   ==========   =================   ============


--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                                  FOR THE SEVEN MONTHS ENDED JULY 31, 2003
                                          ---------------------------------------------------------
                                                                   CONSOLIDATING AND
                                                     SUBSIDIARY       ELIMINATING          WPC
                                            WPC      GUARANTORS         ENTRIES        CONSOLIDATED
PREDECESSOR COMPANY                                        (dollars in thousands)
---------------------------------------------------------------------------------------------------
INCOME DATA
  Net sales.............................  $     --   $   570,439      $        --      $   570,439
  Cost of products sold, excluding
     depreciation.......................    (7,982)      571,814               --          563,832
  Depreciation..........................        --        39,889               --           39,889
  Selling, administrative and general
     expense............................       242        29,664               --           29,906
  Reorganization and professional fee
     expense............................        --         8,140               --            8,140
                                          --------   -----------      -----------      -----------
  Operating loss........................     7,740       (79,068)              --          (71,328)
  Reorganization income (expense)
     Fair value adjustments.............        --      (152,708)              --         (152,708)
     Gain on discharge of debt..........        --       557,541               --          557,541
     Other reorganization entries.......      (211)       (4,547)              --           (4,758)
  Interest expense......................        --       (12,677)           3,492           (9,185)
  Other income including equity earnings
     (losses) of affiliates.............   319,540         1,705         (318,017)           3,228
                                          --------   -----------      -----------      -----------
  Income (loss) before tax..............   327,069       310,246         (314,525)         322,790
  Tax provision (benefit)...............     3,638        (4,279)              --             (641)
                                          --------   -----------      -----------      -----------
  Net income (loss).....................  $323,431   $   314,525      $  (314,525)     $   323,431
                                          ========   ===========      ===========      ===========


--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                                     FOR THE YEAR ENDED DECEMBER 31, 2002
                                           --------------------------------------------------------
                                                                   CONSOLIDATING AND
                                                      SUBSIDIARY         ELIMINATING            WPC
                                                WPC   GUARANTORS             ENTRIES   CONSOLIDATED
PREDECESSOR COMPANY                                         (dollars in thousands)
---------------------------------------------------------------------------------------------------
INCOME DATA
  Net sales..............................  $     --   $  979,993   $              --   $    979,993
  Cost of products sold, excluding
     depreciation........................       620      893,829                  --        894,449
  Depreciation...........................        --       74,194                  --         74,194
  Selling, administrative and general
     expense.............................       157       46,836                  --         46,993
  Reorganization and professional fee
     expense.............................        --       11,755                  --         11,755
                                           --------   ----------   -----------------   ------------
  Operating loss.........................      (777)     (46,621)                 --        (47,398)
  Reorganization income (expense)........       845          417                  --          1,262
  Interest expense.......................        --      (11,011)             (4,976)       (15,987)
  Other income including equity earnings
     (losses) of affiliates..............   (54,716)      (8,681)             67,964          4,567
                                           --------   ----------   -----------------   ------------
  Income (loss) before tax...............   (54,648)     (65,896)             62,988        (57,556)
  Tax provision (benefit)................     2,919       (2,908)                 --             11
                                           --------   ----------   -----------------   ------------
  Net income (loss)......................  $(57,567)  $  (62,988)  $          62,988   $    (57,567)
                                           ========   ==========   =================   ============


                                                   FOR THE YEAR ENDED DECEMBER 31, 2001
                                         ---------------------------------------------------------
                                                                  CONSOLIDATING AND
                                                     SUBSIDIARY         ELIMINATING            WPC
                                               WPC   GUARANTORS             ENTRIES   CONSOLIDATED
                                                          (dollars in thousands)
--------------------------------------------------------------------------------------------------
INCOME DATA
  Net sales............................  $      --   $ 835,640    $              --   $    835,640
  Cost of products sold, excluding
     depreciation......................        453     865,612                   --        866,065
  Depreciation.........................         --      72,551                   --         72,551
  Selling, administrative and general
     expense...........................        195      46,978                   --         47,173
  Reorganization and professional fee
     expense...........................         --      14,200                   --         14,200
                                         ---------   ---------    -----------------   ------------
  Operating loss.......................       (648)   (163,701)                  --       (164,349)
  Reorganization income (expense)......      1,270       7,979                   --          9,249
  Interest expense.....................         21     (19,178)               1,709        (17,448)
  Other income including equity
     earnings (losses) of affiliates...   (171,237)        267              171,321            351
                                         ---------   ---------    -----------------   ------------
  Income (loss) before tax.............   (170,594)   (174,633)             173,030       (172,197)
  Tax provision (benefit)..............      1,620      (1,603)                  --             17
                                         ---------   ---------    -----------------   ------------
  Net income (loss)....................  $(172,214)  $(173,030)   $         173,030   $   (172,214)
                                         =========   =========    =================   ============

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS


                                                    FOR THE FIVE MONTHS ENDED DECEMBER 31, 2003
                                               -----------------------------------------------------
                                                                   CONSOLIDATING AND
                                                      SUBSIDIARY      ELIMINATING           WPC
                                               WPC    GUARANTORS        ENTRIES        CONSOLIDATING
                                               ----   ----------   -----------------   -------------
REORGANIZED COMPANY                                           (DOLLARS IN THOUSANDS)
----------------------------------------------------------------------------------------------------
Net cash provided(used) by operating
  activities.................................  $(52)   $(35,206)   $              --   $     (35,258)
Investing activities:
  Capital expenditures.......................    --     (37,828)                  --         (37,828)
  Construction of equipment using restricted
     cash....................................    --      24,862                   --          24,862
  Other......................................    --         325                   --             325
                                               ----    --------    -----------------   -------------
  Net cash used in investing activities......    --     (12,641)                  --         (12,641)
Financing activities:
  Net borrowings (repayments)................    --      42,127                   --          42,127
  Equity transactions........................    --          --                   --              --
  Book overdraft.............................    --       3,157                   --           3,157
  Receivables from affiliates................    --          --                   --              --
  Other......................................    --          --                   --              --
                                               ----    --------    -----------------   -------------
  Net cash (used in) provided by financing
     activities..............................    --      45,284                   --          45,284
Net change in cash and cash equivalents......   (52)     (2,563)                  --          (2,615)
Cash and cash equivalents at beginning of
  period.....................................    52       7,330                   --           7,382
                                               ----    --------    -----------------   -------------
Cash and cash equivalents at end of period...  $ --    $  4,767    $              --   $       4,767
                                               ====    ========    =================   =============


--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                                 FOR THE SEVEN MONTHS ENDED JULY 31, 2003
                                         ---------------------------------------------------------
                                                                  CONSOLIDATING AND
                                                     SUBSIDIARY      ELIMINATING          WPC
                                            WPC      GUARANTORS        ENTRIES        CONSOLIDATED
PREDECESSOR COMPANY                                       (dollars in thousands)
--------------------------------------------------------------------------------------------------
Net cash provided (used) by operating
  activities...........................  $(115,882)  $ 113,341    $              --   $     (2,541)
Investing activities:
  Capital expenditures.................         --      (2,866)                  --         (2,866)
  Other................................   (102,485)    106,014                   --          3,529
                                         ---------   ---------    -----------------   ------------
  Net cash used in investing
     activities........................   (102,485)    103,148                   --            663
Financing activities:
  Net borrowings (repayments)..........         --         390                   --            390
  Equity transactions..................         --          --                   --             --
  Book overdraft.......................         --         327                   --            327
  Receivables from affiliates..........         --          --                   --             --
  Other................................    218,382    (218,382)                  --             --
                                         ---------   ---------    -----------------   ------------
  Net cash (used in) provided by
     financing activities..............    218,382    (217,665)                  --            717
Net change in cash and cash
  equivalents..........................         15      (1,176)                  --         (1,161)
Cash and cash equivalents at beginning
  of period............................         37       8,506                   --          8,543
                                         ---------   ---------    -----------------   ------------
Cash and cash equivalents at end of
  period...............................  $      52   $   7,330    $              --   $      7,382
                                         =========   =========    =================   ============


--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                                      FOR THE YEAR ENDED DECEMBER 31, 2002
                                               ---------------------------------------------------
                                                                  CONSOLIDATING AND
                                                     SUBSIDIARY      ELIMINATING          WPC
                                               WPC   GUARANTORS        ENTRIES        CONSOLIDATED
PREDECESSOR COMPANY                                          (dollars in thousands)
--------------------------------------------------------------------------------------------------
Net cash provided (used) by operating
  activities.................................  $(4)   $ (16,804)  $              --   $    (16,808)
Investing activities:
  Capital expenditures.......................   --      (10,971)                 --        (10,971)
  Other......................................   --        3,085                  --          3,085
                                               ---    ---------   -----------------   ------------
  Net cash used in investing activities......   --       (7,886)                 --         (7,886)
Financing activities:
  Net borrowings (repayments)................   --       24,694                  --         24,694
  Equity transactions........................   --           --                  --             --
  Book overdraft.............................   --          957                  --            957
  Receivables from affiliates................   --           --                  --             --
  Other......................................   --           --                  --             --
                                               ---    ---------   -----------------   ------------
  Net cash (used in) provided by financing
     activities..............................   --       25,651                  --         25,651
Net change in cash and cash equivalents......   (4)         961                  --            957
Cash and cash equivalents at beginning of
  period.....................................   41        7,545                  --          7,586
                                               ---    ---------   -----------------   ------------
Cash and cash equivalents at end of period...  $37    $   8,506   $              --   $      8,543
                                               ===    =========   =================   ============


                                                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                               ---------------------------------------------------
                                                                  CONSOLIDATING AND
                                                     SUBSIDIARY      ELIMINATING          WPC
                                               WPC   GUARANTORS        ENTRIES        CONSOLIDATED
                                                             (dollars in thousands)
--------------------------------------------------------------------------------------------------
Net cash provided (used) by operating
  activities.................................  $41    $ (50,882)  $              --   $    (50,841)
Investing activities:
  Capital expenditures.......................   --       (5,033)                 --         (5,033)
  Other......................................   --       21,589                  --         21,589
                                               ---    ---------   -----------------   ------------
  Net cash used in investing activities......   --       16,556                  --         16,556
Financing activities:
  Net borrowings (repayments)................   --        8,546                  --          8,546
  Equity transactions........................   --           --                  --             --
  Book overdraft.............................   --        1,189                  --          1,189
  Receivables from affiliates................   --       16,602                  --         16,602
  Other......................................   --           --                  --             --
                                               ---    ---------   -----------------   ------------
  Net cash (used in) provided by financing
     activities..............................   --       26,337                  --         26,337
Net change in cash and cash equivalents......   41       (7,989)                 --         (7,948)
Cash and cash equivalents at beginning of
  period.....................................   --       15,534                  --         15,534
                                               ---    ---------   -----------------   ------------
Cash and cash equivalents at end of period...  $41    $   7,545   $              --   $      7,586
                                               ===    =========   =================   ============

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE P -- REVENUES BY PRODUCT

Revenues from external customers by product line are as follows:

                                                   REVENUES BY PRODUCT
                                    --------------------------------------------------
                                    REORGANIZED            PREDECESSOR COMPANY
                                      COMPANY      -----------------------------------
                                    FOR THE FIVE   FOR THE SEVEN
                                    MONTHS ENDED   MONTHS ENDED    FOR THE YEAR ENDED
                                    DECEMBER 31,     JULY 31,         DECEMBER 31,
                                    ------------   -------------   -------------------
                                        2003           2003          2002       2001
                                                  (dollars in thousands)
--------------------------------------------------------------------------------------
PRODUCT:
Hot Rolled........................  $     85,305   $    106,545    $179,530   $152,787
Cold Rolled.......................       143,925        243,841     387,384    295,452
Galvanized........................        22,575         26,446      62,712     25,353
Fabricated products...............       137,137        179,083     306,254    337,693
Coke and coke by products.........         5,752          9,155      15,408     15,245
Conversion and other*.............         2,208          5,369      28,705      9,110
                                    ------------   ------------    --------   --------
                                    $    396,902   $    570,439    $979,993   $835,640
                                    ============   ============    ========   ========

------------
*  Includes conversion, semi-finished and resale products.

NOTE Q -- QUARTERLY INFORMATION (UNAUDITED)

Financial results by quarter for the two fiscal years ended December 31, 2002 and 2003 are as follows:

                                                         GROSS     INCOME     (LOSS)
                                            NET SALES   PROFIT     (LOSS)    PER SHARE
--------------------------------------------------------------------------------------
PREDECESSOR COMPANY
2002
  1st Quarter.............................  $ 206,081   $(5,577)  $(41,026)          *
  2nd Quarter.............................    241,642    25,185    (10,486)
  3rd Quarter.............................    277,868    42,178      7,086
  4th Quarter.............................    254,402    23,758    (13,141)
2003
  1st Quarter.............................    238,672    (8,581)   (45,625)          *
  2nd Quarter.............................    250,469    10,767    (21,474)
  July....................................     81,298     4,421    390,530
                                            ---------   -------   --------   ---------
REORGANIZED COMPANY
  August and September....................    159,789       475    (15,237)  $   (1.60)
  4th Quarter.............................    237,113       477    (23,693)  $   (2.49)

Prior to July 31, 2003, earnings per share are not meaningful because the Company was a wholly-owned subsidiary of WHX.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              FOR THE QUARTER ENDED MARCH 31,
                                                              --------------------------------
                                                              REORGANIZED         PREDECESSOR
                                                                COMPANY             COMPANY
                                                              ------------        ------------
                                                                  2004                2003
                                                                (Dollars in thousands except
                                                                      per share data)
----------------------------------------------------------------------------------------------
                                                                        (unaudited)
REVENUES:
Net sales, including sales to affiliates of $65,340 and
  $67,544...................................................   $  274,206         $   238,672
COST AND EXPENSES:
Cost of products sold, excluding depreciation, including
  cost of products sold to affiliates of $52,279 and
  $58,537...................................................      256,069             247,253
Depreciation................................................        7,689              17,445
Selling, administrative and general expense.................       14,946              13,864
Reorganization and professional fee expense.................           --               3,300
                                                               ----------         -----------
                                                                  278,704             281,862
                                                               ----------         -----------
Operating loss..............................................       (4,498)            (43,190)
Reorganization expense......................................           --                  (9)
Interest expense on debt....................................       (5,219)             (3,651)
Other income................................................        3,012               1,234
                                                               ----------         -----------
Loss before taxes...........................................       (6,705)            (45,616)
Tax (benefit) provision.....................................          (79)                  9
                                                               ----------         -----------
Net loss....................................................   $   (6,626)        $   (45,625)
                                                               ==========         ===========
Basic and diluted loss per share attributable to common
  stockholders..............................................   $    (0.70)                  *
                                                               ==========         ===========
Weighted average common shares outstanding basic and
  diluted...................................................    9,500,000                   *
                                                               ==========         ===========

------------
* Prior to reorganization, the Company was a wholly-owned subsidiary of WHX Corporation

The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET

                                                                 REORGANIZED COMPANY
                                                              --------------------------
                                                               MARCH 31,    DECEMBER 31,
                                                                 2004           2003
                                                                     (unaudited)
                                                                (dollars in thousands)
----------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents.................................       $3,346   $     4,767
  Trade receivables, less allowance for doubtful accounts of
    $2,358, and $2,061......................................      119,933       104,025
  Inventories...............................................      129,974       146,895
  Prepaid expenses and deferred charges.....................        9,466        11,583
                                                              -----------   -----------
    Total current assets....................................      262,719       267,270
Investment in associated companies..........................       42,154        42,857
Property, plant and equipment, at cost less accumulated
  depreciation of $17,529 and $10,051.......................      405,210       387,765
Deferred income tax benefits................................       23,250        23,170
Restricted cash.............................................       71,176        87,138
Goodwill....................................................       30,000        30,000
Deferred charges and other assets...........................       28,171        30,686
                                                              -----------   -----------
                                                                 $862,680   $   868,886
                                                              ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade payables............................................      $85,966   $    76,108
  Short term debt...........................................       71,898        79,251
  Payroll and employee benefits payable.....................       60,034        57,862
  Accrued federal, state and local taxes....................       11,151        10,744
  Deferred income tax liabilities...........................       23,170        23,170
  Accrued interest and other liabilities....................        5,971         9,672
  Long-term debt due in one year............................        1,916         2,698
                                                              -----------   -----------
    Total current liabilities...............................      260,106       259,505
Long-term debt..............................................      340,318       340,696
Other employee benefit liabilities..........................      142,237       142,433
Other liabilities...........................................       21,408        21,639
                                                              -----------   -----------
    Total liabilities.......................................      764,069       764,273
                                                              -----------   -----------
STOCKHOLDERS' EQUITY:
Common stock -- $.01 Par value; 10 million shares issued and
  outstanding...............................................          100           100
Additional paid-in capital..................................      149,901       149,901
Deferred compensation.......................................       (5,833)       (6,458)
Accumulated deficit.........................................      (45,557)      (38,930)
                                                              -----------   -----------
                                                                   98,611       104,613
                                                              -----------   -----------
                                                                 $862,680   $   868,886
                                                              ===========   ===========

The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                FOR THE QUARTER ENDED
                                                                      MARCH 31
                                                              -------------------------
                                                              REORGANIZED   PREDECESSOR
                                                                COMPANY       COMPANY
                                                              -----------   -----------
                                                                 2004          2003
---------------------------------------------------------------------------------------
                                                                     (unaudited)
                                                               (dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................   $ (6,626)     $(45,625)
Items not affecting cash from operating activities:
  Depreciation..............................................      7,689        17,445
  Other postretirement benefits.............................       (222)          301
  Income taxes..............................................        (79)           --
  Equity income of affiliated companies.....................     (2,122)         (889)
  Loss on disposition of assets.............................          1            --
  Reorganization expense....................................         --             9
  Deferred compensation.....................................        625            --
Dividends from affiliated companies.........................      2,500         2,500
Decrease (increase) from working capital elements:
  Trade receivables.........................................    (15,908)       (5,845)
  Inventories...............................................     16,921         3,443
  Trade payables............................................      9,348        14,196
  Other current assets......................................      2,118         2,784
  Other current liabilities.................................     (1,122)          262
  Other items -- net........................................      1,307        (1,975)
                                                               --------      --------
Net cash provided by (used in) operating activities.........     14,430       (13,394)
                                                               --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Plant additions and improvements..........................    (24,135)       (1,801)
  Payments from affiliates..................................        325           600
  Construction of equipment using restricted cash...........     15,962            --
                                                               --------      --------
Net cash provided by (used in) investing activities.........     (7,848)       (1,201)
                                                               --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term debt payments...................................     (1,160)         (473)
  Short term debt payments..................................     (7,353)           --
  Short term debt (DIP Facility) borrowings.................         --        11,811
  Book overdraft............................................        510         1,184
                                                               --------      --------
Net cash provided by financing activities...................     (8,003)       12,522
                                                               --------      --------
DECREASE IN CASH AND CASH EQUIVALENTS.......................     (1,421)       (2,073)
Cash and cash equivalents at beginning of period............      4,767         8,543
                                                               --------      --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................   $  3,346      $  6,470
                                                               ========      ========
SUPPLEMENTAL INFORMATION
  Interest paid in cash.....................................   $  3,877      $  2,933


The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                       AS OF MARCH 31, 2004
                                          SHARES        COMMON        ADDITIONAL        DEFERRED     RETAINED
                                        OUTSTANDING      STOCK      PAID-IN-CAPITAL   COMPENSATION   EARNINGS      TOTAL
                                                                      (dollars in thousands)
                                                                           (unaudited)
--------------------------------------------------------------------------------------------------------------------------
         PREDECESSOR COMPANY
Balance at December 31, 2001..........          100   $         0     $   335,138     $         0    $(588,742)  $(253,604)
Net loss..............................           --            --              --              --      (57,567)    (57,567)
Balance at December 31, 2002..........          100            --         335,138              --     (646,309)   (311,171)
Net income............................           --            --              --              --      323,431     323,431
Fresh start adjustment................         (100)           --        (335,138)             --      322,878     (12,260)
Balance at July 31, 2003 (prior to
  issuance of stock at
  reorganization).....................           --            --              --              --           --          --
--------------------------------------------------------------------------------------------------------------------------
         REORGANIZED COMPANY
Issuance of stock at reorganization at
  July 31, 2003 (prior to restricted
  stock award)........................    9,500,000   $        95     $   142,405     $         0    $       0   $ 142,500
Shares issued on July 31, 2003 for
  restricted stock award plans........      500,000             5           7,495          (7,500)          --          --
Compensation expense recognized.......           --            --              --           1,042           --       1,042
Stock option grants...................           --            --               1              --           --           1
Net loss..............................           --            --              --              --      (38,930)    (38,930)
                                        -----------   -----------     -----------     -----------    ---------   ---------
Balance at December 31, 2003..........   10,000,000   $       100     $   149,901     $    (6,458)   $ (38,930)  $ 104,613
Compensation expense recognized.......           --            --              --             625           --         625
Net loss..............................           --            --              --              --       (6,626)     (6,626)
                                        -----------   -----------     -----------     -----------    ---------   ---------
Balance at March 31, 2004.............   10,000,000   $       100     $   149,901     $    (5,833)   $ (45,556)  $  98,612
                                        ===========   ===========     ===========     ===========    =========   =========

The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

GENERAL

The consolidated balance sheet as of March 31, 2004, the consolidated statement of operations for the quarters ended March 31, 2004 and 2003, respectively, and the consolidated statement of cash flows for the three months ended March 31, 2004 and 2003, respectively, have been prepared by Wheeling-Pittsburgh Corporation ("WPC" or "the Company") without audit. In the opinion of management, all recurring adjustments necessary to present fairly the consolidated financial position at March 31, 2004 and the results of operations and changes in cash flows for the periods presented have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. This quarterly report on Form 10-Q should be read in conjunction with the Company's Form 10-K for the year ended December 31, 2003. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the operating results for the full year.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATION

Certain reclassifications of prior year amounts have been made to conform to the current year presentation. Most significantly, amounts in the prior year Statement of Cash Flows for dividends from affiliated companies have been reclassified from investing activities to operating activities.

BUSINESS SEGMENT

The Company is primarily engaged in one line of business and has one industry segment, which is the making, processing and fabricating of steel and steel products. The Company's products include hot rolled and cold rolled sheet and coated products such as galvanized, pre-painted and tin mill sheet. The Company also manufactures a variety of fabricated steel products including roll formed corrugated roofing, roof deck, form deck, floor deck, bridgeform and other products used primarily by the construction, highway and agricultural markets.

NOTE 1 -- BANKRUPTCY AND REORGANIZATION

On November 16, 2000, WPC and eight of our then existing wholly-owned subsidiaries, which represented substantially all of our business, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Ohio. We commenced the Chapter 11 proceedings in order to restructure our outstanding debts and to improve our access to the additional funding that we needed to continue our operations. Throughout the Chapter 11 proceedings, we remained in possession of our properties and assets and continued to operate and manage our businesses with the then existing directors and officers as debtors-in-possession subject to the supervision of the Bankruptcy Court.

As part of our Chapter 11 proceedings, we filed our original Joint Plan of Reorganization on December 20, 2002, our First Amended Joint Plan of Reorganization on January 9, 2003, our Second Amended Joint Plan of Reorganization on May 5, 2003 and our Third Amended Joint Plan of Reorganization on May 19, 2003, reflecting the final negotiations with pre-petition note holders, pre-

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

petition trade creditors and unionized employees. Our plan of reorganization was confirmed on June 18, 2003 and became effective on August 1, 2003. We realized approximately $558 million in cancellation of debt income as a result of our reorganization.

Following is a summary of some of the significant transactions consummated on or about the effective date of our plan of reorganization:

- WPC amended and restated its by-laws and filed a second amended and restated certificate of incorporation with the Delaware Secretary of State authorizing the issuance of up to an aggregate of 80 million shares of common stock, par value $0.01 per share, and 20 million shares of undesignated preferred stock, par value $0.001 per share.

- WPC exchanged, on a pro rata basis, $275 million in senior notes and $75 million in term notes that existed prior to its bankruptcy filing for an aggregate of $20 million in cash, $40 million in new Series A secured notes issued by Wheeling-Pittsburgh Steel Corp. ("WPSC"), which are collateralized by a second lien on our tangible and intangible assets (other than our accounts receivable and inventory) and our equity interests in our joint ventures and a third lien on our accounts receivable and inventory, $20 million in new Series B secured notes issued by WPSC, which are collateralized by a fifth lien on our tangible and intangible assets, our equity interests in our joint ventures, and our accounts receivable and inventory, and 3,410,000 shares of new common stock of WPC constituting 34.1% thereof.

- WPC cancelled its then-existing senior notes and related indenture and its then-existing term notes and the related term loan agreement.

- WPC cancelled all shares of its common stock that existed prior to the implementation of our plan of reorganization, at which point we ceased to be a subsidiary of WHX Corporation.

- WPSC entered into a new $250 million senior secured term loan facility, which is guaranteed in part by the Emergency Steel Loan Guarantee Board, the State of West Virginia, WPC and WPSC's subsidiaries and is collateralized by a first lien on our tangible and intangible assets (other than accounts receivable and inventory) and our equity interests in our joint ventures and a second lien on our accounts receivable and inventory. We also entered into a new $225 million senior secured revolving credit facility, which is guaranteed by WPC and WPSC's subsidiaries and is collateralized by a first lien on our accounts receivable and inventory and a third lien on our other tangible and intangible assets and our equity interests in our joint ventures.

- All of our obligations under our $195 million debtor-in-possession credit facility were satisfied in full and discharged.

- WPC and WPSC entered into an agreement with WHX Corporation providing for, among other things, a $10 million capital contribution by WHX Corporation, the cancellation of approximately $40 million in debt owed by us to WHX Corporation, a $10 million unsecured loan from WHX Corporation and an agreement with respect to our separation from WHX Corporation's employee pension plan.

- WPC and WPSC entered into an agreement with our unionized employees represented by the United Steelworkers of America (USWA) which modified our existing labor agreement to provide for, among other things, future pension arrangements with the United Steelworkers of America and reductions in our employee-related costs.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

- WPC issued 4 million shares of its new common stock constituting 40% thereof for the benefit of USWA retirees in satisfaction of certain claims under our labor agreement and an additional 1 million shares of its new common stock constituting 10% thereof to or for the benefit of our salaried employees.

- WPC issued 1,590,000 shares of its new common stock constituting 15.9% thereof to certain of our creditors in satisfaction of various unsecured claims, including claims relating to trade debt.

There are still several matters pending in the Bankruptcy Court, including the resolution of disputed unsecured and administrative claims and certain preference actions and other litigation where we are seeking to recover monies. As of March 31, 2004, approximately 85,811 shares of common stock issued pursuant to the Plan of Reorganization were reserved for distribution to creditors pending resolution of certain disputed claims. If those claims are ultimately allowed in whole or in part by the Bankruptcy Court, the appropriate amount of stock will be distributed to those claimants; if the claims are disallowed, the stock will be distributed to other creditors of the same class, pro rata. To the extent that certain administrative and secured claims are allowed by the Bankruptcy Court, those claims will be paid in cash in an amount, which we expect will not exceed $100,000, and for which there are sufficient reserves held by the distribution agent. If and to the extent those claims are allowed as pre-petition unsecured claims, then those creditors will receive stock, which has been reserved as described above. In addition, we are the plaintiffs in a number of preference actions, where we are seeking to recover monies from creditors. We do not believe that any of these remaining bankruptcy proceedings, individually or in the aggregate, will have a material effect on us.

NOTE 2 -- FRESH-START REPORTING

In accordance with Statement of Position (SOP) 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, the Company adopted the provisions of fresh-start reporting as of July 31, 2003. In adopting the requirements of fresh-start reporting, the Company engaged an independent financial advisor to assist in the determination of the enterprise value of the entity. This value was based upon various valuation methods, including discounted cash flow methodologies, analysis of comparable steel companies, and other applicable ratios and economic industry information relevant to the operations of the Company. The estimated total equity value of the Reorganized Company aggregating approximately $150 million was determined after taking into account the values of the obligations assumed in connection with the Joint Plan of Reorganization.

The consolidated financial statements from and after the effective date of our reorganization are those of a new reporting entity (the "Reorganized Company") and are not comparable to the pre-confirmation periods of the old reporting entity (the "Predecessor Company").

The following reconciliation of the Predecessor Company's consolidated balance sheet as of July 31, 2003 to that of the Reorganized Company as of July 31, 2003 was prepared with the adjustments that give effect to the reorganization and fresh-start reporting. Since the financial statements for periods subsequent to July 31, 2003 have been prepared as if the Company is a new reporting entity, a black line has been shown on the financial statements to separate current results from prior-period information because they are not prepared on a comparable basis.

The adjustments entitled "Reorganization" reflect the consummation of the Joint Plan of Reorganization, including the elimination of existing liabilities subject to compromise, and consolidated shareholders' deficit, and to reflect the aforementioned $150 million equity value.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

The adjustments entitled "Fair Value Adjustments" reflect the adoption of fresh-start reporting, including the adjustments to record property and equipment at its fair value.

A reconciliation of fresh-start accounting recorded as of July 31, 2003 follows:

REORGANIZED CONSOLIDATED BALANCE SHEET

                                             PRE-                                                       POST-
                                        REORGANIZATION   REORGANIZATION             FRESH START     REORGANIZATION
                                          7/31/2003       ADJUSTMENTS               ADJUSTMENTS       7/31/2003
                                                                  (dollars in thousands)
                                                                       (unaudited)
------------------------------------------------------------------------------------------------------------------
ASSETS
Current Assets:
  Cash and cash equivalents...........   $     7,382                 --                      --      $     7,382
  Trade receivables, less allowance
    for doubtful accounts of $1,916...       112,649               (233)                     --          112,416
  Inventories.........................       164,322                 --                  (9,658)(d)      154,664
  Prepaid expenses and deferred
    charges...........................         6,559                 12                      --            6,571
                                         -----------     --------------             -----------      -----------
    Total current assets..............       290,912               (221)                 (9,658)         281,033
Investment in associated company......        59,982                 --                 (19,505)(d)       40,477
Property, plant and equipment, at cost
  less accumulated depreciation.......       493,514                 --                (133,301)(d)      360,213
Deferred income tax benefits..........        27,342             (3,860)(b)                  --           23,482
Restricted cash  -- long term.........            --            112,000(a)                   --          112,000
Deferred charges and other assets.....         8,964             42,844(g)                9,756(g)        61,564
                                         -----------     --------------             -----------      -----------
                                         $   880,714     $      150,763             $  (152,708)     $   878,769
                                         ===========     ==============             ===========      ===========
LIABILITIES & STOCKHOLDERS' EQUITY
  (DEFICIT)
Current Liabilities:
  Trade payables......................   $    81,275     $       (1,334)(a)         $        --      $    79,941
  Short term debt.....................       137,214           (100,299)(a)                  --           36,915
  Payroll and employee benefits
    payable...........................        35,118             32,795(c)                   --           67,913
  Accrued federal, state and local
    taxes.............................        10,054              1,200(a)                   --           11,254
  Deferred income tax liabilities.....        27,342             (3,860)(a)                  --           23,482
  Accrued interest and other
    liabilities.......................         8,026              2,647(a)                   --           10,673
  Long term debt due in one year......        43,433            (39,678)(a),(c),(f)          --            3,755
                                         -----------     --------------             -----------      -----------
    Total current liabilities.........       342,462           (108,529)                     --          233,933
Long Term Debt........................        11,985            327,863(a),(c)               --          339,848
Other employee benefit liabilities....        17,317            124,981(c)                   --          142,298
Other liabilities.....................        17,150              3,040(a)                   --           20,190
Liabilities subject to compromise.....       879,455           (879,455)(c)                  --               --
                                         -----------     --------------             -----------      -----------
    Total Liabilities.................     1,268,369           (532,100)                     --          736,269
STOCKHOLDERS EQUITY (DEFICIT)
Common Stock -- $.01 Par Value; 10
  million shares issued and
  outstanding.........................            --                100(c)                   --              100
Additional paid-in capital............       335,138            149,900(c),(g)         (335,138)(d)      149,900

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                                             PRE-                                                       POST-
                                        REORGANIZATION   REORGANIZATION             FRESH START     REORGANIZATION
                                          7/31/2003       ADJUSTMENTS               ADJUSTMENTS       7/31/2003
                                                                  (dollars in thousands)
                                                                       (unaudited)
------------------------------------------------------------------------------------------------------------------
Restricted stock......................            --             (7,500)(e)                  --           (7,500)
Accumulated earnings (deficit)........      (722,793)           540,363(b),(c),(f)      182,430(d)            --
                                         -----------     --------------             -----------      -----------
                                            (387,655)           682,863                (152,708)         142,500
                                         -----------     --------------             -----------      -----------
                                         $   880,714     $      150,763             $  (152,708)     $   878,769
                                         ===========     ==============             ===========      ===========

------------
Footnotes:

(a) Reflects the borrowing of the $250 million term loan proceeds and amounts under the post-petition revolver and the payments necessary to effect the Plan of Reorganization, such as the repayment of DIP facilities, cash distributions to creditors and the payment of fees and expenses associated with the exit financing.

(b) Reflects the impact on retained earnings of reorganization expenses net of tax benefit.

(c) Reflects the settlement of liabilities subject to compromise, including the distribution of cash, notes and equity to the pre-petition creditors, the assumption of OPEB and other pre-petition liabilities (capital leases, employee benefits, taxes). Also, reflects the cancellation of debt income.

(d) Reflects the adjustments to reflect "Fresh Start" accounting. These entries include the write-down of property, plant and equipment and joint venture interests to their appraised values, elimination of retained earnings and additional paid-in capital.

(e) Reflects restricted stock awards for the distribution of employee equity into trust.

(f) Reflects the cancellation of debt as a result of WHX Corporation forgiving its portion of the DIP term loan.

(g) Reflects the pre-funding of VEBA obligations with 4,000,000 shares of the Company's common stock, intangible asset related to joint venture supply agreements, and goodwill.

NOTE 3 -- INVENTORIES

Inventories are valued at the lower of cost or market value. Cost is determined by the last-in first-out (LIFO) method for substantially all inventories. Approximately 98% of inventories are valued using the LIFO method.

                                                              MARCH 31, 2004   DECEMBER 31, 2003
------------------------------------------------------------------------------------------------
Finished Products...........................................   $    29,154        $    31,227
In-Process..................................................        84,161             90,170
Raw Materials...............................................        18,322             26,808
Other Materials and Supplies................................            25                378
                                                               -----------        -----------
                                                                   131,662            148,583
                                                               -----------        -----------
LIFO Reserve................................................        (1,688)            (1,688)
                                                               -----------        -----------
                                                               $   129,974        $   146,895
                                                               ===========        ===========

NOTE 4 -- LOSS PER SHARE

Basic loss per share is calculated by dividing net loss attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is calculated by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding adjusted for potentially dilutive securities.

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

Pursuant to the plan of reorganization, WPC cancelled all shares of its common stock that existed prior to the reorganization, at which point we ceased to be a subsidiary of WHX Corporation. WPC issued ten million shares of its new common stock in satisfaction of certain claims. The ten million shares issued included 500,000 shares issued as restricted stock awards, which vest over three years, one-third on each anniversary date. The restricted stock awards are excluded from the basic weighted average shares outstanding until such time as the restrictions lapse. Outstanding stock options and restricted stock grants are anti-dilutive and excluded from the calculation. There were 22,187 shares of outstanding stock options as of March 31, 2004.

                                                                          LOSS PER SHARE
                                                                 THREE MONTHS ENDED MARCH 31, 2004
                                                             -----------------------------------------
                                                                LOSS          SHARES         PER SHARE
                                                             (NUMERATOR)   (DENOMINATOR)        AMOUNT
------------------------------------------------------------------------------------------------------
BASIC EPS AND DILUTED EPS LOSS
AVAILABLE TO COMMON SHAREHOLDERS...........................  $   (6,626)      9,500,000    $    (0.70)

NOTE 5 -- CONTINGENCIES

ENVIRONMENTAL MATTERS

Prior to confirmation of our plan of reorganization effective August 1, 2003, we settled all pre-petition environmental liability claims made by environmental regulatory agencies arising out of pre-petition stipulated penalties related to consent decrees and other pre-petition regulatory enforcement actions. We also believe we have settled and/or discharged environmental liability for any known Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA or Superfund) sites arising out of pre-petition activity.



Currently, we estimate that demands for stipulated penalties and fines for post-petition events and activities through March 31, 2004 could total approximately $2.1 million. These claims arise from instances in which we exceeded post-petition consent decree terms, including: (a) $1.8 million related to a January 30, 1996 USEPA consent decree for our coke oven gas desulfurization facility; (b) $0.2 million related to a July 1991 USEPA consent decree for water discharges to the Ohio River; and (c) $0.1 million related to a September 20, 1999 Ohio EPA consent decree for our coke oven gas desulfurization facility.



In September 2000, we entered into a consent order with the West Virginia Department of Environmental Protection wherein we agreed to remove contaminated sediments from the bed of the Ohio River. We spent approximately $1.4 million on these activities in 2002 and an additional $0.4 million in 2003. During removal activities in 2003, we discovered a broader area of contaminated sediments. We identified the spatial limits of these contaminated sediments and estimate their removal costs at $4.0 million. We currently expect this work to be substantially complete by the end of 2004.



We are under a final administrative order issued by the USEPA in June 1998 to conduct a Resource Conservation and Recovery Act Facility Investigation to determine the nature and extent of soil and groundwater contamination at our Coke Plant in Follansbee, West Virginia. USEPA has approved our investigation Workplan, and field activities are scheduled for 2004. Following our investigation we will perform a study to determine possible remedial measures. We expect some remediation measures will be necessary and could commence within the next three to five years. Based on a preliminary estimate of the possible cost to remediate, we have reserved approximately $5.2 million for such remediation measures. However, the field investigation is not completed and our remediation plan has yet to be


--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)


submitted to the USEPA; therefore, the full extent and cost of remediation could be different from our current estimates.



The USEPA conducted a multimedia inspection of our Steubenville, Mingo Junction, Yorkville and Martins Ferry, Ohio and Follansbee, West Virginia facilities in March and June 1999. The inspection covered environmental regulations applicable to these plants including RCRA and the CAA. Many of the issues were settled prior to emergence from Chapter 11 bankruptcy. Based on current estimates, we have reserved $1.4 million for resolution of outstanding issues.



Capital expenditures for environmental projects totaled $0.3 million for the three months ended March 31, 2004 and $1.0 million for the year ended December 31, 2003. We estimate capital expenditures for environmental projects to be $4.0 million for 2004, $10.1 million for 2005 and $7.0 million for 2006. However, due to the possibility of unanticipated factual or regulatory developments, the amount and timing of future capital expenditures may vary substantially from such estimates.



Accrued environmental liabilities totaled $14.8 million at March 31, 2004. These accruals were based on all information available to us. As new information becomes available, whether from third parties or otherwise, and as environmental regulations change, the liabilities are reviewed on a quarterly basis and accruals are adjusted accordingly. Unless stated above, the time-frame over which the majority of these liabilities may be paid out is presently unknown. Further, we consider it reasonably possible that we could ultimately incur additional liabilities related to the above exposures of up to $5.0 million.


NOTE 6 -- COMMON STOCK COMPENSATION

In accordance with our plan of reorganization, we established a restricted stock plan pursuant to which we have granted to selected key employees a total of 500,000 shares of our common stock, as of the effective date of our plan of reorganization. All of the grants made under the plan will vest in increments of one-third of the total grant to each individual pro rata over three years. Restricted stock expense related to the restricted stock awards totaled $0.6 million for the three months ended March 31, 2004.

On November 15, 2003, 17,793 stock options were granted at a price of $6.95 per share to Classes 1, 2 and 3 Directors of the Board of Directors of the Company. On March 15, 2004, 4,394 stock options were granted at a price of $24.04 per share to the same directors.

Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("SFAS 123") gives companies the option to adopt the fair market value method for expense recognition of employee stock options or to continue to account for employee stock options using the intrinsic value method, as outlined under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company has elected to continue to apply the intrinsic value method to account for employee stock options and discloses the pro forma effect as if the fair value method

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

had been applied. The following table illustrates the effect on net loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock based employee compensation.

                                                                REORGANIZED       PREDECESSOR
                                                                  COMPANY           COMPANY
                                                              ---------------   ---------------
                                                              FOR THE QUARTER   FOR THE QUARTER
                                                              ENDED MARCH 31,   ENDED MARCH 31,
                                                                   2004              2003
                                                                (dollars in thousands except
                                                                   loss per share amounts)
-----------------------------------------------------------------------------------------------
Net loss....................................................  $        (6,626)  $       (45,625)
Add: Deferred compensation expense..........................              625                --
Less: Total stock-based employee compensation expense
  determined under fair value method for all awards and
  deferred compensation expense.............................             (717)               --
                                                              ---------------   ---------------
Pro forma net loss..........................................  $        (6,718)  $       (45,625)
                                                              ---------------   ---------------
Loss per share:
Basic and diluted as reported...............................  $         (0.70)                *
                                                              ---------------   ---------------
Pro forma...................................................  $         (0.71)                *
                                                              ---------------   ---------------

------------
* Prior to reorganization, the Company was a wholly-owned subsidiary of WHX Corporation.


NOTE 7 -- SUMMARIZED COMBINED FINANCIAL INFORMATION



REORGANIZED COMPANY:


The WPSC $40 million Series A notes and $20 million Series B notes are each a registered class of securities under the Securities Exchange Act of 1934 and are guaranteed by WPC and its present and future significant subsidiaries. As discussed in Note 1, these notes were issued in partial satisfaction for pre-bankruptcy debt. In addition, WPSC entered into a $250 million senior secured term loan facility, which is guaranteed in part by the Emergency Steel Loan Guarantee Board, the State of West Virginia, WPC and WPSC's subsidiaries and is collateralized by a first lien on the Company's tangible and intangible assets (other than accounts receivable and inventory) and the Company's equity interests in our joint ventures and a second lien on our accounts receivable and inventory. The Company also entered into a $225 million senior secured revolving credit facility, which is guaranteed by WPC and WPSC's subsidiaries and is collateralized by a first lien on our accounts receivable and inventory and a third lien on our other tangible and intangible assets and our equity interests in our joint ventures.



PREDECESSOR COMPANY:


Prior to our reorganization, WPC had issued $275 million principal amount 9 1/4% senior notes which were a registered class of securities under the Securities Exchange Act of 1934. Such notes were fully and unconditionally guaranteed by WPC's present and future operating subsidiaries.



SUMMARIZED FINANCIAL INFORMATION:


Condensed consolidating financial information for the Company and its subsidiaries is set forth below. The subsidiaries column for the "Reorganized Company" table set forth below includes WPSC, the issuer of the Series A and Series B notes, and WP Steel Venture Corporation, a wholly-owned subsidiary of WPC.


--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)


CONDENSED CONSOLIDATING BALANCE SHEETS

REORGANIZED COMPANY


                                                                MARCH 31, 2004
                                           ---------------------------------------------------------
                                                                    CONSOLIDATING AND
                                                                       ELIMINATING          WPC
                                             WPC     SUBSIDIARIES        ENTRIES        CONSOLIDATED
                                                            (dollars in thousands)
----------------------------------------------------------------------------------------------------
ASSETS
  Cash and cash equivalents..............  $    --     $  3,346     $              --   $      3,346
  Trade accounts receivables.............       --      119,933                    --        119,933
  Inventories............................       --      129,974                    --        129,974
  Other current assets...................       12        9,454                    --          9,466
                                           -------     --------     -----------------   ------------
     Total current assets................       12      262,707                    --        262,719
  Intercompany receivables...............       --          758                  (758)            --
  Property, plant and equipment -- net...               405,210                    --        405,210
  Investments and advances in
     affiliates..........................   98,024       42,154               (98,024)        42,154
  Restricted cash........................       --       71,176                    --         71,176
  Other non-current assets...............      975       80,446                    --         81,421
                                           -------     --------     -----------------   ------------
Total Assets.............................  $99,011     $862,451     $         (98,782)  $    862,680
                                           =======     ========     =================   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable.......................  $    --     $ 85,966     $              --   $     85,966
Other current liabilities................       22      174,118                    --        174,140
                                           -------     --------     -----------------   ------------
     Total current liabilities...........       22      260,084                    --        260,106
  Liabilities subject to compromise......       --           --                    --             --
  Intercompany payable...................      758           --                  (758)            --
  Long term debt.........................       --      482,555                    --        482,555
  Other non-current liabilities..........      360       21,048                    --         21,408
  Stockholders' equity...................   97,871       98,764               (98,024)        98,611
                                           -------     --------     -----------------   ------------
Total Liabilities and Stockholders'
  Equity.................................  $99,011     $862,451     $         (98,782)  $    862,680
                                           =======     ========     =================   ============


--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

REORGANIZED COMPANY

                                                             DECEMBER 31, 2003
                                          --------------------------------------------------------
                                                                  CONSOLIDATING AND
                                                     SUBSIDIARY      ELIMINATING          WPC
                                            WPC      GUARANTORS        ENTRIES        CONSOLIDATED
                                                           (dollars in thousands)
--------------------------------------------------------------------------------------------------
ASSETS
  Cash and cash equivalents.............  $     --    $  4,767       $        --      $     4,767
  Trade accounts receivables............        --     104,025                --          104,025
  Inventories...........................        --     146,895                --          146,895
  Other current assets..................        12      11,571                --           11,583
                                          --------    --------       -----------      -----------
     Total current assets...............        12     267,258                --          267,270
  Intercompany receivables..............        --         495              (495)              --
  Property, plant and
     equipment -- net...................        --     387,765                --          387,765
  Investments and advances in
     affiliates.........................   104,593      42,857          (104,593)          42,857
  Other non-current assets..............       896     170,098                --          170,994
                                          --------    --------       -----------      -----------
Total Assets............................  $105,501    $868,473       $  (105,088)     $   868,886
                                          ========    ========       ===========      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable......................  $     --    $ 76,108       $        --      $    76,108
  Other current liabilities.............        33     183,364                --          183,397
                                          --------    --------       -----------      -----------
     Total current liabilities..........        33     259,472                --          259,505
  Intercompany payable..................       495          --              (495)              --
  Long term debt........................        --     340,696                --          340,696
  Other non-current liabilities.........       360     163,712                --          164,072
  Stockholders' equity..................   104,613     104,593          (104,593)         104,613
                                          --------    --------       -----------      -----------
Total Liabilities and Stockholders'
  Equity................................  $105,501    $868,473       $  (105,088)     $   868,886
                                          ========    ========       ===========      ===========

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
REORGANIZED COMPANY

                                                     FOR THE QUARTER ENDED MARCH 31, 2004
                                            -------------------------------------------------------
                                                                   CONSOLIDATING AND
                                                      SUBSIDIARY      ELIMINATING          WPC
                                              WPC     GUARANTORS        ENTRIES        CONSOLIDATED
                                                            (dollars in thousands)
---------------------------------------------------------------------------------------------------
INCOME DATA
  Net sales...............................  $    --    $274,206    $              --   $    274,206
  Cost of products sold, excluding
     depreciation.........................       --     256,069                   --        256,069
  Depreciation............................       --       7,689                   --          7,689
  Selling, administrative and general
     expense..............................      253      14,693                   --         14,946
  Reorganization and professional fee
     expense..............................       --          --                   --             --
                                            -------    --------    -----------------   ------------
  Operating loss..........................     (253)     (4,245)                  --         (4,498)
  Interest expense........................       --      (5,219)                             (5,219)
  Other income including equity earnings
     (losses) of affiliates...............   (7,193)      3,012                7,193          3,012
                                            -------    --------    -----------------   ------------
  Income (loss) before tax................   (7,446)     (6,452)               7,193         (6,705)
  Tax provision (benefit).................      (79)         --                   --            (79)
                                            -------    --------    -----------------   ------------
  Net income (loss).......................  $(7,367)   $ (6,452)   $           7,193   $     (6,626)
                                            =======    ========    =================   ============

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

PREDECESSOR COMPANY

                                                     FOR THE QUARTER ENDED MARCH 31, 2003
                                           --------------------------------------------------------
                                                                   CONSOLIDATING AND
                                                      SUBSIDIARY      ELIMINATING          WPC
                                             WPC      GUARANTORS        ENTRIES        CONSOLIDATED
                                                            (dollars in thousands)
---------------------------------------------------------------------------------------------------
INCOME DATA
  Net sales..............................  $     --    $238,672    $              --   $    238,672
  Cost of products sold, excluding
     depreciation........................        --     247,253                   --        247,253
  Depreciation...........................        --      17,445                   --         17,445
  Selling, administrative and general
     expense.............................       289      13,575                   --         13,864
  Reorganization and professional fee
     expense.............................                 3,300                   --          3,300
                                           --------    --------    -----------------   ------------
  Operating loss.........................      (289)    (42,901)                  --        (43,190)
  Reorganization income (expense)........        --          (9)                  --             (9)
  Interest expense.......................        --      (4,899)               1,248         (3,651)
  Other income including equity earnings
     (losses) of affiliates..............   (44,778)        600               45,412          1,234
                                           --------    --------    -----------------   ------------
  Income (loss) before tax...............   (45,067)    (47,209)              46,660        (45,616)
  Tax provision (benefit)................       558        (549)                  --              9
                                           --------    --------    -----------------   ------------
  Net income (loss)......................  $(45,625)   $(46,660)   $          46,660   $    (45,625)
                                           ========    ========    =================   ============

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
REORGANIZED COMPANY

                                                        FOR THE QUARTER ENDED MARCH 31, 2004
                                                -----------------------------------------------------
                                                                     CONSOLIDATING AND
                                                        SUBSIDIARY      ELIMINATING          WPC
                                                 WPC    GUARANTORS        ENTRIES        CONSOLIDATED
                                                -----   ----------   -----------------   ------------
                                                               (DOLLARS IN THOUSANDS)
-----------------------------------------------------------------------------------------------------
Net cash provided by operating activities.....  $ --     $ 14,430    $              --   $     14,430
Investing activities:
  Capital expenditures........................    --      (24,135)                  --        (24,135)
  Construction of equipment using restricted
     cash.....................................    --       15,962                   --         15,962
  Other.......................................    --          325                   --            325
                                                -----    --------    -----------------   ------------
  Net cash used in investing activities.......    --       (7,848)                  --         (7,848)
Financing activities:
  Net repayments..............................    --       (1,160)                  --         (1,160)
  Book overdraft..............................    --          510                   --            510
  Other.......................................    --       (7,353)                  --         (7,353)
                                                -----    --------    -----------------   ------------
  Net cash used in financing activities.......    --       (8,003)                  --         (8,003)
Net change in cash and cash equivalents.......    --       (1,421)                  --         (1,421)
Cash and cash equivalents at beginning of
  period......................................              4,767                   --          4,767
                                                -----    --------    -----------------   ------------
Cash and cash equivalents at end of period....  $ --     $  3,346    $              --   $      3,346
                                                =====    ========    =================   ============

PREDECESSOR COMPANY

                                                       FOR THE QUARTER ENDED MARCH 31, 2003
                                                ---------------------------------------------------
                                                                   CONSOLIDATING AND
                                                      SUBSIDIARY      ELIMINATING          WPC
                                                WPC   GUARANTORS        ENTRIES        CONSOLIDATED
                                                ---   ----------   -----------------   ------------
                                                              (DOLLARS IN THOUSANDS)
---------------------------------------------------------------------------------------------------
Net cash used in operating activities.........  $(5)   $(13,389)   $              --   $    (13,394)
Investing activities:
  Capital expenditures........................  --       (1,801)                  --         (1,801)
  Other.......................................  --          600                   --            600
                                                ---    --------    -----------------   ------------
  Net cash used in investing activities.......  --       (1,201)                  --         (1,201)
Financing activities:
  Net borrowings..............................  --       11,338                   --         11,338
  Book overdraft..............................  --        1,184                   --          1,184
                                                ---    --------    -----------------   ------------
  Net cash provided by financing activities...  --       12,522                   --         12,522
Net change in cash and cash equivalents.......  (5)      (2,068)                  --         (2,073)
Cash and cash equivalents at beginning of
  period......................................  37        8,506                   --          8,543
                                                ---    --------    -----------------   ------------
Cash and cash equivalents at end of period....  $32    $  6,438    $              --   $      6,470
                                                ===    ========    =================   ============

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

NOTE 8 -- NEW ACCOUNTING STANDARDS

As part of the provisions of SOP 90-7, we were required to adopt on July 31, 2003 all accounting guidance that was going to be effective within a twelve-month period.

In January 2004, the FASB issued FASB Staff Position (FSP) No. FAS 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003". The FSP addresses disclosure requirements which permit a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("the Act"). Signed into law on December 8, 2003, the Act introduces a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. However, certain accounting issues raised by the Act, in particular, how to account for the federal subsidy, are not explicitly addressed by SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pension". Therefore, a plan sponsor may elect to defer recognizing the effects of the Act in accounting for its plan under SFAS 106 until further guidance is provided. The Company has elected to defer the recognition of the Act and is currently reviewing the financial statement impact of adopting the final provisions of the Act when issued.

The Company adopted (SFAS) 132-R (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits an amendment of FASB Statements No. 87, 88, and 106". SFAS 132-R revises employers' disclosures about pension plans and other postretirement benefit plans. It requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. Additionally, under the SFAS 132-R, public companies are required to make certain disclosures in their interim financial statements with respect to net periodic pension expense and contributions paid. The Company has provided the required interim disclosures in Note 9 to the consolidated financial statements for their postretirement benefit plan. Due to the immaterial amounts related to the Company's defined benefit pension plan, disclosure has not been provided.

NOTE 9 -- POST RETIREMENT BENEFITS OTHER THAN PENSIONS

Net periodic costs for postretirement benefits other than pensions (principally health care and life insurance) for employees and covered dependents are shown in the table below.

                                                                 POST RETIREMENT BENEFITS
                                                                    OTHER THAN PENSIONS
                                                              -------------------------------
                                                               REORGANIZED      PREDECESSOR
                                                                 COMPANY          COMPANY
                                                              QUARTER ENDED    QUARTER ENDED
                                                              MARCH 31, 2004   MARCH 31, 2003
                                                              --------------   --------------
                                                                  (dollars in thousands)
---------------------------------------------------------------------------------------------
Components of net periodic cost:
  Service cost..............................................  $          733   $          729
  Interest cost.............................................           1,835            4,965
  Amortization of prior service credit......................              --             (678)
  Recognized actuarial (gain)/loss..........................             286             (159)
                                                              --------------   --------------
  Total.....................................................  $        2,854   $        4,857
                                                              ==============   ==============

--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES

--------------------------------------------------------------------------------


PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


(UNAUDITED)



The following table sets forth: (1) our consolidated statement of operations for the seven months ended July 31, 2003 on an actual basis, (2) our consolidated statement of operations for the five months ended December 31, 2003 on an actual basis, and (3) our consolidated statement of operations for the year ended December 31, 2003 on a pro forma basis giving effect to reorganization adjustments and fresh start reporting adjustments as if the effective date of our plan of reorganization had occurred on January 1, 2003.



The pro forma statement of operations reflects the consummation of our plan of reorganization, including the issuance of new long-term debt and the ratification of a new labor agreement providing for the elimination of 650 wage employees and 100 salaried employees and changes to post-retirement benefit plans. The pro forma statement of operations should be read in conjunction with the consolidated financial statements, related notes and other financial information included therein.



The pro forma statement adjustments are described in the notes to the pro forma statement of operations and are based on available information and assumptions believed to be reasonable by management. The pro forma statement of operations does not purport to present the results of operations of Wheeling-Pittsburgh Corporation had the reorganization occurred on the date specified. No assurances can be made as to the amount or timing of the benefits realized.


--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES

--------------------------------------------------------------------------------


PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS



                                                     FOR THE YEAR ENDED DECEMBER 31, 2003
                                      -------------------------------------------------------------------
                                      FOR THE SEVEN     FOR THE FIVE                         PRO FORMA
                                          MONTHS           MONTHS                               POST
                                          ENDED            ENDED                           REORGANIZATION
                                         JULY 31,       DECEMBER 31,                          FOR THE
                                           2003             2003                             YEAR ENDED
                                       ACTUAL PRE-      ACTUAL POST     REORGANIZATION      DECEMBER 31,
                                      REORGANIZATION   REORGANIZATION    ADJUSTMENTS            2003
                                                                (in thousands)
---------------------------------------------------------------------------------------------------------
REVENUE
Net sales, including sales to
  affiliates of $265,774............     $570,439         $396,902        $      --          $  967,341
                                         --------         --------        ---------          ----------
COSTS AND EXPENSES
Cost of products sold, excluding
  depreciation, including cost of
  products sold to affiliates of
  $235,102..........................      563,832          395,950          (23,771)(a),(b)      936,011
Depreciation........................       39,889           10,473          (25,269)(c)          25,093
Selling, administrative and general
  expense...........................       29,906           23,564           (3,807)(d)          49,663
Reorganization and professional fee
  income (expense)..................        8,140              (35)          (8,140)(e)             (35)
                                         --------         --------        ---------          ----------
  Total costs and expenses..........      641,767          429,952          (60,987)          1,010,732
                                         --------         --------        ---------          ----------
OPERATING LOSS......................      (71,328)         (33,050)          60,987             (43,391)
Reorganization income (expense):
  Fair value adjustments............     (152,708)                          152,708(f)
  Gain on discharge of debt.........      557,541                          (557,541)(g)
  Other reorganization income
     (expense)......................       (4,758)                            4,758(h)
Interest expense on debt............       (9,185)         (10,215)          (4,658)(i)         (24,058)
Other income........................        3,228            4,350               --               7,578
                                         --------         --------        ---------          ----------
INCOME (LOSS) BEFORE INCOME TAXES...      322,790          (38,915)        (343,746)            (59,871)
Income tax provision (benefit)......         (641)              15              641(j)               15
                                         --------         --------        ---------          ----------
NET INCOME (LOSS)...................     $323,431         $(38,930)       $(344,387)         $  (59,886)
                                         ========         ========        =========          ==========


--------------------------------------------------------------------------------

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARY COMPANIES

--------------------------------------------------------------------------------


NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS



GENERAL NOTE:


The new labor agreement between the Company and the United Steelworkers of America (USWA) provided for wage concessions, eliminated 650 wage employees and 100 salaried employees, replaced the retiree medical benefit plan for past retirees with a plan with funding on a profit-sharing based formula, shifted ongoing pension benefits to a mutli-employer steelworkers pension trust while providing for existing benefits from the prior plan, which was locked and frozen, and significantly reduced the number of job classifications to enhance productivity. As Notes (a) and (b) below indicate, certain aspects of the labor agreement have been reflected in the pro forma statement of operations, specifically the estimated effect of the elimination of 650 wage employees and 100 salaried employees and changes in post-retirement benefits for the seven months ended July 31, 2003. Other aspects of the labor agreement were not reflected in the pro forma statement of operations, specifically, anticipated increased labor productivity, which were not subject to estimation. In addition, the pro forma statement of operations does not reflect any adjustments for wage concessions agreed to in the labor agreement with the USWA, as such concessions were, in effect, extensions of wage concessions already reflected in reported amounts for the seven months ended July 31, 2003.



OTHER NOTES:


(a) Reflects the estimated reduction in payroll and benefit costs due to the elimination of 650 wage employees for the seven months ended July 31, 2003.



(b) Reflects the estimated reduction in medical, pension and other benefit costs for the seven months ended July 31, 2003.



(c) Reflects the estimated reduction in depreciation expense for the seven months ended July 31, 2003 giving effect to fixed asset revaluations and revised useful lives pursuant to fresh start reporting.



(d) Reflects the estimated reduction in payroll and benefit costs due to the elimination of 100 salaried employees for the seven months ended July 31, 2003.



(e) Reflects the elimination of reorganization expenses incurred for professional fees attributable to the reorganization process for the seven months ended July 31, 2003



(f) Reflects the elimination of the fair value adjustment recorded as of July 31, 2003 as a result of the reorganization and the application of fresh start reporting.



(g) Reflects the elimination of the gain on the discharge of indebtedness recorded as of July 31, 2003 as a result of the reorganization.



(h) Reflects the elimination of other reorganization charges incurred during the seven months ended July 31, 2003.



(i) Reflects the net change between interest expense on the DIP loan agreement and the estimated interest expense on the $250 million term loan agreement, the revolving credit facility and other debt agreements effected as of July 31, 2003 as a part of the reorganization.



(j) Reflects the elimination of income tax benefits associated with reorganization items.


--------------------------------------------------------------------------------

      PROSPECTUS INSIDE BACK COVER PAGE -- PICTURE OF CONSTEEL(R) PROCESS

                                   [WPC LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be paid by the Registrant in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates except for amounts of filing and listing fees.

SEC Registration Fee........................................  $11,117
NASD Filing Fee.............................................    9,275
Printing Expenses...........................................        *
Transfer Agent Fees.........................................        *
Legal Fees and Expenses.....................................        *
Accountants' Fees and Expenses..............................        *
Miscellaneous Costs.........................................        *
                                                              -------
  Total.....................................................        *

------------

*  To be filed by amendment.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

The certificate of incorporation and by-laws of the Registrant provide for indemnification of the Registrant's officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions. The provisions eliminate a director's liability to the Registrant or to any of the Registrant's stockholders for monetary damages for a breach of fiduciary duty except in circumstances involving certain wrongful acts, such as breach of the director's duty of loyalty to the Registrant and the Registrant's stockholders, acts or omissions not in good faith, acts or omissions that involve intentional misconduct or a knowing violation of law, the unlawful payment of dividend or an unlawful stock purchase or redemption, or for any transactions from which the director derived an improper personal benefit. These provisions do not eliminate a director's duty of care nor do they prevent recourse against directors through equitable remedies such as injunctive relief. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws.

The certificate of incorporation and by-laws of the Registrant also contain provisions to indemnify the Registrant's directors and officers to the fullest extent permitted by the Delaware General Corporation Law and provide that the Registrant may, to the extent authorized from time to time by the Registrant's board of directors, indemnify any of our employees or agents on the same basis that we are required to indemnify our directors and officers. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Pursuant to the Registrant's plan of reorganization, Wheeling-Pittsburgh Corporation issued shares of its common stock and WPSC issued new debt securities to certain of the Registrant's and WPSC's creditors in satisfaction of such creditors' claims against the Registrant and WPSC. As described below, most of the general unsecured claims against the Registrant and WPSC were converted into equity interests in the Registrant, other than certain claims, consisting primarily of pre-petition noteholder claims against the Registrant, which received a distribution of new debt securities.

ISSUANCE OF COMMON STOCK

Pursuant to the plan of reorganization on August 1, 2003, the Registrant issued an aggregate of 10,000,000 shares of its common stock, par value $0.01 per share, as follows: (a) 3,410,000 shares constituting 34.1% thereof to creditors who held notes issued by WPC prior to its bankruptcy filing, (b) 1,590,000 shares constituting 15.9% thereof to other creditors of WPC, (c) 4,000,000 shares constituting 40% thereof for the benefit of United Steel Workers Association employees pursuant to a new collective bargaining agreement among the Registrant, WPSC and the USWA and (d) 1,000,000 shares constituting 10% thereof to or for the benefit of salaried employees of the reorganized company. The shares issued pursuant to the new collective bargaining agreement are subject to a stockholders agreement which contains restrictions regarding the transferability of the shares and the voting of the shares with respect to the election of directors. The shares for the USWA employees were issued to qualified employee benefit plan(s) established for the benefit of such USWA employees. The shares for the salaried employees were issued in part to a qualified employee benefit plan established for the benefit of all salaried employees except certain senior management personnel, and the balance was issued directly to such senior management personnel and is subject to certain vesting conditions as an incentive for retention of such key management personnel.

ISSUANCE OF SERIES A NOTES AND SERIES B NOTES

Pursuant to the plan of reorganization, WPSC issued to holders of certain unsecured claims new Senior Secured Notes due in 2011 (referred to herein as the Series A Notes) in an aggregate principal amount due at maturity of $40 million and new Senior Secured Notes due in 2010 (referred to herein as the Series B Notes) in an aggregate principal amount due at maturity of $20 million. The Series A Notes and the Series B Notes were issued under indentures entered into between WPSC and Bank One, N.A., as trustee. The Series A note indenture and the Series B note indenture were qualified under the Trust Indenture Act of 1939, as amended.

SECURITIES LAW CONSIDERATIONS

Issuance of Securities

Section 1145 of the Bankruptcy Code exempts the original issuance of securities under a plan of reorganization (as well as subsequent distributions by the distribution agent) from registration under the Securities Act and state law. Under Section 1145, the issuance of securities pursuant to our plan of reorganization is exempt from registration if three principal requirements are satisfied: (1) the securities must be issued under a plan of reorganization by a debtor, its successor or an affiliate participating in a joint plan with the debtor; (2) the recipients of the securities must hold a claim against the debtor or such affiliate, an interest in the debtor or such affiliate, or a claim for an administrative expense against the debtor or such affiliate; and
(3) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor or such affiliate or "principally" in such exchange and "partly" for cash or property. The Registrant believes that the issuances of the shares of its common stock pursuant to the plan of reorganization satisfy the requirement of Section 1145 of the Bankruptcy Code and, therefore, were exempt from registration under the Securities Act and state securities laws.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following is a list of exhibits filed as a part of this registration statement:

    EXHIBIT
    NUMBER                              DESCRIPTION OF EXHIBIT
---------------      ------------------------------------------------------------
      1.1++          Form of Underwriting Agreement
      2.1*           Third Amended Joint Plan of Reorganization, dated May
                     19,2003.
      3.1*           Second Amended and Restated Certificate of Incorporation.

    EXHIBIT
    NUMBER                              DESCRIPTION OF EXHIBIT
---------------      ------------------------------------------------------------
      3.2*           Amended and Restated By-laws.
      4.1*           Indenture, dated August 1, 2003, between Wheeling-Pittsburgh
                     Steel Corporation and Bank One, N.A., as trustee.
      4.2*           Indenture, dated August 1, 2003, between Wheeling-Pittsburgh
                     Steel Corporation and Bank One, N.A., as trustee.
      4.3*           Form of Common Stock Certificate of Wheeling-Pittsburgh
                     Corporation.
      5.1++          Opinion of Kirkpatrick & Lockhart, LLP.
     10.1*           Close Corporation and Shareholders' Agreement, dated as of
                     March 24, 1994 (as amended), by and among Dong Yang Tinplate
                     America Corp., Nippon Steel Trading America, Inc. (f/k/a
                     Nittestsu Shoji America), Wheeling-Pittsburgh Steel
                     Corporation and Ohio Coatings Company.
     10.2*           Raw Material Supply Agreement, dated as of March 25, 1994, by and between Wheeling-Pittsburgh Steel Corporation and
                     Ohio Coatings Company.
     10.3*           Distribution Agreement, dated as of January 1, 2003 (as
                     amended), by and among Nippon Steel Trading America, Inc.
                     (f/k/a Nittestsu Shoji America), Wheeling-Pittsburgh Steel
                     Corporation and Ohio Coatings Company.
     10.4*           Second Amended and Restated Shareholders Agreement, dated as of November 12, 1990, by and between Wheeling-Pittsburgh
                     Steel Corporation and Nisshin Steel Co., Ltd.
     10.5*           Amended and Restated Supply Agreement, dated as of March 29,
                     1993, by and between Wheeling-Pittsburgh Steel Corporation and Wheeling-Nisshin, Inc.
     10.6*           2003 Management Stock Incentive Plan.
     10.7*           2003 Management Restricted Stock Plan.
     10.8*           Term Loan Agreement, dated as of July 31, 2003, by and among
                     Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh Steel
                     Corporation, the several banks and other financial
                     institutions or entities from time to time party thereto,
                     Lloyds TSB Bank PLC, as documentation agent, Australia and
                     New Zealand Banking Group Limited, as syndication agent,
                     Royal Bank of Canada, as administrative agent, Emergency
                     Steel Loan Guarantee Board, as federal guarantor, and West
                     Virginia Housing Development Group, as state guarantor.
     10.9*           Revolving Loan Agreement, dated as of July 31, 2003, by and among Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh
                     Steel Corporation, the banks and other financial
                     institutions from time to time party thereto, Royal Bank of
                     Canada, as administrative agent, General Electric Capital
                     Corporation, as inventory and receivables security agent and documentation agent, and The CIT Group/Business Credit,
                     Inc., Congress Financial Corporation and Fleet Capital
                     Corp., as syndication agent.
     10.10*          Modification and Assumption Agreement, dated as of June 12,
                     2003, between Wheeling-Pittsburgh Steel Corporation and
                     Danieli Corporation.
     10.11*          Agreement for Supply of Equipment and Services, dated as of
                     June 12, 2003, between Junction Industries, Inc. and
                     Wheeling-Pittsburgh Steel Corporation.
     10.12(a)*       Lease for 201 Mississippi Street, Gary, IN, dated as of
                     November 13, 1995, between Great Lakes Industrial Partners,
                     L.P. and Wheeling-Pittsburgh Steel Corporation, as amended.
     10.12(b)*       Lease for 9801 Alden Avenue, Lenexa, KS, dated as of March
                     27, 2000, between Lenexa Alden, LLC and Wheeling-Pittsburgh
                     Steel Corporation.
     10.12(c)*       Lease for 8090 Woolery Way, Fallon, NV, dated as of August
                     1, 1999, between FBW Leasecorp, Inc. and Wheeling-Pittsburgh
                     Steel Corporation.

    EXHIBIT
    NUMBER                              DESCRIPTION OF EXHIBIT
---------------      ------------------------------------------------------------
     10.12(d)*       Leases for 4204 Fidelity Road, Fidelity Industrial Park,
                     Houston, TX, dated January 16, 1986, and 4206-B Fidelity
                     Road, Jacinto City, Harris County, TX, dated September 21,
                     1988, between The Texas Development Company and Wheeling-
                     Pittsburgh Steel Corporation, as amended.
     10.12(e)*       Lease for 20 Three Creek Road, Emporia, VA, dated August 17,
                     1998, between the Industrial Development Authority of
                     Greensville County, Virginia and Wheeling Corrugating
                     Company.
     10.12(f)*       Lease for 2001 Highway 301, Palmetto, FL, dated April 27,
                     2000, between Palmetto Business Park, LP and
                     Wheeling-Pittsburgh Steel Corporation.
     10.13(a)*       Post-Bankruptcy Retention Agreement between James G. Bradley and Wheeling-Pittsburgh Steel Corporation.
     10.13(b)*       Post-Bankruptcy Retention Agreement between Paul J. Mooney and Wheeling-Pittsburgh Steel Corporation.
     10.13(c)*       Post-Bankruptcy Retention Agreement between Daniel C. Keaton and Wheeling-Pittsburgh Steel Corporation.
     10.13(d)*       Post-Bankruptcy Retention Agreement between Donald E. Keaton and Wheeling-Pittsburgh Steel Corporation.
     10.13(e)*       Post-Bankruptcy Retention Agreement between Harry L. Page
                     and Wheeling-Pittsburgh Steel Corporation.
     10.13(f)*       Post-Bankruptcy Retention Agreement between John W. Testa
                     and Wheeling-Pittsburgh Steel Corporation.
     10.13(g)*       Post-Bankruptcy Retention Agreement between Steven W.
                     Sorvold and Wheeling-Pittsburgh Steel Corporation.
     10.14(a)*       Registration Rights Agreement, dated as of August 1, 2003, between Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh
                     Steel Corporation, Stonehill Institutional Partners, L.P.
                     and Stonehill Offshore Partners Limited.
     10.14(b)*       Registration Rights Agreement, dated August 1, 2003 between
                     Wheeling-Pittsburgh Corporation and WesBanco Bank, Inc.,
                     solely in its capacity as trustee under the VEBA trust.
     10.14(c)*       Stock Transfer Restriction and Voting Agreement, dated
                     August 1, 2003, by and among Wheeling-Pittsburgh Corporation and WesBanco Bank, Inc., solely in its capacity as trustee under the VEBA trust.
     10.15+          First Amendment and Waiver, dated June 25, 2004, to the Term
                     Loan Agreement, dated as of July 31, 2003 among
                     Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh Steel
                     Corporation, the Lenders party thereto, the Documentation
                     Agent and Syndication Agent named therein, Royal Bank of
                     Canada, as administrative agent, the Emergency Steel Loan
                     Guarantee Board and the West Virginia Housing Development
                     Fund.
     10.16+          First Amendment, dated June 23, 2004, to the Revolving Loan
                     Agreement, dated as of July 31, 2003, among
                     Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh Steel
                     Corporation, the Lenders party thereto, the agents named
                     therein and Royal Bank of Canada, as administrative agent.
     21.1*           Subsidiaries of Wheeling-Pittsburgh Corporation.
     23.1++          Consent of Kirkpatrick & Lockhart LLP (included in Exhibit
                     5.1).
     23.2+           Consent of PricewaterhouseCoopers LLP, independent
                     registered public accounting firm.
     24              Powers of Attorney (included on signature page).


------------

 * Incorporated by reference to the Form 10 registration statement of Wheeling-Pittsburgh Corporation, filed with the SEC on August 8, 2003, as amended.

 +  Filed herewith.

++  To be filed by amendment.

ITEM 17. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, a Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of West Virginia, on this 2nd day of August, 2004.


                                          WHEELING-PITTSBURGH CORPORATION

                                          By: /s/ JAMES G. BRADLEY
                                            ------------------------------------
                                              James G. Bradley
                                              Chairman, President and Chief
                                              Executive Officer and Director




                      SIGNATURE                                     TITLE                     DATE
-----------------------------------------------------  --------------------------------  ---------------

/s/ JAMES G. BRADLEY                                   Chairman, President and Chief      August 2, 2004
---------------------------------------------------    Executive Officer and Director
James G. Bradley                                       (Principal Executive Officer)


/s/ PAUL J. MOONEY                                     Executive Vice President and       August 2, 2004
---------------------------------------------------    Chief Financial Officer and
Paul J. Mooney                                         Director (Principal Financial
                                                       and Accounting Officer)


*                                                      Director
---------------------------------------------------
James L. Bowen


*                                                      Director
---------------------------------------------------
Edward J. Curry, Jr.


*                                                      Director
---------------------------------------------------
Michael D. Dingman, Jr.


*                                                      Director
---------------------------------------------------
Robert E. Heaton


*                                                      Director
---------------------------------------------------
Roland L. Hobbs


*                                                      Director
---------------------------------------------------
Alicia H. Munnell


*                                                      Director
---------------------------------------------------
D. Clark Ogle


*                                                      Director
---------------------------------------------------
James B. Riley


*                                                      Director
---------------------------------------------------
Lynn R. Williams


*By:     /s/ PAUL J. MOONEY                                                               August 2, 2004
         --------------------------------------------
         Attorney-in-Fact

                                 EXHIBIT INDEX


 EXHIBIT
  NUMBER                           DESCRIPTION OF EXHIBIT
----------      ------------------------------------------------------------
  1.1++         Form of Underwriting Agreement
  2.1*          Third Amended Joint Plan of Reorganization, dated May 19,
                2003.
  3.1*          Second Amended and Restated Certificate of Incorporation.
  3.2*          Amended and Restated By-laws.
  4.1*          Indenture, dated August 1, 2003, between Wheeling-Pittsburgh
                Steel Corporation and Bank One, N.A., as trustee.
  4.2*          Indenture, dated August 1, 2003, between Wheeling-Pittsburgh
                Steel Corporation and Bank One, N.A., as trustee.
  4.3*          Form of Common Stock Certificate of Wheeling-Pittsburgh
                Corporation.
  5.1++         Opinion of Kirkpatrick & Lockhart, LLP.
 10.1*          Close Corporation and Shareholders' Agreement, dated as of
                March 24, 1994 (as amended), by and among Dong Yang Tinplate
                America Corp., Nippon Steel Trading America, Inc. (f/k/a
                Nittestsu Shoji America), Wheeling-Pittsburgh Steel
                Corporation and Ohio Coatings Company.
 10.2*          Raw Material Supply Agreement, dated as of March 25, 1994, by and between Wheeling-Pittsburgh Steel Corporation and
                Ohio Coatings Company.
 10.3*          Distribution Agreement, dated as of January 1, 2003 (as
                amended), by and among Nippon Steel Trading America, Inc.
                (f/k/a Nittestsu Shoji America), Wheeling-Pittsburgh Steel
                Corporation and Ohio Coatings Company.
 10.4*          Second Amended and Restated Shareholders Agreement, dated as of November 12, 1990, by and between Wheeling-Pittsburgh
                Steel Corporation and Nisshin Steel Co., Ltd.
 10.5*          Amended and Restated Supply Agreement, dated as of March 29,
                1993, by and between Wheeling-Pittsburgh Steel Corporation and Wheeling-Nisshin, Inc.
 10.6*          2003 Management Stock Incentive Plan.
 10.7*          2003 Management Restricted Stock Plan.
 10.8*          Term Loan Agreement, dated as of July 31, 2003, by and among
                Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh Steel
                Corporation, the several banks and other financial
                institutions or entities from time to time party thereto,
                Lloyds TSB Bank PLC, as documentation agent, Australia and
                New Zealand Banking Group Limited, as syndication agent,
                Royal Bank of Canada, as administrative agent, Emergency
                Steel Loan Guarantee Board, as federal guarantor, and West
                Virginia Housing Development Group, as state guarantor.
 10.9*          Revolving Loan Agreement, dated as of July 31, 2003, by and among Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh
                Steel Corporation, the banks and other financial
                institutions from time to time party thereto, Royal Bank of
                Canada, as administrative agent, General Electric Capital
                Corporation, as inventory and receivables security agent and documentation agent, and The CIT Group/Business Credit,
                Inc., Congress Financial Corporation and Fleet Capital
                Corp., as syndication agent.
 10.10*         Modification and Assumption Agreement, dated as of June 12,
                2003, between Wheeling-Pittsburgh Steel Corporation and
                Danieli Corporation.
 10.11*         Agreement for Supply of Equipment and Services, dated as of
                June 12, 2003, between Junction Industries, Inc. and
                Wheeling-Pittsburgh Steel Corporation.

 EXHIBIT
  NUMBER                           DESCRIPTION OF EXHIBIT
----------      ------------------------------------------------------------
 10.12(a)*      Lease for 201 Mississippi Street, Gary, IN, dated as of
                November 13, 1995, between Great Lakes Industrial Partners,
                L.P. and Wheeling-Pittsburgh Steel Corporation, as amended.
 10.12(b)*      Lease for 9801 Alden Avenue, Lenexa, KS, dated as of March
                27, 2000, between Lenexa Alden, LLC and Wheeling-Pittsburgh
                Steel Corporation.
 10.12(c)*      Lease for 8090 Woolery Way, Fallon, NV, dated as of August
                1, 1999, between FBW Leasecorp, Inc. and Wheeling-Pittsburgh
                Steel Corporation.
 10.12(d)*      Leases for 4204 Fidelity Road, Fidelity Industrial Park,
                Houston, TX, dated January 16, 1986, and 4206-B Fidelity
                Road, Jacinto City, Harris County, TX, dated September 21,
                1988, between The Texas Development Company and Wheeling-
                Pittsburgh Steel Corporation, as amended.
 10.12(e)*      Lease for 20 Three Creek Road, Emporia, VA, dated August 17,
                1998, between the Industrial Development Authority of
                Greensville County, Virginia and Wheeling Corrugating
                Company.
 10.12(f)*      Lease for 2001 Highway 301, Palmetto, FL, dated April 27,
                2000, between Palmetto Business Park, LP and
                Wheeling-Pittsburgh Steel Corporation.
 10.13(a)*      Post-Bankruptcy Retention Agreement between James G. Bradley and Wheeling-Pittsburgh Steel Corporation.
 10.13(b)*      Post-Bankruptcy Retention Agreement between Paul J. Mooney and Wheeling-Pittsburgh Steel Corporation.
 10.13(c)*      Post-Bankruptcy Retention Agreement between Daniel C. Keaton and Wheeling-Pittsburgh Steel Corporation.
 10.13(d)*      Post-Bankruptcy Retention Agreement between Donald E. Keaton and Wheeling-Pittsburgh Steel Corporation.
 10.13(e)*      Post-Bankruptcy Retention Agreement between Harry L. Page
                and Wheeling-Pittsburgh Steel Corporation.
 10.13(f)*      Post-Bankruptcy Retention Agreement between John W. Testa
                and Wheeling-Pittsburgh Steel Corporation.
 10.13(g)*      Post-Bankruptcy Retention Agreement between Steven W.
                Sorvold and Wheeling-Pittsburgh Steel Corporation.
 10.14(a)*      Registration Rights Agreement, dated as of August 1, 2003, between Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh
                Steel Corporation, Stonehill Institutional Partners, L.P.
                and Stonehill Offshore Partners Limited.
 10.14(b)*      Registration Rights Agreement, dated August 1, 2003 between
                Wheeling-Pittsburgh Corporation and WesBanco Bank, Inc.,
                solely in its capacity as trustee under the VEBA trust.
 10.14(c)*      Stock Transfer Restriction and Voting Agreement, dated
                August 1, 2003, by and among Wheeling-Pittsburgh Corporation and WesBanco Bank, Inc., solely in its capacity as trustee under the VEBA trust.
 10.15+         First Amendment and Waiver, dated June 25, 2004, to the Term
                Loan Agreement, dated as of July 31, 2003 among
                Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh Steel
                Corporation, the Lenders party thereto, the Documentation
                Agent and Syndication Agent named therein, Royal Bank of
                Canada, as administrative agent, the Emergency Steel Loan
                Guarantee Board and the West Virginia Housing Development
                Fund.

 EXHIBIT
  NUMBER                           DESCRIPTION OF EXHIBIT
----------      ------------------------------------------------------------
 10.16+         First Amendment, dated June 23, 2004, to the Revolving Loan
                Agreement, dated as of July 31, 2003, among
                Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh Steel
                Corporation, the Lenders party thereto, the agents named
                therein and Royal Bank of Canada, as administrative agent.
 21.1*          Subsidiaries of Wheeling-Pittsburgh Corporation.
 23.1++         Consent of Kirkpatrick & Lockhart LLP (included in Exhibit
                5.1).
 23.2+          Consent of PricewaterhouseCoopers LLP, independent
                registered public accounting firm.
 24             Powers of Attorney (included on signature page).


------------
* Incorporated by reference to the Form 10 registration statement of Wheeling-Pittsburgh Corporation, filed with the SEC on August 8, 2003, as amended.

+   Filed herewith.

++  To be filed by amendment.